OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING SHARES OF COMMON STOCK
OF
DIALYSIS CORPORATION OF AMERICA
BY
URCHIN MERGER SUB, INC.
A WHOLLY OWNED SUBSIDIARY
OF
U.S. RENAL CARE, INC.
AT
$11.25 PER SHARE NET TO SELLERS

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, (ONE MINUTE AFTER 11:59 P.M.), NEW YORK CITY TIME, ON WEDNESDAY, MAY 19, 2010, UNLESS THE OFFER IS EXTENDED. SHARES TENDERED PURSUANT TO THIS OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION TIME OF THE OFFER.

Pursuant to an Agreement and Plan of Merger, dated as of April 13, 2010 (the “Merger Agreement”), by and among U.S. Renal Care, Inc., a Delaware corporation (“USRC”), Urchin Merger Sub, Inc., a Florida corporation and a wholly owned subsidiary of USRC (“Merger Sub” or “Offeror”), and Dialysis Corporation of America, a Florida corporation (“DCA”), Offeror is offering to purchase all of the outstanding shares of common stock, $0.01 par value, of DCA ( “DCA Common Stock”), at a purchase price of $11.25 per share, net to the seller in cash, without interest thereon and less any required withholding tax (the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal enclosed with this Offer to Purchase, dated April 22, 2010 (the “Offer to Purchase”), which, together with any amendments or supplements hereto or thereto, collectively constitute the “Offer” described in this Offer to Purchase. Following the satisfaction or waiver of each of the applicable conditions described in Section 13 (Conditions to the Offer) of this Offer to Purchase and the purchase by Offeror of shares of DCA Common Stock in the Offer, Offeror will merge with DCA (the “Merger”) with DCA being the surviving corporation in the Merger and continuing to exist as a wholly owned subsidiary of USRC. As a result of the Merger, each outstanding share of DCA Common Stock (other than shares owned by USRC, Offeror, or any wholly owned subsidiary of USRC, or held in DCA’s treasury, or shares owned by any shareholder of DCA who becomes entitled to and properly asserts appraisal rights, if any, under applicable Florida law) will be converted into the right to receive the Offer Price. Under no circumstances will interest be paid by Offeror on the Offer Price for shares of DCA Common Stock that are tendered in the Offer, regardless of any extension of, or amendment to, the Offer or any delay in making payment for such shares.

The Offer is conditioned upon, among other things, there being validly tendered in accordance with the terms of the Offer, and not withdrawn prior to the Expiration Date (as defined in this Offer to Purchase) of the Offer, shares of DCA Common Stock that, together with any shares of DCA Common Stock owned by USRC or Offeror immediately prior to the acceptance by Offeror of any shares of DCA Common Stock for payment pursuant to the Offer (the “Acceptance Time”), represent at least a majority of the outstanding DCA Common Stock on a fully diluted basis (other than shares of DCA Common Stock tendered by guaranteed delivery where actual delivery has not occurred). The foregoing condition is referred to as the “Minimum Condition” in this Offer to Purchase, which may not be waived by USRC or Offeror without the prior written consent of DCA. USRC has entered into a commitment letter with Royal Bank of Canada, dated as of April 13, 2010, pursuant to which Royal Bank of Canada (acting alone or through or with affiliates selected by it) has fully committed to lend to USRC up to $155,000,000 in senior secured and $47,500,000 in mezzanine debt financing, subject to the conditions set forth in the debt commitment letter (as described in Section 10 (Source and Amount of Funds) of the Offer to Purchase). The Offer is further conditioned on USRC’s receipt of such debt financing proceeds or any alternative financing obtained in accordance with the terms of the Merger Agreement on comparable terms or terms not materially less favorable. The Offer is also subject to other conditions described in Section 13 (Conditions to the Offer) of this Offer to Purchase.

Thomas K. Langbein, Chairman of the Board of DCA, Stephen W. Everett, President and Chief Executive Officer of DCA, and certain other directors and executive officers who are shareholders of DCA identified in this Offer to Purchase, have each entered into a Tender and Voting Agreement (collectively, the “Support Agreements”) with DCA, USRC and Offeror pursuant to which they have agreed, in their capacity as shareholders of DCA, to tender or cause to be tendered to Offeror in the Offer all of the shares of DCA Common Stock owned beneficially and of record by them, as well as any additional shares of DCA Common Stock which they may acquire or own, beneficially and of record. Such shareholders also have agreed to vote, or caused to be voted, all of such shares of DCA Common Stock, in favor of, among other things, the approval of the Merger and the Merger Agreement (and against any Alternative Transaction (as defined in this Offer to Purchase) and any action that could impede, interfere with, delay, postpone, discourage, or adversely affect the Offer, the Merger and the other transactions contemplated by the Merger Agreement), and have given USRC an irrevocable proxy to vote each such shareholder’s shares of DCA Common Stock to that effect. In addition, such shareholders have agreed to waive any appraisal rights they may have or become entitled to under applicable Florida law and have agreed not to take any action, in their capacity as a shareholder of DCA, that DCA is prohibited from taking under Section 5.3 of the Merger Agreement (which is described in Section 12 (Purpose of the Offer and the Merger; Plans for DCA; The Merger Agreement; The Support Agreements — No Solicitation)) of this Offer to Purchase. As of April 13, 2010, such shareholders collectively held 2,236,841 shares of DCA Common Stock, representing in the aggregate approximately 23% of the outstanding shares of DCA Common Stock as of such date.

The DCA board of directors has unanimously:  (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair, advisable and in the best interests of DCA and its shareholders; (ii) approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, in accordance with the requirements of the Florida Business Corporation Act; and (iii) recommended that DCA’s shareholders accept the Offer, tender their shares of DCA Common Stock to Offeror pursuant to the Offer and, if required by applicable law, approve the Merger Agreement and the Merger. Accordingly, DCA’s board of directors unanimously recommends that the shareholders of DCA accept the Offer and tender their shares of DCA Common Stock to Offeror in the Offer and, if required by applicable law, vote their shares of DCA Common Stock to approve the Merger Agreement and the Merger.

A summary of the principal terms of the Offer appears on pages 1 through 8 of this Offer to Purchase. You should read this entire document carefully before deciding whether to tender your shares of DCA Common Stock in the Offer.

April 22, 2010

IMPORTANT

Any DCA shareholder who desires to tender shares of DCA Common Stock in the Offer must, prior to the expiration of the Offer, either: (i) complete and sign the Letter of Transmittal (or a photocopy of it) for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions in the Letter of Transmittal (having such shareholder’s signature on the Letter of Transmittal), mail or deliver the Letter of Transmittal and all other required documents to Continental Stock Transfer & Trust Company (the “Depositary”), and include certificates representing such tendered shares with the Letter of Transmittal or tender such shares pursuant to the procedure for book-entry transfer set forth in Section 2 (Procedures for Tendering Shares of DCA Common Stock in the Offer) of this Offer Purchase, in each case, prior to the Expiration Date; or (ii) request your broker, dealer, commercial bank, trust company or other nominee to effect the tender of such shares to Offeror on your behalf. A DCA shareholder whose shares of DCA Common Stock are registered in the name of a broker, dealer,

ii

commercial bank, trust company or other nominee must contact that person if the DCA shareholder wishes to tender those shares pursuant to the Offer.

Any DCA shareholder who desires to tender shares of DCA Common Stock to Offeror in the Offer but who cannot deliver certificates representing such shares and all other required documents to the Depositary on or prior to the Expiration Date, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender their shares of DCA Common Stock pursuant to the guaranteed delivery procedure set forth in Section 2 (Procedures for Tendering Shares of DCA Common Stock in the Offer) of this Offer to Purchase.

Questions and requests for assistance regarding this Offer may be directed to Innisfree M&A Incorporated (the “Information Agent”) at its address and telephone numbers set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal, the notice of guaranteed delivery and other related materials may be obtained free of charge from the Information Agent. DCA shareholders also may contact their broker, dealer, commercial bank, trust company or other nominee for assistance or for copies of these documents.

501 Madison Avenue, 20th Floor
New York, New York 10022
Shareholders May Call Toll Free: (888) 750-5834
Banks and Brokers May Call Collect: (212) 750-5833

This Offer to Purchase and related Letter of Transmittal contain important information and you should read both carefully and in their entirety before making a decision with respect to the Offer.

This transaction has not been approved or disapproved by the Securities and Exchange Commission (the “SEC”) or any state securities commission nor has the SEC or any state securities commission passed upon the fairness or merits of such transaction or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is unlawful.

April 22, 2010

iii

SUMMARY TERM SHEET	1
INTRODUCTION	9
THE TENDER OFFER
1. TERMS OF THE OFFER	11
2. PROCEDURES FOR TENDERING SHARES OF DCA COMMON STOCK IN THE OFFER	14
3. WITHDRAWAL RIGHTS	17
4. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES OF DCA	18
5. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	19
6. PRICE RANGE OF SHARES OF DCA COMMON STOCK; DIVIDENDS ON SHARES OF DCA COMMON STOCK	21
7. EFFECT OF THE OFFER ON THE MARKET FOR DCA COMMON STOCK; NASDAQ LISTING OF DCA COMMON STOCK; EXCHANGE ACT REGISTRATION OF DCA COMMON STOCK; MARGIN REGULATIONS	21
8 CERTAIN INFORMATION CONCERNING DCA	23
9 CERTAIN INFORMATION CONCERNING USRC AND OFFEROR	24
10. SOURCE AND AMOUNT OF FUNDS	25
11. BACKGROUND OF THE OFFER	29
12. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR DCA; THE MERGER AGREEMENT; THE SUPPORT AGREEMENTS	32
13. CONDITIONS TO THE OFFER	48
14. CERTAIN LEGAL MATTERS	50
15. FEES AND EXPENSES	53
16. MISCELLANEOUS	54
ANNEX I: DIRECTORS AND EXECUTIVE OFFICERS OF USRC AND OFFEROR	I-1
ANNEX II: FINANCIAL INFORMATION RELATED TO U.S. RENAL CARE, INC.	II-1
ANNEX III: AGREEMENT AND PLAN OF MERGER	III-1

iv

SUMMARY TERM SHEET

We are Urchin Merger Sub, Inc. (“Merger Sub” or “Offeror”), a Florida corporation and a wholly owned subsidiary of U.S. Renal Care, Inc. (“USRC”), and we are making this offer to purchase all of the outstanding shares of common stock, par value $0.01 per share (“DCA Common Stock”), of Dialysis Corporation of America, a Florida corporation (“DCA”) at a price of $11.25 per share of DCA Common Stock, net to the seller in cash, without interest thereon and less any required withholding taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). The Offer is being made in connection with the Agreement and Plan of Merger dated, April 13, 2010, by and among Offeror, USRC and DCA (the “Merger Agreement”), pursuant to which, after the completion of the Offer and the satisfaction or waiver of conditions set forth therein and described in this Offer to Purchase, Offeror has agreed to merge with and into DCA with DCA surviving as a direct, wholly owned subsidiary of USRC (the “Merger”). This Summary Term Sheet highlights the material provisions of this Offer to Purchase and may not contain all the information that is important to you. This Summary Term Sheet is not meant to be a substitute for the information contained in the remainder of this Offer to Purchase. We urge you to carefully read the remainder of this Offer to Purchase and the related Letter of Transmittal. We have included cross-references in this Summary Term Sheet to other sections of this Offer to Purchase to direct you to the sections of this Offer to Purchase in which a more complete description of the topics covered in this Summary Term Sheet appear.

Unless the context indicates otherwise, in this Offer to Purchase, we use terms “us,” “we” and “our” to refer to Urchin Merger Sub, Inc. and, where appropriate, U.S. Renal Care, Inc. We use the term “DCA” to refer to Dialysis Corporation of America alone, the terms “Merger Sub” and “Offeror” to refer to Urchin Merger Sub, Inc. alone, and the term “USRC” to refer to U.S. Renal Care, Inc. alone.

Who is offering to buy my DCA shares?

Our name is Urchin Merger Sub, Inc. We are a Florida corporation organized as a wholly owned subsidiary of USRC for the purpose of making a tender offer for the outstanding shares of DCA Common Stock and completing the merger (as described below). USRC, which was founded in 2000, acquires, develops and operates dialysis centers in joint venture partnership with nephrologists in their local markets across the United States. USRC’s clinics provide in-center hemodialysis and at-home hemodialysis and peritoneal dialysis services related to end stage renal disease, referred to as ESRD.

See Introduction and Section 9 (Certain Information Concerning USRC and Offeror) of this Offer to Purchase for more information.

How many shares of DCA Common Stock are you offering to purchase?

We are making an offer to purchase all of the outstanding shares of DCA Common Stock upon the terms and subject to the conditions set forth in this Offer to Purchase.

See Introduction and Sections 1 (Terms of the Offer), 12 (Purpose of the Offer and the Merger; Plans for DCA; The Merger Agreement; The Support Agreements) and 13 (Conditions to the Offer) of this Offer to Purchase for more information.

How much are you offering to pay for my shares of DCA Common Stock, what is the form of payment and will I have to pay any fees or commissions if I tender my shares in the Offer?

We are offering to pay $11.25 per share, net to you, in cash (without interest thereon and less any required withholding tax) (the “Offer Price”) for each of your shares of DCA Common Stock. If you are the record owner of your shares and you tender them in the Offer, you will not have to pay any brokerage fees or similar expenses to do so. If you own your shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your shares in the Offer on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether it will charge you a fee for tendering your shares in the Offer.

See Introduction and Section 1 (Terms of the Offer) of this Offer to Purchase for more information.

What are the most significant conditions to the Offer?

The Offer is conditioned upon, among other things, the satisfaction or waiver of the following conditions:

•	there shall be validly tendered in accordance with the terms of the Offer, prior to the scheduled Expiration Date (as it may be extended) and not withdrawn (other than shares of DCA Common Stock tendered by guaranteed delivery where actual delivery has not occurred), a number of shares of DCA Common Stock that represents a majority of the outstanding shares of DCA Common Stock on a fully diluted basis as of immediately prior to the expiration of the Offer (which means the number of shares of DCA Common Stock outstanding, together with all shares of DCA Common Stock that DCA would be required to issue pursuant to exercises of outstanding options or other securities convertible or exchangeable for shares of DCA Common Stock, assuming all such exercises, conversions and exchanges), as more fully described in Section 13 (Conditions of the Offer) (the foregoing condition is referred to as the “Minimum Condition” in this Summary Term Sheet);

•	DCA’s compliance and performance in all material respects with its covenants and agreements;

•	the accuracy of DCA’s representations and warranties (subject to applicable materiality and material adverse effect qualifiers);

•	the absence of certain legal impediments to the Offer or the Merger;

•	the absence of a Triggering Event (as defined in Section 12 (Purpose of the Offer and the Merger; Plans for DCA; the Merger Agreement; The Support Agreements) of this Offer to Purchase);

•	DCA having obtained certain third party consents;

•	DCA having complied with SEC filing and certification requirements;

•	the waiting period (and any extension thereof) applicable to the transactions contemplated by the Merger Agreement (including the Offer and the Merger) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), as amended, shall have expired or been terminated;

•	USRC shall have received the proceeds of the debt financing contemplated by USRC’s debt commitment letter (or any alternative financing obtained in accordance with the terms of the Merger Agreement on comparable terms or terms not materially less favorable); and

•	subject to certain exceptions, no change, event, violation, development, circumstance, effect or other matter shall have occurred since April 13, 2010, which individually or in the aggregate have, or could reasonably be expected to have, a material adverse effect on (i) the business, condition, capitalization, assets, liabilities, operations or financial performance of DCA, (ii) the ability of the DCA to complete the Merger or any of the other transactions contemplated by the Merger Agreement, or (iii) USRC’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the shares of the corporation surviving the Merger.

See Section 13 (Conditions to the Offer) of this Offer to Purchase for more information about these and other conditions to the Offer. We can waive any condition to our Offer without DCA’s consent, other than the condition referenced in the first bullet point above, the waiver of which requires DCA’s prior written consent.

Do you have the financial resources to pay for all of the shares of DCA Common Stock that you are offering to purchase?

As described in the preceding question and answer, our obligation to consummate the Offer is subject to a financing condition. We estimate that the total amount of funds necessary to purchase all of the shares of DCA Common Stock in the Offer or the Merger and to complete related transactions, including the payment of fees and

2

expenses in connection with the Offer and the Merger, will be approximately $214.4 million. We expect that this amount will be funded in part by debt financing provided pursuant to the commitment letter, dated as of April 13, 2010, between USRC and Royal Bank of Canada, pursuant to which Royal Bank of Canada (acting alone or through or with affiliates selected by it) has fully committed to lend to USRC up to $155,000,000 in senior secured and $47,500,000 in mezzanine debt financing, subject to certain limitations as described in Section 10 (Source and Amount of Funds) of this Offer to Purchase. In addition, USRC has received an executed equity commitment letter, dated as of April 7, 2010 from SV Life Sciences Advisors, LLC, Thoma Cressey Fund VIII, L.P., Salix Ventures II, L.P., and Salix Affiliates II, L.P., collectively referred to herein as the Sponsors. The aggregate proceeds to be disbursed pursuant to the agreements contemplated by the debt financing and the sponsor equity commitment, together with cash on hand and other funds available to USRC, will be sufficient for Offeror to purchase the shares of DCA Common Stock pursuant to the Offer and the Merger. However, USRC’s receipt of the proceeds contemplated by the debt financing arrangements is subject to the satisfaction of the conditions set forth in the debt commitment letter pursuant to which the debt financing will be provided (as described in Section 10 (Source and Amount of Funds) of this Offer to Purchase). We will only be able to complete the Offer if USRC receives the financing contemplated by the debt commitment letter (or any alternative financing obtained in accordance with the terms of the Merger Agreement on comparable terms or terms not materially less favorable).

See Section 10 (Source and Amount of Funds) of this Offer to Purchase for more information.

Is your financial condition relevant to my decision to tender my shares of DCA Common Stock in the Offer?

Yes. Our financial condition is relevant to your decision whether to tender your shares of DCA Common Stock and accept the Offer because, as described in the preceding question and answer, the Offer is subject to a condition that we will obtain the proceeds from the debt financing. We have included financial statements for USRC in Annex II of this Offer to Purchase.

See Section 10 (Source and Amount of Funds) of this Offer to Purchase and Annex II of this Offer to Purchase for more information.

How long do I have to tender my shares of DCA Common Stock in the Offer?

Unless we extend the Offer or provide for a “subsequent offering period” following completion of the initial offer as described below, you will have until 12:00 midnight (one minute after 11:59 p.m.) New York City time, on Wednesday, May 19, 2010, to tender your shares of DCA Common Stock in the Offer. If you cannot deliver everything that is required to tender your shares by that time, you may be able to use a guaranteed delivery procedure to tender your shares, as described in Section 2 (Procedures for Tendering Shares of DCA Common Stock in the Offer) of this Offer to Purchase. As of the date of this Offer to Purchase, we have no intention to extend the Expiration Date, although we reserve the right to do so.

Under what circumstances can or must you extend the Offer?

Under the terms of the Merger Agreement, we may, in our discretion and without the consent of DCA or any other person, extend the Offer beyond the Expiration Date (i) on one or more occasions for an additional period of up to 20 business days per extension (but no later than January 31, 2011) in order to permit all of the conditions to the Offer to be satisfied to the extent that any such condition has not been satisfied or waived as of such expiration date, and (ii) from time to time for any period required by any rule or regulation of the SEC applicable to the Offer.

Under the terms of the Merger Agreement, we must extend the Offer beyond the Expiration Date for an additional period of up to 20 business days (provided that we are not required to extend the Offer to a date later than January 31, 2011) if, as of the scheduled Expiration Date, (i) either the Minimum Condition or the condition relating to obtaining antitrust clearance under the HSR Act has not been satisfied or waived, as applicable, (ii) each of the other conditions to the Offer described in Section 13 (Conditions to the Offer) of this Offer to Purchase have been satisfied or waived, or we reasonably determine that such conditions will be satisfied within 15 business days after such date, and (iii) we have received a written request from DCA to extend the Offer no less than two business days prior to such date.

3

Under the terms of the Merger Agreement, if each of the conditions to the Offer described in Section 13 (Conditions to the Offer) of this Offer to Purchase have been satisfied or waived as of the scheduled Expiration Date, but USRC has not received the proceeds from the debt financing, then if such scheduled Expiration Date is a date prior to June 7, 2010, we must extend the offer to June 7, 2010 or to such later date as may be required under applicable securities laws (provided that we are not required to extend the Offer to a date later than January 31, 2011).

Additionally, under the terms of the Merger Agreement, we may, in our discretion and without the consent of DCA or any other person, elect to provide for a subsequent offering period, and one or more extensions thereof, immediately following the expiration of, and acceptance for payment of shares tendered in, our initial offer, unless USRC has become the owner, directly or indirectly, of 80% or more of the outstanding shares of DCA Common Stock. During any subsequent offering period, if there is one, you can tender to us (but not withdraw), and we must accept for payment, and pay for, your shares at the same $11.25 per share price payable in the Offer.

See Sections 1 (Terms of the Offer), 12 (Purpose of the Offer and the Merger; Plans for DCA; The Merger Agreement; The Support Agreements) and 13 (Conditions to the Offer) of this Offer to Purchase for more information.

How will I be notified if you extend the Offer?

If we extend the Offer, we will inform the Depositary, Continental Stock Transfer & Trust Company, of that fact and will make a public announcement of the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was previously scheduled to expire. If we elect to provide or extend any subsequent offering period a public announcement will be made no later than 9:00 a.m., New York City time, on the next business day following the Expiration Date or date of termination of any prior subsequent offering period.

See Section 1 (Terms of the Offer) of this Offer to Purchase for more information.

How do I tender my shares of DCA Common Stock in the Offer?

To tender all or any portion of your shares of DCA Common Stock in the Offer, you must either deliver the certificate or certificates representing your tendered shares, together with the Letter of Transmittal (or a photocopy of it) enclosed with this Offer to Purchase, properly completed and duly executed, with any required signature guarantees, and any other required documents, to the Depositary, Continental Stock Transfer & Trust Company, or tender your shares using the book-entry procedure described in Section 2 (Procedures for Tendering Shares of DCA Common Stock in the Offer) of this Offer to Purchase, prior to the Expiration Date.

If you hold your shares of DCA Common Stock in street name through a broker, dealer, commercial bank, trust company or other nominee and you wish to tender all or any portion of your shares of DCA Common Stock in the Offer, the broker, dealer, commercial bank, trust company or other nominee that holds your shares must tender them on your behalf through the Depositary.

If you cannot deliver the items that are required to be delivered to the Depositary by the Expiration Date, you may obtain additional time to do so by having a broker, bank or other fiduciary that is a member of the Securities Transfer Agents Medallion Program or the Stock Exchanges Medallion Program or other eligible institution guarantee that the missing items will be received by the Depositary within three Nasdaq Global Market trading days. You may use the Notice of Guaranteed Delivery enclosed with this Offer to Purchase for this purpose. To tender shares of DCA Common Stock in this manner, however, the Depositary must receive the missing items within such three trading day period. See Section 2 (Procedures for Tendering Shares of DCA Common Stock in the Offer) of this Offer to Purchase for more information.

Can I withdraw shares that I previously tendered in the Offer? Until what time may I withdraw previously tendered shares?

Yes. You can withdraw some or all of the shares of DCA Common Stock that you previously tendered in the Offer at any time prior to the Expiration Date, as it may be extended. Further, if we have not accepted your shares of DCA Common Stock by June 21, 2010, 60 days after the commencement of the Offer, you can withdraw them at any

4

time after June 21, 2010. Once we accept your tendered shares for payment upon the Expiration Date, however, you will no longer be able to withdraw them. In addition, your right to withdraw your previously tendered and accepted shares will not apply to any subsequent offering period (which is not the same as an extension of the Offer), if one is provided.

See Sections 1 (Terms of the Offer) and 3 (Withdrawal Rights) of this Offer to Purchase for more information.

How do I withdraw my previously tendered shares?

To withdraw any shares of DCA Common Stock that you previously tendered in the Offer, you (or, if your shares are held in street name, the broker, dealer, commercial bank, trust company or other nominee that holds your shares) must deliver a written notice of withdrawal (or a facsimile of one), with the required information, to the Depositary while you still have the right to withdraw your shares.

See Sections 1 (Terms of the Offer) and 3 (Withdrawal Rights) of this Offer to Purchase for more information.

Has DCA’s board of directors approved the Offer?

Yes. The Offer is being made pursuant to the Merger Agreement, which was entered into among DCA, USRC and Offeror. DCA’s board of directors has unanimously:

•	determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair, advisable and in the best interests of DCA and its shareholders;

•	approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, in accordance with the requirements of the Florida Business Corporation Act; and

•	recommended that DCA’s shareholders accept the Offer, tender their shares of DCA Common Stock to us pursuant to the Offer and, if required by applicable law, approve the Merger Agreement and the Merger.

Accordingly, DCA’s board of directors unanimously recommends that you accept the Offer and tender your shares of DCA Common Stock to Offeror in the Offer and, if required by applicable law, vote your shares of DCA Common Stock to approve the Merger Agreement and the Merger.

The factors considered by DCA’s board of directors in making the determinations and the recommendation described above and other matters relied upon by DCA’s board of directors are described in DCA’s Solicitation/Recommendation Statement on Schedule 14D-9, which will be filed with the SEC and is being mailed to the shareholders of DCA with this Offer to Purchase. We urge you to carefully read DCA’s Solicitation/Recommendation Statement on Schedule 14D-9.

See Section 11 (Background of the Offer) of this Offer to Purchase for more information.

Have any shareholders of DCA already agreed to tender their shares in the Offer?

Yes. Thomas K. Langbein, Chairman of the Board of DCA, Stephen W. Everett, President and Chief Executive Officer of DCA, and certain other directors and executive officers who are shareholders of DCA identified in this Offer to Purchase have each entered into a Tender and Voting Agreement with us pursuant to which they have agreed, in their capacity as shareholders of DCA, to tender or cause to be tendered to us in the Offer all of the shares of DCA Common Stock owned beneficially and of record by them, as well as any additional shares of DCA Common Stock which they may acquire or own, beneficially and of record. As of April 13, 2010, such shareholders collectively held 2,236,841 shares of DCA Common Stock, representing in the aggregate approximately 23% of the outstanding shares of DCA Common Stock as of such date. Pursuant to these Tender and Voting Agreements, USRC and Offeror have acquired beneficial ownership of these shares of DCA Common Stock.

These shareholders also have agreed to vote, or caused to be voted, all of such shares of DCA Common Stock, in favor of, among other things, the approval of the Merger and the Merger Agreement (and against any Alternative Transaction (as defined in this Offer to Purchase) and any action that could impede, interfere with, delay, postpone, discourage, or adversely affect the Offer, the Merger and the other transactions contemplated by the Merger Agreement), and have given USRC an irrevocable proxy to vote each such shareholder’s shares of DCA Common

5

Stock to that effect. In addition, these shareholders have agreed to waive any appraisal rights they may have or become entitled to under applicable Florida law and have agreed not to take any action, in their capacity as a shareholder of DCA, that DCA is prohibited from taking under Section 5.3 of the Merger Agreement (which is described in Section 12 (Purpose of the Offer and the Merger; Plans for DCA; The Merger Agreement; The Support Agreements — No Solicitation) of this Offer to Purchase).

What are your plans if you successfully complete the Offer but do not acquire all of the outstanding shares of DCA Common Stock in the Offer?

If we accept shares of DCA Common Stock for payment pursuant to the Offer and certain limited conditions are satisfied, as soon as practicable following such acceptance, we intend to merge with DCA so that the surviving corporation in the Merger will continue to be a wholly owned subsidiary of USRC. If we accept shares of DCA Common Stock for payment pursuant to the Offer, we will hold a sufficient number of shares of DCA Common Stock to ensure any requisite approval of the Merger Agreement and the Merger by DCA shareholders under applicable Florida law to consummate the Merger. In addition, if we own at least 80% of the outstanding shares of DCA Common Stock, under applicable Florida law, we will be able to consummate the Merger without the approval of DCA’s shareholders, a so-called short-form merger.

As a result of the Merger, all of the outstanding shares of DCA Common Stock that are not tendered in the Offer, other than shares that are owned by us (or any wholly owned subsidiary of USRC), or held in DCA’s treasury, or any shares that are owned by any shareholder of DCA who becomes entitled to and properly asserts appraisal rights, if any, under Florida law in respect of that shareholder’s shares, will be converted into the right to receive $11.25 per share in cash (without interest thereon and less any required withholding tax).

Our obligation to merge with DCA following the acceptance of shares of DCA Common Stock for payment pursuant to the Offer is subject to the satisfaction, at or prior to the closing of the merger, of each of the following conditions: (i) approval of the Merger Agreement by DCA’s shareholders under Florida law (if required); and (ii) no temporary restraining order, preliminary or permanent injunction or other order or legal restraint preventing the consummation of the Merger having been issued by any court or other governmental body of competent jurisdiction and remaining in effect, and no legal requirement having been enacted or deemed applicable to the Merger, that makes completion of the Merger or any of the transactions contemplated by the Merger Agreement illegal, or prevents or otherwise prohibits the consummation of the Merger or any of the transactions contemplated by the Merger Agreement. Our obligation to merge with DCA is also subject to the successful completion of the Offer.

See Section 12 (Purpose of the Offer and the Merger; Plans for DCA; The Merger Agreement; The Support Agreements) of this Offer to Purchase for more information.

What is the “Top-Up Option” and when will it be exercised?

Under the Merger Agreement, if we do not acquire at least 80% of the outstanding shares of DCA Common Stock in the Offer, we have the option to purchase from DCA (the “Top-Up Option) (at a price per share of DCA Common Stock equal to the $11.25 per share price payable in the Offer) that number of newly issued, fully paid and non-assessable shares of DCA Common Stock that, when added to the number of shares of DCA Common Stock that we own at the time of exercise of the Top-Up Option, constitutes 80% of the number of shares of DCA Common Stock that would be outstanding (on a fully diluted basis) immediately after the issuance of all shares of DCA Common Stock subject to the Top-Up Option (but not a number greater than the number of shares of DCA Common Stock that DCA is authorized to issue under its articles of incorporation after taking into account all shares of DCA Common Stock that are issued and outstanding (or are subscribed for or otherwise committed to be issued or reserved for issuance) at the time of such exercise), such that we may effect a short-form merger. The Top-Up Option is intended to expedite the timing of the completion of the Merger by permitting us to effect a short-form merger pursuant to applicable Florida law without a vote of DCA’s shareholders, considering that once we have the ability to use the Top-Up Option, we will hold enough shares of DCA Common Stock to approve the Merger and the Merger Agreement if a meeting were required to be held.

See Section 12 (Purpose of the Offer and the Merger; Plans for DCA; The Merger Agreement; The Support Agreements) of this Offer to Purchase for more information.

6

If you successfully complete the Offer, what will happen to DCA’s board of directors?

Pursuant to the Merger Agreement, if we accept shares of DCA Common Stock for payment pursuant to the Offer, USRC will become entitled to designate the number of board members to serve on DCA’s board of directors equal to the size of the DCA board of directors multiplied by the percentage of outstanding shares of DCA Common Stock beneficially owned by USRC and Offeror. DCA must take all actions necessary to cause our designees to be elected or appointed to its board of directors in such number as is proportionate to our share ownership in DCA. Therefore, if we accept shares of DCA Common Stock for payment pursuant to the Offer, USRC will obtain control over the management of DCA shortly thereafter. Pursuant to the Merger Agreement, after the election or appointment of the directors designated by USRC to DCA’s board of directors and prior to the completion of the Merger, the approval of a majority of the continuing directors who were directors of DCA on the date of the Merger Agreement will be required in order to: (i) amend or waive any term or condition of the Merger Agreement, the Merger, or DCA’s articles of incorporation or bylaws; (ii) terminate the Merger Agreement on behalf of DCA; or (iii) extend the time for performance of any of our obligations or other acts, or waive or assert any of DCA’s rights under the Merger Agreement.

See Section 12 (Purpose of the Offer and the Merger; Plans for DCA; The Merger Agreement; The Support Agreements) of this Offer to Purchase for more information.

Are appraisal rights available in either the Offer or the Merger?

Under Florida law, because the shares of DCA Common Stock were listed on The Nasdaq Global Market at the time DCA’s board of directors approved the Offer, the Merger and the transactions contemplated by the Merger Agreement, appraisal rights are not available in the Offer or the Merger (assuming a meeting of shareholders will not be necessary to approve the Merger). Under Florida law, a meeting of the DCA shareholders would not be required if, upon consummation of the Offer (including use of the Top-Up Option, if needed), USRC has acquired 80% of the shares of DCA Common Stock and the Merger can be completed as a short-form merger. If, however, a meeting of the DCA shareholders is held in connection with the consummation of the Merger, under certain circumstances shareholders of DCA may be entitled to appraisal rights under Florida law.

See Section 12 (Purpose of the Offer and the Merger; Plans for DCA; The Merger Agreement; The Support Agreements) of this Offer to Purchase for more information.

What are the United States federal income tax consequences of having my shares of DCA Common Stock accepted for payment in the Offer or receiving cash in the Merger?

A U.S. Holder (as defined in Section 5 (Material U.S. Federal Income Tax Consequences) of this Offer to Purchase) who holds the shares of DCA Common Stock as a capital asset for United States federal income tax purposes (generally property held for investment) and receives cash in exchange for shares of DCA Common Stock in the Offer or the Merger will generally recognize capital gain or loss equal to the difference between the cash that the U.S. Holder receives in the Offer or the Merger and the U.S. Holder’s adjusted tax basis in the shares of DCA Common Stock surrendered.

See Section 5 (Material United States Federal Income Tax Consequences) of this Offer to Purchase for more information.

DCA shareholders are encouraged to consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the Offer and the Merger.

What is the market value of my shares of DCA Common Stock?

On April 12, 2010, the last trading day before USRC and DCA announced that they had entered into the Merger Agreement, the closing price of shares of DCA Common Stock reported on The Nasdaq Global Market was $6.52 per share. Accordingly, the Offer Price of $11.25 per share represents a premium of approximately 72% over the closing price of shares of DCA Common Stock before the announcement of the Merger Agreement. On April 21, 2010, the last trading day prior to the printing of this Offer to Purchase, the closing price of shares of DCA Common

7

Stock reported on The Nasdaq Global Market was $11.20 per share. We advise you to obtain a recent quotation for shares of DCA Common Stock when deciding whether to tender your shares in the Offer.

See Section 6 (Price Range of Shares of DCA Common Stock; Dividends on Shares of DCA Common Stock) of this Offer to Purchase for more information.

Whom can I contact if I have questions about the Offer?

You should contact Innisfree M&A Incorporated, the Information Agent for the Offer, at the address and telephone numbers listed below if you have any questions about the Offer.

501 Madison Avenue, 20th Floor
New York, New York 10022
Shareholders May Call Toll Free: (888) 750-5834
Banks and Brokers May Call Collect: (212) 750-5833

8

To: The Holders of Shares of Common Stock of Dialysis Corporation of America:

INTRODUCTION

Urchin Merger Sub, Inc., a Florida corporation (“Merger Sub” or “Offeror”) and a wholly owned subsidiary of U.S. Renal Care, Inc., a Delaware corporation ( “USRC”), hereby offers to purchase all of the outstanding shares of common stock, $0.01 par value per share (“DCA Common Stock”), of Dialysis Corporation of America, a Florida corporation (“DCA”), at a purchase price of $11.25 per share, net to the seller in cash, without interest thereon and less any required tax withholding (the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal enclosed with this Offer to Purchase, which, together with any amendments or supplements hereto or thereto, collectively constitute the “Offer” described in this Offer to Purchase.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of April 13, 2010, by and among USRC, Offeror and DCA (the “Merger Agreement”), pursuant to which, subject to the satisfaction or waiver of certain conditions and the purchase by Offeror of shares of DCA Common Stock in the Offer, Offeror will be merged with DCA (the “Merger”), with the surviving corporation in the Merger continuing to exist as a wholly owned subsidiary of USRC. As a result of the Merger, each outstanding share of DCA Common Stock (other than shares owned by USRC, Offeror, or any wholly owned subsidiary of USRC, or held in DCA’s treasury, or shares owned by any shareholder of DCA who becomes entitled to and properly asserts appraisal rights, if any, under applicable Florida law) will be converted into the right to receive the Offer Price. See Section 12 (Purpose of the Offer and the Merger; Plans for DCA; The Merger Agreement; The Support Agreements) of this Offer to Purchase for more information. Under no circumstances will interest be paid by Offeror on the Offer Price for shares of DCA Common Stock that are tendered in the Offer, regardless of any extension of, or amendment to, the Offer or any delay in making payment for such shares.

The DCA board of directors has unanimously:  (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair, advisable and in the best interests of DCA and its shareholders; (ii) approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, in accordance with the requirements of the Florida Business Corporation Act; and (iii) recommended that DCA’s shareholders accept the Offer, tender their shares of DCA Common Stock to Offeror pursuant to the Offer and, if required by applicable law, approve the Merger Agreement and the Merger. Accordingly, DCA’s board of directors unanimously recommends that the shareholders of DCA accept the Offer and tender their shares of DCA Common Stock to Offeror in the Offer and, if required by applicable law, vote their shares of DCA Common Stock to approve the Merger Agreement and the Merger.

In connection with the Offer and the Merger, Dresner Investment Services, Inc. (“Dresner”), DCA’s financial advisor, delivered to DCA’s board of directors a written opinion, dated April 13, 2010, as to the fairness, from a financial point of view of the Offer Price to be received by holders of DCA Common Stock. The full text of the written opinion, dated April 13, 2010, of Dresner, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is included with DCA’s Solicitation/Recommendation Statement on Schedule 14D-9, which will be filed by DCA with the Securities and Exchange Commission (the “SEC”) in connection with the Offer and is being mailed to DCA shareholders with this Offer to Purchase. Dresner’s opinion does not address any other aspect of the Offer or the Merger and does not constitute a recommendation to any DCA shareholder as to whether such shareholder should tender any shares of DCA Common Stock in the Offer or as to how any such shareholder should vote or act in connection with the Merger.

The factors considered by DCA’s board of directors in making the determinations and the recommendation described above and other matters relied upon by DCA’s board of directors are described in DCA’s Solicitation/Recommendation Statement on Schedule 14D-9, which will be filed with the SEC and is being mailed to the shareholders of DCA with this Offer to Purchase. Shareholders of DCA are urged to, and should, carefully read DCA’s Solicitation/Recommendation Statement on Schedule 14D-9.

9

The Offer is conditioned upon, among other things, there being validly tendered in accordance with the terms of the Offer and not withdrawn prior to the Expiration Date (as defined in this Offer to Purchase) shares of DCA Common Stock (other than shares of DCA Common Stock tendered by guaranteed delivery where actual delivery has not occurred) that, together with any shares of DCA Common Stock owned by USRC or Offeror immediately prior to the acceptance by Offeror of any shares of DCA Common Stock for payment pursuant to the Offer (the “Acceptance Time”), represent at least a majority (other than shares of DCA Common Stock tendered by guaranteed delivery where actual delivery has not occurred) of the outstanding DCA Common Stock on a fully diluted-basis as of immediately prior to the expiration of the Offer (which means the number of shares of DCA Common Stock outstanding, together with all shares of DCA Common Stock that DCA would be required to issued pursuant to exercises of outstanding options or other securities convertible or exchangeable for shares of DCA Common Stock, assuming all such exercises, conversions and exchanges). The foregoing condition is referred to as the “Minimum Condition” in this Offer to Purchase and may not be waived by USRC or Offeror without the prior written consent of DCA. USRC has entered into a commitment letter with Royal Bank of Canada, dated as of April 13, 2010, pursuant to which Royal Bank of Canada (acting alone or through or with affiliates selected by it) has fully committed to lend to USRC up to $155,000,000 in senior secured and $47,500,000 in mezzanine debt financing, subject to the conditions set forth in the debt commitment letter (as described in Section 10 (Source and Amount of Funds) of the Offer to Purchase). The Offer is further conditioned on USRC’s receipt of such debt financing proceeds or any alternative financing obtained in accordance with the terms of the Merger Agreement on comparable terms or terms not materially less favorable. See Section 13 (Conditions to the Offer) of this Offer to Purchase for more information about these and other conditions to the Offer. The Offer is also subject to other conditions described in Section 13 (Conditions to the Offer) of this Offer to Purchase.

Completion of the Merger is also subject to the satisfaction of certain conditions, including (i) the purchase of shares of DCA Common Stock by Offeror in the Offer; (ii) the approval and adoption of the Merger Agreement, if required, by the requisite vote of the DCA shareholders, and (iii) the absence of certain legal impediments preventing the consummation of the Merger. If Offeror accepts shares of DCA Common Stock for payment pursuant to the Offer, Offeror will have sufficient voting power alone or with the irrevocable proxies granted to it under the Tender and Voting Agreements (entered into between USRC, Offeror, DCA and the members of the DCA board of directors and certain executive officers of DCA) to adopt the Merger Agreement without the vote in favor of the adoption of the Merger Agreement by any other holder of DCA shares. In addition, if Offeror, DCA and any subsidiary of USRC collectively own 80% or more of the outstanding shares of DCA Common Stock, including as a result of exercising the Top-Up Option, under applicable law, Offeror and USRC will be able to complete the Merger without a vote on the adoption of the Merger Agreement by the holders of shares of DCA Common Stock. In such event, under the terms of the Merger Agreement, USRC, Offeror and DCA have agreed to take all necessary and appropriate action to cause the Merger to be effected as soon as practicable without a meeting of shareholders of DCA. See Section 12 (Purpose of the Offer and the Merger, Plans for DCA; The Merger Agreement; The Support Agreements) of this Offer to Purchase for more information. In addition, DCA’s directors and certain of its executive officers have entered into Tender and Voting Agreements pursuant to which each such person has agreed to tender their shares into the Offer and to vote for approval of the Merger Agreement. See Section 12 (Purpose of the Offer and the Merger, Plans for DCA; The Merger Agreement; The Support Agreements) of this Offer to Purchase for more information.

DCA has informed USRC that, as of April 13, 2010, there were 9,900,323 shares of DCA Common Stock issued and outstanding on a fully diluted basis (including outstanding options, restricted shares and restricted stock units). Based upon the foregoing, the Minimum Condition will be satisfied if 4,950,162 shares of DCA Common Stock shares are validly tendered and not withdrawn prior to the Expiration Date (not including any shares of DCA Common Stock validly tendered pursuant to procedures for guaranteed delivery but not yet received). The directors and executives who have entered into Tender and Voting Agreements held approximately 23% of the outstanding DCA Common Stock as of the date of the Merger Agreement.

If you are the record owner of your shares and you tender them in the Offer, you will not have to pay any brokerage fees or similar expenses to do so. If you own your shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your shares in the Offer on your behalf, your broker, dealer, commercial bank, trust company or other nominee may

10

charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether it will charge you a fee for tendering your shares in the Offer.

Offeror and DCA will share all fees and expenses related to the retention of Continental Stock Transfer & Trust Company (the “Depositary”), and Innisfree M&A Incorporated, which is acting as the information agent for the Offer (the “Information Agent”), incurred in connection with the Offer. See Section 15 (Fees and Expenses) of this Offer to Purchase for more information.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Offeror will purchase all shares of DCA Common Stock validly tendered and not withdrawn in accordance with the procedures set forth in Section 2 (Procedures for Tendering Shares of DCA Common Stock in the Offer) of this Offer to Purchase on or prior to the Expiration Date. “Expiration Date” means 12:00 midnight (one minute after 11:59 p.m.), New York City time, on Wednesday, May 19, 2010, unless Offeror is required or determines to extend the period of time for which the initial offering period of the Offer is open, subject to the terms and conditions of the Merger Agreement, in which case “Expiration Date” will mean the time and date at which the initial offering period of the Offer, as so extended, will expire.

Material United States federal income tax consequences of the sale of the shares of DCA Common Stock purchased by Offeror pursuant to the Offer and the purchase of shares of DCA Common Stock pursuant to the Merger are described in Section 5 (Material United States Federal Income Tax Consequences) of this Offer to Purchase.

If, between the date of the Merger Agreement and the date on which any particular share of DCA Common Stock is accepted for payment pursuant to the Offer, the outstanding shares of DCA Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or if a record date with respect to any such event shall occur during such period, then the Offer Price will be appropriately and proportionately adjusted.

The Offer is conditioned upon the fulfillment of the conditions described in Section 13 (Conditions of the Offer). The Offer and withdrawal rights will expire at 12:00 midnight (one minute after 11:59 p.m.), New York City time, on Wednesday, May 19, 2010, unless the Offer is extended.

This Offer to Purchase and the related Letter of Transmittal contain important information that DCA shareholders should read carefully before making any decision with respect to the Offer.

1.	TERMS OF THE OFFER

Upon the terms of and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), promptly after the Expiration Date, Offeror will accept for payment, and will pay for, all shares of DCA Common Stock that are validly tendered to Offeror in the Offer and not withdrawn prior to the Expiration Date (as defined below in this Offer to Purchase) in accordance with the procedures for withdrawal described in Section 3 (Withdrawal Rights) of this Offer to Purchase.

Under the terms of the Merger Agreement, Offeror may, in its discretion and without the consent of DCA or any other person, extend the Offer beyond the Expiration Date:

•	on one or more occasions for an additional period of up to 20 business days per extension (but no later than January 31, 2011) in order to permit all of the conditions to the Offer to be satisfied to the extent that any such condition has not been satisfied or waived as of such Expiration Date; and

•	from time to time for any period required by any rule or regulation of the SEC applicable to the Offer.

Under the terms of the Merger Agreement, if requested in writing by DCA at least two business days prior to the scheduled Expiration Date, Offeror must extend the Offer beyond the scheduled Expiration Date (but no later than January 31, 2011) for an additional period of up to 20 business days in the event that, as of the scheduled Expiration Date, (i) either the Minimum Condition or the condition relating to the expiration or termination of the waiting period applicable to the acquisition of the shares of DCA Common Stock in connection with the Offer under

11

the HSR Act have not been satisfied or waived, as applicable, and (ii) each of the other conditions to the Offer described in Section 13 (Conditions to the Offer) of the Offer to Purchase have been satisfied or waived, or Offeror reasonably determines that such conditions will be satisfied within 15 business days after such scheduled Expiration Date.

In addition, under the terms of the Merger Agreement, if each of the conditions to the Offer described in Section 13 (Conditions to the Offer) of this Offer to Purchase have been satisfied or waived as of the scheduled Expiration Date, but USRC has not received the proceeds from the debt financing (described in Section 10 (Source and Amount of Funds) of this Offer to Purchase), then, to the extent requested in writing by DCA at least two business days prior to the scheduled Expiration Date if such scheduled Expiration Date is a date prior to June 7, 2010, we must extend the offer to June 7, 2010 or to such later date as may be required under applicable securities laws (provided that Offeror is not required to extend the Offer to a date later than January 31, 2011).

Subject to the terms of the Merger Agreement, Offeror expressly reserves the right (but is not obligated under the terms of the Merger Agreement or for any other reason) to increase the Offer Price and to waive any condition to the Offer or to make any other changes to the terms and conditions of the Offer, except that without the prior written consent of DCA: (i) the Minimum Condition may not be amended or waived; and (ii) no change may be made to the Offer that (A) changes the form of consideration to be delivered by Offeror pursuant to the Offer, (B) decreases the Offer Price or the number of shares of DCA Common Stock sought to be purchased by Offeror in the Offer, (C) imposes conditions to the Offer in addition to the Offer Conditions described in Section 13 (Conditions to the Offer) of this Offer to Purchase (the “Offer Conditions”), or (D) except as described in this Section 1 (Terms of the Offer), extends the Expiration Date.

If, between the date of the Merger Agreement and the date on which any particular share of DCA Common Stock is accepted for payment pursuant to the Offer, the outstanding shares of DCA Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or if a record date with respect to any such event occurs during such period, then the Offer Price will be appropriately adjusted.

If by 12:00 midnight (one minute after 11:59 p.m.), New York City time, on Wednesday, May 19, 2010 (or by any other time and date then scheduled as the Expiration Date), any or all of the Offer Conditions have not been satisfied or waived, subject to the terms of the Merger Agreement and the applicable rules and regulations of the SEC, Offeror may (i) subject to the qualification described above with respect to the Minimum Condition, waive all of the Offer Conditions that remain unsatisfied and accept for payment and pay for all shares of DCA Common Stock that have been validly tendered and not withdrawn prior to the Expiration Date, (ii) extend the Offer, (iii) subject to the qualifications described above, amend the Offer, or (iv) subject to any obligation of Offeror to extend the Offer pursuant to the terms of the Merger Agreement, terminate the Offer in accordance with the Merger Agreement, not accept for payment or pay for any shares of DCA Common Stock and return all previously tendered shares to the owners of such shares.

The rights reserved by Offeror described in the preceding paragraphs are in addition to its rights pursuant to Section 13 (Conditions to the Offer) of this Offer to Purchase. Any extension of the Offer, waiver of the Offer Conditions, amendment to the Offer or termination of the Offer will be followed as promptly as practicable by a public announcement thereof. A public announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Offeror may choose to make any public announcement, subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-l under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which require that material changes be promptly disseminated to holders of shares of DCA Common Stock), Offeror will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the PR Newswire and Dow Jones news services. The phrase “business day” as used in this paragraph has the meaning set forth in Rule 14d-1 under the Exchange Act.

In the event that Offeror makes a material change in the terms of the Offer or the information concerning the Offer, or waives a material Offer Condition, Offeror will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. With respect to a

12

change in price or a change in the percentage of securities sought, a minimum period of ten business days is generally required under the applicable rules and regulations of the SEC to allow for adequate dissemination to shareholders. With respect to other material changes in the terms of the Offer, the minimum period during which the Offer must remain open will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information.

Subject to the conditions described in the following paragraph of this Offer to Purchase, Offeror may, in its discretion (and without the consent of DCA or any other person), elect to provide for a subsequent offering period (and one or more extensions of such period) in accordance with Rule 14d-11 of the Exchange Act, immediately following the Expiration Date, of not fewer than three business days in length, unless USRC has become the owner, directly or indirectly, of 80% or more of the outstanding shares of DCA Common Stock. If provided, a subsequent offering period would be an additional period of time, following the Expiration Date and the acceptance for payment of, and the payment for, any shares of DCA Common Stock that are validly tendered in the Offer and not withdrawn prior to the Expiration Date, during which holders of shares of DCA Common Stock that were not previously tendered in the Offer may tender such shares to Offeror in exchange for the Offer Price on the same terms that applied to the Offer. A subsequent offering period is not the same as an extension of the Offer, which will have been previously completed if a subsequent offering period is provided. Offeror will promptly accept for payment, and pay for, all shares of DCA Common Stock that were validly tendered to Offeror during a subsequent offering period (or extension thereof), if provided, for the same price paid to holders of shares of DCA Common Stock that were validly tendered in the Offer and not withdrawn prior to the Expiration Date, net to the holders thereof in cash, without interest thereon and less any required withholding tax. Holders of shares of DCA Common Stock that are validly tendered to Offeror during a subsequent offering period (or extension thereof), if provided, will not have the right to withdraw such tendered shares.

Under Rule 14d-11 of the Exchange Act, Offeror may provide for a subsequent offering period so long as, among other things, (i) the initial 20 business day period of the Offer has expired, (ii) Offeror offers the same form and amount of consideration for shares of DCA Common Stock in the subsequent offering period that was offered in the Offer, (iii) Offeror immediately accepts and promptly pays for all shares of DCA Common Stock that are validly tendered to Offeror and not withdrawn prior to the Expiration Date, (iv) Offeror announces the results of the Offer, including the approximate number and percentage of shares of DCA Common Stock that were validly tendered in the Offer, no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date and immediately begins the subsequent offering period, and (v) Offeror immediately accepts and promptly pays for shares of DCA Common Stock as they are tendered during the subsequent offering period.

Offeror has not committed to provide for a subsequent offering period following the expiration of the Offer, although it reserves the right to do so in its discretion.

Under the Merger Agreement, DCA has granted USRC and Offeror an irrevocable option (the “Top-Up Option”), exercisable upon the terms and subject to the conditions set forth in the Merger Agreement, to purchase from DCA (at a price per share of DCA Common Stock equal to the Offer Price), that number of newly issued, fully paid and non-assessable shares of DCA Common Stock equal to the lesser of (i) the number of shares of DCA Common Stock that, when added to the number of shares of DCA Common Stock owned by USRC or Offeror at the time of such exercise, constitutes 80% of the number of shares of DCA Common Stock that would be outstanding (on a fully diluted basis) immediately after the issuance of all shares of DCA Common Stock subject to the Top-Up Option or (ii) the aggregate number of shares of DCA Common Stock that DCA is authorized to issue under its articles of incorporation after taking into account all shares of DCA Common Stock that are issued and outstanding (or are subscribed for or otherwise committed to be issued or reserved for issuance) at the time of exercise of the Top-Up Option. The exercise of this Top-Up Option would permit Offeror to then merge with DCA without the need for a vote by DCA’s shareholders to approve the Merger.

DCA has provided Offeror with a list and security position listings of DCA’s shareholders for the purpose of disseminating the Offer to holders of shares of DCA Common Stock. This Offer to Purchase and the Letter of Transmittal enclosed with this Offer to Purchase and other materials related to the Offer will be mailed to record holders of shares of DCA Common Stock, and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the list of DCA’s

13

shareholders, or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of shares of DCA Common Stock.

2.	PROCEDURES FOR TENDERING SHARES OF DCA COMMON STOCK IN THE OFFER

Valid Tender

For a shareholder to validly tender shares of DCA Common Stock in the Offer:

•	the certificate(s) representing the tendered shares, together with the Letter of Transmittal enclosed with this Offer to Purchase (or a photocopy of it), properly completed and duly executed, together with any required signature guarantees (as described below under the caption “Signature Guarantees”) and any other required documents, must be received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase prior to the Expiration Date;

•	in the case of a tender effected pursuant to the book-entry transfer procedures described below under the caption “Book-Entry Transfer,” (i) either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees (as described below under the caption “Signature Guarantees”), or an Agent’s Message (as described below under the caption “Book-Entry Transfer”), and any other required documents, must be received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase prior to the Expiration Date, and (ii) the shares to be tendered must be delivered pursuant to the book-entry transfer procedures described below under the caption “Book-Entry Transfer,” and a Book-Entry Confirmation (as described below under the caption “Book Entry Transfer”) must be received by the Depositary prior to the Expiration Date; or

•	the tendering shareholder must comply with the guaranteed delivery procedures described below under the caption “Guaranteed Delivery” prior to the Expiration Date.

Shareholders must use one of these methods to validly tender shares of DCA Common Stock in the Offer. The valid tender of shares of DCA Common Stock in accordance with one of the procedures described above will constitute (i) the tendering shareholder’s acceptance of the Offer, as well as such shareholder’s representation and warranty that such shareholder has the full power and authority to tender and assign the shares of DCA Common Stock, and (ii) a binding agreement between the tendering shareholder and Offeror upon the terms of and subject to the Offer Conditions.

The method of delivery of shares of DCA Common Stock to be tendered in the Offer, the Letter of Transmittal, and all other required documents, including delivery through the Book-Entry Transfer Facility described below, is at the election and risk of the tendering shareholder. Shares of DCA Common Stock to be tendered in the Offer will be deemed delivered only when actually received by the Depositary (including, in the case of a Book-Entry Transfer, by Book-Entry Confirmation described below). If delivery of shares is made by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Transfer

The Depositary will notify The Depository Trust Company (the “Book-Entry Transfer Facility”) to establish an account with respect to the shares of DCA Common Stock for purposes of the Offer as promptly as practicable after the date of this Offer to Purchase. Any financial institution that is a participant of the Book-Entry Transfer Facility’s system may effect a book-entry delivery of shares of DCA Common Stock in the Offer by causing the Book-Entry Transfer Facility to transfer such shares into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. The confirmation of a book-entry transfer of shares into the Depositary’s account at the Book-Entry Transfer Facility as described above is sometimes referred to in this Offer to Purchase as a “Book-Entry Confirmation.” The term “Agent’s Message” as used in this Offer to Purchase means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that: (i) the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the shares of DCA Common

14

Stock that are the subject of the Book-Entry Confirmation; (ii) the participant agrees to be bound by the terms of the Letter of Transmittal; and (iii) Offeror may enforce such agreement against such participant.

Although delivery of shares of DCA Common Stock may be effected through book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility, the Letter of Transmittal enclosed with this Offer to Purchase (or a photocopy of it), properly completed and duly executed, together with any required signature guarantees (as described below under the caption “Signature Guarantees”), or an Agent’s Message (as described above), and any other required documents, must be received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase prior to the Expiration Date to effect a valid tender of shares by book-entry. Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures does not constitute delivery to the Depositary.

Signature Guarantees

No signature guarantee is required on the Letter of Transmittal that is being returned with shares of DCA Common Stock being tendered in the Offer if (i) the Letter of Transmittal is signed by the registered holder(s) of the shares of DCA Common Stock tendered with such Letter of Transmittal, unless such registered holder(s) has completed either the box labeled “Special Payment Instructions” or the box labeled “Special Delivery Instructions” on such Letter of Transmittal, or (ii) shares of DCA Common Stock are tendered for the account of a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program or the Stock Exchanges Medallion Program or by any other eligible guarantor institution, as such term is defined in Rule 17Ad-15 under the Exchange Act (which are sometimes referred to as “Eligible Institutions” in this Offer to Purchase). For purposes of the foregoing, a registered holder of shares of DCA Common Stock includes any participant in the Book-Entry Transfer Facility’s system whose name appears on a security position listing as the owner of such shares. In all other cases, all signatures on the Letter of Transmittal that is being returned with shares of DCA Common stock being tendered in the Offer must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal enclosed with this Offer to Purchase for more information. If certificates representing shares of DCA Common Stock being tendered in the Offer are registered in the name of a person other than the signer of the Letter of Transmittal that is being returned with such shares, or if payment is to be made or certificates representing shares of DCA Common Stock not being tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered holders or owners appear on such certificates, with the signatures on such certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal enclosed with this Offer to Purchase for more information.

Guaranteed Delivery

If a shareholder desires to tender shares of DCA Common Stock in the Offer and such shareholder’s certificates representing such shares are not immediately available, or the book-entry transfer procedures described above under the caption “Book-Entry Transfer” cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such shareholder may tender such shares of DCA Common Stock if all the following conditions are met:

•	such tender is made by or through an Eligible Institution (as described above under the caption “Signature Guarantees”);

•	a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form enclosed with this Offer to Purchase, is received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase prior to the Expiration Date; and

•	either (i) the certificate(s) representing tendered shares of DCA Common Stock being tendered in the Offer, together with the Letter of Transmittal enclosed with this Offer to Purchase (or a photocopy of it), properly completed and duly executed, together with any required signature guarantees (as described above under the caption “Signature Guarantees”), and any other required documents, are received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase within three trading days (as described below)

15

after the date of execution of such Notice of Guaranteed Delivery, or (ii) in the case of a book-entry transfer effected pursuant to the book-entry transfer procedures described above under the caption “Book-Entry Transfer,” (A) either the Letter of Transmittal enclosed with this Offer to Purchase (or a photocopy of it), properly completed and duly executed, and any required signature guarantees (as described above under the caption “Signature Guarantees”), or an Agent’s Message (as described above under the caption “Book-Entry Transfer”), and any other required documents, are received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase, and (B) such shares are delivered pursuant to the book-entry transfer procedures described above under the caption “Book-Entry Transfer” and a Book-Entry Confirmation (as described above under the caption “Book-Entry Transfer”) is received by the Depositary, in each case, within three (3) trading days after the date of execution of such Notice of Guaranteed Delivery. For purposes of the foregoing, a trading day is any day on which The Nasdaq Global Market is open for business.

The Notice of Guaranteed Delivery described above may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary, and must include a guarantee by an Eligible Institution (as described above under the caption “Signature Guarantees”) in the form set forth in such Notice of Guaranteed Delivery. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

The method of delivery of share certificates, the Letter of Transmittal and all other required documents is at the option and risk of the tendering shareholder, and delivery will be made only when actually received by the Depositary.

Other Requirements

Notwithstanding any provision hereof, in all cases payment for shares of DCA Common Stock that are accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the following:

•	certificates for such shares, or a timely Book-Entry Confirmation (as described above under the caption “Book-Entry Transfer”) with respect to such shares;

•	the Letter of Transmittal enclosed with this Offer to Purchase (or a photocopy of it), properly completed and duly executed, together with any required signature guarantees (as described above under the caption “Signature Guarantees”), or in the case of a Book-Entry Transfer, an Agent’s Message in lieu of the Letter of Transmittal, as described above under the caption “Book-Entry Transfer”); and

•	any other documents required by the Letter of Transmittal.

Accordingly, tendering shareholders may be paid at different times depending upon when certificates for shares of DCA Common Stock being tendered in the Offer or Book-Entry Confirmations with respect to shares of DCA Common stock being tendered in the Offer are actually received by the Depositary.

Under no circumstances will interest be paid by Offeror on the Offer Price for shares of DCA Common Stock being tendered in the Offer, regardless of any extension of, or amendment to, the Offer or any delay in making payment for such shares.

Appointment

By executing and returning the Letter of Transmittal enclosed with this Offer to Purchase (or a photocopy of it), or in the case of a book-entry transfer, by delivery of an Agent’s Message in lieu of the Letter of Transmittal as described above under the caption “Book-Entry Transfer,” a shareholder tendering shares of DCA Common Stock in the Offer will be irrevocably appointing designees of Offeror as such shareholder’s attorneys-in-fact and proxies in the manner described in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder’s rights with respect to the shares of DCA Common Stock being tendered by such shareholder and accepted for payment by Offeror and with respect to any and all other shares of DCA Common Stock or other securities or rights issued or issuable in respect of such shares on or after the date of this Offer to Purchase. All such proxies will be considered coupled with an interest in the shares of DCA Common Stock being tendered. Such

16

appointment will be effective when, and only to the extent that, Offeror accepts for payment the shares of DCA Common Stock being tendered by such shareholder as provided in this Offer to Purchase. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such shareholder with respect to such shares of DCA Common Stock or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be effective). The designees of Offeror will thereby be empowered to exercise all voting and other rights with respect to such shares of DCA Common Stock and other securities or rights in respect of any annual, special or adjourned meeting of DCA’s shareholders, actions by written consent in lieu of any such meeting or otherwise as they in their sole discretion deem proper. Offeror reserves the right to require that, in order for shares of DCA Common Stock to be deemed validly tendered, immediately upon Offeror’s acceptance for payment of such shares, Offeror must be able to exercise full voting, consent and other rights with respect to such shares and other securities or rights, including voting at any meeting of shareholders.

Determination of Validity

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of shares of DCA Common Stock in the Offer will be determined by Offeror in its reasonable judgment. Offeror reserves the absolute right to reject any or all tenders of shares of DCA Common Stock if it determines such tender not to be in proper form or the acceptance for payment of or payment for which may be unlawful. Offeror also reserves the sole and absolute right to waive any defect or irregularity in the tender of any shares of DCA Common Stock of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of shares of DCA Common Stock in the Offer will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of Offeror, USRC, DCA, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Subject to any rights of DCA under the Merger Agreement and the rights of a tendering shareholder to challenge Offeror’s determination that such shareholder’s tender of shares was invalid, Offeror’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto and any other documents related to the Offer) will be final and binding (noting that only a court of competent jurisdiction can make a determination that is final and binding on the parties).

Backup Withholding

To prevent United States backup withholding tax at a rate of 28% on cash payments made pursuant to the Offer, a DCA shareholder tendering shares of DCA Common Stock in the Offer will be required to provide the Depositary with such shareholder’s correct Taxpayer Identification Number on the Internal Revenue Service (“IRS”) Form W-9 included as part of the Letter of Transmittal enclosed with this Offer to Purchase and certify therein that such shareholder is not subject to United States backup withholding tax, or otherwise establish an exemption. A DCA shareholder tendering shares of DCA Common Stock in the Offer that is a foreign person will not be subject to United States backup withholding tax provided that such shareholder submits to the Depositary a properly completed IRS Form W-8BEN (or other applicable form), signed under penalties of perjury, attesting to such shareholder’s foreign status. For more information on United States backup withholding tax, see Instruction 9 to the Letter of Transmittal enclosed with this Offer to Purchase, the IRS Form W-9 included as part of such Letter of Transmittal (and the instructions therein), and Section 5 (Material U.S. Federal Income Tax Consequences) of this Offer to Purchase.

3.	WITHDRAWAL RIGHTS

Except as otherwise provided in this Section 3, tenders of shares of DCA Common Stock in the Offer are irrevocable. Shares of DCA Common Stock that are tendered in the Offer may be withdrawn pursuant to the procedures described below at any time prior to the Expiration Date and shares that are tendered may also be withdrawn at any time after June 21, 2010, 60 days after commencement of the Offer, unless accepted for payment on or before that date as provided in this Offer to Purchase. In the event that Offeror provides for a “subsequent offering period” following the acceptance of shares of DCA Common Stock for payment pursuant to the Offer,

17

(i) no withdrawal rights will apply to shares tendered during such subsequent offering period (or extension thereof), and (ii) no withdrawal rights will apply to shares that were previously tendered in the Offer and accepted for payment.

For a withdrawal of shares of DCA Common Stock previously tendered in the Offer to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary prior to the Expiration Date at one of its addresses listed on the back cover of this Offer to Purchase, specifying the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares. If certificates for shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such shares have been tendered by an Eligible Institution, any and all signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If shares have been tendered pursuant to the book-entry transfer procedures described in Section 2 (Procedures for Tendering Shares of DCA Common Stock in the Offer) of this Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares and otherwise comply with the Book-Entry Transfer Facility’s procedures.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Offeror in its reasonable judgment. None of Offeror, USRC, DCA, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

Withdrawals of shares of DCA Common Stock may not be rescinded. Any shares withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 2 (Procedures for Tendering Shares of DCA Common Stock in the Offer) of this Offer to Purchase.

4.	ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES OF DCA

Upon the terms of and subject to the Offer Conditions (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), promptly after the Expiration Date, Offeror will accept for payment, and will pay for, all DCA Common Stock validly tendered to Offeror in the Offer and not withdrawn prior to the Expiration Date in accordance with the procedures for withdrawal described in Section 3 (Withdrawal Rights) of this Offer to Purchase. Subject to the terms of the Merger Agreement, Offeror expressly reserves the right, in its sole discretion, to delay acceptance for payment of or the payment for the shares of DCA Common Stock that are tendered in the Offer in order to comply in whole or in part with any applicable law. Any such delays will be effected in compliance with Rule 14e-l(c) under the Exchange Act (relating to a bidder’s obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder’s offer).

In all cases, payment for shares of DCA Common Stock that are accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

•	the certificates representing the tendered shares, together with the Letter of Transmittal enclosed with this Offer to Purchase (or a photocopy of it), properly completed and duly executed, together with any required signature guarantees (as described in Section 2 (Procedures for Tendering Shares of DCA Common Stock in the Offer) of this Offer to Purchase); or

•	in the case of a transfer effected pursuant to the book-entry transfer procedures as described in Section 2 (Procedures for Tendering Shares of DCA Common Stock in the Offer) of this Offer to Purchase, a Book-Entry Confirmation and either the Letter of Transmittal enclosed with this Offer to Purchase (or a photocopy of it), properly completed and duly executed, together with any required signature guarantees (as described in Section 2 (Procedures for Tendering Shares of DCA Common Stock in the Offer) of this Offer to Purchase, or an Agent’s Message, and any other required documents.

Accordingly, shareholders tendering shares of DCA Common Stock in the Offer may be paid at different times depending upon when certificates for shares of DCA Common Stock being tendered in the Offer or Book-Entry

18

Confirmations with respect to shares of DCA Common Stock being tendered in the Offer are actually received by the Depositary.

The per share consideration paid to any shareholder in the Offer will be the highest per share consideration paid to any other shareholder in the Offer.

For purposes of the Offer, Offeror will be deemed to have accepted for payment, and thereby purchased, shares of DCA Common Stock that are validly tendered in the Offer and not withdrawn prior to the Expiration Date as, if and when Offeror gives oral or written notice to the Depositary of Offeror’s acceptance for payment of such shares. On the terms of and subject to the Offer Conditions, payment for shares of DCA Common Stock that are accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as an agent for shareholders tendering shares in the Offer for the purpose of receiving payment from Offeror and transmitting payment to such shareholders whose shares of DCA Common Stock have been accepted for payment pursuant to the Offer.

Under no circumstances will interest be paid by Offeror on the Offer Price for shares of DCA Common Stock that are tendered in the Offer, regardless of any extension of, or amendment to, the Offer or any delay in making payment for such shares.

If Offeror is delayed in its acceptance for payment of, or payment for, shares of DCA Common Stock that are tendered in the Offer, or is unable to accept for payment, or pay for, shares that are tendered in the Offer for any reason, then, without prejudice to Offeror’s rights under the Offer (but subject to compliance with Rule 14e-l(c) under the Exchange Act (relating to a bidder’s obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder’s offer) and the terms of the Merger Agreement), the Depositary may, nevertheless, on behalf of Offeror, retain shares of DCA Common Stock that are tendered in the Offer, and such shares may not be withdrawn except to the extent that shareholders tendering such shares are entitled to do so as described in Section 3 (Withdrawal Rights) of this Offer to Purchase or as otherwise contemplated by federal securities laws.

If any shares of DCA Common Stock that are tendered in the Offer are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, the certificates for such shares will be promptly returned (and, if certificates are submitted for more shares than are tendered, new certificates for the shares not tendered will be sent promptly), in each case, without expense to the shareholder tendering such shares (or, in the case of shares delivered by book-entry transfer of such shares into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures, such shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

5.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following summary is a description of the material United States federal income tax consequences of the Offer and the Merger to certain “U.S. holders” whose shares of DCA Common Stock are sold for cash in the Offer or converted into the right to receive cash in the Merger. This discussion only applies to U.S. holders who purchase and hold shares of DCA Common Stock as a capital asset for United States federal income tax purposes (generally property held for investment).

For purposes of this discussion, a “U.S. holder” means a person that is for United States federal income tax purposes any of the following:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust (a) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended, or the “Code,” or (b) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

19

This discussion is based upon provisions of the Internal Revenue Code of 1986, as amended, and Treasury regulations, rulings and judicial decisions, as of the date hereof. These authorities may change, perhaps retroactively, which could result in United States federal income tax consequences different from those described below. No advance tax ruling has been sought from the Internal Revenue Service, or the “IRS,” regarding the United States federal income tax consequences described below. If the IRS contests a conclusion set forth herein, no assurance can be given that a U.S. holder would ultimately prevail in a determination by a court.

This discussion does not describe all of the tax consequences that may be relevant to a U.S. holders in light of their particular circumstances, as this discussion does not address all aspects of United States federal income taxes (such as the alternative minimum tax) and does not describe any foreign, state, local or other tax considerations that may be relevant to U.S. holders in light of their particular circumstances. This discussion does not describe the United States federal income tax consequences applicable to a U.S. holder who acquired its shares of DCA Common Stock pursuant to the exercise of employee stock options or in other compensatory arrangements or who is subject to special treatment under United States federal income tax laws (including a U.S. holder who is a dealer in securities, a financial institution, a partnership or entity taxable as a partnership for United States federal tax purposes, a pass-through entity for United States federal tax purposes or any investor in any such pass-through entity, a tax-exempt organization, a regulated investment company, a real estate investment trust, or an insurance company; a U.S. holder who holds the shares of DCA Common Stock as part of a hedging, constructive sale or conversion, straddle, or other risk reducing transaction; or a U.S. holder whose functional currency is not the U.S. dollar).

If a partnership (or any other entity classified as a partnership for United States federal income tax purposes) holds shares of DCA Common Stock, the United States federal income tax treatment of a partner of that partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding shares of DCA Common Stock, you should consult your tax advisors.

This discussion does not constitute legal advice to any holder of shares of DCA Common Stock. Each holder of shares of DCA Common Stock should consult its own tax advisors concerning the United States federal income tax consequences of the Offer and the Merger in light of its particular circumstances and any consequences arising under the laws of any state, local, or foreign taxing jurisdiction.

Effect of the Offer and the Merger

The receipt of cash by a U.S. holder in exchange for shares of DCA Common Stock in the Offer or the Merger will be a taxable transaction to the U.S. holder for United States federal income tax purposes. In general, a U.S. holder who receives cash in exchange for shares of DCA Common Stock in the Offer or the Merger will recognize gain or loss in an amount equal to the difference between (i) the amount of cash that the U.S. holders receives in the Offer or the Merger, and (ii) the U.S. holder’s adjusted tax basis in the shares of DCA Common Stock surrendered. Any gain or loss recognized by a U.S. holder will generally be capital gain or loss and will generally be long-term capital gain or loss if such U.S. holder’s holding period for the shares of DCA Common Stock surrendered is more than one year. The deductibility of capital losses is subject to certain limitations.

Information Reporting and Backup Withholding

Information returns may be filed with the IRS in connection with the cash payments made to a U.S. holder pursuant to the Offer or the Merger. A U.S. holder will generally be subject to United States backup withholding tax on the cash payments made to a U.S. holder pursuant to the Offer or the Merger if the U.S. holder fails to provide its taxpayer identification number to the paying agent and comply with certification procedures or to otherwise establish an exemption from United States backup withholding tax.

United States backup withholding tax is not an additional tax. The amount of any United States backup withholding tax withheld from a cash payment made to a U.S. holder pursuant to the Offer or the Merger will be

20

allowed as credit against the U.S. holder’s United States federal income tax liability and may entitle the U.S. holder to a refund, provided that the required information is timely furnished to the IRS.

U.S. holders should consult their tax advisors regarding the application of information reporting and backup withholding.

6.	PRICE RANGE OF THE SHARES OF DCA COMMON STOCK; DIVIDENDS ON SHARES OF DCA COMMON STOCK

Shares of DCA Common Stock are listed on The Nasdaq Global Market under the symbol “DCAI.”

The following table sets forth, for each of the periods indicated, the high and low intraday sales price per share of DCA Common Stock on The Nasdaq Global Market.

	High	Low

Fiscal Year Ended December 31, 2008
First Quarter	$9.46	$6.68
Second Quarter	$7.95	$6.70
Third Quarter	$8.34	$6.91
Fourth Quarter	$7.99	$5.20
Fiscal Year Ended December 31, 2009
First Quarter	$7.08	$4.40
Second Quarter	$5.67	$4.15
Third Quarter	$6.26	$4.94
Fourth Quarter	$7.98	$5.81
Fiscal Year Ending December 31, 2010
First Quarter	$7.65	$6.00
Second Quarter (through April 21, 2010)	$11.24	$6.16

On April 13, 2010, the last trading day before USRC and DCA announced that they had entered into the Merger Agreement, the closing price of shares of DCA Common Stock reported on The Nasdaq Global Market was $6.52 per share. Accordingly, the Offer Price of $11.25 per share represents a premium of approximately 72% over such price. On April 21, 2010, the last trading day prior to the printing of this Offer to Purchase, the closing price of shares of DCA Common Stock reported on The Nasdaq Global Market was $11.20 per share.

Shareholders are urged to obtain current market quotations for shares of DCA Common Stock before making a decision with respect to the Offer.

DCA has never declared or paid any cash dividends on its capital stock. In addition, under the terms of the Merger Agreement, DCA is not permitted to declare or pay dividends in respect of shares of its common stock unless approved in advance by USRC in writing. See Section 12 (Purpose of the Offer and the Merger; Plans for DCA; The Merger Agreement; The Support Agreements) of this Offer to Purchase for more information.

7.	EFFECT OF THE OFFER ON THE MARKET FOR DCA COMMON STOCK; NASDAQ LISTING OF DCA COMMON STOCK; EXCHANGE ACT REGISTRATION OF DCA COMMON STOCK; MARGIN REGULATIONS

Effect of the Offer on the Market for DCA Common Stock

The purchase of shares of DCA Common Stock in the Offer will reduce the number of holders of shares of DCA Common Stock and the number of shares of DCA Common Stock that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining shares of DCA Common Stock held by the public.

21

Nasdaq Listing of DCA Common Stock

USRC intends to cause all shares of DCA Common Stock to be delisted from The Nasdaq Global Market promptly upon completion of the Merger.

Following the acceptance of shares of DCA Common Stock for payment pursuant to the Offer and prior to completion of the Merger, DCA may no longer meet the requirements for continued listing on The Nasdaq Global Market, depending upon the number of shares of DCA Common Stock accepted for payment pursuant to the Offer. According to Nasdaq’s published guidelines, shares of DCA Common Stock would only meet the criteria for continued listing on The Nasdaq Global Market if, among other things, (i) there were at least 400 shareholders, (ii) the minimum bid price for the shares of DCA Common Stock was at least $1 per share and (iii) either:

•	there were at least two market makers for the shares of DCA Common Stock, the number of publicly-held shares of DCA Common Stock (excluding shares of DCA Common Stock held by officers, directors, and other beneficial owners of 10% or more) was at least 750,000, the market value of such publicly-held shares of DCA Common Stock was at least $5 million, and shareholders’ equity was at least $10 million; or

•	there were at least four market makers for the shares of DCA Common Stock, the number of publicly-held shares of DCA Common Stock (excluding shares of DCA Common Stock held by officers, directors, and other beneficial owners of 10% or more) was at least 1.1 million, the market value of such publicly-held shares of DCA Common Stock was at least $15 million, and the market value of the shares of DCA Common Stock was at least $50 million or the total assets and total revenue were each at least $50 million.

Shares of DCA Common Stock that are held by directors or officers of DCA, or by any beneficial owner of more than 10% of the shares of DCA Common Stock, are not considered to be publicly held for this purpose. According to DCA, as of April 13, 2010, there were 9,610,373 shares of its common stock outstanding. If, as a result of the purchase of shares of DCA Common Stock in the Offer or otherwise, the shares of DCA Common Stock no longer meet the requirements of Nasdaq for continued listing and such shares are either no longer eligible for The Nasdaq Global Market or are delisted from Nasdaq altogether, the market for DCA Common Stock will be adversely affected. However, even if this were to occur, USRC would be required to close the Merger unless completion of the Merger were prohibited by law.

If Nasdaq were to delist shares of DCA Common Stock, the market for shares of DCA Common Stock would be adversely affected. It is possible that such shares would continue to trade on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges. Under such circumstances, however, the extent of the public market for DCA Common Stock and the availability of such quotations would depend upon the number of holders of such shares remaining at such time, the level of interest in maintaining a market in such shares on the part of securities firms, the possible termination of registration of such shares under the Exchange Act (as described below) and other factors.

Exchange Act Registration of DCA Common Stock

DCA Common Stock is currently registered under the Exchange Act. Such registration may be terminated upon application of DCA to the SEC if shares of DCA Common Stock are neither listed on a national securities exchange (such as The Nasdaq Global Market) nor held by 300 or more holders of record. Termination of registration of shares of DCA Common Stock under the Exchange Act would reduce the information required to be furnished by DCA to its shareholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to DCA, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy or information statement pursuant to Sections 14(a) and 14(c) of the Exchange Act in connection with meetings of DCA’s shareholders and the related requirement of furnishing an annual report to DCA’s shareholders, and the requirements of Rule 13e-3 under the Exchange Act with respect to going private transactions. Furthermore, the ability of affiliates of DCA and persons holding registered securities of DCA to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended (the “Securities Act”), may be impaired or eliminated if DCA Common Stock is no longer registered under the Exchange Act. Upon the consummation of the Merger, Offeror intends to seek to cause DCA to apply for termination of registration of DCA Common Stock under the Exchange Act.

22

Margin Regulations

Shares of DCA Common Stock are currently margin securities under the regulations of the Board of Governors of the Federal Reserve System (which is sometimes referred to as the “Federal Reserve Board” in this Offer to Purchase), which has the effect, among other things, of allowing brokers to extend credit on the collateral of shares of DCA Common Stock. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, shares of DCA Common Stock would no longer constitute margin securities for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

8.	CERTAIN INFORMATION CONCERNING DCA

DCA is a Florida corporation with principal executive offices located at 1302 Concourse Drive, Suite 204, Linthicum, Maryland 21090. DCA’s telephone number at that address is (410) 694-0500. DCA was incorporated in Florida in 1976.

DCA develops, owns, and operates outpatient kidney dialysis centers that provide quality dialysis and ancillary services to patients suffering from chronic kidney failure, generally referred to as end stage renal disease, or ESRD. DCA also provides acute inpatient dialysis treatments in hospitals, homecare services and dialysis center management services. DCA owns 35 operating outpatient dialysis facilities and is developing two new centers in Ohio. DCA also engages, on a limited basis, in medical product sales.

Available Information.  DCA is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning DCA’s business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their compensation), any material interests of such persons in transactions with DCA, and other matters is required to be disclosed in proxy statements and periodic reports distributed to DCA’s shareholders and filed with the SEC. You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services. The SEC also maintains an internet website that contains reports, proxy statements and other information about companies, like DCA, that file electronically with the SEC. The address of the site is www.sec.gov.

Certain Projected Financial Information About DCA.  During the course of the due diligence conducted by USRC and the discussions and information exchange between USRC and DCA that led to the execution of the Merger Agreement, DCA provided USRC and its financial advisors with certain projected information about DCA’s financial performance which is not publicly available. These are described, along with their purpose and intent, in DCA’s Schedule 14D-9, which will be filed with the SEC and is being mailed to the shareholders of DCA together with this Offer to Purchase. Shareholders of DCA are urged to, and should, carefully read DCA’s Schedule 14D-9.

Sources of Information.  Although we have no knowledge that any information concerning DCA contained in this Offer to Purchase contains any misstatements or omissions, none of USRC, Offeror, or any of their respective affiliates or assigns, the Information Agent, the Dealer Manager or the Depositary assumes responsibility for the accuracy or completeness of the information concerning DCA contained in such documents and records or for any failure by DCA to disclose events which may have occurred or may affect the significance or accuracy of any such information.

23

9.	CERTAIN INFORMATION CONCERNING USRC AND OFFEROR

Offeror is a Florida corporation and a wholly owned subsidiary of USRC. Offeror was organized by USRC to acquire DCA and has not conducted any other activities since its organization. All outstanding shares of capital stock of Offeror are owned by USRC. The principal office of Offeror is located at the same address as USRC’s principal office listed below, and its telephone number at that address is the same telephone number as USRC’s telephone number listed below.

USRC is a Delaware corporation with its principal office located at 2400 Dallas Parkway, Suite 350, Plano, Texas 75093. USRC’s telephone number at that address is (214) 736-2700. USRC provides dialysis and ancillary services to patients suffering from kidney failure, generally referred to as end stage renal disease. USRC was founded in 2000 by an experienced team of healthcare executives. USRC works in partnership with nephrologists to develop, acquire and operate outpatient treatment centers which provide hemodialysis, peritoneal dialysis and ancillary services to patients suffering from kidney failure, generally referred to as end stage renal disease, or ESRD. USRC currently has a network of 55 clinics in Arkansas and Texas which care for approximately 3,000 dialysis patients. In addition, USRC manages several acute setting dialysis programs in conjunction with local community hospitals.

The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Offeror and USRC are listed in Annex I to this Offer to Purchase.

During the last five years, none of Offeror, USRC or, to the best knowledge of Offeror and USRC, any of the persons listed in Annex I to this Offer to Purchase (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

Except as described in this Offer to Purchase, none of Offeror, USRC or, to the best knowledge of Offeror and USRC, any of the persons listed in Annex I to this Offer to Purchase, or any associate or majority-owned subsidiary of USRC, Offeror or any of the persons listed in Annex I to this Offer to Purchase, beneficially owns any equity security of DCA, and none of Offeror, USRC or, to the best knowledge of Offeror and USRC, any of the other persons or entities referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of DCA during the past 60 days.

Except as described in this Offer to Purchase or the Tender Offer Statement on Schedule TO filed by USRC and Offeror with the SEC to which this Offer to Purchase is filed as an exhibit, (i) there have not been any contacts, transactions or negotiations between Offeror or USRC, any of their respective subsidiaries or, to the best knowledge of Offeror and USRC, any of the persons listed in Annex I to this Offer to Purchase, on the one hand, and DCA or any of its directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the SEC and (ii) none of Offeror, USRC or, to the best knowledge of Offeror and USRC, any of the persons listed on Annex I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any person with respect to any securities of DCA.

The following are summaries of agreements between certain directors, officers and shareholders of DCA, on the one hand, and USRC, on the other. The following summaries do not purport to be a complete description of the terms and conditions of the agreements described and are qualified in their entirety by reference to the agreements described, each of which is attached as an exhibit to the Schedule TO, to which this Offer to Purchase is also attached as an exhibit, and is incorporated herein by reference.

Thomas K. Langbein, Chairman of the Board of DCA, Stephen W. Everett, President and Chief Executive Officer of DCA, and certain other directors and executives who are DCA shareholders identified in this Offer to Purchase have each entered into a Tender and Voting Agreement (collectively, the “Support Agreements”) with DCA, Offeror and USRC, pursuant to which they have agreed, in their capacity as shareholders of DCA, to tender or cause to be tendered to Offeror in the Offer all of the shares of DCA Common Stock owned beneficially and of record by them, as well as any additional shares of DCA Common Stock which they may acquire or own,

24

beneficially or of record. Such shareholders also have agreed to vote, or caused to be voted, all of such shares of DCA Common Stock, in favor of, among other things, the approval of the Merger and the Merger Agreement (and against any Alternative Transaction (described below in Section 12 (Purpose of the Offer and the Merger; Plans for DCA; The Merger Agreement; The Support Agreements — No Solicitation) of this Offer to Purchase) or any action that could impede, interfere with, delay, postpone, discourage, or adversely affect the Offer, the Merger and the other transactions contemplated by the Merger Agreement) and have given USRC an irrevocable proxy to vote each such shareholder’s shares of DCA Common Stock to that effect. In addition, such shareholders have agreed to waive any appraisal rights, if any, they may have or become entitled to under applicable Florida law and have agreed not to take any action, in their capacity as a shareholder of DCA, that DCA is prohibited from taking under Section 5.3 of the Merger Agreement (which is described in Section 12 (Purpose of the Offer and the Merger; Plans for DCA; The Merger Agreement; The Support Agreements — No Solicitation) of this Offer to Purchase). As of April 13, 2010, such shareholders collectively held 2,236,841 shares of DCA Common Stock, representing in the aggregate approximately 23% of the shares of DCA Common Stock as of such date.

Thomas K. Langbein, Chairman of the Board of DCA, Stephen W. Everett, President and Chief Executive Officer of DCA, and Thomas P. Carey, Vice President, Operations of DCA, have each entered into amendments (the “Employment Agreement Amendments”) to their employment agreements (the “Employment Agreements”). The Employment Agreement Amendments (i) extend the non-competition period that each such officer or director is subject to after the termination of each such officer’s or director’s respective Employment Agreement from one year to two years, and (ii) expand the restricted geographic scope of the non-competition covenant of the Employment Agreements to any area within a 50 mile radius of DCA’s and its affiliates’ current or future dialysis facilities. The Employment Agreements previously provided for a restricted geographic scope of within a 25 mile radius. In addition, Mr. Carey’s Employment Agreement Amendment provides for a payment to him of $170,000 within 48 hours of the Board Appointment Date (as defined below), which amount is in lieu of a cash bonus amount that was otherwise payable to Mr. Carey.

10.	SOURCE AND AMOUNT OF FUNDS

As described in Section 13 (Conditions to the Offer), the Offer is subject to a financing condition. The total amount of funds required by USRC and Merger Sub to complete the Offer and the Merger, repay indebtedness of DCA and its subsidiaries, to refinance USRC’s existing credit facility, and pay related fees and expenses is estimated to be approximately $214.4 million.

USRC and Merger Sub expect to fund these payments in part through (i) loan commitments from Royal Bank of Canada (“RBC”) in an aggregate principal amount of up to $202.5 million, approximately $115 million of which will be immediately available to finance the Offer, and (ii) commitments from certain of USRC’s existing equity holders (the “Sponsors”) to purchase up to $25 million of Series D Redeemable Convertible Preferred Stock of USRC.

Debt Financing

USRC has received a debt commitment letter, dated April 13, 2010 (the “Debt Commitment Letter”), from RBC and RBC Capital Markets (“RBCCM”), pursuant to which, subject to the terms and conditions set forth therein, in connection with the Offer and the Merger, RBC has committed to provide (i) a senior secured term loan facility of up to $125 million (the “Secured Term Loan”), (ii) a senior secured revolving credit facility of up to $30 million (the “Secured Revolver”), and (iii) senior subordinated unsecured term loans of up to $47.5 million (the “Unsecured Term Loans,” and, together with the Secured Term Loan and the Secured Revolver, the “Credit Facilities”). Under the Debt Commitment Letter, RBC has the right to syndicate all or a portion of its commitments to one or more financial institutions or other lenders (along with RBC, such institutions and lenders are collectively referred to as the “Lenders”) which are reasonably acceptable to USRC. Any such syndication will be arranged by RBCCM, as the sole lead arranger and sole bookrunner.

The documentation governing the Credit Facilities has not been finalized and, accordingly, the actual terms of the Credit Facilities may differ from those described in this Offer to Purchase.

25

A copy of the Debt Commitment Letter has been filed as an exhibit to the Schedule TO to which this Offer to Purchase is attached as an exhibit. Reference is made to such exhibit for a more complete description of the terms and conditions of the Credit Facilities, and such exhibit is incorporated herein by reference.

USRC shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources on comparable terms or terms not materially less favorable (as determined in the reasonable judgment of USRC).

Conditions Precedent to the Debt Financing

The availability of the initial funding under the Credit Facilities, which constitutes the proceeds USRC and Offeror will use to satisfy their obligations pursuant to the Offer, is subject to the satisfaction or waiver of a number of conditions, including, without limitation:

•	there having not occurred a DCA Material Adverse Effect (as defined in Section 12 (Purpose of the Offer and the Merger; Plans for DCA; The Merger Agreement; The Support Agreements) of this Offer to Purchase) since the date of the most recent financial statements of DCA;

•	RBC and RBCCM being satisfied that, prior to the initial funding date, there have been no competing issues of debt securities or commercial bank or other credit facilities of USRC or any of its affiliates, or DCA or any of its affiliates, offered, placed, announced or arranged;

•	USRC’s compliance with the terms of the Debt Commitment Letter;

•	the terms and conditions of the Offer and the related documentation being in form and substance reasonably satisfactory to RBC;

•	USRC and Offeror having entered into the Support Agreements with shareholders of DCA who have agreed to tender no less than 23% of the shares of DCA Common Stock;

•	execution and delivery of definitive financing documentation consistent with the Debt Commitment Letter and the term sheets therein;

•	the equity investment, USRC’s current cash and the proceeds of the Credit Facilities being a sufficient amount to consummate the Offer and pay all fees, costs and expenses incurred therewith;

•	RBC having received the required financial statements and forecasts detailed in Exhibit C to the Debt Commitment Letter;

•	subject to certain limitations, the execution and delivery of all documents and instruments required to create and perfect RBC’s security interest in the collateral, and none of such collateral being subject to any other pledges, security interest or mortgages (except for permitted liens);

•	USRC’s and its subsidiaries’ and DCA’s and its subsidiaries’ outstanding indebtedness being repaid in full, commitments in respect thereof being terminated and all guarantees thereof and security therefor being discharged and released;

•	all material governmental and third party consents and approvals necessary in connection with the Merger or the Credit Facilities having been obtained, the expiration of all applicable waiting periods and no law or regulation being applicable which would, in the reasonable judgment of the Lenders, restrain, prevent or impose materially adverse conditions upon the Merger or the Credit Facilities;

•	RBCCM being satisfied that the ratio of (a) pro forma total indebtedness of USRC and its subsidiaries on the date of initial funding (after giving effect to the Offer) to (b) pro forma Consolidated Adjusted EBITDA (as defined in the Debt Commitment Letter) (calculated both including DCA and its subsidiaries and excluding DCA and its subsidiaries), as of the end of the most recently-ended twelve-month period for which such information is available, is not greater than 4.5 to 1.0;

•	RBCCM being satisfied that the ratio of (a) pro forma senior secured indebtedness of USRC and its subsidiaries on the date of initial funding (after giving effect to the Offer) to (b) pro forma Consolidated Adjusted EBITDA (as defined in the Debt Commitment Letter) (calculated both including DCA and its

26

subsidiaries and excluding DCA and its subsidiaries), as of the end of the most recently-ended twelve-month period for which such information is available, is not greater than 3.5 to 1.0;

•	the payment of all accrued costs, fees and expenses and other compensation due and payable to RBC, RBCCM and the Lenders;

•	the provision of applicable documentation under the United States Patriot Act;

•	accuracy of DCA’s representations and warranties in the Merger Agreement which are material to the interests of the Lenders, but only to the extent that the accuracy of such representations and warranties is a condition to USRC’s and Offeror’s obligation to consummate the Merger; and

•	accuracy of the representations and warranties of USRC and Offeror set forth in the term sheets attached to the Debt Commitment Letter which relate to corporate existence, power and authority, the due authorization, execution, delivery and enforceability of the definitive documentation for the Credit Facilities, solvency, Federal Reserve margin regulations, Investment Company Act and the validity, priority and perfection of security interests in the collateral securing the Secured Term Loan and the Secured Revolver.

Interest Rates

The interest rates per annum applicable to the Secured Term Loan and the Secured Revolver are anticipated to be as follows:

•	Secured Term Loan — The applicable interest rate is anticipated to be, at the option of USRC, (i) adjusted LIBOR (with a floor of 1.75%) plus 4.75% per annum, or (ii) ABR (as hereinafter defined) plus 3.75% per annum. “ABR” is defined as the highest of (a) the prime rate announced or established by Royal Bank of Canada in the United States for U.S. dollar loans, (b) the Federal Funds Rate plus 0.50% per annum and (c) one-month adjusted LIBOR (with a floor of 1.75%) plus 1.00% per annum.

•	Secured Revolver — The applicable interest rate is anticipated to be, at the option of USRC, (i) adjusted LIBOR (with a floor of 1.75%) plus 4.75% per annum, or (ii) ABR plus 3.75% per annum; provided, however, that after the delivery of a compliance certificate under the Credit Facilities documentation, such rates are anticipated to be subject to step-downs pursuant to a pricing grid based on USRC’s total leverage ratio.

For LIBOR borrowings under the Secured Term Loan and the Secured Revolver, USRC may select interest periods of one, two, three or six months, or any shorter period of time that may be agreed upon. Interest will be payable on such LIBOR borrowings on the last day of the applicable interest period, unless the interest period is longer than three months, in which case payments are due at the end of each three month period.

Upon and during the continuance of any event of default, the applicable interest rate under the Secured Term Loan and Secured Revolver will increase by 2.00% per annum above the otherwise applicable rate.

The interest rate on the Unsecured Term Loans is anticipated to be 14.00% per annum (of which 12.00% is anticipated to be paid in cash and 2.00% is anticipated to be paid-in-kind, with the amount thereof being capitalized and added to the principal amount of the Subordinated Term Loans on each interest payment date). Interest under the Unsecured Term Loans will be paid quarterly, and during the continuance of any event of default, all overdue obligations are anticipated to bear interest at a rate of 16.00% per annum (of which 12.00% is anticipated to be paid in cash and 4.00% is anticipated to be paid-in-kind, with the amount thereof being capitalized and added to the principal amount of the Subordinated Term Loans on each interest payment date).

Mandatory Pre-Payments

It is anticipated that borrowings under the Secured Term Loan will be required to be prepaid in amounts equal to:

•	50% of USRC’s annual Excess Cash Flow (as defined in Annex II of the Debt Commitment Letter), with step-downs to be agreed upon; provided that voluntary and certain mandatory prepayments will reduce the amount of Excess Cash Flow required to be prepaid on a dollar-for-dollar basis;

27

•	100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property by USRC and its subsidiaries (in excess of an annual threshold to be agreed upon and subject to exceptions and reinvestment rights to be agreed upon);

•	100% of the net cash proceeds of issuances of debt obligations of USRC and its subsidiaries (other than permitted debt and subject to baskets and threshold amounts to be agreed upon); and

•	50% of the net cash proceeds from any issuance of equity securities (other than preferred stock and stock issued to existing equity holders) in any public offering or private placement or from any capital contribution (subject to baskets, exceptions and step-downs to be agreed upon).

In addition, if the Merger is not consummated, USRC will be required to prepay the outstanding principal amount of the Secured Term Loan.

To the extent not required to be prepaid under the Secured Term Loan or the Secured Revolver, borrowings under the Unsecured Term Loans will be required to be prepaid in amounts equal to 100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property of USRC and its subsidiaries (in excess of an annual threshold to be agreed upon and subject to exceptions and reinvestment rights to be agreed upon). In addition, if a change of control occurs, USRC will be required to offer to prepay the entire aggregate principal balance of the Unsecured Term Loans. USRC is also required to offer to prepay the entire aggregate principal balance of the Unsecured Term Loans in the prepayment premium event that the Merger is not consummated.

Voluntary Pre-Payments and Reductions in Commitments

Voluntary pre-payments under the Secured Term Loan and voluntary reductions under the Secured Revolver are permitted at any time without premium or penalty, except that voluntary prepayments of adjusted LIBOR loans will be subject to reimbursement of the Lenders’ redeployment costs.

Voluntary pre-payments under the Unsecured Term Loans may be made at any time following the second anniversary of the funding date without premium or penalty, except that (i) for prepayments occurring after the second anniversary but prior to the third anniversary of the initial funding, such prepayments will be made at 104% of the amount repaid, and (ii) for prepayments occurring after the third anniversary but prior to the fourth anniversary of the initial funding, such prepayments will be made at 102% of the amount repaid. Any prepayment of the Unsecured Term Loans prior to the second anniversary of the funding date will be subject to a make-whole premium.

Guarantee and Security

All obligations of USRC under the Secured Term Loan and the Secured Revolver will be guaranteed by each existing and each subsequently acquired wholly owned subsidiary, and such loans will be secured on a first priority basis by (a) a perfected pledge of the equity interests of USRC and each of its existing and subsequently acquired wholly owned subsidiaries, and (b) perfected security interests in, and mortgages on, substantially all tangible and intangible assets of USRC and each of its existing and subsequently acquired subsidiaries. The Unsecured Term Loans will be unsecured, but will be guaranteed by each subsidiary that guarantees the Secured Term Loan and the Secured Revolver.

Other Terms

The Credit Facilities will contain customary representations and warranties, affirmative and negative covenants and events of default.

Equity Commitment

USRC has also received an equity commitment from SV Life Sciences Advisors, LLC, Thoma Cressey Fund VIII, L.P., Salix Ventures II, L.P., and Salix Affiliates II, L.P., each of which are current shareholders of USRC, pursuant to which such shareholders have confirmed their commitment to purchase $25,000,000 of Series D Redeemable Convertible Preferred Stock of USRC. In addition to being current shareholders of USRC, each of

28

these shareholders is represented on USRC’s board of directors. There are no conditions to USRC’s receipt of the proceeds from the equity commitment and the Offer is not conditioned upon USRC’s receipt of such proceeds.

11.	BACKGROUND OF THE OFFER

USRC and its board of directors continually review strategic opportunities for USRC. In connection with these reviews, USRC from time to time evaluates potential transactions, including acquisitions, that may further its strategic objectives.

In late November 2009, a representative of Dresner Partners (“Dresner”) contacted J. Christopher Brengard, Chief Executive Officer of USRC, to ascertain USRC’s willingness to engage in discussions concerning a potential acquisition opportunity involving a dialysis company. In connection therewith, the representative of Dresner forwarded to Mr. Brengard a proposed confidentiality agreement with respect to the potential transaction.

From December 1, 2009 through December 7, 2009, representatives of USRC and its counsel, Fulbright & Jaworski, L.L.P., and representatives of Dresner negotiated the terms of the confidentiality agreement. On December 7, 2009, USRC entered into the confidentiality agreement with respect to the potential acquisition of DCA.

On December 28, 2009, USRC engaged RBC Capital Markets (“RBC”) as its financial advisor with respect to the potential transaction with DCA.

From mid-December 2009 through January 8, 2010, USRC and RBC held several informal discussions with DCA and Dresner concerning the parties’ desire to discuss a potential deal. These discussions resulted in a plan for representatives of USRC and RBC to meet in person with representatives of DCA and Dresner to discuss the materials presented in the Confidential Presentation. USRC provided a list of topics it wished to discuss with DCA management in advance of the meeting.

On January 8, 2010, Mr. Brengard, James D. Shelton (Executive Vice President and Chief Financial Officer), Stephen Pirri (Chief Operating Officer), Thomas L. Weinberg (Senior Vice President and General Counsel), Stan Lindenfeld, M.D. (Chief Medical Officer), John F. Egan (Senior Vice President), Ryan Moore (Senior Vice President, Business Development), and David Eldridge (Vice President and Controller) traveled to Baltimore, Maryland to attend management presentations by representatives of DCA concerning the potential acquisition of DCA by USRC. Thomas K. Langbein (Chairman of the Board and Chief of Strategic Alliances and Investor Relations), Stephen W. Everett (Chief Executive Officer), and Andrew J. Jeanneret (Chief Financial Officer and Vice President of Finance) attended for DCA. Representatives of RBC and Dresner also attended. The participants in the meeting discussed various matters concerning DCA, its operations, and the potential acquisition of DCA by USRC.

From January 8, 2010 until February 15, 2010, representatives of USRC conducted various high-level due diligence on DCA, including the provision by DCA and Dresner to USRC of financial statements, revenue and expense statistics, and clarification of data such as minority interest percentages, salary costs, and other overhead, and accounts receivable.

On January 25, 2010, the USRC board of directors met to discuss the potential acquisition of DCA. Representatives of RBC were in attendance. Mr. Brengard updated the USRC board concerning the discussions with DCA, preliminary diligence conducted by USRC management on DCA, and various matters pertaining the potential acquisition of DCA. Representatives of RBC reviewed with the USRC board various matters pertaining to DCA, including preliminary valuation materials, as well as the process undertaken by DCA and Dresner with respect to the potential transaction. Following that discussion, the USRC board authorized management to continue discussions with DCA and authorized management to present a preliminary indication of interest to DCA.

On January 26, 2010, USRC submitted to DCA a preliminary non-binding proposal to acquire all of the outstanding shares of DCA with a purchase price range of $9.00 to $10.00 per share in cash. The proposal included a “highly confident” financing letter from RBC and required that certain directors and executive officers of DCA enter into agreements supporting the transaction in connection with entering into an acquisition agreement. The

29

proposal also requested a 45 day exclusivity period to commence diligence and negotiation of a definitive agreement.

On February 1, 2010, Mr. Brengard contacted Mr. Langbein to advise him that USRC would be submitting a second proposal later in the day, as well as to highlight the general parameters of that proposal. Later that day, USRC submitted to DCA a preliminary non-binding proposal to acquire all of the outstanding shares of DCA with a purchase price range of $9.00 to $10.00 per share in cash. In addition to the materials in the January 26, 2010, letter, the proposal included additional detail concerning the equity commitments of USRC’s equity sponsors related to the proposed transaction.

On February 4, 2010, Mr. Brengard contacted Mr. Langbein requesting the opportunity to discuss the February 1 proposal submitted by USRC. Later that day, Mr. Brengard and Mr. Langbein discussed by telephone the February 1 proposal in detail. During that telephone call, Mr. Langbein advised Mr. Brengard that the proposed range of $9.00 to $10.00 per share was below the valuation that the DCA board would be willing to consider. Mr. Brengard requested further information with respect to the DCA board’s views of the proposed offer and the valuation necessary to move forward on a potential transaction involving DCA. Mr. Langbein advised Mr. Brengard that a two-step structure involving a first step tender offer with a second step merger, together with a higher per share valuation would be necessary to move this forward.

Later that evening, Mr. Brengard reviewed the discussions with Mr. Langbein with the USRC board of directors. Following that discussion, the USRC board authorized Mr. Brengard to submit a revised proposal with a price per share of $12.50.

On February 5, 2010, USRC submitted to DCA a revised preliminary indication of interest containing substantially the same provisions as the February 1 proposal, but increased the proposed per share purchase price to $12.50 per share.

On or about February 12, 2010, Mr. Langbein contacted Mr. Brengard and advised him that DCA would be willing to proceed with discussions with USRC concerning a potential acquisition of DCA based upon the February 5 proposal, but was unwilling to do so on an exclusive basis. Mr. Brengard indicated USRC would be willing to move forward with respect to diligence and negotiation of a definitive agreement on a non-exclusive basis.

During the week of February 15, 2010, a virtual data room consisting of relevant diligence materials organized and prepared by DCA was opened by DCA and its advisers for USRC and its representatives to begin due diligence. Beginning that week and through the signing of the definitive merger agreement on April 13, 2010, representatives of USRC and its advisors conducted due diligence.

On February 17, 2010, Fulbright & Jaworski provided a draft merger agreement to Arent Fox, LLP, counsel to DCA. The provisions of the draft merger agreement provided for a two-step transaction to effect the acquisition of DCA as requested by DCA, and contained customary representations, warranties and covenants for transactions of this nature. The draft merger agreement further included a “fiduciary out” with respect to discussions involving a “superior proposal,” a “fiduciary termination right” in favor of DCA in the event of acceptance of a “superior proposal,” a reverse termination fee in favor of DCA in the amount of $6 million in the event of a financing failure, and a proposed termination fee of $6 million payable by DCA in certain events.

On February 26, 2010, Mr. Langbein notified Mr. Brengard that DCA had received a subpoena from the U.S. Department of Health and Human Services, Office of Inspector General or OIG, seeking documents relating to DCA’s utilization of EPO.

On March 2, 2010, Fulbright & Jaworski received proposed changes to the draft merger agreement from Arent Fox. The revised draft, among other things, proposed changes to the financing covenants to require the equity sponsors of USRC to “backstop” any debt financing that was unavailable at closing, removed the reverse termination fee for a financing failure, and proposed a $2 million termination fee for events in which the termination fee was payable by DCA.

On March 3, 2010, the USRC board of directors met to discuss the status of the discussions with DCA. Messrs. Brengard and Shelton updated the USRC board on the status of the discussions with DCA, the diligence effort undertaken and well as the status of the financing efforts for the transaction.

30

On March 5, 2010, Fulbright & Jaworski and Arent Fox discussed various aspects of the comments to the proposed merger agreement provided by Arent Fox.

On March 17, 2010, Fulbright & Jaworski provided a revised draft of the merger agreement to Arent Fox, which, among other things, reverted to USRC’s original position with respect to the financing covenants, the reverse termination fee for a financing failure, and a termination fee amount payable by DCA of $6 million.

On March 18, 2010, Mr. Langbein contacted Mr. Brengard to discuss the terms contained in the revised draft of the merger agreement.

On March 22 and March 23, 2010, Fulbright & Jaworski and Arent Fox negotiated the various terms of the merger agreement. In the evening of March 23, 2010, Arent Fox provided Fulbright & Jaworski a list of the remaining open business issues in the draft merger agreement.

On March 24, 2010, Mr. Weinberg and representatives of Fulbright & Jaworski, on the one hand, and Arent Fox, on the other hand, discussed various diligence matters pertaining to the OIG investigation of DCA.

On March 26, 2010, Arent Fox provided Fulbright & Jaworski with a draft of the Company Disclosure Letter. On that same day, Fulbright & Jaworski provided Arent Fox with a draft of the Tender and Voting Agreement.

On March 29, 2010, Mr. Brengard contacted Mr. Langbein to advise him that the USRC board was meeting on March 31, 2010 to discuss the proposed acquisition of DCA, and that he would respond to Mr. Langbein concerning the proposed acquisition later in the week.

On March 31, 2010, the USRC board of directors held a regularly scheduled Board meeting, at which representatives of Fulbright & Jaworski and RBC were in attendance. As part of this meeting, members of USRC’s senior management team, including Messrs. Brengard, Shelton and Weinberg, together with representatives of Fulbright & Jaworski and RBC, updated and reviewed with the USRC board the rationale for and the terms of the proposed transaction, including the diligence performed on DCA, the proposed financing to finance the acquisition and the material terms of the merger agreement. Following discussion among the USRC board, its senior management and its advisors, the USRC board authorized Mr. Brengard to continue discussions with DCA, but at a price level substantially reduced from the $12.50 proposed in the February 5 proposal.

On March 31, 2010, Mr. Brengard contacted Mr. Langbein to advise him that the USRC board met and discussed the proposed transaction in detail. Mr. Brengard further advised Mr. Langbein that various issues had been identified which would affect the proposed purchase price of $12.50 per share, but that he would be contacting him later in the week to discuss the status of the transaction.

On April 1, 2010, Mr. Brengard contacted Mr. Langbein to set up a meeting in New York, New York for April 5, 2010 to discuss the status of the proposed acquisition and the negotiations of a definitive agreement.

On April 5, 2010, Mr. Brengard and a representative of Fulbright & Jaworski, on the one hand, and Mr. Langbein and a representative of Arent Fox on the other hand, met in the offices of Fulbright & Jaworski in New York, New York. At that meeting, Mr. Brengard reviewed with Mr. Langbein the discussions at the USRC board meeting, the results of USRC diligence on DCA, and the potential financial impact of those results on the proposed purchase price of $12.50 per share. Mr. Brengard advised Mr. Langbein that USRC was interested in completing an acquisition of DCA, but was unwilling to do so at the $12.50 price contemplated in the February 5 proposal. Mr. Brengard did not indicate at what price USRC would be willing to proceed, but asked Mr. Langbein to review the information discussed during the meeting. Mr. Brengard further advised Mr. Langbein that he would contact him later in the week to discuss a reduced purchase price per share.

On April 7, 2010, the USRC Board met and approved proceeding with a tender offer at a price of $11.25 per share.

On April 7, 2010, Mr. Brengard contacted Mr. Langbein to arrange a dinner meeting in New York, New York on April 8, 2010.

On April 7, 2010, Fulbright & Jaworski and Arent Fox negotiated the terms of the Tender and Voting Agreement. Later that evening, Fulbright & Jaworski delivered a revised draft of the merger agreement to Arent Fox.

31

On April 8, 2010, Fulbright & Jaworski delivered to Arent Fox a revised draft of the Tender and Voting Agreement. Later that day, Fulbright & Jaworski, on the one hand, and Arent Fox and Jaffe & Jaffe, outside counsel to DCA, on the other hand, discussed comments to the draft Company Disclosure Letter.

On April 8, 2010, Mr. Brengard and Mr. Langbein met for dinner in New York, New York. At that meeting, Mr. Brengard and Mr. Langbein discussed the remaining material issues in the merger agreement, and Mr. Brengard proposed a revised price of $11.25 per share. Mr. Langbein advised Mr. Brengard that he would take that price to the DCA board, and that it was important to finalize the terms of the merger agreement promptly.

From April 8, 2010 into the evening of April 12, 2010, representatives of USRC and Fulbright & Jaworski, on the one hand, and DCA and Arent Fox, on the other hand, negotiated and finalized the terms of the merger agreement, the Tender and Voting Agreement and the Company Disclosure Letter.

In the evening of April 13, 2010, certain shareholders of DCA entered into the Tender and Voting Agreements, and certain members of management entered into the employment agreement amendments. Following the execution of those documents, a merger agreement, in the form approved by the DCA board and the USRC board, was executed by representatives of USRC and DCA.

On April 14, 2010, prior to the opening of the financial markets, USRC and DCA issued a joint press release announcing the proposed transaction.

On April 22, 2010, Offeror commenced the Offer.

12.	PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR DCA; THE MERGER AGREEMENT; THE SUPPORT AGREEMENTS

Purpose of the Offer and the Merger

The purpose of the Offer and Merger is to enable USRC to acquire the entire equity interest in, and thus control of, DCA. The Offer, as the first step in the acquisition of DCA, is intended to facilitate the acquisition of all of the outstanding shares of DCA Common Stock or, if fewer than all of the outstanding shares of DCA Common Stock are validly tendered in the Offer and not withdrawn prior to the Expiration Date, such lesser number of shares of DCA Common Stock, subject to the Offer Conditions (described below in Section 13 (Conditions to the Offer) of this Offer to Purchase). The purpose of the Merger is for USRC to acquire any and all outstanding shares of DCA Common Stock that are not validly tendered in the Offer and accepted for payment by Offeror in the Offer.

Plans for DCA

Following the acceptance of shares of DCA Common Stock for payment pursuant to the Offer, USRC will have the right to, and intends to, designate representatives to DCA’s board of directors, which designees will constitute at least a majority of the board of directors and therefore control DCA. Following the acceptance of shares of DCA common stock for payment pursuant to the Offer and completion of the Merger, USRC intends to integrate DCA’s operations with those of USRC under the direction of USRC’s management. USRC’s principal reason for acquiring DCA is to further complement and strengthen and broaden USRC’s network of dialysis centers and support such centers with USRC’s experienced operations management, strong clinical leadership, and well-trained clinical and support staff. USRC intends to continue to review DCA and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel and, subject to the terms of the Merger Agreement, to consider whether any changes would be desirable in light of the circumstances then existing, and reserves the right to take such actions or effect such changes as it deems desirable.

The Merger Agreement

The following is a summary of the Merger Agreement. The following summary does not purport to be a complete description of the terms and conditions of the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as an exhibit to the Tender Offer Statement on Schedule TO that has been filed with the SEC by USRC and Offeror in connection with the Offer. The Merger Agreement contains representations and warranties that DCA, USRC and Offeror made solely to each other as of

32

specific dates. Those representations and warranties were made solely for purposes of the Merger Agreement and may be subject to important qualifications and limitations agreed to by the parties. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a standard of materiality provided for in the Merger Agreement and have been used for the purpose of allocating risk among DCA, USRC and Offeror rather than establishing matters as facts. The Merger Agreement is attached hereto as Annex III to this Offer to Purchase.

The Offer

The Merger Agreement provides for the commencement of the Offer by Offeror.

Offeror’s obligation to accept for payment and to pay for any shares of DCA Common Stock that are validly tendered (and not withdrawn) pursuant to the Offer is subject to the satisfaction or waiver, if permitted under the Merger Agreement, of (i) the Minimum Condition, and (ii) each of the other Offer Conditions (described below in Section 13 (Conditions to the Offer) of this Offer to Purchase). Without DCA’s prior written consent: (A) the Minimum Condition may not be amended or waived; and (B) no change may be made to the Offer that: (1) changes the form of consideration to be delivered by Offeror pursuant to the Offer; (2) decreases the Offer Price or the number of shares of DCA Common Stock sought to be purchased by Offeror in the Offer; (3) imposes conditions to the Offer in addition to the Offer Conditions; or (4) extends the Expiration Date, except as otherwise provided in the Merger Agreement and described in this Offer to Purchase.

The Offer is initially scheduled to expire at 12:00 midnight (one minute after 11:59 p.m.), New York City time, on Wednesday, May 19, 2010, 20 business days following the date of the commencement of the Offer.

Extensions of the Offer

In the event that, as of the scheduled Expiration Date, any Offer Condition is not satisfied or has not been waived, Offeror may, in its discretion and without the consent of DCA or any other person, extend the Offer on one or more occasions, for an additional period of up to 20 business days per extension (but no later than January 31, 2011), to permit such Offer Condition to be satisfied. In addition, Offeror may, in its discretion and without the consent of DCA or any other person, (i) extend the Offer from time to time for any period required by any rule or regulation of the Securities and Exchange Commission (the “SEC”) applicable to the Offer, and (ii) elect to provide for a “subsequent offering period” (and one or more extensions of such period) in accordance with the rules and regulations of the SEC, unless USRC has become the owner, directly or indirectly, of 80% or more of the outstanding shares of DCA Common Stock.

Subject to the parties’ respective termination rights under the Merger Agreement (as described below under the caption “Termination of the Merger Agreement”), if: (A) as of the scheduled Expiration Date of the Offer: (i) either the Minimum Condition or the condition relating to obtaining antitrust clearance under the HSR Act have not been satisfied or waived, as applicable, (ii) each of the other Offer Conditions to the Offer as described in Section 13 (Conditions to the Offer) of this Offer to Purchase have been satisfied or waived, or we reasonably determine that such conditions will be satisfied within fifteen (15) business days after such date, and (iii) we have received a written request from DCA to extend the Offer no less than two (2) business days prior to such date, we must extend the Offer beyond the scheduled Expiration Date for an additional period of up to twenty (20) business days; or (B) the scheduled Expiration Date is a date prior to the Designated Date (the date that is forty-five (45) days from the commencement of the Offer) and (i) the condition related to obtaining the proceeds from the debt financing (or any alternative financing obtained in accordance with the terms of the Merger Agreement on comparable terms or terms not materially less favorable) has not been satisfied, (ii) each of the other Offer Conditions to the Offer as described above and in Section 13 (Conditions to the Offer) of this Offer to Purchase have been satisfied or waived, and (iii) we have received a written request from DCA to extend the Offer no less than two (2) business days prior to such date, we must extend the Offer beyond the scheduled Expiration Date to a date which is on or after the Designated Date. However, Offeror will not be required to extend the Offer to a date later than January 31, 2011.

The Merger Agreement further provides that, on the terms of and subject to the conditions to the Offer, Offeror will accept for payment all shares of DCA Common Stock that are validly tendered in the Offer and not withdrawn

33

as soon as practicable after Offeror is permitted to do so under the terms of the Merger Agreement and applicable legal requirements and must pay for such shares thereafter.

If, between the date of the Merger Agreement and the date on which any particular share of DCA Common Stock is accepted for payment pursuant to the Offer, the outstanding shares of DCA Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or if a record date with respect to any such event occurs during such period, then the Offer Price will be appropriately and proportionately adjusted.

The Merger Agreement also provides that, contemporaneously with the filing by USRC and Offeror of the Schedule TO, DCA must file with the SEC, and (following or contemporaneously with the dissemination of the Offer to Purchase and related documents) disseminate to holders of shares of DCA Common Stock, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) that reflects the terms and conditions of the Merger Agreement, such information with respect to DCA and its officers and directors as required by the rules and regulations of the SEC in connection with USRC’s designation of representatives to DCA’s board of directors, and the unanimous recommendation of DCA’s board of directors that the shareholders of DCA accept the Offer and tender their shares of DCA Common Stock pursuant to the Offer and, if required under applicable law, approve the Merger Agreement and the Merger.

Top-Up Option

Pursuant to the Merger Agreement, DCA has granted USRC and Offeror an assignable and irrevocable option to purchase from DCA the number of newly-issued, fully paid and nonassessable shares of DCA Common Stock equal to the lesser of: (i) the number of shares of DCA Common Stock that, when added to the number of shares of DCA Common Stock owned by USRC or Offeror at the time of exercise of the Top-Up Option, constitutes 80% of the number of shares of DCA Common Stock that would be outstanding on a fully diluted basis immediately after the issuance of all shares of DCA Common Stock subject to the Top-Up Option; or (ii) the aggregate number of shares of DCA Common Stock that DCA is authorized to be issued under its articles of incorporation but that are not issued and outstanding (and are not subscribed for or otherwise committed to be issued or reserved for issuance) at the time of exercise of the Top-Up Option.

The Top-Up Option may be exercised by USRC or Offeror, in whole or in part, at any time at or after the Acceptance Time. The aggregate purchase price payable for the shares of DCA Common Stock being purchased by USRC or Offeror pursuant to the Top-Up Option will be determined by multiplying the number of such shares by the Offer Price. Such purchase price may be paid by USRC or Offeror, at its election, either entirely in cash or by executing and delivering to DCA a promissory note having a principal amount equal to such purchase price, or by any combination of the foregoing. Any such promissory note will bear interest at the rate of 3% per annum, will mature on the first anniversary of the date of execution and delivery of such promissory note, and may be prepaid without premium or penalty. The Merger Agreement requires the parties to cooperate with each other to ensure that the issuance of the shares of DCA Common Stock being purchased by USRC or Offeror pursuant to the Top-Up Option is effected pursuant to an exemption from registration under the Securities Act.

Appointment of Directors After Acceptance for Payment of Shares Tendered in the Offer

The Merger Agreement provides that, effective upon the Acceptance Time and from time to time thereafter, USRC will be entitled to designate to serve on DCA’s board of directors the number of directors, rounded up to the next whole number, equal to the product of (i) the total number of directors on DCA’s board of directors (giving effect to any increase in the size of DCA’s board of directors effected pursuant to these provisions) and (ii) a fraction having a numerator equal to the aggregate number of shares of DCA Common Stock then beneficially owned by USRC or Offeror (including all shares of DCA Common Stock accepted for payment pursuant to the Offer), and having a denominator equal to the total number of shares of DCA Common Stock then issued and outstanding. The Merger Agreement provides that in no event will USRC’s director designees constitute less than a majority of DCA’s entire board of directors.

34

Pursuant to the Merger Agreement, DCA must take all actions necessary to cause USRC’s designees to be elected or appointed to DCA’s board of directors, including seeking and accepting resignations of incumbent directors and increasing the size of DCA’s board of directors (the date on which a majority of DCA’s board of directors are designees of USRC that have been effectively appointed to DCA’s board of directors (the “Board Appointment Date”)). Furthermore, from and after the Acceptance Time, to the extent requested by USRC, DCA must also use its commercially reasonable efforts to: (i) obtain and deliver to USRC the resignation of each individual who is an officer of DCA or any of its subsidiaries; and (ii) cause individuals designated by USRC to constitute the number of members, rounded up to the next whole number, on each committee of DCA’s board of directors and the board of directors of each subsidiary of DCA (and each committee thereof), that represents at least the same percentage as USRC’s director designees represented on DCA’s board of directors. Notwithstanding such provisions, DCA is required to use commercially reasonable efforts to ensure that, at all times prior to the effective time of the Merger (the “Effective Time”), at least two of the members of DCA’s board of directors are individuals who were directors of DCA on the date of the Merger Agreement (the “Continuing Directors”). However, if at any time prior to the Effective Time there is only one Continuing Director serving as a director of DCA for any reason, then DCA’s board of directors must cause an individual selected by the remaining Continuing Director to be appointed to serve on DCA’s board of directors (and such individual will be deemed to be a Continuing Director for all purposes). In addition, if at any time prior to the Effective Time, no Continuing Directors remain on DCA’s board of directors, then DCA’s board of directors must appoint two individuals who are not officers, employees or affiliates of DCA, USRC or Offeror to serve on DCA’s board of directors (and each such individual will be deemed to be a Continuing Director for all purposes).

The Merger Agreement provides that, following the election or appointment of USRC’s designees to DCA’s board of directors and until the Effective Time, the approval of a majority of the Continuing Directors will be required to authorize any of the following actions of DCA (each, an “Adverse Action”) to the extent the action in question could reasonably be expected to affect adversely DCA’s shareholders (other than USRC or Offeror): (i) any action by DCA with respect to any amendment or waiver of any term or condition of the Merger Agreement, the Merger or the articles of incorporation or bylaws of DCA; (ii) any termination of the Merger Agreement by DCA; (iii) any extension by DCA of the time for the performance of any of the obligations or other acts of USRC or Offeror; or (iv) any waiver or assertion of any of DCA’s rights under the Merger Agreement. The approval of any Adverse Action by a majority of the Continuing Directors will constitute the valid authorization of DCA’s board of directors with respect to such Adverse Action, and no other action on the part of DCA or by any other director of DCA will be required to authorize such Adverse Action.

The Merger

The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with applicable law, at the Effective Time, Offeror will be merged with and into DCA. Following the Merger, the separate corporate existence of Offeror will cease and DCA will continue as the surviving corporation (the “Surviving Corporation”) and a wholly owned subsidiary of USRC.

DCA has agreed that, if required by applicable law in order to consummate the Merger, it will, as promptly as practicable following the later of the Acceptance Time or the expiration of any “subsequent offering period” provided in accordance with Rule 14d-11 under the Exchange Act, acting through its board of directors, take all action necessary under all applicable laws to call, give notice of, convene and hold a meeting of the holders of shares of DCA Common Stock to vote on the approve of the Merger Agreement. In connection with holding such meeting, DCA will recommend that its shareholders approve the Merger Agreement and the Merger. DCA will ensure that all proxies solicited in connection with such shareholder’s meeting are solicited in compliance with applicable laws.

The Merger Agreement further provides that, notwithstanding the foregoing, if USRC or Offeror acquires, together with the shares of DCA Common Stock owned by USRC, Offeror or any other of USRC’s subsidiaries, at least 80% of the outstanding shares of DCA Common Stock on a fully diluted basis, the parties to the Merger Agreement will, at the request of USRC, take all necessary and appropriate action to cause the Merger to become effective as promptly as reasonably practicable after the Acceptance Time without a meeting of the DCA shareholders in accordance with applicable provisions of the FBCA.

35

Conversion of Shares of DCA Common Stock

Pursuant to the Merger Agreement, at the Effective Time, each share of DCA Common Stock then outstanding (other than shares of DCA Common Stock held by USRC, Offeror, or any wholly-owned subsidiary of USRC or held in DCA’s treasury or shares owned by any shareholder of DCA who becomes entitled to and properly asserts appraisal rights, if any, under applicable Florida law) will be converted into the right to receive the Offer Price upon proper surrender of the certificate representing such share.

Treatment of Stock Options, Restricted Share and RSUs in the Offer and the Merger

At the Effective Time, each option to purchase shares of DCA Common Stock outstanding as of such date (whether or not then vested) will be converted into the right to receive a cash payment from the surviving corporation equal to the product of (i) the number of shares of DCA Common Stock subject to such option, and (ii) the excess, if any, of (x) the Offer Price over (y) exercise price per share under such option.

At the Effective Time, each outstanding restricted stock unit and restricted share of DCA will vest and be converted into the right to receive a cash payment equal to the Offer Price.

Representations and Warranties.

The Merger Agreement contains representations and warranties made by DCA to USRC and Offeror and representations and warranties made by USRC and Offeror to DCA. The assertions embodied in those representations and warranties were made solely for purposes of the Merger Agreement and are qualified by information in the confidential disclosure schedules provided by DCA to USRC in connection with the signing of the Merger Agreement. Moreover, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to shareholders or used for the purpose of allocating risk between the parties to the Merger Agreement, rather than establishing matters of fact.

In the Merger Agreement, DCA has made customary representations and warranties to USRC and Offeror with respect to, among other things:

•	corporate matters related to DCA and its subsidiaries, such as organization, qualification, power and authority;

•	its articles of incorporation and bylaws;

•	its capitalization;

•	required consents and approvals;

•	public SEC filings, Nasdaq compliance, financial statements, and compliance with the Sarbanes-Oxley Act of 2002;

•	the absence of undisclosed liabilities;

•	the absence of certain specified changes with respect to it and its business during the period from December 31, 2009 through the date of the Merger Agreement;

•	title to its real and personal property;

•	material contracts;

•	compliance with applicable laws and permits;

•	health law matters, including billing practices and compliance with Stark Law and Medicare and Medicaid requirements;

•	employee benefit matters;

•	tax matters;

36

•	intellectual property;

•	labor matters;

•	environmental matters;

•	the inapplicability of state takeover statutes or regulations to the Offer or the Merger;

•	maintaining adequate insurance;

•	interested party transactions;

•	compliance with the U.S. Foreign Corrupt Practices Act and other applicable anti-corruption laws;

•	opinions of financial advisors with respect to the fairness of the Offer Price;

•	absence of discussions related to other third party proposals to acquire DCA;

•	the vote required for the adoption of the Merger Agreement and the approval of the Merger and the transactions contemplated by the Merger Agreement;

•	actions related to ensuring compliance with Rule 14d-10(d)(2) with regard to certain compensation arrangements entered into in connection with the Merger;

•	the documents relating to the Offer, Schedule 14D-9 and other documents to be filed by DCA in connection with the Merger Agreement; and

•	the absence of false and misleading statements in connection with the Merger Agreement.

Some of the representations and warranties in the Merger Agreement made by DCA are qualified as to “materiality” or “DCA Material Adverse Effect.” For purposes of the Merger Agreement, a “DCA Material Adverse Effect” means any change, event, violation, development, circumstance, effect or other matters which individually or in the aggregate have, or could reasonably be expected to have, a material adverse effect on (a) the business, condition, capitalization, assets, liabilities, operations or financial performance of DCA and its subsidiaries taken as a whole, (b) the ability of DCA to consummate the Merger or any of the other transactions contemplated by the Merger Agreement, or (c) USRC’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the shares of the surviving corporation after the Merger. The definition of “DCA Material Adverse Effect” excludes changes, events, violations, developments, circumstances, effects or other matters which DCA can show by clear and convincing evidence relate to or result from the following:

•	changes in conditions affecting the renal care/dialysis services industries generally or the United States or global economy which DCA can show by clear and convincing evidence did not have a disproportionate impact on DCA;

•	changes in the United States generally accepted accounting principals or other accounting standards or interpretations which DCA can show by clear and convincing evidence did not have a disproportionate impact on DCA;

•	changes in applicable laws (except for laws related to the payment system for Medicare outpatient end-stage renal disease dialysis facilities) which DCA can show by clear and convincing evidence did not have a disproportionate impact on DCA; and

•	a decrease in the market price of shares of DCA Common Stock (but not excluding any underlying causes of such decrease unless otherwise excluded pursuant to another item on this list).

In the Merger Agreement, USRC and Offeror have made customary representations and warranties to DCA with respect to, among other things:

•	corporate matters, such as organization, qualification, power and authority;

•	required consents and approvals;

37

•	information furnished for the documents relating to the Offer, Schedule 14D-9 and other documents to be filed by DCA in connection with the Merger Agreement;

•	the delivery of debt commitment letters pursuant to which Royal Bank of Canada has agreed to lend up to $155,000,000 in senior secured and $47,500,000 in mezzanine debt financing to facilitate USRC’s and Offeror’s ability to consummate the Offer and the Merger;

•	the delivery of equity commitment letters from certain of USRC’s shareholders;

•	the lack of conditions precedent to the funding of the financing contemplated by the debt and equity commitment letters and the adequacy of proceeds to purchase the shares of DCA Common Stock tendered pursuant to the Offer.

Conduct of Business of DCA

From the date of the Merger Agreement and until the Board Appointment Date or the termination of the Merger Agreement, DCA has agreed that it will, and will cause its subsidiaries to:

•	conduct its business in the ordinary course consistent with past practice and in compliance with all applicable legal requirements;

•	maintain and preserve intact its business organizations and business relationships and to retain services of its officers and employees and maintain its rights and permits; and

•	take no action that would reasonably be expected to adversely affect or delay any of the parties’ ability to obtain the necessary governmental entity approvals or to perform any of the covenants and agreements contemplated by the Merger Agreement or to consummate the Offer and the Merger and the other transactions contemplated by the Merger Agreement.

In addition, during that same period except as expressly permitted by the terms of the Merger Agreement, DCA will not, and will not permit its subsidiaries to, take certain actions with respect to the following, subject to specified thresholds and exceptions:

•	changes or waivers to its and its subsidiaries organizational documents and bylaws;

•	changes to the terms of its capital stock;

•	dividends, distributions or redemptions of stock;

•	issuances of any additional shares, securities convertible into, or any rights, warrants or options to acquire, any such shares of capital stock;

•	the purchase or sale of assets;

•	incurring indebtedness or borrowing money except in the ordinary course of business consistent with past practice in excess of, individually or in the aggregate, $200,000;

•	amending, modifying or violating any material contract;

•	capital expenditures;

•	increases in compensation of any current or former directors, officers or employees of DCA or its subsidiaries;

•	changes to tax accounting or financial accounting methods;

•	entering into any new line of business;

•	transferring ownership or granting a license or other rights in DCA’s intellectual property;

•	purchasing and investing in stock or securities, contributions to capital, property transfers or any other property or assets of any other individual, corporation or entity;

38

•	taking any action that exempts a third party from any takeover statute or similar restrictive provisions in its organizational documents;

•	terminating, amending or waiving any provision of any confidentiality or standstill agreement in place with a third party;

•	commencing or settling any material claim, action or proceeding; or

•	material tax elections changes.

No Solicitation

The Merger Agreement contains a non-solicitation covenant that prohibits certain activities of DCA and its representatives that would constitute solicitation of competing transactions. In particular, DCA has agreed that it will not (and will not resolve or propose to), directly or indirectly, and will cause its subsidiaries and each of its and its subsidiaries officers, directors, employees, agents and representatives (including any accountant, attorney, investment banker, financial advisor or other representative of DCA) to not (and to not resolve or propose to), directly or indirectly, the following:

•	solicit, initiate, encourage, induce facilitate (including by way of furnishing information) or take any other action to facilitate the making, submission or announcement of any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including by way of a tender offer) or similar transactions involving DCA or its subsidiaries that, if consummated, would constitute an Alternative Transaction (as defined below) (any of the foregoing, including any inquiries, proposals or, including the indication of any intention to propose any of the foregoing, being referred to in this Offer to Purchase as an “Alternative Proposal”);

•	furnish any information regarding DCA or any of its subsidiaries to any person in connection with or in response to any Alternative Proposal or Alternative Transaction;

•	conduct, engage in or participate in any discussions or negotiations regarding an Alternative Proposal or Alternative Transaction; or

•	enter into any agreement regarding any Alternative Proposal or Alternative Transaction.

Notwithstanding such restrictions on soliciting competing transactions, in response to an unsolicited Alternative Proposal (which did not result from a breach of the non-solicitation covenant as discussed above) that DCA reasonably determines, after taking into account the advice of its financial advisor and outside legal counsel, is reasonably likely to result in a Superior Proposal (as defined below), DCA may, if otherwise in compliance with the non-solicitation covenant: (i) furnish non-public information pursuant to a confidentiality agreement (including a standstill provision) with terms no less favorable than those contained in the confidentiality agreement previously entered into with USRC, and (ii) participate in discussions and negotiations with the person making the Alternative Proposal, if, among other things:

•	DCA provides USRC with at least two (2) business days’ advance notice prior to furnishing any such non-public information or entering into discussions or negotiations with any such person;

•	DCA furnishes any non-public information to USRC prior to or concurrently with furnishing such information to any such person;

•	DCA’s board of directors determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties; and

•	DCA keeps USRC reasonably informed of the status and details of any such Alternative Proposal.

39

USRC has a right under the Merger Agreement to “match” any Superior Proposal received by DCA, subject to certain terms and conditions. More specifically, DCA may not make an Adverse Recommendation Change (as defined below) or terminate the Merger Agreement due to a Superior Proposal:

•	until after the fifth (5th) business day following DCA’s notice to USRC that DCA has received a Superior Proposal (specifying the material terms and conditions of the Superior Proposal, including the identity of the person making the Superior Proposal); and

•	if within five (5) business days following the notice of the Superior Proposal, USRC makes adjustments to the Merger Agreement which would prevent DCA’s board of directors from reasonably determining that the failure to terminate the Merger Agreement or to make an Adverse Recommendation Change would constitute a breach of its fiduciary duties.

“Alternative Transaction” means any of the following: (i) a transaction pursuant to which any third party, directly or indirectly, acquires or would acquire more than 10% of the outstanding shares of DCA Common Stock or any of the DCA’s subsidiaries or outstanding voting power or of any new series or new class of preferred stock that would be entitled to a class or series vote with respect to a merger with DCA or any of DCA’s subsidiaries, whether from DCA or pursuant to a tender offer or exchange offer or otherwise; (ii) a merger, share exchange, consolidation or other business combination involving DCA or any of DCA’s subsidiaries (other than the Offer and the Merger); (iii) any transaction pursuant to which any third party acquires or would acquire control of assets (including for this purpose the outstanding equity securities of any DCA subsidiary and securities of the entity surviving any merger or business combination including any of DCA’s subsidiaries) of DCA or any of DCA’s subsidiaries representing more than 10% of the fair market value of all the assets, net revenues or net income of DCA and DCA’s subsidiaries, taken as a whole, immediately prior to such transaction; or (iv) any other consolidation, business combination, recapitalization or similar transaction involving DCA or any of DCA’s subsidiaries other than the transactions contemplated by the Merger Agreement.

“Superior Proposal” means any bona fide written proposal made by a third party (a) to acquire, directly or indirectly, 100% of the outstanding shares of DCA Common Stock or 100% of the assets, net revenues or net income of DCA and DCA’s subsidiaries, taken as a whole, and (b) which is otherwise on terms which DCA’s board of directors determines in its reasonable judgment (after consultation with its financial advisor and outside legal counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, that the proposal (1) if consummated would result in a transaction that is more favorable, from a financial point of view, to DCA’s shareholders than the Offer and the Merger and the other transactions contemplated by the Merger Agreement and (2) is reasonably capable of being completed, including to the extent required, financing which is then committed and is reasonably capable of being obtained without delay.

Recommendation of DCA’s Board of Directors

DCA’s board of directors has unanimously recommended that DCA’s shareholders accept the Offer and tender their shares of DCA Common Stock to Offeror pursuant to the Offer and, if required by applicable laws, approve the Merger Agreement and the Merger (the “DCA Board Recommendation”). The Merger Agreement provides that, except as provided below, neither DCA’s board of directors nor any committee thereof may: (i) fail to make, withhold, withdraw, amend or modify in a manner adverse to USRC or Offeror, the DCA Board Recommendation; (ii) approve or recommend, or publicly propose to approve or recommend, or cause or permit DCA or any of DCA’s subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or relating to, or that is intended to, contemplates or is reasonably likely to result in, an Alternative Transaction other than a confidentiality agreement as permitted in the non-solicitation covenant as described above (an “Acquisition Agreement”) or resolve, agree or propose to take any such action; (iii) approve, endorse, adopt or recommend, or publicly propose to approve, endorse, adopt or recommend, any Alternative Proposal or Superior Proposal; (iv) fail to recommend to DCA’s shareholders that they reject any tender offer or exchange offer for shares of DCA Common Stock and reaffirm the DCA Board Recommendation within ten (10) business days after the commencement of such offer (or, if earlier, prior to the Acceptance Time); (v) make any

40

public statement inconsistent with the DCA Board Recommendation; or (vi) resolve or agree to take any of the foregoing actions (any of the foregoing, an “Adverse Recommendation Change”).

The Merger Agreement further provides that, notwithstanding the foregoing, DCA’s board of directors may, at any time prior to the Acceptance Time, make an Adverse Recommendation Change and thereafter may cause DCA to terminate the Merger Agreement in accordance with the termination right described below in the eight (8th) bullet point under the caption “Termination of the Merger Agreement” and concurrently with such termination cause DCA to enter into a binding, written, Acquisition Agreement providing for the consummation of the transaction contemplated by the Superior Proposal (a “Superior Proposal Definitive Agreement”) in accordance and subject to compliance with such termination right, if:

•	an unsolicited bona fide, written Alternative Proposal that did not otherwise result from a breach of the provisions described above under the caption “No Solicitation” is made to DCA and is not withdrawn;

•	DCA’s board of directors reasonably determines in good faith, after having taken into account to the advice of DCA’s financial advisor, that such Alternative Proposal constitutes a Superior Proposal;

•	DCA’s board of directors reasonably determines, after having taken into account the advice of its outside legal counsel, that, in light of such Superior Proposal, an Adverse Recommendation Change is required in order for DCA’s board of directors to comply with its fiduciary duties to DCA’s shareholders under applicable legal requirements;

•	prior to effecting such Adverse Recommendation Change, DCA’s board of directors gives USRC at least five (5) business days’ written notice: (A) that it has received a Superior Proposal not in violation of the provisions described above under the caption “No Solicitation”; (B) that it intends to make an Adverse Recommendation Change; and (C) specifying the material terms and conditions of such Superior Proposal, including the identity of the person making such offer (and attaching the most current and complete version of any written agreement or other document relating thereto);

•	during any such five (5) business day notice period(s), if requested by USRC, DCA engages in good faith negotiations with USRC to amend the Merger Agreement in such a manner that no Adverse Recommendation Change is legally required as a result of such Superior Proposal; and

•	at the end of any such five (5) business day notice period, the failure to make an Adverse Recommendation Change would still constitute a breach of the fiduciary obligations of DCA’s board of directors to DCA’s shareholders under applicable legal requirements in light of such Superior Proposal (taking into account any changes to the terms of the Merger Agreement proposed by USRC as a result of the required negotiations as described above or otherwise). The Merger Agreement clarifies that any change to the consideration payable in connection with such Superior Proposal or any other material modification thereto will require a new five (5) days’ advance written notice by DCA.

In addition, the Merger Agreement provides that, notwithstanding the first paragraph above under the caption “Recommendation of DCA’s Board of Directors,” DCA’s board of directors may, at any time prior to the Acceptance Time, make an Adverse Recommendation Change, if: (i) there occurs or arises after the date of the Merger Agreement a material event, material development or material change in circumstances that relates to DCA and its subsidiaries but does not relate to any Alternative Proposal that was not known to DCA or such subsidiary on or prior to the date of the Merger Agreement (or if known, the consequences of which were not known to or reasonably foreseeable by DCA or such subsidiary as of the date of the Merger Agreement), which event, development or change in circumstance, or any material consequences thereof, becomes known to DCA or such subsidiary prior to the Acceptance Time (any such material event, material development or material change in circumstances unrelated to an Alternative Proposal being referred to as an “Intervening Event”); (ii) none of DCA, its subsidiaries and any of their respective representatives had knowledge, as of the date of the Merger Agreement, that there was a reasonable possibility that such Intervening Event could occur or arise after the date of the Merger Agreement; (iii) DCA provides USRC, at least five (5) business days prior to any meeting of DCA’s board of directors at which such board of directors will consider and determine whether such Intervening Event may require DCA to make an Adverse Recommendation Change pursuant to clause “(i)” of the definition of Adverse Recommendation Change, with a written notice specifying the date and time of such meeting, the reasons for holding such meeting and a reasonably

41

detailed description of such Intervening Event; (iv) DCA’s board of directors reasonably determines, after having taken into account the advice of DCA’s outside legal counsel, that, in light of such Intervening Event, an Adverse Recommendation Change pursuant to clause “(i)” of the definition of Adverse Recommendation Change is required in order for DCA’s board of directors to comply with its fiduciary obligations to DCA’s shareholders under applicable legal requirements; (v) no Adverse Recommendation Change pursuant to clause “(i)” of the definition of Adverse Recommendation Change has been made for five (5) business days after receipt by USRC of a written notice from DCA confirming that DCA’s board of directors has determined that the failure to make such an Adverse Recommendation Change in light of such Intervening Event would constitute a breach of its fiduciary obligations to DCA’s shareholders under applicable legal requirements; (vi) during such five (5) business day notice period, if requested by USRC, DCA engages in good faith negotiations with USRC to amend the Merger Agreement in such a manner that no such Adverse Recommendation Change is legally required as a result of such Intervening Event; and (vii) at the end of such five (5) business day notice period, the failure to make such Adverse Recommendation Change would still constitute a breach of the fiduciary obligations of DCA’s board of directors to DCA’s shareholders under applicable legal requirements in light of such Intervening Event (taking into account any changes to the terms of the Merger Agreement proposed by USRC as a result of the negotiations required by clause “(vi)” or otherwise).

DCA Shareholders’ Meeting

The Merger Agreement provides that as promptly as practicable following the later of the Acceptance Time or the expiration of any subsequent offering period, if the approval of the Merger Agreement by DCA’s shareholders is required by applicable legal requirements in order to consummate the Merger, DCA will take all action necessary under applicable law to call, give notice of, convene and hold a meeting of the shareholders of DCA to vote on the approval of the Merger Agreement. The Merger Agreement provides that DCA will ensure that all proxies solicited in connection with the shareholder’s meeting to approve the Merger Agreement are solicited in compliance with applicable laws, and DCA will, through DCA’s board of directors, recommend that its shareholders approve the Merger Agreement.

Pursuant to the Merger Agreement, if Offeror or USRC owns, by virtue of the Offer or otherwise, at least 80% of the outstanding shares of DCA Common Stock on a fully diluted basis, USRC may, in its discretion, cause the Merger of DCA into Offeror to become effective as soon as practicable following the time such ownership is first obtained, without a shareholders’ meeting in accordance with applicable Florida law.

Efforts to Close the Transaction

The Merger Agreement provides that each party to the Merger Agreement will use their commercially reasonable efforts to take all actions, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the transactions contemplated by the Merger Agreement.

Directors’ and Officers’ Indemnification and Insurance

The Merger Agreement provides that, from the Effective Time until the sixth (6th) anniversary of the Effective Time, the surviving corporation must maintain, for the benefit of the current and future directors or officers of DCA or its subsidiaries with respect to their acts and omissions as directors and officers occurring prior to the Effective Time, an insurance policy providing terms that are at least as favorable as the policy currently in effect as of the date of the Merger Agreement. However, the surviving corporation will not be required to pay annual premiums in excess of 225% of the annual premium paid by DCA prior to the date of the Merger Agreement for its existing policy. No such policy was in effect prior to, or was acquired by DCA after, the date of the Merger Agreement.

Shareholder Litigation

The Merger Agreement provides that DCA will give USRC the opportunity to participate in the defense or settlement of any shareholder litigation against DCA and its officers or directors relating to the Offer, the Merger or

42

any of the other transactions contemplated by the Merger Agreement. No such settlement may be agreed to without USRC’s prior written consent.

Financing

The Merger Agreement provides that, USRC and Offeror will use their reasonable best efforts to arrange to obtain debt financing on the terms and conditions described in the commitment letter with Royal Bank of Canada (“RBC”), pursuant to which RBC has agreed to lend up to $155,000,000 senior secured and $47,500,000 in mezzanine debt financing, including using their reasonable best efforts to (i) negotiate definitive agreements with respect thereto and (ii) satisfy on a timely basis all conditions applicable to USRC in such definitive agreements that are within its control. In the event all or a portion of such debt financing becomes unavailable, USRC shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources on comparable terms or terms not materially less favorable (as determined in the reasonable judgment of USRC) as promptly as practicable following the occurrence of such event. USRC is required to promptly notify DCA of any material breach of the commitment letter with Royal Bank of Canada of which USRC becomes aware or any termination of such commitment. In addition, USRC is required to keep DCA informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the debt financing as described herein.

The Merger Agreement provides that DCA will provide, and will cause its subsidiaries and its and their respective officers, employees, representatives and advisors, including legal and accounting advisors, to provide, all reasonable assistance and cooperation (including with respect to timeliness) in connection with the arrangement of the debt financing (as described above) as may be reasonably requested by USRC.

Takeover Statute

If any “control share acquisition,” “fair price,” “moratorium” or other anti-takeover statute becomes or is deemed to be applicable to DCA, USRC, or Offeror, with respect to the Offer, the Merger, the Support Agreements or any transaction contemplated by the Merger Agreement (other than any Alternative Transaction), then each of the parties and their respective boards of directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated by the Merger Agreement may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise act to render such statute inapplicable to the foregoing.

Delisting

The Merger Agreement provides that, from the Acceptance Time to the closing date of the Merger, DCA must cooperate with USRC and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws (including the rules and regulations of Nasdaq Stock Market) to enable the delisting by the surviving corporation of DCA Common Stock from Nasdaq and the deregistration of DCA Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

Conditions to the Merger

The Merger Agreement provides that the respective obligations of the parties to consummate the Merger are subject to the satisfaction or waiver of the following conditions at or prior to the closing of the Merger:

•	if required by applicable legal requirements in order to consummate the Merger, that the Merger Agreement be approved by the majority of outstanding shares of DCA Common Stock outstanding as of the record date of the shareholder’s meeting to approve the Merger Agreement;

•	no temporary restraining order, preliminary or permanent injunction or other order preventing the completion of the Merger has been issued by any court or other governmental body of competent jurisdiction and

43

remains in effect, and there is no legal requirement enacted or deemed applicable to the Merger that makes completion of the Merger illegal; and

•	that Offeror has accepted for payment and has paid for the shares of DCA Common Stock validly tendered (and not withdrawn) pursuant to the Offer.

Termination of the Merger Agreement

The Merger Agreement provides that it may be terminated:

•	by mutual written consent of USRC, Offeror and DCA at any time prior to the Effective Time in a written instrument authorized by the parties’ respective boards of directors;

•	by either USRC and Offeror or DCA at any time prior to the Effective Time, if any governmental entity issues a final and non-appealable order, decree or ruling or takes any other action having the effect of (i) permanently enjoining, restraining or otherwise prohibiting (A) the acquisition or acceptance for payment of, or payment for, the shares of DCA Common Stock pursuant to the Offer, or (B) the consummation of the Merger, or (ii) making the acquisition or acceptance for payment of or payment for shares of DCA Common Stock pursuant to the Offer, or the consummation of the Merger, illegal, except that a party is not permitted to terminate the Merger Agreement pursuant to this provision if the issuance of such order, decree or ruling or the taking of such action is attributable to the failure of such party to perform any covenant in the Merger Agreement required to be performed by such party at or prior to the Effective Time;

•	by either USRC and Offeror or DCA, if the Acceptance Time has not occurred on or prior to 11:59 p.m., New York City time on January 31, 2011 (the “Outside Date”), except that (i) a party is not permitted to terminate pursuant to this provision if: (A) the failure of the Acceptance Time to occur on or prior to the Outside Date is attributable to the failure of an Offer Condition to be satisfied, and (B) the failure of such Offer Condition to be satisfied is attributable to a failure on the party of such party to perform any covenant in the Merger Agreement required to be performed by any such part at or prior to the Acceptance Time, and (ii) DCA is not permitted to terminate pursuant to this provision unless DCA shall have paid any fees and expenses required to be paid to USRC as described below in the first two paragraphs under the caption “Fees and Expenses; Termination Fee; Effect of Termination”; this is referred to as an “Outside Date Termination Right”;

•	by DCA at any time prior to the Acceptance Time if: (i) any of URSC’s representations or warranties contained in the Merger Agreement were inaccurate as of the date of the Merger Agreement or become inaccurate as of a date subsequent to the date of the Merger Agreement (as if made on such subsequent date) (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of the Merger Agreement or as of any subsequent date, all materiality qualifications limiting the scope of such representations and warranties shall be disregarded) and such inaccuracy has a USRC Material Adverse Effect (as defined below), or (ii) USRC failed to perform any of its covenants or agreements contained in the Merger Agreement and such failure constitutes a USRC Material Adverse Effect, except that if: (A) any in accuracy of any of USRC’s representations or warranties as of a date subsequent to the date of the Merger Agreement or failure to perform USRC’s covenants or agreements is curable by USRC prior to the earlier of the Outside Date or thirty (30) days after the date on which USRC is notified by DCA in writing of such breach or failure to perform, and (B) USRC continues to exercise commercially reasonable efforts to cure such inaccuracy or failure to perform, then DCA is not permitted to terminate pursuant to this provision on account of such inaccuracy or failure to perform: (1) during such thirty (30) day (or shorter) period, or (2) after such thirty (30) day period, if such inaccuracy or failure to perform is fully cured by USRC; except that in no event is DCA permitted to terminate pursuant to this provision if DCA is then in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement; this is referred to as a “USRC Breach Termination Right”;

•	by USRC or Offeror at any time prior to the Acceptance Time if: (i) any of DCA’s representations or warranties contained in the Merger Agreement were inaccurate as of the date of the Merger Agreement or become inaccurate as of a date subsequent to the date of the Merger Agreement (as if made on such subsequent date), such that the Offer Condition related to the accuracy of DCA’s representations and

44

warranties (subject to applicable materiality and material adverse effect qualifiers) would not be satisfied, or (ii) DCA failed to perform any of its covenants or agreements contained in the Merger Agreement in all material respects, except that if: (A) any in accuracy of any of DCA’s representations or warranties as of a date subsequent to the date of the Merger Agreement or failure to perform DCA’s covenants or agreements is curable by DCA prior to the earlier of the Outside Date or thirty (30) days after the date on which DCA is notified by USRC in writing of such breach or failure to perform, and (B) DCA continues to exercise commercially reasonable efforts to cure such inaccuracy or failure to perform, then USRC is not permitted to terminate pursuant to this provision on account of such inaccuracy or failure to perform: (1) during such thirty (30) day (or shorter) period, or (2) after such thirty (30) day period, if such inaccuracy or failure to perform is fully cured by DCA; except that in no event is USRC permitted to terminate pursuant to this provision if USRC is then in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement; this is referred to as a “DCA Breach Termination Right”;

•	by either USRC and Offeror or DCA at any time prior to the Acceptance Time if the Offer has expired or has been terminated in accordance with the terms of the Merger Agreement (including for failure of the Offer Conditions to be satisfied) without Offeror having accepted shares of DCA Common Stock for payment pursuant to the Offer, except that: (i) a party is not permitted to terminate the Merger Agreement pursuant to this provision if: (A) the failure of Offeror to accept shares of DCA Common Stock for payment pursuant to the Offer is attributable to the failure of an Offer Condition to be satisfied; and (B) the failure of such Offer Condition to be satisfied is attributable to a failure, on the part of the party seeking to terminate the Merger Agreement, to perform any covenant in the Merger Agreement required to be performed by such party at or prior to the Acceptance Time; and (ii) DCA is not permitted to terminate the Merger Agreement pursuant to this provision unless DCA has paid any fees and expenses required to be paid to USRC as described below in the first two paragraphs under the caption “Fees and Expenses; Termination Fee; Effect of Termination”; this is referred to as an “Offer Expiration Termination Right”;

•	by USRC and Offer at any time prior to the Acceptance Time, if: (i) a Triggering Event (as defined below) has occurred; this is referred to as a “Triggering Event Termination Right”; (ii) a DCA Material Adverse Effect has occurred; this is referred to as a “Material Adverse Effect Termination Right”; or (iii) any event occurs or circumstance arises that, in combination with any other events or circumstances, could reasonably be expected to have or result in a DCA Material Adverse Effect;

•	by DCA at any time prior to the Acceptance Time in order to accept a Superior Proposal and enter into a Superior Proposal Definitive Agreement, if: (i) DCA and its board of directors have satisfied all of the notice, negotiation and other requirements described above under the caption “No Solicitation” and the negotiation period(s) described therein have expired; (ii) DCA has paid any fees and expenses required to be paid to USRC as described below in the first two paragraphs under the caption “Fees and Expenses; Termination Fee; Effect of Termination” and has paid to USRC the termination fees required to be paid to USRC as described below in the third paragraph under the caption “Fees and Expenses; Termination Fee; Effect of Termination”; and (iii) concurrently with such termination, DCA enters into the Superior Proposal Definitive Agreement upon termination of the Merger Agreement pursuant to this provision; this is referred to as a “Superior Proposal Termination Right”; or

•	by DCA at any time after the Designated Date if: (i) the Acceptance Time does not occur on or prior to the Designated Date, (ii) at the applicable Expiration Date following the Designated Date and at the time of termination of the Merger Agreement, each of the Offer Conditions (other than the condition related to USRC obtaining the proceeds from the debt financing) are satisfied or waived, and (iii) at the applicable Expiration Date following the Designated Date and at the time of termination of the Merger Agreement, there exists an uncured Financing Failure (as defined below) that resulted in the Acceptance Time not occurring on or prior to the Designated Date; this is referred to as a “Financing Failure Termination Right”.

The Merger Agreement defines “Parent Material Adverse Effect” (as used herein, “USRC Material Adverse Effect”) as any material adverse effect on Offeror’s ability to purchase and pay for shares of DCA Common Stock validly tendered (and not withdrawn) pursuant to the Offer.

45

The Merger Agreement defines “Company Triggering Event” (hereinafter, “Triggering Event”) as any of the following: (i) DCA’s board of directors or any committee thereof making an Adverse Recommendation Change, (ii) DCA failing to include in the Schedule 14D-9 the DCA Board Recommendation; (iii) DCA failing to reaffirm unanimously and publicly its recommendation of the Merger Agreement, the Offer and the Merger, within five (5) business days (or, if earlier, prior to the Acceptance Time) after USRC requests in writing that such recommendation be reaffirmed publicly, (iv) an Alternative Proposal is publicly announced by a third-party, and DCA fails to issue a press release that reaffirms unanimously its recommendation of the Merger Agreement, the Offer and the Merger, within five (5) business days (or, if earlier, prior to the Acceptance Time) after such Alternative Proposal is publicly announced, (v) DCA or any of its representatives breach the restrictions described in the “No Solicitation” section above, or (vi) any shareholder of DCA who has executed and delivered a Support Agreement breaches any provision of such Support Agreement.

The Merger Agreement defines “Financing Failure” as a refusal or other failure, for any reason, on the part of any person that has executed the debt commitment letter (as described above) or any definitive financing document relating to the debt financing (as described above), or on the part of any person obligated or expected at any time to provide a portion of the debt financing, to provide a portion of such debt financing.

Fees and Expenses; Termination Fee; Effect of Termination

The Merger Agreement provides that, except as otherwise provided below, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement are to be paid by the party incurring such expenses, whether or not the Offer or the Merger is consummated, except that USRC and DCA must share equally all fees and expenses, other than attorneys’ fees, incurred in connection with: (i) the filing, printing and mailing of this Offer to Purchase and related materials, the Schedule 14D-9 and DCA’s proxy statement distributed to its shareholders and any amendments or supplements thereto; and (ii) the retention of any information agent, depositary or other service provider in connection with the Offer. USRC will pay the filing fee of the premerger notification relating to the transactions contemplated by the Merger Agreement under the HSR Act.

The Merger Agreement further provides that if the Merger Agreement is terminated: (i)(A) by USRC pursuant to the DCA Breach Termination Right, and (B) prior to such termination an Alternative Proposal has been disclosed, announced, commenced, submitted or made, or (ii) by USRC pursuant to a Triggering Event Termination Right or by DCA pursuant to a Superior Proposal Termination Right, then in each clause of (i) and (ii) of this sentence, DCA shall make a non-refundable cash payment to USRC in an amount equal to the aggregate amount of all fees and expenses (including all attorneys’ fees, accountants’ fees, financial advisory fees and filing fees) that have been paid or that may become payable by or on behalf of USRC in connection with the preparation and negotiation of the Merger Agreement, the Support Agreements, the debt commitment letters, the equity commitment letters and otherwise in connection with the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement and the Support Agreements, subject to a maximum amount of $2,000,000. This payment of fees and expenses will not affect any of USRC’s remedies under the Merger Agreement. The non-refundable payment as described above will be made: (i) prior to or at the time of the termination of the Merger Agreement if such termination is made by DCA pursuant to a Superior Proposal Termination Right, or (ii) within three (3) business days of the termination of the Merger Agreement if such termination is made USRC pursuant to a DCA Breach Termination Right or a Triggering Event Termination Right.

The Merger Agreement further provides that if the Merger Agreement is terminated by: (i) USRC pursuant to a DCA Breach Termination Right and (A) at or prior to such termination an Alternative Proposal has been disclosed, announced, commenced, submitted or made, and (B) within 12 months after the date of such termination, an Alternative Transaction (whether or not relating to such Alternative Proposal) is consummated or a definitive agreement contemplating an Alternative Transaction (whether or not relating to such Alternative Proposal) is executed or (ii)(A) USRC pursuant to a Triggering Event Termination Right or (B) DCA pursuant to a Superior Proposal Termination Right, then DCA shall make a non-refundable cash payment to USRC in the amount of $2,500,000. The non-refundable $2,500,000 fee will be made: (i) at the time the Alternative Transaction is consummated or the time such definitive agreement is executed if the Merger Agreement is terminated by USRC due to a DCA Breach Termination Right, (ii) at or prior to the termination of the Merger Agreement if such termination is made by DCA pursuant to a Superior Proposal Termination Right, or (iii) within two (2) business

46

days of the termination of the Merger Agreement if such termination is made USRC pursuant to a Triggering Event Termination Right.

The Merger Agreement further provides that if the Merger Agreement is terminated by USRC, Offeror or DCA pursuant to an Outside Date Termination Right or an Offer Expiration Termination Right and (i) at or prior to the time of such termination an Alternative Proposal has been disclosed, announced, commenced, submitted or made, and (ii) within 12 months after the date of such termination, an Alternative Transaction (whether or not relating to such Alternative Proposal) is consummated or a definitive agreement contemplating an Alternative Transaction (whether or not relating to such Alternative Proposal) is executed, then DCA shall make a non-refundable cash payment to USRC in the amount of $4,500,000 at the earlier of the time such Alternative Transaction is consummated or the time such definitive agreement is executed.

The Merger Agreement further provides that if the Merger Agreement is terminated by DCA pursuant to a Financing Failure Termination Right, USRC shall make a non-refundable cash payment to DCA in the amount of $6,000,000 within two (2) business days after such termination (the “Reverse Termination Fee”). If the Merger Agreement is terminated pursuant to this provision, the Reverse Termination Fee is DCA’s (and its subsidiaries’) sole and exclusive remedy against USRC or any of its former, current and future directors, officers, employees, agents, stockholders, representatives, subsidiaries, affiliates and assignees with respect to any failure of the Offer or the Merger to be consummated and any breach by USRC or Offeror of their obligations to consummate the Offer and the Merger or any other covenant, obligation, representation, warranty or other provision set forth in the Agreement.

USRC is entitled to specific performance in advance of the termination of the Merger Agreement. The Merger Agreement provides that, subject to certain exceptions, if the Merger Agreement is terminated it will be of no further force and effect. Any such termination, however, will not relieve any party for any liability for damages resulting from any fraud or (subject to the limitations in the preceding paragraph with respect to the payment of the Reverse Termination Fee as the sole and exclusive remedy in such circumstance it is paid) willful and material breach of the Merger Agreement.

Specific Performance

USRC and Offeror are entitled to specific performance and injunctive or other equitable relief as a remedy for any breach by DCA under the terms of the Merger Agreement prior to termination of the Merger Agreement. DCA is not entitled to specific performance or injunctive or other equitable relief as a remedy.

Governing Law

The Merger Agreement is governed by Delaware law except matters relating to fiduciary duties of DCA’s board of directors and the internal corporate governance of DCA, which is governed by Florida law.

The Support Agreements

As inducement to USRC to enter into the Merger Agreement, Robert W. Trause, Kenneth J. Bock, Joanne Zimmerman, Stephen W. Everett, Daniel R. Ouzts, Andrew J. Jeanneret, Peter D. Fischbein, Thomas K. Langbein, and Thomas P. Carey have each entered into a Support Agreement with USRC and Offeror pursuant to which they have agreed, in their capacity as shareholders of DCA, to tender or cause to be tendered to Offeror in the Offer all of the shares of DCA Common Stock owned beneficially and of record by them, as well as any additional shares of DCA Common Stock which they may acquire. Such shareholders also have agreed to vote, or caused to be voted, all of such shares of DCA Common Stock, among other things, in favor of the approval of the Merger and the Merger Agreement (and against any Alternative Transaction and any action that could impede, interfere with, delay, postpone, discourage, or adversely affect the Offer, the Merger and the other transactions contemplated by the Merger Agreement) and have given USRC an irrevocable proxy to vote each such shareholder’s shares of DCA Common Stock to that effect. In addition, such shareholders have agreed to waive any appraisal rights they may have or become entitled to under applicable Florida law and have agreed not to take any action, in their capacity as a shareholder of DCA, that DCA is prohibited from taking under Section 5.3 of the Merger Agreement (which is described in Section 12 (Purpose of the Offer and the Merger; Plans for DCA; The Merger Agreement; The Support

47

Agreements — No Solicitation) of this Offer to Purchase). As of April 13, 2010, such shareholders collectively held 2,236,841 shares of DCA Common Stock, representing in the aggregate approximately 23% of the outstanding shares of DCA Common Stock as of such date. Pursuant to these Tender and Voting Agreements, USRC and Offeror have acquired beneficial ownership of these shares of DCA Common Stock.

The foregoing summary of the Support Agreements is qualified in its entirety by reference to the Support Agreements, which are incorporated herein by reference and copies of which are filed as exhibits to the Schedule TO.

13.	CONDITIONS TO THE OFFER

The following is a summary of all of the conditions to the Offer, and the Offer is expressly conditioned on the satisfaction of these conditions. The following summary does not purport to be a complete description of the conditions to the Offer contained in the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as an exhibit to the Tender Offer Statement on Schedule TO that has been filed with the SEC by Offeror and USRC in connection with the Offer, and is incorporated in herein by reference. The Merger Agreement is attached hereto as Annex III to this Offer to Purchase.

The Merger Agreement provides that the obligation of Offeror to accept for payment and pay for shares of DCA Common Stock validly tendered (and not withdrawn) pursuant to the Offer is subject to the satisfaction of the Minimum Condition and the additional conditions set forth in the bullet points below. Accordingly, notwithstanding any other provision of the Offer or the Merger to the contrary, Offeror is not required to accept for payment or (subject to any applicable rules and regulations of the SEC) pay for, and may delay the acceptance for payment or (subject to any such SEC rules and regulations) the payment for, any tendered shares of DCA Common Stock, and may terminate the Offer at any scheduled Expiration Date or amend or terminate the Offer as otherwise permitted by the Merger Agreement, if (i) the Minimum Condition has not been satisfied by 12:00 midnight, New York City time, on the scheduled Expiration Date, or (ii) any of the following additional conditions has not been satisfied:

•	each of the representations and warranties of DCA contained in the Merger Agreement:

•	relating to corporate organization and subsidiaries, authorization, DCA having received the consent of its lender to the transactions contemplated by the Merger Agreement, the disclosure to DCA’s auditors and audit committee related to DCA disclosure controls and procedures, absence of a DCA Material Adverse Effect, inapplicability of state takeover statutes, compliance with FCPA and other anti-corruption laws, matters related to DCA’s engagement of Dresner and Dresner’s opinion, and DCA’s approval of compensation arrangements in accordance with Rule 14d-10(d)(2) under the Exchange Act is true and correct in all respects as of the date of the Merger Agreement and as of the Expiration Date with the same effect as though such representations and warranties had been made on and as of the Expiration Date (except to the extent that any of such representations and warranties expressly speaks only as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date);

•	relating to capitalization is true and correct in all respects (except for any de minimis inaccuracy), with the same effect as though such representations and warranties had been made on and as of the Expiration Date (except to the extent that any of such representations and warranties expressly speaks only as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for any de minimis inaccuracy) as of such earlier date);

•	disregarding any qualification or limitation as to materiality or DCA Material Adverse Effect contained therein, related to health law matters and DCA’s records and data, internal disclosure controls and procedures, and SOX 404 certifications is true and correct in all material respects on and as of the date of the Merger Agreement is true and correct in all material respects on and as of the Expiration Date with the same effect as though such representations and warranties had been made on and as of the Expiration Date (except for representations and warranties that expressly speak only as of a specific date or time which need only be true and correct in all material respects as of such date or time); and

•	not covered by the preceding three bullet points is true and correct on and as of the date of the Merger Agreement and as of the Expiration Date with the same effect as though such representations and

48

warranties had been made on and as of the Expiration Date (except for representations and warranties that expressly speak only as of a specific date or time which need only be true and correct as of such date or time) except for such failures of representations and warranties to be so true and correct (for this purpose disregarding any qualification or limitation as to materiality or DCA Material Adverse Effect), do not have, and would not reasonably be expected to have, individually or in the aggregate, a DCA Material Adverse Effect;

•	each covenant or agreement that DCA is required to comply with or to perform at or prior to the Acceptance Time must have been complied with and performed in all material respects;

•	since the date of the Merger Agreement, there must not have been any DCA Material Adverse Effect;

•	USRC must have received a certificate executed by DCA’s Chief Executive Officer and Chief Financial Officer confirming that the conditions set forth in the first three bullet points above have been duly satisfied;

•	the waiting period (or any extension thereof) applicable to the Offer or the Merger under the HSR Act must have expired or been terminated;

•	no temporary restraining order, preliminary or permanent injunction or other order preventing the acquisition of or payment for shares of DCA Common Stock pursuant to the Offer or preventing consummation of the Merger or any of the other transactions contemplated by the Merger Agreement or the Support Agreements have been issued by any court of competent jurisdiction or other governmental entity and remain in effect, and there must not be any legal requirement enacted or deemed applicable to the Offer or the Merger or any of the other transactions contemplated by the Merger Agreement that makes the acquisition of or payment for shares of DCA Common Stock pursuant to the Offer, or the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement or the Support Agreements, illegal;

•	there must not be pending or threatened any legal proceedings in which any governmental entity is or is threatened to become a party: (i) challenging or seeking to restrain or prohibit the acquisition of or payment for shares of DCA Common Stock pursuant to the Offer or the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement or the Support Agreements; (ii) relating to the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement or the Support Agreements and seeking to obtain from USRC or DCA any damages or other relief that may be material to USRC or DCA; (iii) seeking to prohibit or limit in any material respect USRC’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of DCA or any of its subsidiaries; (iv) that could materially and adversely affect the right or ability of USRC or DCA to own the assets or operate the business of DCA; or (v) seeking to compel DCA, USRC or any of its subsidiaries to dispose of or hold separate any shares of DCA Common Stock or any material assets as a result of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement;

•	DCA must have obtained certain required third party consents;

•	no Triggering Event must have occurred;

•	DCA must have filed all statements, reports, schedules, forms and other documents required to be filed with the SEC since the date of the Merger Agreement;

•	neither the Chief Executive Officer nor the Chief Financial Officer of DCA has failed to provide any certification with respect to any document filed by (or required to be filed by) DCA with the SEC on or after the date of the Merger Agreement;

•	USRC must have received the proceeds from the debt financing; and

•	the Merger Agreement must not have been terminated in accordance with its terms.

The foregoing conditions, along with the Minimum Condition, are collectively referred as the “Offer Conditions” in this Offer to Purchase. The Offer Conditions are for the sole benefit of USRC and Offeror and (except for the Minimum Condition) may be waived by USRC or Offeror, in whole or in part, at any time and from

49

time to time, in the sole discretion of USRC and Offeror. The failure by USRC or Offeror at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.

If the Offer is terminated pursuant to the foregoing provisions, all tendered shares of DCA Common Stock pursuant to the Offer will be promptly returned to the tendering shareholders.

14.	CERTAIN LEGAL MATTERS

As of the date of this Offer to Purchase, none of DCA, Offeror or USRC is aware of any pending legal proceedings related to the Offer, the Merger or the transactions contemplated by the Merger Agreement.

Except as described in the Merger Agreement and this Section 14, none of DCA, Offeror or USRC is aware of any license or regulatory permit that appears to be material to the business of DCA that would be adversely affected by Offeror’s acquisition of shares of DCA Common Stock in connection with the Offer or the Merger, or of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required for the acquisition and ownership of shares of DCA Common Stock by Offeror or USRC in connection with the Offer or the Merger. Should any such approval or other action be required, Offeror and USRC currently contemplate that such approval or other action will be sought. While, except as otherwise described in this Offer to Purchase, Offeror does not currently intend to delay the acceptance for payment of, or payment for, shares of DCA Common Stock that are tendered in the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions, that failure to obtain any such approval or other action might not result in consequences adverse to DCA’s business, or that certain parts of DCA’s business might not have to be disposed of or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed in this Section 14, Offeror could decline to accept for payment, or pay for, shares of DCA Common Stock that are tendered in the Offer. See Section 13 (Conditions to the Offer) of this Offer to Purchase for certain conditions to the Offer, including conditions with respect to governmental actions.

Florida Anti-Takeover Statute

DCA is incorporated under the laws of the State of Florida. The Florida Business Corporation Act (“FBCA”) contains two general takeover laws, Sections 607.0901 (the “Affiliated Transactions Statute”) and 607.0902 (the “Control Share Acquisition Statute”), each as described in greater detail below.

Section 607.0902 of the FBCA provides that shares of publicly-held Florida corporations that are acquired in a “control share acquisition” generally will have no voting rights unless such rights are conferred on those shares by the vote of the holders of a majority of all the outstanding shares other than interested shares. A control share acquisition is defined, with certain exceptions, as the acquisition of the ownership of voting shares which would cause the acquiror to have voting power within the following ranges or to move upward from one range into another: (i) one-fifth, but less than one-third; (ii) one-third, but less than a majority; or (iii) a majority or more of such votes.

Section 607.0902 of the FBCA does not apply to an acquisition of shares of a publicly-held Florida corporation (i) pursuant to a merger or share exchange effected in compliance with the FBCA if the publicly-held Florida corporation is a party to the merger or share exchange agreement, or (ii) if such acquisition has been approved by the corporation’s board of directors before the acquisition.

DCA has advised USRC and Offeror that at the April 13, 2010 meeting of the DCA board of directors, by unanimous vote of all directors, the DCA board of directors approved the acquisition of shares of DCA Common Stock pursuant to the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger. As a result, the provisions of Section 607.0902 of the FBCA are not applicable to the Offer or to the Merger.

Section 607.0901 of the FBCA provides that, unless a specified exception is met, an interested shareholder (i.e., a person owning 10% or more of a corporation’s outstanding voting stock) may not engage in an “affiliated transaction” (including, among other things, a merger or other significant corporate transactions) with a Florida

50

corporation unless such transaction is approved by an affirmative vote at least two-thirds of the voting shares of the Florida corporation excluding the shares beneficially owned by the interested shareholder.

The restrictions imposed by Section 607.0901 of the FBCA are not applicable under certain circumstances, including when a majority of the disinterested directors approve the transaction. DCA has advised USRC and Offeror that DCA’s disinterested directors have unanimously approved and voted in favor of the Board’s approval of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger.

Offeror is not aware of any Florida takeover laws or regulations which are applicable to the Offer or the Merger and has not attempted to comply with any such laws or regulations. If any government official or third party should seek to apply any Florida takeover law or regulation to the Offer or the Merger or other business combination between Offeror or any of its affiliates and DCA, Offeror will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. Nothing in this Offer to Purchase nor any action that we take in connection with the Offer is intended as a waiver of the right to so challenge. In the event it is asserted that one or more Florida takeover statutes or regulations is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Offeror might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of shares of DCA Common Stock, and Offeror might be unable to accept for payment or pay for shares of DCA Common Stock tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. See Section 13 (Conditions to the Offer) of this Offer to Purchase for more information.

Other State Takeover Laws

A number of states other than Florida have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations which have substantial assets, shareholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in such states. DCA, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which may have enacted such laws. Neither Offeror nor USRC believes that any of these laws will, by their terms, apply to the Offer or the Merger, and neither Offeror nor USRC has complied with any such laws. To the extent that certain provisions of these laws purport to apply to the Offer or Merger, Offeror and USRC believe that there are reasonable bases for contesting the application of such laws.

In 1982, the Supreme Court of the United States, in Edgar v. Mite Corp., invalidated on constitutional grounds the Illinois Business Takeovers Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. The reasoning in that decision is likely to apply to certain other state takeover statutes. In 1987, however, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that the State of Indiana could, as a matter of corporate law and, in particular, those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining shareholders, as long as those laws were applicable only under certain conditions. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma because they would subject those corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held, in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

If any government official or third party should seek to apply any state takeover law to the Offer or the Merger or other business combination between Offeror or any of its affiliates and DCA, Offeror will take such action as then appears desirable, which action may include challenging the applicability or validity of any state law allegedly applicable to the Offer or the Merger in appropriate court proceedings. Nothing in this Offer to Purchase nor any

51

action that we take in connection with the Offer is intended as a waiver of the right to so challenge. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that the statutes in question do not apply or are invalid as applied to the Offer or the Merger, as applicable, Offeror and USRC may be required to file certain documents with, or receive approvals from, the relevant state authorities, and we might be unable to accept for payment or purchase shares of DCA Common Stock tendered in the Offer or be delayed in continuing or consummating the Offer. In that case, Offeror may not be obligated to accept for purchase, or pay for, any shares of DCA Common Stock tendered. See Section 13 (Conditions to the Offer) of this Offer to Purchase for more information.

Florida Short-Form Merger Statute

Assuming completion of the Offer and subject to the terms of the Merger Agreement, the Merger will be completed under the FBCA. It is intended that the Merger will be effected pursuant to the short-form merger provisions contained in Section 607.1104 of the FBCA. Under Section 607.1104 of the FBCA, a parent corporation owning 80% or more of the outstanding shares of each class of a subsidiary corporation may merge itself with the subsidiary corporation without the approval of the subsidiary’s shareholders, subject to compliance with Florida law. Under the terms of the Agreement and Plan of Merger, which has been adopted by Offeror (a copy of which is attached hereto as Annex III to this Offer to Purchase and is being mailed to each DCA shareholder), following the completion of the Offer and the exercise of the Top-Up Option, if required for Offeror to obtain ownership of more than 80% of the outstanding shares of DCA Common Stock, Offeror, as the owner of 80% or more of the outstanding shares of DCA Common Stock and thereby as the “parent corporation” of DCA, will merge with and into DCA and all remaining shareholders of DCA (other than USRC, Offeror, DCA or any wholly owned subsidiary of USRC, Offeror, or DCA, or any shareholder of DCA that properly exercises appraisal rights, if any, under Florida law) will receive the Offer Price. A merger that is completed in accordance with the requirements of Section 607.1104 does not require approval of the board of directors or shareholders of the subsidiary (in this case, DCA). Accordingly, the consent of DCA’s shareholders to the Merger would not be required in that context. The Offeror intends to file the Articles of Merger with the Department of State of the State of Florida (the “Department”) in accordance with Florida law as soon as practicable after Offeror becomes the owner of 80% or more of the outstanding DCA Common Stock (as described above), but in any event no earlier than 30 days after the mailing of the Agreement and Plan of Merger as described above, and expects that the “effective time” of the Merger will occur immediately upon the filing of the Articles of Merger with the Department.

Antitrust

Under the HSR Act, certain acquisition transactions may not be completed unless specified information has been furnished to the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “Antitrust Division”) and certain waiting period requirements have been satisfied. The Offer and the Merger are subject to the filing and waiting period requirements of the HSR Act.

Pursuant to the requirements of the HSR Act, USRC, on behalf of itself and Offeror, shall file a Premerger Notification and Report Form with respect to the Offer and the Merger with the Antitrust Division and the FTC. The waiting period applicable to the purchase of shares pursuant to the Offer will expire at 11:59 p.m., New York City time, on the date that is, 15 calendar days after the date of USRC’s filing (unless the waiting period is earlier terminated by the FTC and the Antitrust Division). However, by the end of the waiting period, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material relevant to the Offer from USRC and DCA. If such a request is made, the waiting period will be extended until 11:59 p.m., New York City time, on the tenth (10th) day after substantial compliance by USRC with such request. Thereafter, such waiting period can be extended only by court order.

The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as Offeror’s acquisition of shares of DCA Common Stock in connection with the Offer and the Merger. At any time before Offeror’s acquisition of shares of DCA Common Stock, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin Offeror’s acquisition of shares of DCA Common Stock in the Offer, the Merger or otherwise, or seeking the divestiture of substantial assets of USRC, DCA or their respective subsidiaries. At any time after Offeror’s

52

acquisition of shares of DCA Common Stock in the Offer and the Merger, the FTC or the Antitrust Division could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking the divestiture of the shares of DCA Common Stock acquired by Offeror in the Offer and the Merger or seeking the divestiture of substantial assets of USRC, DCA or their respective subsidiaries.

Based upon an examination of information available to Offeror relating to the businesses in which USRC, Offeror, DCA and their respective subsidiaries are engaged, Offeror believes that the Offer and the Merger will not violate United States antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer or the Merger on antitrust grounds will not be made or that, if such a challenge is made, Offeror will prevail.

Private parties, as well as state governments may also bring legal action under the antitrust laws in certain circumstances. There can be no assurance that a challenge to the Offer or the Merger or other acquisition of shares of DCA Common Stock by Offeror on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 13 (Conditions to the Offer) of this Offer to Purchase for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

Other Applicable Foreign Antitrust Laws

Other than the filings with the Antitrust Division and the FTC, USRC does not believe that any additional material pre-merger antitrust filings are required with respect to the Offer or the Merger. To the extent that any additional antitrust filings are required pursuant to other applicable foreign antitrust laws, USRC, Offeror, and DCA, as appropriate, will make such filings.

15.	FEES AND EXPENSES

RBC Capital Markets (“RBCCM”) is acting as the Dealer Manager for the Offer and has also been retained by USRC as financial advisor to USRC in connection with the Offer. USRC has agreed to pay RBCCM reasonable and customary compensation for its services and will reimburse them for certain out-of-pocket expenses. USRC has agreed to indemnify RBCCM and related parties against certain liabilities and expenses in connection with its engagement, including certain liabilities under the United States federal securities laws. RBCCM and its affiliates have engaged in other transactions with, and from time to time have provided services for, us in the ordinary course of business, for which it has received reasonable and customary compensation. RBCCM and its affiliates may also engage in such transactions or services in the future. RBCCM has also been engaged as a lead arranger under the debt commitment letter, and one of its affiliates has committed as a lender thereunder. In the ordinary course of business, the RBCCM and its successors and affiliates may trade shares of DCA Common Stock for their own accounts and accounts of customers, and, accordingly, may at any time hold a long or short position in such shares.

Innisfree M&A Incorporated has been retained by USRC and Offeror as Information Agent in connection with the Offer. The Information Agent may contact DCA shareholders by mail, electronic mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee shareholders to forward material relating to the Offer to beneficial owners. Customary compensation will be paid for all such services in addition to reimbursement of reasonable out-of-pocket expenses. USRC has agreed to indemnify the Information Agent against certain liabilities and expenses, including liabilities under the federal securities laws.

Continental Stock Transfer & Trust Company has been retained by USRC and Offeror as the Depositary. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. The Depositary will receive reasonable and customary compensation for its services in connection with the Offer, will be reimbursed for its reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses in connection therewith.

Except as set forth above, Offeror will not pay any fees or commissions to any broker, dealer or other person (other than the Information Agent and Dealer Manager) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by Offeror for customary clerical and mailing expenses incurred by them in forwarding materials to their customers.

53

16.	MISCELLANEOUS

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of shares of DCA Common Stock in any jurisdiction in which the making of the Offer or the acceptance of the Offer would not be in compliance with the laws of such jurisdiction. Neither Offeror nor USRC is aware of any jurisdiction in which the making of the Offer or the acceptance of the Offer would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Offeror and USRC by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Offeror.

No person has been authorized to give any information or to make any representation on behalf of Offeror or USRC that is not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

Offeror and USRC have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments to such document. In addition, DCA has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits, containing its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional information with respect to the Offer. Such documents and any amendments to such documents, including the related exhibits, should be available for inspection and copies should be obtainable in the manner described in Section 8 (Certain Information Concerning DCA) of this Offer to Purchase.

URCHIN MERGER SUB, INC.

April 22, 2010

54

ANNEX I

DIRECTORS AND EXECUTIVE OFFICERS OF USRC AND MERGER SUB

1.	Directors and Executive Officers of USRC

The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of USRC are set forth below. The business address of each such director and executive officer is c/o U.S. Renal Care, Inc., 2400 Dallas Parkway, Suite 350, Plano, Texas 75093. Each of these individuals is a citizen of the United States of America.

		Current Principal Occupation or Employment and
Name and Position	Age	Employment History

J. Christopher Brengard Director and Chief Executive Officer	45	Chris Brengard founded U.S. Renal Care, Inc. in 2000 and has served as its President and CEO since inception. Prior to founding U.S. Renal Care, Inc., Mr. Brengard served as Vice President of Outpatient Operations for Select Medical Corporation from 1998 to 2000. In addition, in 1992, he was the founder of MediFit Rehabilitation Group in Houston, Texas and served as its President and CEO until 1998. Prior to MediFit, he held various positions with Continental Medical Systems in Jonesboro, Arkansas.
John P. Byrnes Director	51	John P. Byrnes has served as the Chief Executive Officer of Lincare Holdings, Inc. (NASD: LNCR) since January 1997, a Director of the Company since May 1997, and Chairman of the Board since March 2000. Lincare Holdings, Inc. is a leading provider of oxygen and other respiratory therapy services delivered to patients in the home, with revenues in excess of $1 billion per year. Mr. Byrnes also served as Lincare Holdings, Inc.’s President from June 1996 to April 2003. Mr. Byrnes is currently a Director of Kinetic Concepts, Inc. (NYSE: KCI), a global medical technology company with leadership positions in advanced wound care and therapeutic services.
Barry C. Cosgrove Director	52	Barry C. Cosgrove is a businessman, attorney and charitable director who, for the past 20 years, has founded and led public and private enterprises. Mr. Cosgrove was a founder of DaVita, Inc. (NYSE: DVA). From 1994 until September 2000, Mr. Cosgrove served in various senior executive positions with DaVita, including Senior Vice President and General Counsel. Prior to joining DaVita, Mr. Cosgrove served as Executive Vice President of Total Pharmaceutical Care, Inc. until its sale in late 1993 to Apria Healthcare. Prior to 1993, he was a senior executive with McGaw Labs in Irvine, California. Mr. Cosgrove has been with Blackmore Partners, a private equity and holding company, since September 2000, and since such time he has served, and currently serves, as President, CEO and Chairman of the Board. Mr. Cosgrove also serves as a member of the National Assembly of Board Members of the Alzheimer’s Association.

		Current Principal Occupation or Employment and
Name and Position	Age	Employment History

Bryan C. Cressey Director	60	Bryan Cressey began his career with First Chicago Equity Group and was one of the founders of the firm that became Golder, Thoma, Cressey, Rauner. He co-founded Thoma Cressey Equity Partners, a private equity firm, in 1998, and remains a general partner. He has also been a general partner of the private equity firm Cressey & Company since 2007. A member of the Chicago Area Entrepreneurship Hall of Fame, Mr. Cressey received his BS in Economics from the University of Washington, earned MBA from Harvard Business School, and earned his JD from Harvard Law School.
Jack F. Egan Director and Executive Vice President	56	Jack Egan has been a senior manager of U.S. Renal Care, Inc. since the company’s inception in 2000 and an Executive President of U.S. Renal Care since 2005. Mr. Egan’s credentials include serving as a Senior Vice President of Select Medical Corporation from 1997 to 2000. From 1991 to 1997, he was President/COO of RehabWorks, Inc., a subsidiary of Continental Medical Systems. From 1987 to 1991, Mr. Egan served as CFO/EVP of RehabWorks in Clearwater, Florida.
Eugene D. Hill Director	58	Eugene Hill is a Managing Partner of SV Life Sciences, which he joined in 1999. SV Life Sciences is a venture capital advisor and manager that makes selected investments in businesses with experienced entrepreneurs and management teams. He was previously a Partner at Accel Partners in Palo Alto, California for five years, where he was responsible for 13 investments in early stage healthcare service and healthcare information technology companies. He is currently on the Board of Synarc, Cadent, Interplan Health, Patient Care, Medifacts and U.S. Renal Care, Inc. Prior to joining Accel Partners, Mr. Hill held several senior management positions, most recently, President of Behavioral Health at United HealthCare Corporation, CEO and President of US Behavioral Health and President and Chairman of Sierra Health and Life Insurance Company. He has 19 years of operating experience in the US healthcare services market. Mr. Hill has a BA from Middlebury College and an MBA from Boston University.
Martin F. Jackson Director	56	Martin F. Jackson has served as Executive Vice President and Chief Financial Officer of Select Medical Corporation, a leading provider of specialized healthcare, since May 1999. Mr. Jackson previously served as a Managing Director of the Healthcare Investment Banking Group for CIBC Oppenheimer from January 1997 to May 1999. Prior to that time, he served as Senior Vice President, Health Care Finance at McDonald & Company Securities, Inc. from January 1994 to January 1997. Prior to 1994, Mr. Jackson held senior financial positions with Van Kampen Merritt, Touche Ross, Honeywell and L’Nard Associates.

		Current Principal Occupation or Employment and
Name and Position	Age	Employment History

David Ward Director	52	David Ward co-founded Salix Ventures, a venture capital firm, in 1997 and works in the Nashville, Tennessee office as a general partner. Prior to Salix, Mr. Ward was instrumental in the start-up and growth of two companies. As Vice President of Development at MedCath (Nasdaq: MDTH), a cardiovascular services provider, he was instrumental in conceiving, planning, and executing the company’s strategy for developing specialty heart hospitals — the first independent, freestanding specialized facilities in the United States dedicated to cardiovascular care.
		Mr. Ward commenced his career at Bain Capital and was part of a team that conceived, developed and implemented the business plan for MediVision. As Director of Development and then Vice President of Operations, David acquired, developed and later managed, numerous eye surgery centers and their affiliated practices. After MediVision was acquired by Medical Care International, David served as Medical Care’s Vice President of Managed Care. David graduated Phi Beta Kappa from Stanford University in 1979 with an AB in economics and received his JD and MBA from Stanford University in 1983.
Stephen Pirri President — Chief Operating Officer	51	Stephen Pirri joined U.S. Renal Care, Inc. as its Chief Operating Officer in April of 2007. Mr. Pirri has more than 20 years of experience in the healthcare industry. Mr. Pirri worked in the U.S. and internationally as a general manager with Baxter Healthcare Corporation, a global medical products and services company, from October 2005 to April 2007. Prior to that, he was senior vice president for Gambro Healthcare, working in both sales and operational roles. Mr. Pirri has also held executive level positions with Urotherapies Inc., Haemonetics Corporation and Coram Healthcare
James D. Shelton Executive Vice President — Chief Financial Officer	55	James Shelton joined U.S. Renal Care, Inc. in May of 2007. Mr. Shelton has more than 20 years of experience in senior healthcare management for public and privately owned companies in a variety of healthcare sectors. Before joining U.S. Renal Care, Inc., Mr. Shelton served from November 2006 to March 2007 as the interim chief financial officer of Omniflight Helicopters, Inc., a leader in air medical services and support. From 1999 to April 2006, he served as chief financial officer of LifeCare Holdings, Inc. a long-term acute care hospital company that operated 21 hospitals in nine states with more than $360 million in annual revenues. Prior to that, he served as chief financial officer of several healthcare companies including PharMerica, Inc., Capstone Pharmacy Services, Inc., Allied Pharmacy Management, Inc. (a subsidiary of Cardinal Health, Inc.) and National Heritage, Inc.

		Current Principal Occupation or Employment and
Name and Position	Age	Employment History

Thomas L. Weinberg — Senior Vice President and General Counsel	44	Thomas Weinberg joined U.S. Renal Care, Inc. in September 2006. Prior to joining U.S. Renal Care, Inc., Mr. Weinberg served from March 2004 to April 2006 as Vice President, Public Policy, with DaVita Inc., (NYSE: DVA). He had previously served as a Director, Public Policy, with DaVita Inc. from October 2003 to March 2004, and as Assistant General Counsel with DaVita Inc. from September 1998 to October 2003. From 1990 to 1998, Mr. Weinberg practiced law in Seattle with the law firms of Bennett Bigelow & Leedom and Foster Pepper & Shefelman.
Dr. Stan Lindenfeld, Senior Vice President and Chief Medical Officer	62	Stan Lindenfeld joined U.S. Renal Care, Inc. in August 2008 as its President and Chief Medical Officer. Dr. Lindenfeld has been a board certified internist and nephrologist since 1976. Prior to joining U.S. Renal Care, Inc., Dr. Lindenfeld served as Chief Medical Officer (May 2006-Spring 2008) and Chief Executive Officer (January 2007-Spring 2008) of Pentec Health, a leading national provider of parenteral nutrition to dialysis patients. Previously, Dr. Lindenfeld served as Senior Vice President and Chief Medical Officer for DaVita (formerly Total Renal Care) from 1995 until 2000. During this time he oversaw all clinical program development and helped grow the Company from 37 facilities in the U.S. to more than 500 internationally.

2.	Directors and Executive Officers of Merger Sub

The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Merger Sub are set forth below. The business address of each such director and executive officer is Urchin Merger Sub, Inc., c/o U.S. Renal Care, Inc., 2400 Dallas Parkway, Suite 350, Plano, Texas 75093. Each of these individuals is a citizen of the United States of America.

		Current Principal Occupation or Employment and
Name and Position	Age	Employment History

J. Christopher Brengard Director and President	45	Chris Brengard founded U.S. Renal Care, Inc. in 2000 and has served as its President and CEO since inception. Prior to founding U.S. Renal Care, Inc., Mr. Brengard served as Vice President of Outpatient Operations for Select Medical Corporation from 1998 to 2000. In addition, in 1992, he was the founder of MediFit Rehabilitation Group in Houston, Texas and served as its President and CEO until 1998. Prior to MediFit, he held various positions with Continental Medical Systems in Jonesboro, Arkansas.

		Current Principal Occupation or Employment and
Name and Position	Age	Employment History

James D. Shelton Director and Vice President, Treasurer	58	James Shelton joined U.S. Renal Care, Inc. in May of 2007. Mr. Shelton has more than 20 years of experience in senior healthcare management for public and privately owned companies in a variety of healthcare sectors. Before joining U.S. Renal Care, Inc., Mr. Shelton served from November 2006 to March 2007 as the interim chief financial officer of Omniflight Helicopters, Inc., a leader in air medical services and support. From 1999 to April 2006, he served as chief financial officer of LifeCare Holdings, Inc. a long-term acute care hospital company that operated 21 hospitals in nine states with more than $360 million in annual revenues. Prior to that, he served as chief financial officer of several healthcare companies including PharMerica, Inc., Capstone Pharmacy Services, Inc., Allied Pharmacy Management, Inc. (a subsidiary of Cardinal Health, Inc.) and National Heritage, Inc.
Thomas L. Weinberg, Vice President, Secretary	44	Thomas Weinberg joined U.S. Renal Care, Inc. in September 2006. Prior to joining U.S. Renal Care, Inc., Mr. Weinberg served from March 2004 to April 2006 as Vice President, Public Policy, with DaVita Inc., (NYSE: DVA). He had previously served as a Director, Public Policy, with DaVita Inc. from October 2003 to March 2004, and as Assistant General Counsel with DaVita Inc. from September 1998 to October 2003. From 1990 to 1998, Mr. Weinberg practiced law in Seattle with the law firms of Bennett Bigelow & Leedom and Foster Pepper & Shefelman.

ANNEX II

FINANCIAL INFORMATION RELATED TO U.S. RENAL CARE, INC.

CERTAIN FINANCIAL INFORMATION

U.S. Renal Care, Inc.

Ratio of Earnings to Fixed Charges

	Year Ended December 31,
	2009	2008
	(Dollars in 000’s)

Earnings adjusted for fixed charges:
Pre-tax income (loss)	22,507	8,986
Add:
Fixed charges	8,944	9,553
Less:
Preferred stock dividend requirements	(3,924)	(3,882)
Net income attributable to noncontrolling interests	(10,103)	(8,517)

Pre-tax income (loss) before fixed charges and less preferred stock dividend requirements of consolidated subsidiaries	17,424	6,140

Fixed charges:
Interest expense	2,923	4,000
Interest portion of rent expense	2,097	1,671
Preferrred stock dividend requirement	3,924	3,882

Total fixed charges	8,944	9,553

Ratio of earnings to fixed charges	1.9	(A)

(A)	In 2008, the coverage ratio was less than 1:1. The Company would have had to generate additional earnings of $3,413 to have achieved a coverage ratio of 1:1.

U.S. Renal Care, Inc.

Book Value Per Share

	12/31/2009	12/31/2008

Excluding Goodwill & Intangibles
USRC Equity	38,396,812	26,400,342
Less Goodwill & Intangibles	(80,163,365)	(82,408,102)

	(41,766,553)	(56,007,760)
Fully Diluted Shares	45,880,548	45,551,423
Book Value Per Share	(0.91)	(1.23)

FINANCIAL STATEMENTS OF U.S. RENAL CARE, INC.

U.S. RENAL CARE, INC. AND SUBSIDIARIES

Consolidated Financial Statements

December 31, 2009 and 2008

(With Independent Auditors’ Report Thereon)

Independent Auditors’ Report

The Board of Directors
U.S. Renal Care, Inc.:

We have audited the accompanying consolidated balance sheets of U.S. Renal Care, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of U.S. Renal Care, Inc. and subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

As discussed in note 1 to the consolidated financial statements, the Company has changed its method of accounting for noncontrolling interests in 2009 retrospective to 2008 due to the adoption of new accounting requirements issued by the Financial Accounting Standards Board, as of January 1, 2009.

/s/ KPMG LLP

Dallas, Texas
April 21, 2010

U.S. RENAL CARE, INC. AND SUBSIDIARIES

Consolidated Balance Sheets
December 31, 2009 and 2008

	2009	2008

ASSETS
Cash and cash equivalents	$15,325,357	5,414,620
Accounts receivable, net of allowances of $8,460,232 and $6,589,745	25,900,874	20,986,104
Inventories	1,369,198	2,416,104
Other receivables	4,863,513	4,334,265
Other current assets	2,333,765	1,340,190

Total current assets	49,792,707	34,491,283
Property and equipment, net	19,251,600	16,731,509
Amortizable intangibles, net	12,241,011	14,848,215
Investment in affiliate	217,670	—
Goodwill	67,922,354	67,559,887
Other long-term assets	238,961	246,136
Deferred taxes	906,459	373,701

Total assets	$150,570,762	134,250,731

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$5,675,616	7,328,583
Accrued expenses	16,485,807	20,000,375
Current portion of long-term debt and capital lease obligations	1,447,595	1,525,241
Current portion of related party notes payable	125,000	164,440

Total current liabilities	23,734,018	29,018,639
Long-term debt and capital lease obligations, net of current portion	62,010,592	53,638,587
Related party notes payable	125,000	250,000
Other long-term liabilities	532,982	642,281
Deferred tax liability	—	3,360,742
Preferred stock accrued dividends	14,736,426	10,812,177

Total liabilities	101,139,018	97,722,426

Commitments and contingencies
U.S. Renal Care, Inc. Equity:
Preferred stock A ($0.01 par value. Authorized shares 20,325,000; issued and outstanding 12,350,000 and 12,350,000 shares)	123,500	123,500
Preferred stock B and B-1($0.01 par value. Authorized shares 1,600,000; issued and outstanding 1,415,666 and 1,449,666 shares)	14,157	14,497
Preferred stock C ($0.01 par value. Authorized shares 25,000,000; issued and outstanding 24,500,962 and 24,300,962 shares)	245,010	243,010
Common stock ($0.01 par value. Authorized shares 53,525,000 and 52,525,000; issued and outstanding 6,222,852 and 6,014,102 shares)	62,229	60,141
Additional paid-in capital	36,454,222	40,056,300
Retained earnings/(accumulated deficit)	1,497,694	(14,097,106)

Total U.S. Renal Care, Inc. stockholders’ equity	38,396,812	26,400,342
Noncontrolling interests (including redeemable interests with redemption values of $23,600,000 and $22,400,000)	11,034,932	10,127,963

Total equity	49,431,744	36,528,305

Total liabilities and equity	$150,570,762	134,250,731

See accompanying notes to consolidated financial statements.

2

U.S. RENAL CARE, INC. AND SUBSIDIARIES

Consolidated Statements of Operations
Years ended December 31, 2009 and 2008

	2009	2008

Net operating revenues	$153,164,637	127,567,973
Operating expenses:
Patient care costs	98,842,829	86,674,644
General and administrative	15,601,927	13,828,191
Provision for doubtful accounts	4,585,251	4,339,141
Seller litigation settlement	286,647	2,269,203
Transaction costs	460,465	791,162
Depreciation and amortization	7,957,301	6,679,228

Total operating expenses	127,734,420	114,581,569

Operating income	25,430,217	12,986,404
Interest expense, net	2,923,456	3,999,912

Income before income taxes	22,506,761	8,986,492
Income tax (benefit) provision	(3,191,190)	2,543,899

Net income	25,697,951	6,442,593
Less net income attributable to noncontrolling interests	10,103,151	8,517,409

Net income(loss) attributable to U.S. Renal Care, Inc.	$15,594,800	(2,074,816)

See accompanying notes to consolidated financial statements.

3

U.S. RENAL CARE, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity
Years ended December 31, 2009 and 2008

	U. S. Renal Care, Inc. Stockholders’ Equity
										Retained
			Preferred Stock						Additional	Earnings/
	Preferred Stock A		B and B-1		Preferred Stock C		Common Stock		Paid-In	(Accumulated		Noncontrolling
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit)	Total	Interest	Total

Balance at December 31, 2007	12,350,000	$123,500	1,433,666	$14,337	24,000,962	$240,010	5,699,210	$56,992	43,357,411	(12,022,290)	31,769,960	8,249,457	40,019,417
Issuance of preferred stock	—	—	16,000	160	300,000	3,000	—	—	462,840	—	466,000	—	466,000
Accumulated preferred dividend	—	—	—	—	—	—	—	—	(3,882,015)	—	(3,882,015)	—	(3,882,015)
Repurchases of preferred stock	—	—	—	—	—	—	—	—	—	—	—	—	—
Stock options expense	—	—	—	—	—	—	—	—	10,111	—	10,111	—	10,111
Exercise of stock options	—	—	—	—	—	—	314,892	3,149	43,482	—	46,631	—	46,631
Restricted stock expense	—	—	—	—	—	—	—	—	64,471	—	64,471	—	64,471
Capital contribution by noncontrolling interests	—	—	—	—	—	—	—	—	—	—	—	1,702,911	1,702,911
Distributions to noncontrolling interests	—	—	—	—	—	—	—	—	—	—	—	(8,341,814)	(8,341,814)
Net income (loss)	—	—	—	—	—	—	—	—	—	(2,074,816)	(2,074,816)	8,517,409	6,442,593

Balance at December 31, 2008	12,350,000	123,500	1,449,666	14,497	24,300,962	243,010	6,014,102	60,141	40,056,300	(14,097,106)	26,400,342	10,127,963	36,528,305
Issuance of preferred stock	—	—	16,000	160	200,000	2,000	—	—	313,840	—	316,000	—	316,000
Accumulated preferred dividend	—	—	—	—	—	—	—	—	(3,924,249)	—	(3,924,249)	—	(3,924,249)
Repurchases of preferred stock	—	—	(50,000)	(500)	—	—	—	—	(74,500)	—	(75,000)	—	(75,000)
Stock options expense	—	—	—	—	—	—	—	—	13,271	—	13,271	—	13,271
Exercise of stock options	—	—	—	—	—	—	208,750	2,088	27,735	—	29,823	—	29,823
Restricted stock expense	—	—	—	—	—	—	—	—	41,825	—	41,825	—	41,825
Capital contribution by noncontrolling interests	—	—	—	—	—	—	—	—	—	—	—	267,750	267,750
Distributions to noncontrolling interests	—	—	—	—	—	—	—	—	—	—	—	(9,463,932)	(9,463,932)
Net income	—	—	—	—	—	—	—	—	—	15,594,800	15,594,800	10,103,151	25,697,951

Balance at December 31, 2009	12,350,000	$123,500	1,415,666	$14,157	24,500,962	$245,010	6,222,852	$62,229	36,454,222	1,497,694	38,396,812	11,034,932	49,431,744

See accompanying notes to consolidated financial statements.

4

U.S. RENAL CARE, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows
Years ended December 31, 2009 and 2008

	2009	2008

Cash flows from operating activities:
Net income	$25,697,951	6,442,593
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	7,957,301	6,679,228
Lease agreement intangible amortization included in rent	(83,399)	(138,390)
Provision for doubtful accounts	4,585,251	4,339,141
Deferred income taxes	(4,794,034)	1,082,400
Equity investment income	(17,646)	—
Stock compensation expense	55,096	74,582
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
Accounts receivable	(9,500,021)	(9,669,549)
Inventories	1,046,906	(511,064)
Other receivables	(529,248)	(871,725)
Other current assets	(93,041)	(436,327)
Other long-term assets	7,176	(20,698)
Accounts payable and accrued expenses	(5,143,239)	9,889,017
Other noncurrent liabilities	(12,936)	(97,278)

Net cash provided by operating activities	19,176,117	16,761,930

Cash flows from investing activities:
Acquisitions, net of cash acquired	(386,762)	(5,964,131)
Additions of property and equipment, net	(7,431,804)	(7,530,045)
Payment for noncompete agreement	—	(350,000)
Investment in affiliate	(200,024)	—

Net cash used in investing activities	(8,018,590)	(13,844,176)

Cash flows from financing activities:
Proceeds from long-term debt borrowings	8,750,000	12,004,250
Payments on long-term debt and related party notes payable	(600,224)	(4,284,519)
Deferred financing costs	(7,424)	(437,334)
Proceeds from capital leases	336,118	251,615
Capital lease payments	(799,901)	(793,974)
Net proceeds from issuance of preferred stock	316,000	466,000
Proceeds from issuance of common stock	29,823	46,631
Repurchase of preferred stock	(75,000)	—
Contributions from noncontrolling interests	267,750	1,702,911
Distributions to noncontrolling interests	(9,463,932)	(8,341,814)

Net cash provided (used in) financing activities	(1,246,790)	613,766

Net increase in cash and cash equivalents	9,910,737	3,531,520
Cash and cash equivalents at beginning of year	5,414,620	1,883,100

Cash and cash equivalents at end of year	$15,325,357	5,414,620

Supplemental cash flow information:
Cash paid for interest	$2,780,464	4,002,642
Cash paid for taxes	1,260,000	1,269,843
Supplemental disclosures of noncash investing and financing activities:
Accrual of cumulative preferred dividends	$3,924,249	3,882,015
Capital lease financing	463,783	—

See accompanying notes to consolidated financial statements.

5

U.S. RENAL CARE, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2009 and 2008

(1)	Organization and Significant Accounting Policies

(a)	Organization and Business

U.S. Renal Care, Inc. (the Company) was formed in June 2000 and provides dialysis services to patients who suffer from chronic kidney failure, also known as end stage renal disease (ESRD). ESRD is the stage of advanced kidney impairment that requires continual dialysis treatments, or a kidney transplant, to sustain life. Patients suffering from ESRD generally require dialysis three times per week for the rest of their lives. The Company primarily provides these services through the operation of outpatient kidney dialysis clinics. As of December 31, 2009, the Company operated 42 outpatient dialysis clinics in Texas and Arkansas. In addition to its outpatient dialysis center operations, as of December 31, 2009, the Company provides acute dialysis services through contractual relationships with 13 hospitals and dialysis to patients in their homes.

(b)	Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the company and its wholly owned and majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

(c)	Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities, at the date of the consolidated financial statements, as well as the reported amounts of revenues and expenses during the reporting period.

Although actual results in subsequent periods will differ from these estimates, such estimates are developed based upon the best information available to management and management’s best judgments at the time made. The most significant estimates and assumptions involve revenue recognition, provisions for uncollectible accounts, determination of the fair value of assets and liabilities acquired, impairments and valuation adjustments, and accounting for income taxes.

(d)	Cash and Cash Equivalents

Cash includes cash and highly liquid investments with a maturity of ninety days or less at date of purchase. Cash and cash equivalents at times may exceed the FDIC limits. The Company believes no significant concentration of credit risk exists with respect to these cash investments.

(e)	Accounts Receivable and Allowance for Doubtful Accounts

Substantially all of the Company’s accounts receivable are related to providing healthcare services to its patients and are due from the Medicare program, state Medicaid programs, managed care health plans, commercial insurance companies and individual patients. The estimated provision for doubtful accounts is recorded to the extent it is probable that a portion or all of a patient balance will not be collected. The Company considers a number of factors in evaluating the collectibility of accounts receivable including the age of the accounts, collection patterns and any ongoing disputes with payors.

(f)	Amounts Due from Third-Party Payors

The amount due from third-party payors, which is included in other receivables, represents balances owed to the Company by the Medicare program for reimbursable bad debts related to Medicare beneficiaries. These

6

U.S. RENAL CARE, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

reimbursements are part of our annual cost report filings and as such, the actual payments may be delayed or subsequently adjusted pending review and audit by the Medicare program fiscal intermediaries.

(g)	Inventories

Inventories consist primarily of pharmaceuticals and dialysis-related supplies and are stated at the lower of cost or market. Cost is determined using the first-in, first-out method. Market is determined on the basis of estimated realizable values.

(h)	Property and Equipment

Property and equipment is carried at cost less accumulated depreciation. Property under capital lease agreements is stated at the present value of minimum lease payments less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets or the term of the lease as appropriate. The general range of useful lives is as follows:

Leasehold improvements	Life of lease
Furniture and equipment	5 years
Computers	3 years

Capital lease assets and leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the improvement. Property and equipment acquired in acquisitions is recorded at fair value. The cost of improvements that extend asset lives is capitalized. Other repairs and maintenance charges are expensed as incurred.

Fully depreciated assets are retained in property and depreciation accounts until they are removed from service. When sold or otherwise disposed of, assets and related depreciation are removed from the accounts and the net amounts, less proceeds from disposal, are included in income.

(i)	Concentration of Credit Risk

The Company’s primary concentration of credit risk exists within accounts receivable, which consist of amounts owed by various governmental agencies, insurance companies, and private patients. Receivables from the Medicare program and various state Medicaid programs were approximately 55% and 60% of gross accounts receivable at December 31, 2009 and 2008, respectively. Concentration of credit risk relating to remaining accounts receivable is limited to some extent by the diversity of the number of patients and payors.

(j)	Amortizable Intangible Assets

Amortizable intangible assets and liabilities include noncompetition and similar agreements, lease agreements, and deferred debt issuance costs. Noncompetition and similar agreements are amortized over the terms (five to ten years) of the agreements using the straight-line method. Lease agreement intangibles for favorable and unfavorable leases are amortized on a straight-line basis over the term of the lease.

Deferred debt issuance costs are amortized using the effective interest method as an adjustment to interest expense over the term of the related debt. In the case of debt repayments prior to the end of the term, the Company adjusts the amount of deferred financing costs at the date of repayment, which is included in refinancing charges.

(k)	Goodwill

Goodwill is recorded when the consideration paid for an acquisition exceeds the fair value of net tangible assets and identifiable intangible assets acquired. Goodwill and other indefinite lived intangible assets are not

7

U.S. RENAL CARE, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

amortized, but are instead tested for impairment at least annually. The annual evaluation for 2009 and 2008 resulted in no impairment charges.

(l)	Impairment of Long-Lived and Indefinite Lived Assets

We evaluate long lived assets and identifiable intangibles for impairment whenever events or changes in circumstances indicate that an asset’s carrying amount may not be recoverable or the useful life has changed. When undiscounted future cash flows are not expected to be sufficient to recover an asset’s carrying amount, a loss is recognized and the asset is written down to its fair value.

(m)	Fair Value of Financial Instruments

The following details our financial instruments where the carrying value and fair value differ, (amounts in millions):

		Fair Value at Reporting Date Using
		Quoted
		Prices
		in Active	Significant	Significant
	Carrying	Markets for	Other	Other
	Value as of	Identical	Observable	Unobservable
	December 31,	Items	Inputs	Inputs
Financial Instrument	2009	(Level 1)	(Level 2)	(Level 3)

Senior secured credit facility	$59,842	—	—	57,412

The estimates of the fair value of our senior secured credit facility are based upon a discounted present value analysis of future cash flows. Due to the existing uncertainty in the capital and credit markets, the actual rates that would be obtained to borrow under similar conditions could materially differ from the estimates we have used.

U.S. GAAP describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value. The three levels of inputs are as follows:

•	Level 1 — Quoted prices in active markets for identical assets and liabilities.

•	Level 2 — Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3 — Unobservable inputs that are supported by little or no market activity and are significant to the fair value of the assets or liabilities.

For our other financial instruments, including our cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and other long-term debt we estimate the carrying amounts approximate fair value due to their short-term maturity.

(n)	Net Operating Revenues and Accounts Receivable

Net operating revenue is recognized in the period services are provided. Revenue consists primarily of reimbursements from Medicare, Medicaid and commercial health plans for dialysis services provided to patients. A usual and customary fee schedule is maintained for our dialysis treatment and other patient services. However, actual collected revenue is normally at a discount to this fee schedule. Contractual adjustments represent the differences between amounts billed for services and amounts paid by third-party payors.

Our dialysis facilities are certified to participate in the Medicare program. Revenues reimbursed by the Medicare program are recognized primarily on a prospective payment system for dialysis services (ESRD Program). Under the ESRD Program, Medicare reimbursement rates for dialysis services are set in advance

8

U.S. RENAL CARE, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

pursuant to Part B of the Medicare Act. An established composite rate set by the Centers for Medicare and Medicaid Services (CMS) governs the Medicare reimbursement available for a designated group of dialysis services, including dialysis treatments, supplies used for such treatments, medications, and certain laboratory costs. The composite rate is subject to regional differences based on various factors, including labor costs. Other ancillary services and items, including EPO and other drugs, are eligible for separate reimbursement from the Medicare program and are not part of the composite rate.

Medicare presently pays 80% of the established payment rates for dialysis treatment furnished to patients. The remaining 20% may be paid by Medicaid if the patient is eligible, from private insurance funds, or from the patient’s personal funds. If there is no secondary payor to cover the remaining 20%, and if the Company demonstrates prescribed collection efforts, Medicare may reimburse the Company for part of that balance as part of the Company’s annual cost report filings subject to individual center profitability. As a result, billing and collection of Medicare bad debt claims are often delayed significantly, and final payment is subject to audit.

Medicaid programs are administered by state governments and are partially funded by the federal government. In addition to providing primary coverage for patients whose income and assets fall below state defined levels and are otherwise insured, Medicaid serves as a supplemental insurance program for the co-insurance portion not paid by Medicare. Medicaid reimbursement varies by state but is typically reimbursed pursuant to a prospective payment system for dialysis services rendered.

Revenues associated with commercial health plans are estimated based upon patient-specific contractual terms between the Company and health plans for the patients with which we have formal agreements, upon commercial health plan coverage terms if known, or otherwise upon historical collection experience adjusted for refund and payment adjustment trends. Commercial revenue recognition involves substantial judgment. With several commercial insurers, the Company has multiple contracts with varying payment arrangements, and these contracts may include only a subset of the Company’s dialysis centers. In addition, for services provided by noncontracted centers, final collection may require specific negotiation of a payment amount. Generally, payments for a dialysis treatment from commercial payors are greater than the corresponding amounts received from Medicare and Medicaid.

(o)	Share-Based Compensation

We recognize compensation expense, for all share-based awards, including stock option grants to employees, using a fair-value measurement method. Under the fair-value method, the estimated fair value of awards that are expected to vest is recognized over the requisite service period, which is generally the vesting period.

Prior to 2006, the Company accounted for its equity compensation using the intrinsic value-based method of accounting. The Company did not recognize compensation expense before 2006 because the exercise price of stock options granted was not less than the estimated value of the underlying stock on the date of grant. The Company continues to account for equity compensation based shares granted prior to 2006 using the intrinsic value method until such time as shares are modified, canceled, or repurchased.

The Company estimates the fair value of awards on the date of grant, using the Black Scholes option pricing model. The weighted average fair value of options granted during the years ended December 31, 2009 and December 31, 2008 was $0.04 per share and was calculated based on the following assumptions: expected volatility of 28%, expected dividend yield of 0%, expected life of 3.75 years, and risk-free interest rates of 1.50% to 3.34%. Expected volatility was derived using data drawn from two public dialysis companies. The expected life was computed utilizing the simplified method as permitted by the Securities and Exchange Commission’s Staff Accounting Bulletin, Share Based Payment. The expected forfeiture rate is 20% based upon a review of the Company’s recent history and expectations as segregated between the Company’s board of directors, senior officers, and other grantees. The risk-free interest rate is based on the approximate average yield on five year United

9

U.S. RENAL CARE, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

States Treasury Bonds as of the date of grant. There were 195,000 and 550,000 options granted during the years ended December 31, 2009 and 2008, respectively (see note 9).

(p)	Noncontrolling Interest

In December 2007, the FASB issued an accounting standard, Noncontrolling Interests in Consolidated Financial Statements (ASC 810), which gives guidance on the presentation and disclosure of noncontrolling interests (previously known as minority interests) of consolidated subsidiaries. This statement requires the noncontrolling interest to be included in the equity section of the balance sheet, requires disclosure on the face of the consolidated statement of operations of the amounts of consolidated net income attributable to the consolidated parent and the noncontrolling interest, and expands disclosures. The disclosure requirements are to be applied prospectively to fiscal years beginning on or after December 15, 2008. Classification of such interests have been recorded retrospectively as noncontrolling interests and will appear in stockholders’ equity in our consolidated balance sheets and presented separately on the statement of operations.

Consolidated income (loss) is reduced (increased) by the proportionate amount of income or loss accruing to noncontrolling interests. Noncontrolling interest represents the equity interest of third-party owners in consolidated entities that are not wholly owned.

(q)	Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is established when it is more likely than not that the deferred tax assets will not be realized.

The Company adopted the accounting standard update (ASC 740), Accounting for Uncertainty in Income Taxes, on January 1, 2009. Previously, the Company had accounted for tax contingencies under ASC 450, Accounting for Contingencies. As required by ASC 740, the Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority. At the adoption date, the Company applied ASC 740 to all tax positions for which the statue of limitations remained open. As a result of the implementation of ASC 740, the Company did not recognize an increase in the liability for unrecognized tax benefits. The amount of unrecognized tax benefits as of December 31, 2009 was $0.

The Company is subject to income taxes in the U.S. federal jurisdiction and various states. Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply. With few exceptions, the Company is no longer subject to U.S. federal or state or local income tax examinations by tax authorities for the years before 2006. The Company is currently under examination by the Internal Revenue Service of its U.S. income tax returns for 2007. The Company expects these examinations to be concluded and settled in the next 12 months. The Company has no unrecognized tax benefits related to the period being examined. The Company believes it is reasonably possible that the resolution of this examination will result in no additional tax payment.

10

U.S. RENAL CARE, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

The Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses for all periods presented. During the years ended December 31, 2009 and 2008, the Company has recognized interest and penalties of $0.

The Company’s consolidated LLC and L.P. subsidiaries do not incur federal income taxes. Instead, their earnings and losses are included in the returns of, and taxed directly to, the members and partners of these subsidiaries.

(r)	Recently Issued Accounting Pronouncements

In December 2007, the FASB issued an accounting standard (ASC 805), Business Combinations, which significantly changes the accounting for business combinations, including, among other changes, new accounting concepts in determining the fair value of assets and liabilities acquired, recording the fair value of contingent considerations and contingencies at acquisition date and expensing acquisition and restructuring costs. ASC 805 is effective for business combinations which occur during fiscal years beginning after December 15, 2008. The Company made no acquisitions in 2009. We expect ASC 805 will have an impact on accounting for business combinations but the effect will be dependent upon acquisitions at that time.

The Company adopted the provisions of FASB ASC 820, Fair Value Measurements and Disclosures, as of January 1, 2008 for financial assets and liabilities that are remeasured and reported at fair value each reporting period. FASB ASC 820 establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy). The adoption of the standard to the Company’s financial assets did not have any impact on the consolidated financial statements.

Effective January 1, 2009, the Company adopted the provisions of FASB ASC 820 relating to fair value measurements and disclosures with respect to nonfinancial assets and nonfinancial liabilities that are not permitted or required to be measured at fair value on a recurring basis. The adoption had no impact on the Company’s consolidated financial statements.

Although the adoption of FASB ASC 820 had no direct impact the Company’s consolidated financial statements, additional disclosures are required under FASB ASC 820 indicating the fair value hierarchy of the valuation techniques utilized to determine fair value measures. The Company has included appropriate disclosures herein.

In June 2009, the Financial Accounting Standards Board issued guidance which divides nongovernmental U.S. GAAP into authoritative Codifications and guidance that is nonauthoritative. The Codification is not intended to change U.S. GAAP; however, it does significantly change the way in which accounting literature is organized and because it completely replaces existing standards, it will affect the way U.S. GAAP is referenced by most companies in their financial statements and accounting policies. The Codification is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The adoption of the Codifications did not have an impact on our consolidated financial statements other than changing references to the appropriate codifications sections.

Effective December 31, 2009, the Company adopted FASB ASC 855, Subsequent Events, which establishes principles and requirements for subsequent events and applies to accounting for and disclosure of subsequent events not addressed in other applicable generally accepted accounting principles. The Company evaluated events subsequent to December 31, 2009 and through April 21, 2010, the date on which the financial statements were available to be issued.

11

U.S. RENAL CARE, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

(2)	Fixed Assets

Property and equipment consists of the following:

	December 31
	2009	2008

Facility equipment, furniture, and information systems	$22,202,152	18,768,243
Leasehold improvements	9,731,329	8,196,592
New center construction in progress	2,829,967	203,156

	34,763,448	27,167,991
Less accumulated depreciation and amortization	(15,511,848)	(10,436,482)

	$19,251,600	16,731,509

	Year Ended December 31
	2009	2008

Depreciation and amortization expense on property and equipment	$5,355,638	4,125,949

Net book value of equipment under capital leases at December 31 was:

	December 31
	2009	2008

Equipment	$7,312,321	6,168,488
Less accumulated depreciation	(4,092,015)	(3,056,080)

	$3,220,306	3,112,408

(3)	Acquisitions

The Company has acquired various dialysis businesses, as described further below. The assets and liabilities for all acquisitions were recorded at their estimated fair market values as of the effective acquisition date based upon the best available information.

Amortizable intangible assets consist primarily of noncompete agreements. Goodwill is recorded when the consideration paid for an acquisition exceeds the fair value of identifiable net tangible assets and identifiable intangible assets acquired.

The results of operations for the acquired companies are included in the Company’s financial statements beginning on the effective acquisition date.

(a)	Eumana Home Dialysis Acquisition

On February 1, 2008, the Company acquired an 88% majority interest in the assets and certain liabilities of Eumana Home Dialysis, Inc. (Eumana), which provides home hemodialysis, acute hemodialysis, and peritoneal dialysis in patient’s homes and in hospitals in and around Houston, Texas. The results of operations for these services are included in the Company’s financial statements beginning on February 1, 2008.

The Eumana acquisition cost of approximately $6.4 million was funded from the proceeds of a bank loan (see note 6).

12

U.S. RENAL CARE, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

The estimated fair values of the assets acquired and liabilities assumed at the acquisition date are as follows:

Assets:
Cash	$575,348
Inventory	52,687
Other current assets	26,166
Fixed assets	1,140,565
Noncompete agreements and other identifiable intangibles	845,300
Goodwill	4,309,586

Total assets	6,949,652
Liabilities:
Lease agreements (see note 5)	(128,492)
Other liabilities	(463,848)

Net assets acquired	$6,357,312

(b)	CRC Acquisition

Effective September 1, 2008, the Company purchased 100% of the stock of Clinical Research Connections, LLC (CRC). CRC is a site management organization that provides coordination and management of clinical trials for pharmaceutical and medical device companies and contract research organizations. Services are provided in Arkansas and Texas. The results of operations for these services are included in the Company’s financial statements beginning on September 1, 2008.

The Company’s initial purchase price for CRC consisted of the repayment of an existing loan and certain other credit obligations incurred by CRC prior to the acquisition date that aggregated $572,245 and are included in accrued expenses below. In addition to the initial purchase price, the Company will also owe the prior shareholders of CRC an amount (Earnout) equal to the earnings before depreciation, amortization, and interest of CRC for the three year period subsequent to September 1, 2008 less the initial purchase price. The payments due pursuant to the Earnout will be made annually beginning 15 months subsequent to close.

In November 2009, the Company made the first of three earnout payments of $362,467 to prior shareholders of CRC.

The estimated fair values of the assets acquired and liabilities assumed at the acquisition date are as follows:

Assets:
Cash	$2,245
Other current assets	16,603
Fixed assets	14,573
Noncompete agreements and other identifiable intangibles	50,000
Goodwill	907,155

Total assets	990,576
Liabilities:
Accounts payable	(130,380)
Accrued liabilities	(674,764)

Net assets acquired	$185,432

13

U.S. RENAL CARE, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

(4)	Noncontrolling Interests

The company controls and therefore consolidates the results of 41 of its 42 facilities. Similar to its investments in unconsolidated affiliates, the Company engages in the purchase and sale for equity interests with respect to its consolidated subsidiaries that do not result in a change of control, these transactions are accounted for as equity transactions, as they are undertaken among the Company, its consolidated subsidiaries, and noncontrolling interests, and their cash flow effect is classified within financing activities.

As of December 31, 2009, the Company was the majority owner in 31 joint ventures. Of the noncontrolling interests in those 31 joint ventures, 15 have put rights generally at fair value as defined in the agreement that are either currently exercisable or become exercisable at various future dates. The carrying amount of these redeemable noncontrolling interests totaled $4.4 million and $3.8 million as compared to redemption values of $23.6 million and $22.4 million at December 31, 2009 and 2008, respectively. The redemption value is calculated at the current value of the put payment that would be required to redeem the interest if the put is exercised regardless of whether such interest is currently exercisable. As of December 31, 2009, $7.8 million of put rights are currently exercisable and the remaining $15.8 million become exercisable in 2010.

During 2009 the company entered into a joint venture relating to dialysis services with a physician in which the company owns a 40% interest. This is reflected as investment in affiliate in the Company’s consolidated balance sheet.

(5)	Intangible Assets

At December 31, 2009 and 2008, amortizable and indefinite-lived intangible assets consisted of:

Amortizable intangible assets as follows:

	December 31
	2009	2008

Noncompetition agreements	$20,132,544	20,132,544
Lease agreements	76,221	76,221
Deferred debt issuance costs	1,910,489	1,903,064

	22,119,254	22,111,829
Less accumulated amortization	(9,878,243)	(7,263,614)

Net amortizable intangible assets	$12,241,011	14,848,215

Amortizable intangible liabilities, which are included in other long-term liabilities, consisted of lease agreements as follows:

	December 31
	2009	2008

Lease agreements	$1,089,293	1,089,293
Less accumulated amortization	(556,311)	(447,012)

Net amortizable intangible assets	$532,982	642,281

14

U.S. RENAL CARE, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

Amortization of intangible assets and liabilities over the next five years is as follows:

	Noncompetition	Deferred Debt	Lease
	Agreements	Issuance Costs	Agreements

2010	$2,226,310	366,331	88,696
2011	2,226,310	366,264	88,696
2012	2,166,194	183,132	82,101
2013	2,119,921	—	56,801
2014	2,026,763	—	56,801

Changes in the value of goodwill were as follows:

	December 31
	2009	2008

Balance at January 1	$67,559,887	62,344,166
Goodwill adjustments for prior acquisitions	362,467	(1,020)
Goodwill acquired	—	5,216,741

Balance at December 31	$67,922,354	67,559,887

The fair value of the identifiable intangibles acquired and the amount of goodwill recorded as a result of acquisitions are determined based upon independent third-party valuations and the Company’s estimates. Amortization expense for the Company’s intangible assets relates to the value associated with the noncompete and lease agreements. The noncompete intangible assets are amortized over the term of the noncompete agreements executed in connection with the acquisition transactions or the medical agreements entered into with certain physicians and the lease agreement intangibles are amortized over the term of the lease.

(6)	Long-Term Debt

Prior to January 1, 2007, the Company entered into a $55 million syndicated credit agreement with CIT Healthcare LLC, as administrative agent (the CIT Credit Agreement) and two other lenders, for a $30 million secured loan (Term Loan B) and a $25 million revolving credit facility (CIT Revolver).

Borrowings under the CIT Credit Agreement bear interest based upon a spread in excess of the LIBOR or the U.S. prime rate, as the benchmark, and based upon the Company’s leverage ratio. The credit agreement also provides for an annual unused commitment fee of 0.5% based upon the average revolving credit commitment less outstanding borrowings on the revolver and letters of credit issued. As of December 31, 2009 and 2008, borrowings under the CIT Credit Agreement bore interest at 4.25% and 6.63%, respectively.

The CIT Credit Agreement allows the Company to request up to an additional $15 million in revolving credit commitments at any time during the term of the revolving credit facility up to 180 days prior to its scheduled termination. The Term Loan B and the CIT Revolver mature on July 5, 2012 and July 5, 2011, respectively. Quarterly principal payments of $91,000 are due on the Term Loan B. In accordance with the original terms of the CIT Credit Agreement, the Company was required to make principal repayments equal to 75% of excess cash flow, as defined, within 120 days of year end until the total leverage ratio at the end of a fiscal year is 2.50 or lower.

In February 2007, the CIT Credit Agreement was amended to provide, among other things, for the following: (1) the defined calculation for excess cash flow prepayments attributable to 2006 and payable by April 30, 2007 was changed so that the Company will not be required to fund the 2007 prepayment; (2) permitted capital expenditures were increased; and (3) total and senior leverage ratios were increased.

In February 2008, the CIT Credit Agreement was amended to allow for the purchase of Eumana Home Dialysis Inc. (see note 3). The credit agreement was increased $6.4 million to a total of $61.4 million. The

15

U.S. RENAL CARE, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

additional $6.4 million is a subsequent Term Loan B commitment and matures on the same date as the original Term Loan B. The scheduled quarterly principal payments on the Term Loan B increased from $75,000 to $91,000.

In July 2008, the CIT Credit Agreement was amended to provide, among other things, for the following: (1) distributions in excess of those made to cover third-party owners estimated tax obligations are permitted assuming the Company is in compliance with its senior leverage ratio; (2) the permitted acquisition limit was increased; (3) the spread in excess of LIBOR or the US Prime Rate, as the benchmark, to determine the interest rate the borrowings base was increased; (4) total and senior leverage ratios were amended; (5) the limits for permitted purchase money debt, capitalized lease obligations and capital expenditures were increased; and (6) several definitions were amended.

The CIT Credit Agreement is guaranteed, on a joint and several basis, by each of the Company’s subsidiaries. Borrowings under the credit agreement are collateralized by most of the Company’s assets, including accounts receivable, inventory, and fixed assets not secured by other credit facilities. The credit agreement includes various events of default and contains certain restrictions on the operations of the business, including restrictions on certain cash payments, including capital expenditures, investments and the payment of dividends, and including covenants pertaining to fixed charge coverage, minimum annual EBITDA, senior debt leverage and total debt leverage, as well as other customary covenants and events of defaults. One event of default pursuant to the CIT Credit Agreement is subjective as it relates to whether there is a material adverse change in (a) the properties, business, prospects, operations, management, or financial condition of the Company or (b) the ability of the Company to meet its obligations under the agreement.

The Company believes it is in compliance with all covenants under the CIT Credit Agreement and has met all debt payment obligations. At December 31, 2009, approximately $31,000 was unused and available under the revolving credit facility.

Long-term debt and capital lease obligations consisted of the following:

	December 31
	2009	2008

Senior secured credit facility:
CIT Term Loan B	$34,873,000	35,237,000
CIT Revolver	24,968,762	16,218,762
Notes payable:
Note payable to First Insurance	—	58,802
Note payable to Simmons First Bank of Jonesboro	23,532	36,514
Capital lease obligations	3,592,893	3,612,750

	63,458,187	55,163,828
Less current portion	(1,447,595)	(1,525,241)

	$62,010,592	53,638,587

16

U.S. RENAL CARE, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

Scheduled maturities of long-term debt and capital lease obligations at December 31, 2009 were as follows:

	Long-Term	Capital Lease
	Debt	Obligations

2010	$370,004	1,349,272
2011	25,350,290	1,123,390
2012	34,145,000	561,963
2013	—	453,797
2014	—	261,986
Thereafter	—	646,178

	$59,865,294	4,396,586

Less interest portion at 5.7192% — 8.561%		(803,693)

Total		$3,592,893

(7)	Income Taxes

Income tax expense (benefit) consisted of the following:

	2009	2008

Current:
Federal	$678,126	771,194
State	924,717	690,305
Deferred:
Federal	(4,783,401)	1,090,717
State	(10,632)	(8,317)

	$(3,191,190)	2,543,899

The difference between the expected tax expense based on the federal statutory rate of 34% is primarily due to the valuation allowance that was previously required due to historical losses and uncertainty of future taxable income, Texas gross margin tax which is not based on pre-tax income and income tax attributable to noncontrolling interest.

17

U.S. RENAL CARE, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

Deferred tax assets and liabilities arising from temporary differences were as follows:

	2009	2008

Deferred tax assets:
Accrued expenses and other liabilities for financial accounting purposes not currently deductible	$765,594	310,441
Net operating loss carryforwards and contribution limitation	1,345,244	4,626,938
Flow through entities	3,671,996	1,407,357
Property plant and equipment	236,104	176,369
Other	332,312	99,998

Total deferred tax assets	6,351,250	6,621,103
Less valuation allowance	—	(6,149,048)

Net deferred tax assets	6,351,250	472,055

Deferred tax liabilities:
Property and equipment and intangibles, principally due to differences in depreciation and amortization	(25,657)	(98,355)
Goodwill	(4,514,534)	(3,360,742)

Total deferred tax liabilities	(4,540,191)	(3,459,097)

Net deferred tax assets (liabilities)	$1,811,059	(2,987,042)

The valuation allowance consisted of the following:

	December 31
	2009	2008

Balance at January 1	$6,149,048	5,794,526
Increase (decrease) during the year	(6,149,048)	354,522

Balance at December 31	$—	6,149,048

The Company has net operating loss carryforwards of approximately $1,321,958 and $10,400,000 as of December 31, 2009 and 2008, respectively, which expire beginning in the year 2021 if not previously utilized. The Company has not recorded a valuation allowance for any of its deferred tax assets at December 31, 2009 as they expect to generate future taxable income sufficient to realize such deferred tax assets. The valuation allowance will be reduced at such time as management is able to determine that the realization of the deferred tax assets is more likely than not to occur.

(8)	Preferred Stock

Under the Company’s Third Amended and Restated Certificate of Incorporation, 100,450,000 total shares are authorized to issue, comprising 53,525,000 shares of common stock and 46,925,000 shares of preferred stock. Preferred stock is issuable in series under terms and conditions determined by the Company’s board of directors.

(a)	Series A Preferred Stock

As of December 31, 2008 and 2009, there were 12,350,000 shares of Series A Preferred outstanding.

(b)	Series B Preferred Stock

The Series B redeemable convertible preferred stock (Series B Preferred) shares were sold, primarily to related-party physicians, at an original issue price of $1 per share. During 2009 and 2008, the Company issued

18

U.S. RENAL CARE, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

16,000 shares to a related-party physician at a price of $1.00 per share. As of December 31, 2009, there were 529,000 shares of Series B Preferred outstanding.

(c)	Series B-1 Preferred Stock

During 2009, the Company repurchased 50,000 shares from a related party physician at $1.50 per share. As of December 31, 2009 there were 886,666 shares of Series B-1 Preferred outstanding.

(d)	Series C Preferred Stock

During 2009, the Company issued 200,000 shares at a price of $1.50 per share. As of December 31, 2009, there were 24,500,962 shares of Series C Preferred outstanding.

(e)	Dividends

Series A Preferred and Series C Preferred stockholders are entitled to receive cash dividends at the rate of 8% per annum calculated on the original issue prices. Dividends are cumulative from the date of original issuance and accrue quarterly. Accumulations of dividends on shares of Series A and Series C Preferred stock do not bear interest and are payable generally at the time of a liquidating event as defined in the agreement. Series B Preferred, Series B-1 Preferred, and common stockholders are entitled to receive dividends, when and if declared by the board of directors out of the Company’s assets legally available therefore, so long as all accrued dividends on then outstanding Series A and Series C Preferred stock have been paid or declared and set apart.

(f)	Redemption

Each share of Series A and Series C Preferred stock is redeemable beginning on September 1, 2012, if approved by 60% of the then-outstanding shareholders of Series A and Series C Preferred. Series B and Series B-1 Preferred stock is redeemable, beginning on September 1, 2012, if approved by 60% of the then-outstanding shares of Series A and Series C Preferred, voting as a single class, and if also approved by 60% of the then-outstanding shares of Series B and Series B-1 Preferred, voting as a single class.

Any such redemption would be payable in three equal annual installments calculated using the sum of the original issue prices ($1 per share for Series A and Series B Preferred, and $1.50 for Series C and Series B-1 Preferred) plus all related accrued and unpaid dividends.

(g)	Conversion Rights

Each share of Series A, Series B, Series B-1 and Series C Preferred stock is convertible at any time, at the option of the holder, into the same number of shares of common stock. Each share of Series A, Series B, Series B-1, and Series C converts automatically upon a qualified public offering. Upon such automatic conversion, any related declared and unpaid dividend becomes due.

(h)	Liquidation Preference

Upon liquidation or dissolution, and after payment or provision for payment of all debts and liabilities, stockholders of the Company will receive proceeds, to the extent available, as follows: (a) first, to the holders of Series A and Series C Convertible Preferred Stock amounts per share equal to their original share purchase prices, plus accrued and unpaid dividends (as adjusted for past dividends, combinations, splits, recapitalizations, and the like); (b) second, to the holders of Series B and Series B-1 Preferred Stock, amounts per share equal to their original share purchase prices, plus any accrued and unpaid dividends (as adjusted for past dividends, combinations, splits, recapitalizations, and the like); (c) third, ratably to the holders of Common Stock, and Series A Preferred Stock and Series C Preferred Stock on an as-if converted to Common Stock basis until the holders of Series A and Series C Preferred Stock shall have received, in total including the payment under (a) above, an amount equal to three (3) times the Series A or Series C original issue price, respectively; and (d) fourth, to the holders of Common Stock, any remaining available amounts.

19

U.S. RENAL CARE, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

(i)  Voting Rights

Each share of Series A and Series C Preferred stock issued and outstanding is entitled to the number of votes equal to the number of shares of common stock into which it is convertible. For various defined events, Series A and Series C Preferred stockholders vote together as a separate class. In those circumstances, 60% or more of the outstanding Series A and Series C Preferred stockholders must approve the event.

Each share of common stock is entitled one vote. As long as Series A and Series C Preferred stock is outstanding, and except for various defined events, Series A and Series C Preferred stockholders vote together with common stockholders as a single class on an as-if-converted to common stock basis.

The Series B and Series B-1 Preferred stockholders have no voting rights and their consent is not required to take any corporate action.

A majority of the Company’s stockholders, voting together on an as-if-converted to common stock basis, can change the number of authorized shares outstanding.

(j)	Other Terms

If Series A and Series C Preferred shares are outstanding, no dividend may be declared, and no shares shall be redeemed, on Series B or Series B-1 Preferred stock unless all accrued Series A and Series C Preferred dividends have been paid and a similar dividend is declared on Series A and Series C Preferred stock.

All stockholders are obligated to participate in a sale of the Company approved by 60% of the Series A and Series C Preferred stockholders, voting together as a single class, and the board of directors.

Series A and Series C Preferred stockholders have the right to purchase any new securities on a proportionate basis, and also have the right of over-allotment if any other Series A or Series C Preferred shareholder fails to purchase a full proportionate share of the any new securities. Series B Preferred, Series B-1 Preferred, and common stockholders do not have preemptive rights.

The Company and the Series A and Series B Preferred stockholders have the right to purchase shares from Series B Preferred, Series B-1 Preferred and common stockholders who wish to transfer their shares to a nonpermitted transferee.

(9)	Stock Compensation Plans

The Company’s 2005 Stock Incentive Plan (the 2005 SIP) provides stock options and restricted stock grants, and other share-based incentives, primarily to employees and directors. In May 2008, the Company authorized an additional 500,000 shares available for grant. In March 2009, the company authorized an additional 500,000 shares available for grant. There were 5,400,000 and 4,900,000 shares available for grant as of December 31, 2009 and 2008, respectively, under the amended 2005 SIP.

(a)	Stock Option Plan

Awards granted under the 2005 SIP are for incentive stock options with a five year term, an exercise price at least equal to the market value on the date of grant, and which vest 25% after one year of service and then monthly in equal amounts over the next three years of service. Income for the years ended December 31, 2009 and 2008 included $13,271 and $10,111, respectively, of pretax compensation costs related to stock options granted. As of December 31, 2009, there was $20,735 of total unrecognized compensation costs related to stock options. These costs are expected to be recognized over a period of approximately four years. At December 31, 2009, the weighted average remaining contractual life of outstanding options was 1.87 years.

20

U.S. RENAL CARE, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

The table below summarizes activity in the Company’s stock option plan:

	Year Ended December 31
	2009		2008
		Weighted		Weighted
		Average		Average
		Exercise		Exercise
	Awards	Price	Awards	Price

Outstanding at beginning of year	1,061,692	$0.14	838,355	$0.14
Granted	195,000	0.15	550,000	0.15
Exercised	(208,751)	0.14	(314,892)	0.15
Cancelled	(31,875)	0.11	(11,771)	0.14

Outstanding at end of year	1,016,066	$0.14	1,061,692	$0.14

Awards exercisable at year-end	412,941	$0.14	245,432	$0.13

(b)	Restricted Stock

The Company issued restricted stock to certain employees in 2007 and in prior years. Restricted stock awards vest 25% after one year of service and then monthly in equal amounts over the next three years of service, subject to continued employment and other plan terms and conditions. Holders of restricted stock are not allowed to sell, transfer, pledge, or otherwise encumber their restricted shares, but such holders are allowed to vote and their shares accrue dividends when and if declared. The Company may, but is not obligated to, repurchase vested restricted stock from employees at fair market value upon termination of the recipient’s employment.

Expense for restricted stock is recognized over the vesting period. The noncash compensation expense associated with restricted stock awards was $41,825 in 2009 and $64,741 in 2008. The following table summarizes restricted stock award activity:

	2009	2008

Outstanding balance at beginning of year	$3,401,558	3,401,558
Granted	—	—
Exercised	—	—
Forfeited	—	—
Repurchase	—	—

Balance at December 31, 2009	$3,401,558	3,401,558

The following table summarizes the nonvested restricted stock activity:

	2009	2008

Outstanding balance at beginning of year	$1,384,334	2,331,595
Granted	—	—
Vested	(743,212)	(947,261)
Forfeited	—	—
Repurchase	—	—

Balance at December 31, 2009	$641,122	1,384,334

At December 31, 2009, 2,760,436 of the outstanding restricted shares were vested. As of December 31, 2009, there was approximately $51,379 of total unrecognized compensation costs related to restricted stock awards. These costs are expected to be recognized over a remaining vesting period of approximately two years.

21

U.S. RENAL CARE, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

(10)	Related-Party Transactions

Participation in the Medicare ESRD program requires that treatment at a dialysis center be under the general supervision of a director who is a physician. The Company has engaged physicians or groups of physicians to serve as medical directors for each of its centers. The Company has contracts with approximately 27 individual physicians and physician groups to provide medical director services. The compensation of medical directors is negotiated individually and depends in general on local factors such as competition, the professional qualifications of the physician, their experience and their tasks as well as the workload at the clinic.

An ESRD patient generally seeks treatment at a dialysis center near his or her home and at which his or her treating nephrologist has practice privileges. Additionally, many physicians prefer to have their patients treated at dialysis centers where they or other members of their practice supervise the overall care provided as medical directors to the centers. As a result, and as is typical in the dialysis industry, the primary referral source for most of our centers is often the physician or physician group providing medical director services to the center.

The Company’s medical director agreements generally include covenants not to compete. Also, when the Company acquires a center from one or more physicians, or where one or more physicians owns interests in centers as co-owners with us, these physicians have agreed to refrain from owning interests in competing centers within a defined geographic area for various time periods. These agreements not to compete restrict the physicians from owning or providing medical director services to other dialysis centers. Most of these agreements not to compete continue for a period of time beyond expiration of the corresponding medical director agreements.

The Company leases space for 20 of its centers in which physicians and/or employees hold ownership interests, and subleases space to referring physicians and/or employees at one center. Future minimum lease payments payable under these leases is approximately $14 million at December 31, 2009, exclusive of maintenance and other costs, and is subject to escalation. For 2009 and 2008, total lease payments under these leases were approximately $2.4 million and $2.4 million, respectively.

Some medical directors and other referring physicians own Series B and Series B-1 Preferred stock, which they purchased from the Company or received as partial consideration under a medical director agreement. Some of the Company’s medical directors also own equity interests in entities that operate the Company’s dialysis centers.

The Company believes that the leases and equity purchases are no less favorable to us and no more favorable to such physicians than would have been obtained in arm’s-length bargaining between independent parties.

The Company has one promissory note obligation owed a noncontrolling interest holder in one of its subsidiaries. The note obligation was in an original amount of $750,000, of which $250,000 and $375,000 was outstanding at December 31, 2009 and 2008, respectively. At December 31, 2009 and 2008, $125,000 of the amount outstanding was classified in the accompanying consolidated balance sheet as a current liability. The note bears interest at 7% and principal is due in six annual installments from May 1, 2006 through May 1, 2011. The obligations pursuant to these notes are subordinated in terms of repayment to the Company’s obligations under the CIT Credit Agreement (see note 6).

The Company also has another promissory note obligation owed to another noncontrolling interest holder. The amount outstanding on this note was $0 and $39,440 at December 31, 2009 and 2008, respectively. The note was paid off in 2009. The note bore interest at 5% per annum and was subordinated in terms of repayment to the Company’s obligations under the CIT Credit Agreement (see note 6).

During the years ended December 31, 2009 and 2008, the Company paid a related party affiliated through common ownership $293,101 and $496,059, respectively, for the usage of an airplane.

A member of the Company’s board of directors provides consulting services primarily related to regulatory and reimbursement matters. The total expenses incurred by the Company related to these services were approximately $108,333 and $50,000 in 2009 and 2008, respectively.

22

U.S. RENAL CARE, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

The Company purchased CRC in September 2008 (see note 3). Three executives of the Company owned a majority interest in CRC prior to the acquisition.

(11)	Legislation, Regulations, and Market Conditions

The Company’s dialysis operations are subject to extensive federal, state, and local government regulations. These regulations require the Company to meet various standards relating to, among other things, the operation of dialysis clinics, the provision of quality healthcare for patients, maintenance of proper ownership and records, quality assurance programs, and occupational, health, safety and environmental standards, and the provision of accurate reporting and billing to government and private payment programs. These laws are extremely complex, and in many instances, providers do not have the benefit of significant regulatory or judicial interpretation as to how to interpret and apply these laws and regulations in the normal course of conducting their business. Healthcare providers that do not comply with these laws and regulations may be subject to civil or criminal penalties, the loss of their licenses, or restriction in their ability to participate in various federal and state healthcare programs. The Company endeavors to conduct its business in compliance with applicable laws and regulations.

Our dialysis centers are certified (or are pending certification) by the Centers for Medicare and Medicaid Services, as is required for the receipt of Medicare payments, and are licensed and permitted by state authorities. The Medicare and Medicaid Fraud and Abuse Amendments of 1977, as amended, generally referred to as the “anti-kickback statute,” imposes sanctions on those who, among other things, offer, solicit, make or receive payments in return for referral of a Medicare or Medicaid patient for treatment. The federal False Claims Act imposes penalties on those who, among other things, knowingly present a false or fraudulent claim for payment to the federal government. Another federal law, commonly referred to as the “Stark Law,” prohibits physicians, with certain exceptions, from referring Medicare patients to entities with which the physician has a financial relationship, states have analogous statues. The Health Insurance Portability and Accountability Act of 1996 (HIPAA), among other things, includes provisions relating to the privacy of medical information and prohibits inducements to patients to select a particular healthcare provider. Congress, states and regulatory agencies continue to consider modifications to federal and state healthcare laws. The Company’s dialysis centers are also subject to various state hazardous waste and nonhazardous medical waste disposal laws.

Sanctions for violations of these statutes could result in the imposition of significant fines and penalties, repayments for patient services previously billed, expulsion from government healthcare programs, and other civil or criminal penalties. Management believes that the Company is in material compliance with applicable government laws and regulations.

(12)	Profit-Sharing Plan

The Company has a savings plan for employees who meet certain criteria that have been established pursuant to the provisions of Section 401(k) of the Internal Revenue Code. The plan allows employees to contribute a defined portion of their compensation on a tax-deferred basis. Since January 1, 2005, the plan allows for defined matching Company contributions for eligible employees. The plan was amended effective January 1, 2006 to allow vesting credit for prior years of service for employees of certain acquired businesses. For the years ending December 31, 2009 and 2008, respectively, the Company made matching contributions to the plan of $391,053 and $365,496.

The Company may also make discretionary profit-sharing contributions to the plan if approved by the board of directors. No such contributions were made in 2009 or 2008.

(13)	Commitments and Contingencies

The Company may be subject to claims and suits in the ordinary course of business, including contractual disputes and professional and general liability claims.

23

U.S. RENAL CARE, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

On February 15, 2007, the holders of the subordinated note referenced in note 6 brought suit against the Company. In the lawsuit, the plaintiffs alleged that the Company had failed to pay amounts due to the sellers of Rencare Ltd. (Rencare) concerning accounts receivable that arose prior to the close of the Rencare acquisition. The Company denied plaintiff’s claims and, made counterclaims against plaintiffs and filed a third-party cross-claim against one of the other sellers of Rencare. In the Company’s counterclaim and cross-complaint, the Company alleged, among other things, that Sellers breached the representations and warranties in the applicable Rencare acquisition documents by failing to disclose certain liabilities. A trial was held in November 2008 and judgment was entered in favor of plaintiff for $750,000 plus $300,000 in attorney fees. An appeal is pending and the parties are awaiting a ruling from the appellant court. At this time, the Company cannot determine what will be the ultimate resolution of our appeal. In addition to the judgment, the Company incurred legal and other professional fees related to this litigation. These expenses aggregated $286,647 and $1,219,203 in 2009 and 2008, respectively.

The Company has obligations to purchase the third-party interests in several of its joint ventures. These obligations are in the form of put provisions in joint venture agreements, and are exercisable at the third-party owners’ discretion with some timing limitations. If these put provisions are exercised, the Company would be required to purchase the third-party owners’ interests at fair market value (see note 4).

The Company rents office space, medical facilities, and medical equipment under lease agreements that are classified as operating leases for financial reporting purposes. At December 31, 2009, the future minimum rental payments under noncancelable operating leases with terms of one year or more consist of the following:

2010	$5,827,058
2011	5,260,414
2012	5,109,728
2013	4,696,231
2014	3,658,621
Thereafter	9,440,090

Rent expense was $6,290,202 and $5,011,653 for the years ended December 31, 2009 and 2008, respectively.

(14)	Subsequent Event

On April 14, 2010, a subsidiary of the company, entered into a definitive agreement to acquire Dialysis Corporation of America, Inc. (DCA). Under the terms of the agreement, USRC, through a subsidiary, will commence a tender offer for all the outstanding common shares of DCA for $11.25 per share in cash, followed by a merger to acquire all remaining outstanding DCA shares at the same cash price paid in the tender offer. The transaction is valued at approximately $112 million. DCA provides outpatient dialysis, in-hospital dialysis, acute and at home dialysis services in Georgia, Maryland, New Jersey, Ohio, Pennsylvania, South Carolina and Virginia. The Company has received a commitment letter providing fully committed debt financing in connection with the transaction from Royal Bank of Canada and equity financing from certain of its existing shareholders.

24

ANNEX III

AGREEMENT AND PLAN OF MERGER

III-1

Execution Copy

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
U.S. RENAL CARE, INC.
URCHIN MERGER SUB, INC.
AND
DIALYSIS CORPORATION OF AMERICA

Dated as of April 13, 2010

i

EXHIBITS

Annex I	Conditions to the Offer
Annex II	Persons Entering Into Employment Agreements
Exhibit “A”	Articles of Incorporation of Surviving Corporation
Exhibit “B”	Bylaws of Surviving Corporation

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of April 13, 2010 (this “Agreement”), is by and among U.S. Renal Care, Inc., a Delaware corporation (“Parent”), Urchin Merger Sub, Inc., a Florida corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Dialysis Corporation of America, a Florida corporation (the “Company”). Unless the context clearly indicates otherwise, capitalized terms used in this Agreement are defined in Section 9.1.

RECITALS:

WHEREAS, the board of directors of the Company (the “Company Board”) has determined that it is advisable and in the best interests of the Company and its shareholders for Parent to acquire the Company upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, in furtherance of the acquisition of the Company by Parent, it is proposed: (i) that Merger Sub make a cash tender offer to acquire all of the issued and outstanding shares of Company Common Stock at a price of $11.25 per share net to the seller in cash, without interest thereon and subject to any required Tax withholding (such dollar amount, or any greater dollar amount per share paid pursuant to such cash tender offer, subject to adjustment pursuant to Section 1.1(e), the “Offer Price”), upon the terms and subject to the conditions set forth in this Agreement (such cash tender offer, as it may be amended from time to time in accordance with this Agreement, the “Offer”), and (ii) that, after acquiring shares of Company Common Stock pursuant to the Offer, Merger Sub merge with and into the Company, with the Company being the surviving corporation, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Company Board has unanimously (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Offer and the Merger, are fair, advisable and in the best interests of the Company and its shareholders, (ii) approved and adopted this Agreement and the transactions contemplated by this Agreement, including the Offer and the Merger, in accordance with the requirements of the Florida Business Corporation Act (the “FBCA”), and (iii) resolved to recommend that the shareholders of the Company accept the Offer, tender their shares of Company Common Stock pursuant to the Offer and, if required by applicable Laws, approve this Agreement and the Merger; and

WHEREAS, the board of directors of Parent has (i) determined that the Merger is advisable and in the best interests of Parent and its stockholders, and (ii) approved this Agreement and the transactions contemplated by this Agreement, including the Offer and the Merger; and

WHEREAS, (i) the board of directors of Merger Sub has determined that the Merger is advisable and in the best interests of Merger Sub and its sole stockholder, and (ii) Parent, as sole stockholder of Merger Sub, has adopted and approved this Agreement and the transactions contemplated by this Agreement, including the Offer and the Merger; and

WHEREAS, immediately prior to the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement and to consummate the transactions contemplated hereby, (i) certain shareholders of the Company are executing and delivering to Parent and Merger Sub tender and support agreements (the “Support Agreements”) and (ii) the individuals set forth on Annex II are executing and delivering to Parent and Merger Sub amended and restated employment agreements, effective upon the Closing, to, among other things, assist Parent with transitional matters following the Closing (the “Employment Agreements”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE OFFER

Section 1.1  The Offer.

(a) Subject to the provisions contained in the following sentence, Merger Sub shall commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer as promptly as reasonably practicable after the date of this Agreement. If the Company: (i) shall have fully cooperated with Parent in connection with the Offer and the preparation of the Offer Documents, including by promptly providing to Parent any comments regarding the Offer Documents from the Company and its advisors, and (ii) shall be prepared to file with the SEC, and to disseminate to holders of Company Common Stock, the Schedule 14D-9 on the date Parent files the Offer Documents with the SEC, then Parent shall cause Merger Sub to, and Merger Sub shall, commence the Offer within seven (7) Business Days after the date of this Agreement; provided, however, that Merger Sub shall not be required to commence the Offer if (w) any of the conditions set forth in clauses (a), (b), (c), (g), (h), (j), (k), (l) and (n) of Annex I shall not be satisfied, or (x) the Company shall not be prepared to file immediately with the SEC, and to disseminate to holders of shares of Company Common Stock, the Schedule 14D-9 (the date on which Merger Sub commences the Offer, within the meaning of Rule 14d-2 under the Exchange Act, is referred to in this Agreement as the “Offer Commencement Date”). The obligation of Merger Sub (and the obligation of Parent to cause Merger Sub) to accept for payment, and pay for, any shares of Company Common Stock validly tendered pursuant to the Offer shall be subject to the satisfaction of or (if permitted) waiver of (y) the condition that there shall be validly tendered (not including any shares of Company Common Stock validly tendered pursuant to procedures for guaranteed delivery) and not withdrawn a number of shares of Company Common Stock that, together with any shares of Company Common Stock owned by Parent or Merger Sub immediately prior to the Acceptance Time, represents more than 50% of the Adjusted Outstanding Share Number (the “Minimum Condition”), and (z) the other conditions set forth in Annex I hereto (the Minimum Condition and the other conditions set forth in Annex I are referred to collectively as the “Offer Conditions”). For purposes of this Agreement, the “Adjusted Outstanding Share Number” shall be the sum of: (A) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Acceptance Time, plus (B) an additional number of shares up to (but not exceeding) the aggregate number of shares of Company Common Stock issuable upon the conversion, exchange or exercise, as applicable, of all options, warrants and other rights to acquire, or securities convertible into or exchangeable for, Company Common Stock that are outstanding immediately prior to the Acceptance Time (other than potential (but not actual) dilution attributable to the Top-Up Option). Subject to the Offer Conditions and the terms and conditions of this Agreement, Parent shall cause Merger Sub to, and Merger Sub shall, (1) accept for payment all shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer as soon as practicable after Merger Sub is permitted to do so under applicable Legal Requirements, and (2) pay the Offer Price in exchange for each share of Company Common Stock accepted for payment pursuant to the Offer.

(b) Merger Sub expressly reserves the right, in its sole discretion, to (i) increase the Offer Price, and (ii) waive any Offer Condition or make any other changes to the terms and conditions of the Offer; provided, however, that without the prior written consent of the Company, neither Parent nor Merger Sub may (A) waive or amend the Minimum Condition, (B) change the form of consideration to be paid to the holders of Company Common Stock pursuant to the Offer, (C) decrease the Offer Price or the number of shares of Company Common Stock sought to be purchased by Merger Sub in the Offer, (D) impose conditions to the Offer in addition to the Offer Conditions, or (E) except as provided in Section 1.1(c), extend the expiration date of the Offer.

(c) The Offer shall initially be scheduled to expire twenty (20) Business Days following the Offer Commencement Date (determined pursuant to Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act) (the “Initial Expiration Date”; such date or such subsequent date to which the expiration of the Offer is extended in accordance with the terms of this Agreement, the “Expiration Date”). Notwithstanding anything to the contrary contained in this Agreement, but subject to the parties’ respective termination rights under Section 8.1: (i) if, as of the scheduled

Expiration Date, any Offer Condition is not satisfied and has not been waived, Merger Sub may, in its sole discretion (and without the consent of the Company or any other Person), extend the Offer on one or more occasions, for an additional period of up to twenty (20) Business Days per extension (but no later than the Outside Date), to permit such Offer Condition to be satisfied, (ii) Merger Sub may, in its sole discretion (and without the consent of the Company or any other Person), extend the Offer from time to time for any period required by any Regulation of the SEC applicable to the Offer, and (iii) Merger Sub may, in its sole discretion (and without the consent of the Company or any other Person), elect to provide for a “subsequent offering period” (and one or more extensions thereof) in accordance with Rule 14d-11 under the Exchange Act (unless Parent has become the owner, directly or indirectly, of 80% or more of the outstanding shares of Company Common Stock). Subject to the parties’ respective termination rights under Section 8.1, (A) if: (1) each of the Offer Conditions set forth in clauses (a), (b), (c), (e), (f), (g), (h), (i), (j), (k), (l), (m), and (n) of Annex I is satisfied or has been waived as of the scheduled Expiration Date, or Merger Sub reasonably determines that all of such Offer Conditions are likely to be satisfied within fifteen (15) Business Days after such date, and (2) any of the other Offer Conditions is not satisfied and has not been waived on such date, then, to the extent requested in writing by the Company no less than two (2) Business Days prior to such date, Merger Sub shall extend the Offer beyond such date for an additional period of up to twenty (20) Business Days, and (B) if each of the Offer Conditions set forth in Annex I is satisfied or has been waived as of the scheduled Expiration Date, other than the condition set forth in clause (m), then if such scheduled Expiration Date is a date prior to the Designated Date, to the extent requested in writing by the Company no less than two (2) Business Days prior to such scheduled Expiration Date, Merger Sub shall extend the Offer to the Designated Date or to such later date as may be required under applicable securities Laws (as determined by Merger Sub in its reasonable discretion); provided that in the case of either (A) or (B) in no event shall Merger Sub be required to extend the Offer to a date later than the Outside Date.

(d) On the Offer Commencement Date, Parent and Merger Sub shall (i) cause to be filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”) with respect to the Offer, which will contain or incorporate by reference (A) Merger Sub’s offer to purchase shares of Company Common Stock pursuant to the Offer (the “Offer to Purchase”) and (B) the forms of the related letter of transmittal and summary advertisement (the Tender Offer Statement on Schedule TO, the Offer to Purchase, and all exhibits, amendments and supplements thereto, the “Offer Documents”), and (ii) cause the Offer to Purchase and related documents to be disseminated to holders of shares of Company Common Stock. Parent and Merger Sub shall use commercially reasonable efforts to cause the Offer Documents to comply in all material respects with the applicable requirements of the Exchange Act. The Company and its legal counsel shall be given reasonable opportunity to review and comment on the Offer Documents (including all amendments and supplements thereto) prior to filing thereof with the SEC. Parent and Merger Sub shall promptly provide the Company and its legal counsel with a copy of any written comments and a description of any oral comments received by Parent, Merger Sub or their legal counsel from the SEC or its staff with respect to the Offer Documents. Each of Parent, Merger Sub and the Company: (1) shall use commercially reasonable efforts to respond promptly to any comments of the SEC or its staff with respect to the Offer Documents or the Offer and (2) to the extent required by the applicable requirements of the Exchange Act, shall use commercially reasonable efforts to correct promptly any information provided by it for use in the Offer Documents if and to the extent that such information shall be or shall have become false or misleading in any material respect, and Parent and Merger Sub shall take all steps reasonably necessary to cause the Offer Documents, as supplemented or amended to correct such information, to be filed with the SEC, to the extent required by applicable Legal Requirements, and to be disseminated to holders of shares of Company Common Stock. The Company shall promptly furnish to Parent and Merger Sub all information concerning the Company and its Subsidiaries and the Company’s shareholders that may be required or reasonably requested by Parent and Merger Sub in connection with any action contemplated by this Section 1.1(d).

(e) If, between the date of this Agreement and the date on which any particular share of Company Common Stock is accepted for payment pursuant to the Offer, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or if a record date with respect to any such event shall occur during such period, then the Offer Price shall be appropriately and proportionately adjusted.

Section 1.2  Company Actions.

(a) The Company hereby approves and consents to the Offer. The Company Board, at a meeting duly called and held, has unanimously by a vote of all the directors, (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Offer and the Merger, are fair, advisable and in the best interests of the Company and its shareholders, (ii) approved and adopted this Agreement and the transactions contemplated by this Agreement, including the Offer and the Merger, in accordance with the requirements of the FBCA, (iii) resolved to recommend that the shareholders of the Company accept the Offer, tender their shares of Company Common Stock pursuant to the Offer and, if required by applicable Laws, approve this Agreement and the Merger (such unanimous recommendation, the “Company Board Recommendation”), and (iv) taken all other actions necessary to exempt the Offer, the Support Agreements and, to the extent required, this Agreement and the transactions contemplated hereby, from any “fair price,” “moratorium,” “control share acquisition,” “interested shareholder,” “business combination,” “affiliated transaction” or other similar Legal Requirement, including Sections 607.0901 and 607.0902 of the FBCA. Subject to Section 5.3, the Company consents to the inclusion of the Company Board Recommendation in the Offer Documents.

(b) Contemporaneously with the filing by Parent and Merger Sub of the Schedule TO, the Company shall file with the SEC and (following or contemporaneously with the dissemination of the Offer to Purchase and related documents) disseminate to holders of shares of Company Common Stock a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) that shall reflect the terms and conditions of this Agreement and the information required by Section 1.3(c) and, subject only to Section 5.3, shall include the Company Board Recommendation. Each of Parent and Merger Sub shall promptly furnish to the Company all information concerning Parent and Merger Sub that may be required or reasonably requested by the Company in connection with any action contemplated by this Section 1.2(b). The Company shall cause the Schedule 14D-9 and the filings and dissemination thereof to comply in all material respects with the Exchange Act and with all applicable Legal Requirements. To the extent required by the applicable requirements of the Exchange Act or by other Legal Requirements: (i) each of Parent, Merger Sub and the Company shall use commercially reasonable efforts to promptly correct any information provided by it or on its behalf for use in the Schedule 14D-9 if and to the extent that such information shall be or shall have become false or misleading in any material respect, and (ii) the Company shall take all steps reasonably necessary to cause the Schedule 14D-9, as supplemented or amended to correct such information, to be filed with the SEC and, to the extent required by applicable Legal Requirements, to be disseminated to holders of shares of Company Common Stock. Parent and its legal counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 (including any amendments or supplements thereto) prior to the filing thereof with the SEC. The Company shall promptly provide Parent and its legal counsel with a copy of any written comments and a description of any oral comments received by the Company or its legal counsel from the SEC or its staff with respect to the Schedule 14D-9, and the Company shall respond promptly to such comments.

(c) The Company shall promptly provide to Parent: (i) a list of the Company’s shareholders, non-objecting beneficial owners, mailing labels and any available listing or computer file containing the names and addresses of all record holders of shares of Company Common Stock and lists of securities positions of shares of Company Common Stock held in stock depositories, in each case accurate and complete as of the most recent practicable date, and (ii) such additional information (including updated lists of shareholders, non-objecting beneficial owners, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Offer or the Merger.

Section 1.3  Directors.

(a) Effective upon the Acceptance Time and from time to time thereafter, Parent shall be entitled to designate, to serve on the Company Board, the number of directors, rounded up to the next whole number, determined by multiplying: (i) the total number of directors on the Company Board (giving effect to any increase in the size of the Company Board pursuant to this Section 1.3(a)), by (ii) a fraction having a numerator equal to the aggregate number of shares of Company Common Stock then beneficially owned by Parent or Merger Sub (including all shares of Company Common Stock accepted for payment pursuant to the Offer), and having a denominator equal to the total number of shares of Company Common Stock then issued and outstanding (provided that, in no event shall

Parent’s director designees constitute less than a majority of the entire Company Board). The Company shall take all action (including, to the extent necessary, seeking and accepting the resignations of one or more incumbent directors and increasing the size of the Company Board) necessary to cause Parent’s designees to be elected or appointed to the Company Board (the date on which a majority of the Company’s directors are designees of Parent that have been effectively appointed to the Company Board in accordance herewith, the “Board Appointment Date”).

(b) From and after the Acceptance Time, to the extent requested by Parent, the Company shall also use its commercially reasonable efforts to: (i) obtain and deliver to Parent the resignation of each individual who is an officer of the Company or any of the Company Subsidiaries, and (ii) cause individuals designated by Parent to constitute the number of members, rounded up to the next whole number, on: (A) each committee of the Company Board, and (B) the board of directors of each Company Subsidiary (and each committee thereof) that represents at least the same percentage as individuals designated by Parent represent on the Company Board. Notwithstanding the provisions of this Section 1.3, the Company shall use commercially reasonable efforts, at all times prior to the Effective Time, to cause at least two of the members of the Company Board to be individuals who were directors of the Company on the date of this Agreement (“Continuing Directors”); provided, however, that: (x) if at any time prior to the Effective Time there shall be only one Continuing Director serving as a director of the Company for any reason, then the Company Board shall cause an individual selected by the remaining Continuing Director to be appointed to serve on the Company Board (and such individual shall be deemed to be a Continuing Director for all purposes under this Agreement), and (y) if at any time prior to the Effective Time no Continuing Directors remain on the Company Board, then the Company Board shall appoint two individuals who are not officers, employees or Affiliates of the Company, Parent or Merger Sub to serve on the Company Board (and such individuals shall be deemed to be Continuing Directors for all purposes under this Agreement).

(c) In connection with the performance of its obligations to cause Parent’s designees to be elected or appointed to the Company Board, the Company shall promptly take all actions, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors, as Section 14(f) of the Exchange Act and Rule 14f-1 thereunder require in order to fulfill its obligations under this Section 1.3, subject to the Company’s receipt of the information with respect to Parent and its nominees, officers, directors and Affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. The provisions of this Section 1.3 are in addition to, and shall not limit, any right that Merger Sub, Parent or any Affiliate of Merger Sub or Parent may have (with respect to the election of directors or otherwise) under applicable Legal Requirements as a holder or beneficial owner of shares of Company Common Stock.

(d) Following the election or appointment of Parent’s designees to the Company Board pursuant to Section 1.3(a) and until the Effective Time, the approval of a majority of the Continuing Directors shall be required to authorize any of the following actions of the Company (each, an “Adverse Action”), to the extent the action in question could reasonably be expected to affect adversely the holders of shares of Company Common Stock (other than Parent or Merger Sub): (i) any action by the Company with respect to any amendment or waiver of any term or condition of this Agreement, the Merger or the Company Articles or Company Bylaws, (ii) any termination of this Agreement by the Company, or (iii) any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Merger Sub, or any waiver or assertion of any of the Company’s rights under this Agreement. The approval of any Adverse Action by a majority of the Continuing Directors shall constitute the valid authorization of the Company Board with respect to such Adverse Action, and no other action on the part of the Company or by any other director of the Company shall be required to authorize such Adverse Action.

Section 1.4  Top-Up Option.

(a) The Company hereby grants to Parent and Merger Sub an assignable (provided that any such assignment is in compliance with Section 9.8) and irrevocable option (the “Top-Up Option”) to purchase from the Company the number of newly-issued, fully paid and nonassessable shares of Company Common Stock (the “Top-Up Shares”) equal to the lesser of: (i) the number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned by Parent or Merger Sub at the time of exercise of the Top-Up Option, constitutes 80% of the number of shares of Company Common Stock that would be outstanding on a fully-diluted basis immediately after the issuance of all shares of Company Common Stock subject to the Top-Up Option, or (ii) the aggregate number of shares of Company Common Stock that the Company is authorized to issue under the Company Articles but that are not issued and outstanding (and are not subscribed for or otherwise committed to be issued or reserved for issuance) at the time of exercise of the Top-Up Option.

(b) The Top-Up Option may be exercised by Parent or Merger Sub, in whole or in part, at any time at or after the Acceptance Time. The aggregate purchase price payable for the shares of Company Common Stock being purchased by Parent or Merger Sub pursuant to the Top-Up Option shall be determined by multiplying the number of such shares by the Offer Price. Such purchase price may be paid by Parent or Merger Sub, at its election, either entirely in cash or by executing and delivering to the Company a promissory note having a principal amount equal to such purchase price, or by any combination of the foregoing. Any such promissory note shall bear interest at the rate of 3% per annum, shall mature on the first anniversary of the date of execution and delivery of such promissory note and may be prepaid without premium or penalty.

(c) In the event Parent or Merger Sub wishes to exercise the Top-Up Option, Parent or Merger Sub shall deliver to the Company a notice setting forth: (i) the number of shares of Company Common Stock that Parent or Merger Sub intends to purchase pursuant to the Top-Up Option, (ii) the manner in which the Parent or Merger Sub intends to pay the applicable purchase price, and (iii) the place and time at which the closing of the purchase of such shares of Company Common Stock by Parent or Merger Sub is to take place. The Company shall, as soon as practicable following receipt of such notice, notify Merger Sub of the number of shares of Company Common Stock then outstanding, the number of shares of Company Common Stock then outstanding on a fully-diluted basis and the number of Top-Up Shares. At the closing of the purchase of such shares of Company Common Stock, Parent or Merger Sub shall cause to be delivered to the Company the consideration required to be delivered in exchange for such shares, and the Company shall cause to be issued to Parent or Merger Sub (as the case may be) a certificate representing such shares. The parties shall cooperate to cause the issuance of the Top-Up Shares to be effected pursuant to an exemption from registration under the Securities Act.

ARTICLE II

THE MERGER

Section 2.1  The Merger.  At the Effective Time and subject to the terms and conditions of this Agreement and the applicable provisions of the FBCA, Merger Sub will merge with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease (the “Merger”). The Company shall be the surviving corporation (sometimes hereinafter referred to as the “Surviving Corporation”) and shall continue to be governed by the Laws of the State of Florida, and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Section 2.7 and Section 2.8.  The effect of the Merger will be as provided in the applicable provisions of the FBCA and the terms of this Agreement.

Section 2.2  Effective Time.

(a) The closing of the Merger (the “Closing”) shall take place at the offices of Fulbright & Jaworski L.L.P., 2200 Ross Avenue, Suite 2800, Dallas, Texas, 75201 at 10:00 a.m. as soon as practicable, and in any event not later than the second (2nd) Business Day following the date on which the conditions to the Closing set forth in Article VII (excluding conditions that, by their terms, cannot be satisfied until the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) have been satisfied or waived or at such other place, time and date as the parties hereto may agree in writing (the “Closing Date”). The acceptance of any shares of Company Common Stock by Merger Sub, and the exchange of any related documentation and other deliverables related thereto in accordance with the terms of this Agreement and the Offer, shall take place at the offices of Fulbright & Jaworski L.L.P., 2200 Ross Avenue, Suite 2800, Dallas, Texas, 75201 or at such other place as the parties may agree in writing.

(b) At the Closing, the Company and Merger Sub shall cause articles of merger (the “Articles of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Florida in accordance with the relevant provisions of the FBCA and other applicable Florida Law. The Merger will become effective at such time as the Articles of Merger are duly filed with the Secretary of State of the State of Florida on the Closing Date, or at such subsequent date or time as the Company and Parent agree in writing and specify in the Articles of Merger. The date and time the Merger becomes effective is hereinafter referred to as the “Effective Time.”

Section 2.3  Conversion or Cancellation of Company Common Stock.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company or the holder of any of the following securities:

(i) each share of the Company’s $0.01 par value common stock (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than (A) shares of Company Common Stock held by Parent, Merger Sub or any wholly owned Subsidiary of Parent or Merger Sub, (B) Dissenting Shares held by Dissenting Shareholders and (C) shares of Company Common Stock held in the Company’s treasury or held by any wholly owned Subsidiary of the Company), shall be converted into the right to receive an amount in cash per share equal to the Offer Price, without interest (the “Merger Consideration”);

(ii) each share of Company Common Stock issued and held in the Company’s treasury or held by any wholly owned Subsidiary of the Company shall (A) cease to be outstanding, (B) be canceled and retired without payment of any consideration therefor, and (C) cease to exist; and

(iii) each share of Company Common Stock held by Parent, Merger Sub or any wholly owned Subsidiary of Parent or Merger Sub shall (A) cease to be outstanding, (B) be canceled and retired without payment of any consideration therefor, and (C) cease to exist.

(b) All shares of Company Common Stock converted into Merger Consideration pursuant to this Section 2.3 (collectively, the “Shares”), shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such Shares and non-certificated Shares represented by a book entry (the “Book Entry Shares”) shall thereafter represent the right to receive, with respect to each underlying Share, the Merger Consideration.

(c) If, prior to the Effective Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, recapitalization or other similar transaction, or if a record date with respect to any such event shall occur during such period, then an appropriate and proportionate adjustment shall be made to the Merger Consideration.

Section 2.4  Merger Sub Common Stock.  At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Parent or Merger Sub, be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation (which shares shall not be deemed to be shares of Company Common Stock outstanding immediately prior to the Effective Time for purposes of this Agreement).

Section 2.5  Dissenting Shares.  The provisions of this Section 2.5 shall not apply unless the shareholders of the Company are determined to have the right to dissent from the Merger, and receive the fair value of their shares of Company Common Stock, pursuant to Sections 607.1301-607.1333 of the FBCA. In such event, and notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a shareholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the applicable provisions of the FBCA (the “Dissenting Shareholders”), shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the “Dissenting Shares”), but instead such holder shall be entitled to payment of the appraised value of such shares in accordance with the applicable provisions of the FBCA (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the appraised value of such Dissenting Shares in accordance with the applicable provisions of the FBCA), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the FBCA. If any Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s shares shall thereupon become Shares and be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such share of Company Common Stock in accordance with Section 2.3(a)(i), without any interest thereon. The Company shall give Parent (a) prompt notice of any written demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the FBCA and received by the Company relating to shareholders’ rights of appraisal, and (b) the opportunity to participate in negotiations and Proceedings with respect to demands for appraisal under the FBCA. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment.

Section 2.6  Company Options and Other Equity Interests.

(a) At the Effective Time, each option to purchase shares of Company Common Stock issued pursuant to a Company Stock Plan that is outstanding immediately prior to the Effective Time (each such option, a “Company Option”) whether or not then vested, shall be converted into the right to receive, at the Effective Time, a cash payment from the Surviving Corporation equal to the product of (i) the number of shares of Company Common Stock subject to such Company Option, and (ii) the excess, if any, of (x) the Merger Consideration over (y) the exercise price per share under such Company Option (such product, the “Option Consideration”).

(b) Immediately prior to the Effective Time, each outstanding restricted stock unit issued pursuant to a Company Stock Plan (a “Company Restricted Stock Unit”) that has not otherwise vested shall become fully vested and shall be converted into the right to receive a cash payment from the Surviving Corporation equal to the Merger Consideration, and each such Company Restricted Stock Unit shall thereupon be cancelled.

(c) Immediately prior to the Effective Time, each outstanding restricted share of Company Common Stock issued pursuant to a Company Stock Plan (each such share, a “Company Restricted Share”) that has not otherwise vested shall become fully vested and shall be converted into the right to receive a cash payment from the Surviving Corporation equal to the Merger Consideration, and each such Company Restricted Stock Unit shall thereupon be cancelled.

(d) The Surviving Corporation shall pay the holders of Company Options, the holders of Company Restricted Stock Units, and the holders of Company Restricted Shares the cash payments described in this Section 2.6 on or as soon as reasonably practicable after the Closing Date, but in any event within ten (10) Business Days following the Closing Date.

(e) Prior to the Acceptance Time, the Compensation Committee of the Company Board (the “Compensation Committee”) or the Company Board, as applicable, shall make such adjustments and amendments to or make such determinations with respect to Company Options, Company Restricted Stock Units, and Company Restricted Shares to implement the foregoing provisions of this Section 2.6.

Section 2.7  Articles of Incorporation; Bylaws.

(a) At the Effective Time, the Company Articles shall be amended so as to read in their entirety as is set forth in Exhibit A annexed hereto, and, as so amended, shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with their terms and as provided by Law.

(b) At the Effective Time, and without any further action on the part of the Company and Merger Sub, the Company Bylaws shall be amended so as to read in their entirety in the form as is set forth in Exhibit B annexed hereto, and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the articles of incorporation of the Surviving Corporation and as provided by Law.

Section 2.8  Directors and Officers.  The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation immediately following the Effective Time, each to serve as a director or officer in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

Section 2.9  Exchange Fund.  At or prior to the Effective Time, Parent shall designate a bank or trust company (the “Paying Agent”) to receive the aggregate Merger Consideration that holders of Shares shall be entitled to receive pursuant to Section 2.3(a)(i) (the “Exchange Fund”). The Exchange Fund shall be invested by the Paying Agent as directed by Parent.

Section 2.10  Exchange of Shares.

(a) As soon as practicable after the Effective Time, Parent will instruct the Paying Agent to mail to the Persons who, immediately prior to the Effective Time, were record holders of certificates representing shares of Company Common Stock (“Certificates”) whose Shares are being converted into the Merger Consideration pursuant to Section 2.3: (i) a letter of transmittal (in customary form and containing such provisions as Parent may reasonably specify, including a provision confirming that delivery of Certificates shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates to the Paying Agent), and (ii) instructions for use in effecting the surrender of the Certificates or Book Entry Shares in exchange for the Merger Consideration. Upon proper surrender of a Certificate or Book Entry Shares for exchange and cancellation to the Paying Agent, together with a duly executed letter of transmittal and such other documents as may reasonably be requested by the Paying Agent or Parent: (A) the holder of such Certificate or Book Entry Shares shall be entitled to receive in exchange therefor the amount of Merger Consideration provided in Section 2.3 in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate or Book Entry Shares, and (B) the Certificate or Book Entry Shares so surrendered shall forthwith be cancelled. No interest shall be paid or accrued on any cash or on any unpaid dividends or distributions payable to holders of Certificates or Book Entry Shares pursuant to the provisions of Article II.

(b) At the Effective Time, holders of Certificates and Book Entry Shares that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of the Company, other than with respect to Dissenting Shares in accordance with Section 2.5, and the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates or Book Entry Shares representing such shares are presented for transfer to the Paying Agent, each such share shall be cancelled and exchanged for the Merger Consideration as provided in this Section 2.10.  In the event of a transfer of ownership of any shares of Company Common Stock which are not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a Person other than the holder in whose name the Certificate is so surrendered is registered, if any such Certificate shall be properly endorsed or otherwise be in proper form for transfer, and such holder shall pay any fiduciary or surety bonds or any transfer or other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than such holder or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.10, each Certificate and Book Entry Share shall be deemed, from and after the Effective Time, to represent solely the right to receive the Merger Consideration for each share of Company Common Stock formerly evidenced by such Certificate or book entry. If any Certificate shall have been lost, stolen or destroyed, Parent may, in its sole discretion and as a condition to the payment of the Merger Consideration pursuant to Section 2.3(a)(i), require the owner of such lost, stolen or destroyed Certificate to provide an appropriate affidavit and to deliver a bond (in customary form and amount) as indemnity against any claim that may be made against the Paying Agent, Parent or the Surviving Corporation with respect to such Certificate.

(c) Any portion of the Exchange Fund that remains unclaimed by the Company’s shareholders as of the date 180 days after the Effective Time shall be paid to Parent on demand, and any holders of Certificates or Book Entry Shares who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of the Merger Consideration deliverable in respect of each share of Company Common Stock formerly held by such shareholder as determined pursuant to this Agreement without any interest thereon. Notwithstanding the foregoing, none of the Company, Parent, the Paying Agent or any other Person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.

Section 2.11  Withholding.  Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration deliverable under this Agreement, and from any other payments made pursuant to this Agreement (including pursuant to Section 2.6) such amounts as Parent, the

Surviving Corporation and the Paying Agent are required to deduct and withhold with respect to such delivery and payment under the Code or any provision of applicable Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the holder of shares of Company Common Stock and such other Persons, as applicable, in respect of which such deduction and withholding was made by Parent, the Surviving Corporation and the Paying Agent.

Section 2.12  Further Action.  If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the disclosure letter, dated as of the date of this Agreement and delivered to Parent in connection with the execution and delivery of this Agreement, which is arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article III and Section 5.2 and, subject to Section 9.12 hereof, identifies items of disclosure by reference to a particular section or subsection of this Agreement (the “Company Disclosure Letter”), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1  Corporate Organization and Qualification, Subsidiaries.

(a) The Company is a corporation duly incorporated, validly existing and in active status under the Laws of the State of Florida. The Company has the requisite power and authority and possesses all material Permits, easements, consents, waivers and Orders to own, lease or otherwise hold, use and operate all of its properties, rights and assets and to carry on its business as it is now being conducted. The Company is duly licensed and qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary or appropriate, except where the failure to be so duly licensed or qualified to do business or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Section 3.1(b) of the Company Disclosure Letter sets forth a complete and correct list of each Company Subsidiary with its place of organization. Each Company Subsidiary (i) is duly incorporated or duly formed, as applicable to each such Company Subsidiary, and validly existing and in good standing or active status under the Laws of its jurisdiction of organization, (ii) has the requisite power and authority and possesses all material Permits, easements, consents, waivers and Orders to own, lease or otherwise hold, use and operate all of its properties, rights and assets and to carry on its business as it is now being conducted, and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary or appropriate except where the failure to be so duly licensed or qualified to do business or in good standing would not (A) have a material effect with respect to such Company Subsidiary or (B) individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.2  Articles of Incorporation and Bylaws; Minute Books.

(a) The Company has furnished to Parent, prior to the date of this Agreement, complete and correct copies of the Company Articles and Company Bylaws, and the articles of incorporation and the bylaws (or the equivalent organizational documents), in each case as amended or restated to the date hereof, of each Company Subsidiary. The Company Articles and Company Bylaws and the organizational documents of each Company Subsidiary are in full force and effect and no other organizational documents are applicable to or binding upon the Company or any Company Subsidiary. The Company is not in violation of any of the provisions of the Company Articles or the Company Bylaws. No Company Subsidiary is in violation of its articles of incorporation or bylaws (or equivalent organizational documents).

(b) The minute books of the Company and each Company Subsidiary contain true, complete and correct records of all meetings and other corporate actions held or taken since December 31, 2006 of their respective shareholders, the board of directors and each committee of the board of directors.

Section 3.3  Capitalization.

(a) The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock. As of April 13, 2010, (the “Company Capitalization Date”) (i) 9,610,373 shares of Company Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and free from preemptive rights, whether statutory, contractual or otherwise, with no personal liability attaching to the ownership thereof, (ii) no shares of Company Common Stock are held in the treasury of the Company, (iii)(A) 100,000 shares of Company Common Stock were reserved and available for issuance pursuant to outstanding Company Options, with the grant date, vesting terms and exercise price per share of Company Common Stock for each Company Option set forth on Section 3.3(a) of the Company Disclosure Letter, and (B) 16,250 shares of Company Common Stock were reserved and available for issuance pursuant to outstanding awards of Company Restricted Shares and Company Restricted Stock Units, in each case with respect to clauses (A) and (B) issued pursuant to Company Stock Plans, (iv) 173,700 shares of Company Common Stock were granted in the form of Company Restricted Shares under the Company Stock Plans, and (v) no other shares of Company Common Stock are reserved for issuance other than as provided in clauses (iii) and (iv). No bonds, debentures, notes or other indebtedness or securities of the Company that have the right to vote (or that are convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote (“Voting Debt”) are outstanding. Except as set forth above, no shares of capital stock or other voting securities of the Company are issued or outstanding. Section 3.3(a) of the Company Disclosure Letter sets forth a true, complete and correct list of (x) the aggregate number of shares of Company Common Stock issuable upon the exercise of each Company Option and settlement of each Company Restricted Stock Unit granted under the Company Stock Plans and the weighted average exercise price for the Company Options, and (y) all other rights to purchase any Voting Debt, issued or unissued capital stock of the Company and the Company Subsidiaries, or obligating the Company or any of the Company Subsidiaries to issue, grant or sell any Voting Debt, shares of capital stock of, or other equity interests in, or securities convertible into equity interests in, the Company or any of the Company Subsidiaries. Other than the Company Options, the Company Restricted Stock Units and the Top-Up Option, no other options to purchase Company Common Stock or equity-based awards of the Company or any Company Subsidiary are outstanding. Since the Company Capitalization Date, the Company has not (A) issued or repurchased any shares of Company Common Stock, Voting Debt or other equity securities of the Company, other than the issuance of shares of Company Common Stock in connection with the exercise of Company Options or settlement of the Company Restricted Stock Units, in each case, granted under the Company Stock Plans, or (B) other than the Top-Up Option, issued or awarded any options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of Company capital stock or any other equity-based awards under any of the Company Stock Plans or otherwise. All shares of Company Common Stock subject to issuance as described above shall, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, be duly authorized, validly issued, fully paid and nonassessable and free from preemptive rights, whether statutory, contractual or otherwise, with no personal liability attaching to the ownership thereof. Except as set forth on Section 3.3(a) of the Company Disclosure Letter, there are no obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any Voting Debt, shares of Company Common Stock or any capital stock of any of the Company Subsidiaries or any securities representing the right to purchase or otherwise receive any Voting Debt, shares of Company Common Stock or any capital stock of any of the Company Subsidiaries, or make any investment (in the form of a loan, capital contribution or otherwise) in any of the Company Subsidiaries or any other Person, or pursuant to which the Company or any of the Company Subsidiaries is or could be required to register shares of Company Common Stock, Voting Debt or other securities under the Securities Act. There are no voting trusts, proxies or other agreements, commitments or understandings of any character to which the Company or any Company Subsidiary is a party or by which any of them is bound with respect to the holding, voting or disposition of any shares of capital stock of the Company or any of its Subsidiaries.

(b) Except as set forth in Section 3.3(b) of the Company Disclosure Letter, all of the outstanding shares of capital stock and voting securities of each Company Subsidiary are owned, directly or indirectly, by the Company and are duly authorized, validly issued, fully paid and nonassessable and free from preemptive rights, whether statutory, contractual or otherwise, with no personal liability attaching thereto, and those shares of capital stock and voting securities of each of the Company Subsidiaries owned by the Company, directly or indirectly, are free and clear of all Liens and all other limitations or restrictions (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). Except as otherwise set forth in this Section 3.3 or in Section 3.3(a) of the Company Disclosure Letter, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any Company Subsidiary, or otherwise obligating the Company or any Company Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.

(c) Neither the Company nor any of the Company Subsidiaries owns, or has any contractual or other obligation to acquire, any equity securities or other securities of any Person (other than Company Subsidiaries) or any direct or indirect equity or ownership interest in any other business.

Section 3.4  Authorization of Agreement; No Violation.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly, validly and unanimously approved by the Company Board. The Company Board (at a meeting duly called and held) has, by the unanimous vote of all directors of the Company, made the Company Board Recommendation and taken the other actions described in Section 1.2(a) and such board resolutions have not been amended, withdrawn or rescinded in any way. The Company Board has taken all actions necessary so that the provisions of Section 607.0901 of the FBCA and the voting restrictions contained in Section 607.0902 of the FBCA will not apply with respect to or as a result of the Offer, the Merger, this Agreement, the Support Agreements and the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to creditors’ rights generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a Proceeding in equity or at law.

(b) None of (i) the execution, delivery or performance of this Agreement or the Support Agreements, (ii) the purchase of the shares of Company Common Stock tendered pursuant to the Offer, (iii) the compliance by the Company with the provisions of this Agreement or (iv) the consummation of the Merger and the other transactions contemplated by this Agreement, will, directly or indirectly, (with or without notice or lapse of time, or both) (A) contravene, conflict with, or result in any violation or breach of (1) any provision of the Company Articles or Company Bylaws or comparable governing documents of the Company Subsidiaries, or (2) any resolution adopted by the Company’s shareholders, the Company Board, or any committee of the Company Board, (B) assuming that the Company Consents are duly obtained, (1) violate any Law or Order applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets, or (2) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the modification, cancellation, acceleration or termination of or a right of modification, cancellation, acceleration or termination under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties, rights or assets of the Company or the Company Subsidiaries under, any of the terms, conditions or provisions of any Contract to which the Company or any of the Company Subsidiaries is a party, or by which any of them or any of their respective properties, rights or assets is bound, except, with respect solely to clause (B)(2), for such Contracts, properties, rights or assets that would not be material to the Company or any Company Subsidiary.

Section 3.5  Consents and Approvals.

(a) Except for (i) any notices or filings required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) the filing with the SEC of (A) the Schedule 14D-9, and (B) such other reports or filings under the Exchange Act or the Securities Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) the filing of the Articles of Merger with the Secretary of State of the State of Florida pursuant to the FBCA, (iv) such filings as may be required under the Regulations of NASDAQ, and (v) the consents, notices and approvals set forth in Section 3.5 of the Company Disclosure Letter (the consents and approvals referred to in clauses (i) through (v), the “Company Consents”), no consents or approvals of or filings or registrations with any Governmental Entity or any Third Party are necessary in connection with the execution and delivery by the Company of this Agreement, the purchase of the shares of Company Common Stock pursuant to the Offer, or the consummation by the Company of the Merger and the other transactions contemplated by this Agreement.

(b) The Company has delivered to Parent a true and correct copy of the executed consent of KeyBank National Association under the Company Credit Agreement to the Offer, the Merger and the other transactions contemplated hereby, which consent has not been withdrawn, revoked, waived, amended, modified or supplemented in any respect.

Section 3.6  Regulatory Matters; Reports.

(a) The Company and the Company Subsidiaries have each timely filed all reports, schedules, forms, registrations, statements and certifications, together with any amendments required or requested to be made with respect thereto, that they were required to file since December 31, 2006 with (i) the SEC, (ii) NASDAQ, and (iii) each other applicable Governmental Entity, and all other reports and statements required to be filed by them since December 31, 2006, and have paid all fees and assessments due and payable in connection therewith. Since December 31, 2006, no Governmental Entity has resolved any Proceeding into the business, disclosures or operations of the Company or any of the Company Subsidiaries. Except with respect to routine regulatory investigations in the ordinary course of business consistent with past practice, none of which have raised or revealed any issue or matter that would be material to the Company or any of the Company Subsidiaries, (A) there is no unresolved or threatened in writing criticism, comment, exception or stop order by any Governmental Entity with respect to any report or statement relating to any examinations or inspections of the Company or any of the Company Subsidiaries and (B) no Governmental Entity has initiated since December 31, 2006 or has pending any Proceeding with respect to the business, disclosures or operations of the Company or any of the Company Subsidiaries. Since December 31, 2006, there have been no civil investigative demands or other formal or informal inquiries by, or disagreements or disputes with, any Governmental Entity with respect to the business, operations, policies or procedures of the Company or any of the Company Subsidiaries.

(b) The Company and the Company Subsidiaries are and have at all times been in material compliance with all filing requirements with respect to the Centers’ Medicare cost reports or state Medicaid reports. Such reports do not claim, and neither the Company nor any of the Company Subsidiaries have received, payment or reimbursement in excess of the amount provided or allowed by applicable Law or any applicable agreement, except where excess reimbursement was noted on the report. There are no facts or circumstances which may reasonably be expected to give rise to any material disallowance under any Center Medicare cost report or similar state report. There are no currently pending or, to the Company’s Knowledge, threatened audits or compliance reviews of any Company, Company Subsidiary or Center cost or other report with Medicare or any state Medicaid agency. To the Knowledge of the Company, since December 31, 2006, neither the Company nor any Company Subsidiary has received any notice (whether oral or in writing) that any Governmental Entity, including any Medicare administrative contractor or state Medicaid or Medicare review board has conducted any audit or compliance review of any Company or Company Subsidiary cost or other report.

(c) Neither the Company nor any of the Company Subsidiaries is subject to any cease-and-desist or other Order or Proceeding issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any directive by, or has been ordered to pay any civil money penalty or other material amount by, or has adopted any policies, procedures or board resolutions at the request of, any Governmental Entity that currently restricts or affects in any material respect the conduct of its business (or that, upon consummation of the Offer and the Merger, would restrict in any material respect the conduct of the business of Parent or any of its Subsidiaries), or that in any material manner relates to its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated companies or their Subsidiaries (each item in this sentence, a “Company Regulatory Agreement”), nor has the Company or any of the Company Subsidiaries been advised in writing since December 31, 2006 by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Company Regulatory Agreement.

(d) The Company has timely filed or otherwise furnished (as applicable) all registration statements, prospectuses, schedules, proxy statements, forms, documents and reports (including exhibits, other information incorporated therein, and any amendments thereto) with the SEC required to be filed by the Company under the Securities Act or the Exchange Act, as the case may be, from (and including) December 31, 2006 (such documents, together with any other documents filed or furnished by the Company to the SEC, including exhibits and other information incorporated therein as they may have been supplemented, modified or amended since the time of filing, collectively, the “Company SEC Documents”), true correct and complete copies of which have been provided to Parent or are available in full (without redaction and including the full text of any document filed subject to a request for confidential treatment) on the SEC’s website through the Electronic Data Gathering, Analysis and Retrieval System two (2) Business Days prior to the date of this Agreement. No such Company SEC Document, at the time filed or furnished (and in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of relevant meetings, respectively) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Company SEC Documents complied as to form in all material respects with the Regulations of the SEC with respect thereto. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of SOX and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with SOX.

(e) The Company has made available to Parent copies of all comment letters received by the Company from the SEC since December 31, 2006 relating to the Company SEC Documents, together with all written responses of the Company thereto. There are no outstanding or unresolved comments in any such comment letters received by the Company from the SEC. To the Knowledge of the Company, none of the Company SEC Documents is the subject of any ongoing review by the SEC.

Section 3.7  Financial Statements.

(a) Each of the financial statements of the Company and the Company Subsidiaries included (or incorporated by reference) in the Company SEC Documents (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of the Company and the Company Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of the Company and the Company Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to the absence of footnotes to the extent permitted by Regulation S-X that would not differ materially from the footnotes to the financial statements included in audited financial statements and recurring year-end audit adjustments normal in nature and amount, the effect of which is not, individually or in the aggregate, material), (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published Regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of the Company and the Company Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. MSPC Certified Public Accountants and Advisors, P.C. has not resigned or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) The records, systems, controls, data and information of the Company and the Company Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or the Company Subsidiaries or accountants (including all means of access thereto and therefrom). The Company (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including the Company Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. These disclosures were made in writing by management to the Company’s auditors and audit committee, a copy of which has previously been made available to Parent. There is no reason to believe that the Company’s outside auditors, chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the Regulations adopted pursuant to Section 404 of SOX, without qualification, when next due.

(c) Since December 31, 2006, neither the principal executive officer nor the principal financial officer of the Company has become aware of any fact, circumstance or change that is reasonably likely to result in a “significant deficiency” or a “material weakness” in the Company’s internal controls over financial reporting.

(d) The audit committee of the Company Board includes an Audit Committee Financial Expert, as defined by Item 407(d)(5)(ii) of Regulation S-K.

(e) The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K, for senior financial officers, applicable to its principal financial officer, comptroller or principal accounting officer, or persons performing similar functions. The Company has promptly disclosed any change in or waiver of the Company’s code of ethics with respect to any such persons, as required by Section 406(b) of SOX. To the Knowledge of the Company, there have been no violations of provisions of the Company’s code of ethics by any such persons since December 31, 2006.

(f) Since December 31, 2006, (i) neither the Company nor any of the Company Subsidiaries nor, to the Knowledge of the Company, any director, officer, Employee, auditor, accountant or representative of the Company or any of the Company Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of the Company Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of the Company Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of the Company Subsidiaries, whether or not employed by the Company or any of the Company Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer the Company.

Section 3.8  Undisclosed Liabilities.  Neither the Company nor any of the Company Subsidiaries has any liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, determined, determinable or otherwise and whether due or to become due), except for (a) those liabilities that are reflected or reserved against on the consolidated balance sheet of the Company included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (the “Company Balance Sheet Date”) (including any notes thereto) and (b) liabilities incurred in the ordinary course of business consistent with past practice since the Company Balance Sheet Date. Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any off-balance sheet partnership, joint venture, or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of the Company Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K)).

Section 3.9  Absence of Certain Changes or Events.  From the Company Balance Sheet Date to the date of this Agreement, each of the Company and the Company Subsidiaries has conducted its respective business in the ordinary course, and during such period, there has not occurred:

(a) a Company Material Adverse Effect;

(b) any action or event of the type described in Section 5.2;

(c) any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of any of the Company or the Company Subsidiaries (whether or not covered by insurance);

(d) (i) any declaration, accrual, set aside or payment of any dividend or any other distribution in respect of any shares of capital stock of the Company or the Company Subsidiaries, or (ii) any repurchase, redemption or other acquisition by the Company or the Company Subsidiaries of any shares of capital stock or other securities;

(e) any sale, issuance or grant, or authorization of the issuance of, (i) any capital stock or other security of the Company or the Company Subsidiaries (except for Company Common Stock issued upon the valid exercise of outstanding Company Options or settlement of Company Restricted Stock Units), (ii) any option, warrant or right to acquire any capital stock or any other security of the Company or the Company Subsidiaries (except for Company Options and Company Restricted Stock Units set forth in Section 3.3(a)), or (iii) any instrument convertible into or exchangeable for any capital stock or other security of the Company or the Company Subsidiaries;

(f) any amendment or waiver of any of the rights of the Company or the Company Subsidiaries under, or acceleration of vesting under, (i) any provision of any of the Company Benefit Plans, or (ii) any provision of any Contract evidencing any outstanding Company Option, Company Restricted Stock Unit, or Company Restricted Share granted under the Company Stock Plans;

(g) (i) any amendment to the Company Articles or the Company Bylaws, or any organizational document of any Company Subsidiary, or (ii) any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction involving the Company or any Company Subsidiary;

(h) [reserved]

(i) any creation of any Subsidiary of the Company or any Company Subsidiary or acquisition by the Company or any Company Subsidiary of any equity interest or other interest in any other Person;

(j) any capital expenditure by the Company or any Company Subsidiary which, when aggregated with all other capital expenditures made on behalf of the Company and the Company Subsidiaries since the date of the Company Balance Sheet, exceeds $30,000 individually or $400,000 in the aggregate;

(k) any action by the Company or any Company Subsidiary to (i) enter into or suffer any of the assets owned or used by it to become bound by any Material Contract, or (ii) amend or terminate, or waive any right or remedy under, any Material Contract;

(l) any (i) acquisition, lease or license by the Company or any Company Subsidiary of any material right or other material asset from any other Person, (ii) sale or other disposal or lease or license by the Company or any Company Subsidiary of any material right or other material asset to any other Person, or (iii) waiver or relinquishment by the Company or any Company Subsidiary of any right, except for rights or other assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with past practices;

(m) any write-off as uncollectible, or establishment of any extraordinary reserve with respect to, any account receivable or other indebtedness of the Company or any Company Subsidiary that exceeds $25,000 individually or $100,000 in the aggregate;

(n) any pledge of any assets of or sufferance of any of the assets of the Company or any Company Subsidiary to become subject to any Lien, except for pledges of immaterial assets made in the ordinary course of business and consistent with past practices;

(o) any (i) loan by the Company or any Company Subsidiary to any Person (other than any wholly owned Company Subsidiary other than any such Company Subsidiary listed in Section 3.9(o) of the Company Disclosure Letter), or (ii) incurrence or guarantee by the Company or any Company Subsidiary of any indebtedness for borrowed money;

(p) any (i) adoption, establishment, entry into or amendment by the Company or any Company Subsidiary of any Company Benefit Plan, or (ii) payment of any bonus or any profit sharing or similar payment to, or material increase in the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of the directors, officers or Employees of the Company or the Company Subsidiaries;

(q) any change of the methods of accounting or accounting practices of the Company or any Company Subsidiary in any material respect;

(r) any material Tax election by the Company or any Company Subsidiary;

(s) any notice of audit or recoupment of amounts previously reimbursed by any Governmental Entity or Third Party payor, in an amount in excess of $100,000;

(t) any adjustment in excess of $200,000 to balances reflected in the Company’s consolidated financial statements that do not pertain to the period covered by such consolidated financial statements;

(u) any amendment to any Third Party payor Contract that would result in a change in an amount to be received by the Company or the Company Subsidiaries in excess of $200,000, individually or in the aggregate, in any twelve-month period;

(v) any commencement or settlement of any Proceeding by the Company or any Company Subsidiary; or

(w) any agreement or commitment to take any of the actions referred to in clauses (b) through (v) above.

Section 3.10  Property.

(a) Section 3.10(a) of the Company Disclosure Letter identifies all real property and interests in real property owned in fee by the Company or the Company Subsidiaries. The Company or one of its Subsidiaries, as applicable, has good, valid and marketable title to the Owned Real Property, free and clear of any Lien, other than Permitted Encumbrances. There are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion of the Owned Real Property or interest therein. The major structural elements of the improvements comprising each parcel of Owned Real Property, including mechanical, electrical, heating, ventilation, air conditioning or plumbing systems, elevators or parking elements, are in sufficiently good condition in all material respects to allow the business of the Company and its Subsidiaries to be operated in the ordinary course of business consistent with past practice.

(b) Section 3.10(b) of the Company Disclosure Letter sets forth, as of the date hereof, a true, correct and complete list of the Company’s real property which is leased, subleased or licensed to the Company or the Company Subsidiaries (the “Leased Real Property” and together with the Owned Real Property, the “Real Property”). The lease, sublease or license for each such Leased Real Property (each a “Lease”) is valid, legally binding, enforceable and in full force and effect in all material respects with respect to the applicable Company or Company Subsidiary and, to the Company’s Knowledge, the applicable counterparty thereto. Neither the Company nor any Company Subsidiary is in breach of or default under, in any material respects, the terms of any Lease (or has taken or failed to take any action which with notice or lapse of time, or both, would constitute a default thereunder). Prior to the date hereof, the Company has provided or made available to Parent true and complete copies of each Lease as in effect on the date of this Agreement.

(c) To the Knowledge of the Company, the Real Property is in material compliance with all applicable zoning Laws and building codes, and the buildings and improvements located on the Real Property are in good operating condition and in a state of good working order, in all material respects. There are no pending or, to the Knowledge of the Company, threatened Proceedings with respect to or otherwise affecting the Real Property. The Company and the Company Subsidiaries are in compliance in all material respects with all applicable health and safety related Legal Requirements for the Real Property, including those under the Americans with Disabilities Act of 1990 and the Occupational Health and Safety Act of 1970. The Company or the Company Subsidiaries, individually or together, own, lease or have the right to use all of their properties and assets reflected in the Company Balance Sheet or otherwise used by them in connection with the conduct of their businesses, other than any properties or assets that have been sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practice (all such properties and assets, excluding the Owned Real Property, the Leased Real Property, and the Company IP (which is solely covered by the representation included in Section 3.17), are referred to as “Assets”). Each of the Company and the Company Subsidiaries has good title to, or in the case of leased or subleased Assets, valid and subsisting leasehold interests in, all of the Assets free and clear of Liens of any nature whatsoever, other than Permitted Encumbrances.

Section 3.11  Contracts.

(a) Except as disclosed in Section 3.11(a) of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries is a party to, bound by or subject to any Contract (whether written or oral) (i) that is a “material contract” (within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K) to be performed after the date of this Agreement, (ii) that contains a non-compete or non-solicit requirement or other provision that restricts in any material respect the conduct of, or the manner of conducting, any line of business by the Company or any of the Company Subsidiaries (including any geographic limitations), or upon consummation of the Offer or the Merger could restrict in any material respect the ability of Parent, the Surviving Corporation or any of their respective Subsidiaries to engage in any line of business (including any geographic limitations), (iii) that obligates the Company or any of the Company Subsidiaries to conduct business on an exclusive or preferential basis with any Third Party or containing “most favored nation” rights or upon consummation of the Offer or the Merger will obligate Parent, the Surviving Corporation or any of their respective Subsidiaries to conduct business with any Third Party on an exclusive or preferential basis or pursuant to “most favored nation” rights, (iv) with or to a labor union or guild (including any collective bargaining agreement), (v) that creates a partnership, joint venture, strategic alliance or similar arrangement with respect to any business of the Company, including all operating agreements for all Joint Venture Subsidiaries, (vi) that is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other Contract providing for or guaranteeing indebtedness in excess of $50,000, (vii) that, individually or together with related Contracts, provides for the acquisition, disposition, license, use, distribution or outsourcing, after the date of this Agreement, of assets, services, rights or properties with a value or requiring annual fees in excess of $75,000, (viii) that involves aggregate payments by or to the Company or any of its Subsidiaries in excess of $75,000 in any twelve month period or more than $100,000 through the remaining term of the Contract, except for any Contract that may be cancelled without penalty by the Company or any of its Subsidiaries upon notice of 60 days or less, (ix) that includes an indemnification obligation of the Company or any of its Subsidiaries with a maximum potential liability in excess of $50,000, (x) that is a Lease, (xi) concerning Intellectual Property (other than generally commercially available, non-custom, off-the-shelf software licenses having a retail acquisition price of less than $2,000), (xii) with a physician or other Third Party who is in a position to make or influence referrals to or otherwise generate business for the Company or any Company Subsidiary, including the Physician Contracts, (xiii) that is a medical directorship service agreement or any similar agreement, (xiv) that is a Third Party payor Contract, or (xv) the loss of which would reasonably be expected to have a Company Material Adverse Effect. Each Contract of the type described in this Section 3.11(a) is referred to herein as a “Material Contract.” True and complete copies of all Material Contracts in effect on the date hereof have been made available to Parent on or prior to the date hereof.

(b) (i) Each Material Contract is valid and binding on the Company or the applicable Company Subsidiary, enforceable against it in accordance with its terms and is in full force and effect, (ii) the Company and each of the Company Subsidiaries and, to the Knowledge of the Company, each other party thereto has duly performed all obligations required to be performed by it under each Material Contract, and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a breach, violation or default on the part of the Company or any of the Company Subsidiaries or, to the Knowledge of the Company, any other party thereto, under any such Material Contract. There are no disputes pending or to the Knowledge of the Company, threatened with respect to any Material Contract.

Section 3.12  Compliance with Applicable Law; Permits.

(a) The Company and the Company Subsidiaries have complied in all material respects with all applicable Laws, and are not in default or violation of, and have not received any notices of violation with respect to, any Laws in connection with the conduct of their respective businesses or the ownership or operation of their respective businesses, assets and properties.

(b) The Company and the Company Subsidiaries have obtained and hold all Permits that are necessary to own, lease or otherwise hold, use and operate their properties, rights and other assets and are necessary for the lawful conduct of their respective businesses, including all Permits to operate end-stage renal disease facilities or dialysis facilities, under and pursuant to each, and have complied in all material respects with, and are not in default or in violation in any material respect of, any Laws or legal requirements applicable to the Company or any of the Company Subsidiaries. Such Permits are in full force and effect and there are no Proceedings pending or, to the Knowledge of the Company, threatened that seek the revocation, cancellation, suspension or adverse modification thereof. The consummation of the Offer or the Merger, in and of itself, would not cause any revocation, modification or cancellation of any such Permit.

(c) The Company has been and is in compliance with the applicable listing and corporate governance rules and regulations of NASDAQ.

Section 3.13  Health Law Matters.  Without limiting the scope or application of representations or warranties of general application set forth elsewhere in this Article III:

(a) Each of the Centers operated by the Company or a Company Subsidiary is certified under the conditions of coverage and participation of the federal Medicare program as a Medicare provider, specifically an end-stage renal disease facility and each Center is certified or otherwise qualified as a state Medicaid provider in the applicable State of operation. The Company has provided copies of all surveys, reports or deficiency notices concerning the Centers by the Medicare program, any state survey agency, and the applicable state Medicaid programs for the five (5) year period prior to the date hereof. The Medicare certification and applicable Medicaid certifications of each of the Centers is in full force and effect, and each applicable Company Subsidiary is under no suspension or plan of correction. To the Knowledge of the Company, no violation of the Medicare conditions of coverage or Medicaid certification conditions or qualifications exists and no event or circumstances exists that with the giving of notice or passage of time, or both, would constitute a violation. Neither CMS nor any state agency has conducted or has given the Company or any Company Subsidiary any notice that it intends to conduct any audit or other review of the Company’s or any Company Subsidiaries’ participation in any governmental healthcare program, including the Medicare and Medicaid programs, and, to the Knowledge of the Company, no such audit or review would result in any material liability by the Company or any Company Subsidiary for any repayment, reimbursement, penalty or interest with respect to payments received by the Company or any Company Subsidiary thereunder or the suspension or exclusion of the Company or a Company Subsidiary from participation in the applicable governmental health program. There is not pending or threatened any Proceeding under a program by a Governmental Entity involving the Company, a Company Subsidiary or any Center. To the Knowledge of the Company, each Center medical director is qualified in accordance with the Medicare conditions of coverage and applicable Law to serve as the medical director of such Center. Except as set forth in Section 3.13(a) of the Company Disclosure Letter, there are no certificate of need requirements in the states in which the Company and each Company Subsidiary operates or has operated since December 31, 2006.

(b) Section 3.13(b) of the Company Disclosure Letter contains a complete list of all Company Subsidiaries owned in part (directly or indirectly) by physicians, Immediate Family Members of physicians or other Persons who are in a position to make or influence referrals to or otherwise generate business for the Company or any Company Subsidiary, the names of each physician or other such owner and the percentage interest of each owner of the Company Subsidiary (“Joint Venture Subsidiaries”). The terms upon which physicians, Immediate Family Members of physicians and other Third Party investors in a position to make or influence referrals to or otherwise generate business for the applicable Company Subsidiary were offered investment interests in the Joint Ventures Subsidiaries were no different than the terms offered to Third Party investors not in a position to make referrals and were not related to the previous or expected volume or value of referrals, items or services furnished or the amount of business otherwise generated by the physician, Immediate Family Member or Third Party investors to the applicable Company Subsidiary. There is no requirement that physician owners or non-owners attending patients of a Joint Venture Subsidiary make referrals to, furnish items or services to, or otherwise generate business for the Joint Venture Subsidiary in order to remain an owner of or to be eligible to provide services at the Joint Venture Subsidiary. All Joint Venture Subsidiary distributions or payments to owners are directly proportional to the owner’s capital investment in the Joint Venture Subsidiary. Except as set forth in Section 3.13(b) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has loaned funds to, or guaranteed a loan for, any Third Party investor for use by such Third Party investor in investing in a Joint Venture Subsidiary.

(c) Section 3.13(c) of the Company Disclosure Letter contains a complete list of all agreements between the Company or any Company Subsidiary, on one hand, and any physician or Immediate Family Member of a physician on the other hand, including all medical director agreements, equipment or space leases and sublease agreements (“Physician Contracts”). True and complete copies of all Physician Contracts in effect on the date hereof have been made available to Parent on or prior to the date hereof. Except as set forth in Section 3.13(c) of the Company Disclosure Letter, each Physician Contract is in full force and effect, is on commercially reasonable terms, is in writing and is signed by the parties thereto with an initial term of at least one year. The compensation or rental charge of each Physician Contract was negotiated at arms’ length, is consistent with fair market value and was not determined in a manner that takes into account the volume or value of any referrals or business otherwise generated between the parties or using a percentage-based or per unit of service compensation formula. Except as set forth in Section 3.13(c) of the Company Disclosure Letter, each Physician Contract involving the lease of equipment or space is for the full time use of the equipment or space by the lessee. No Physician Contract for the lease of space or equipment exceeds that which is reasonably necessary for the legitimate business purposes of the lease or rental.

(d) Each Company Subsidiary is in compliance with the anti-kickback provisions of the federal Social Security Act, 42 U.S.C. Sections 1320a-7a and 7b (in all material respects), and the federal anti-physician self referral Law commonly known as the “Stark” law (42 U.S.C. Section 1395nn) (the “Stark Law”), and equivalent state Laws, as those Laws relate to the ownership interests in the Company and in Company Subsidiaries and any financial relationships or compensation arrangements that the Company or any Company Subsidiary may have with any partners, owners or Affiliates of the Company or any Company Subsidiary or with any health care facility or physician, including any medical director. Neither the Company nor any Company Subsidiary furnishes any items or services considered “designated health services” under the Stark Law or any item or service (including outpatient prescription drugs) not excluded from Stark Law restrictions under applicable Regulations.

(e) The Company’s and each of the Company Subsidiaries’ billing practices are in compliance in all material respects with all Laws and, where applicable, in compliance with all contracts with insurance companies, health maintenance organizations and other managed care and third-party payors. Neither the Company nor any Company Subsidiary, and, to the Knowledge of the Company, none of the predecessors of the Company or any Company Subsidiaries, in respect of any dialysis or other business to which the Company or any Company Subsidiary succeeded, and, to the Knowledge of the Company, no Person providing professional, billing, management or marketing services to or on behalf of the Company or any Company Subsidiary, has engaged in any activities that are prohibited under 42 U.S.C. Section 1320a-7b, 42 U.S.C. Section 1320a-7, 42 U.S.C. Section 1395nn or 31 U.S.C. Section 3729-3733, inclusive of the federal False Claims Act (or any other federal or state statute related to false or fraudulent claims) or the Regulations promulgated under such statutes including the following: (i) making or causing to be made a false statement or representation of a fact in any application for any benefit or payment from any federal or state health care program, including Medicare and Medicaid, (ii) making or causing to be made any false statement or representation of a fact for use in determining rights to any benefit or payment from any federal or state health care program, including Medicare and Medicaid, (iii) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, and (iv) soliciting, offering, paying or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or receive such remuneration (A) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by any federal or state health care program, including Medicare and Medicaid, or (B) in return for purchasing, leasing or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part by any federal or state health care program, including Medicare and Medicaid.

(f) (i) None of the Company, any Company Subsidiary or, to the Knowledge of the Company, any of their respective predecessors in respect of any dialysis or other business to which any of the Company and the Company Subsidiaries have succeeded, has engaged in activities that are prohibited under the applicable administrative simplification provisions of the Health Insurance Portability and Accountability Act of 1996, including the criminal provisions thereunder related to federal health care offenses, or any Regulations promulgated thereunder (collectively, “HIPAA”), and (ii) the Company and the Company Subsidiaries have complied in all material respects with HIPAA, including applicable HIPAA administrative simplification provisions and the standards and regulations regarding privacy, security and transaction and code set standards, as well as applicable state Laws and Regulations respecting privacy and data security. Except as set forth in Section 3.13(f) of the Company Disclosure Letter, there are no current and since December 31, 2006 there have not been, any breaches of HIPAA, or the Regulations promulgated thereunder, including any breach of the privacy standards or an unauthorized disclosure of protected health information, and no notifications or reports have been issued by or required to be filed by the Company or any Company Subsidiary to patients of the Centers or with any Governmental Entity with respect to a breach of HIPAA or applicable state Laws and Regulations respecting privacy and security.

(g) The Company currently maintains in respect of the operations of the Company and each Company Subsidiary a compliance program designed to promote compliance with applicable Laws and ethical standards (including those Laws described in Section 3.13(d) and (e) hereof and Laws requiring written identity theft prevention programs (e.g., the FTC “Red Flag” rules)), to improve the quality and performance of operations, and to detect, prevent, and address violations of legal or ethical standards applicable to the operations of its business (the “Compliance Program”). To the Company’s Knowledge, the Compliance Program incorporates any applicable guideline issued by the U.S. Department of Health and Human Services and other federal and state agencies. The Company has conducted its operations in accordance with all material requirements of its Compliance Program. The Company has not received any notice that (i) any Person providing services under the Contracts, including the Physician Contracts, or (ii) any employee or contractor, in either case of clause (i) or (ii), has been charged with, or has been convicted of, a criminal offense related to the Medicare, Medicaid or TRICARE programs, or the provision of health care items or services but has not yet been excluded, debarred or otherwise declared ineligible to participate in such programs or is proposed for exclusion therefrom. The Company is not in the process of preparing and has not previously submitted or filed any voluntary disclosure report to any Governmental Entity, including with the U.S. Department of Health and Human Service’s Office of Inspector General pursuant to its provider self-disclosure protocol.

(h) Prior to the date hereof, the Company has delivered to Parent true, correct and complete copies of Compliance Certificates executed by the persons set forth in Section 3.13(h)(ii) of the Company Disclosure Letter.

Section 3.14  Legal Proceedings.  Except as disclosed in Section 3.14 of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries is a party to, and there are no pending or, to the Knowledge of the Company, threatened, Proceedings of any nature against the Company or any of the Company Subsidiaries or to which any of their assets are subject. There is no Order or settlement agreement imposed upon the Company, any of the Company Subsidiaries or the assets of the Company or any of the Company Subsidiaries (or that, upon consummation of the Offer or the Merger, would apply to Parent or any of its Subsidiaries).

Section 3.15  Employee Benefit Plans.

(a) Section 3.15(a)(i) of the Company Disclosure Letter lists all Company Benefit Plans. With respect to each Company Benefit Plan, the Company has made available to Parent true, correct and complete copies of (where applicable) (i) any and all plan documents (including trust agreements), summary plan descriptions, summaries of material modifications, amendments and resolutions related to such Company Benefit Plan, (ii) the three most recent audited financial statements and actuarial valuation reports, if any, (iii) the three most recent IRS Form 5500 Annual Reports, if any, (iv) the most recent IRS determination letters or opinion letters, if any, and all material communications to or from the IRS or any other Governmental Entity, and (vi) any and all insurance Contracts and other Contracts related to such Company Benefit Plan. Except as set forth in Section 3.15(a)(ii) of the Company Disclosure Letter, there are no restrictions on the ability of the Company or Parent or Merger Sub to amend or terminate any Company Benefit Plan.

(b) There has been no non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) with respect to any Company Benefit Plan.

(c) Each Company Benefit Plan has been maintained and administered in compliance with its terms and the provisions of applicable Laws. All equity compensation awards issued by the Company have been made, accounted for, reported and disclosed in accordance with applicable Law, accounting rules and stock exchange requirements. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified.

(d) No Company Benefit Plan is an “employee benefit pension plan” (within the meaning of Section 3(2) of ERISA) subject to Title IV of ERISA, and neither the Company nor any of its ERISA Affiliates has ever incurred any liability under Title IV of ERISA, and no condition exists that presents a material risk to the Company or any of its ERISA Affiliates of incurring any liability under such Title. No Company Benefit Plan is subject to Sections 302, 303, 304, or 305 of ERISA or Sections 412, 430, 431 or 432 of the Code. None of the Company or any of its ERISA Affiliates has incurred any liability under such Sections, and no condition exists that presents a material risk to the Company or any of its ERISA Affiliates of incurring a liability under such Sections. No Company Benefit Plan is a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA) or a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), and none of the Company or any of its ERISA Affiliates has ever contributed to or had an obligation to contribute, or incurred any liability in respect of a contribution, to any multiemployer plan or multiple employer welfare arrangement.

(e) There are no pending or, to the Knowledge of the Company, threatened claims (other than routine claims for benefits), and no pending or, to the Knowledge of the Company, threatened Proceedings against any Company Benefit Plan, or against the assets of any Company Benefit Plan, and, to the Knowledge of the Company, no facts or circumstances exist that could reasonably be expected to give rise to any such claims or Proceedings.

(f) No Company Benefit Plan subject to Title I or ERISA holds any “employer security” or “employer real property” (each as defined in Section 407(d) of ERISA).

(g) Each compensation arrangement between the Company and a service provider and each Company Benefit Plan that is subject to Section 409A of the Code complies with Section 409A of the Code (and has so complied for the entire period during which Section 409A of the Code has applied to such arrangement or Company Benefit Plan). None of the transactions contemplated by this Agreement will constitute or result in a deferral of compensation subject to Section 409A of the Code.

(h) Except as set forth on Section 3.15(h) of the Company Disclosure Letter, neither the execution of this Agreement or the consummation of the transactions contemplated by this Agreement (either alone or in combination with any other event) will (i) entitle any Employee or former Employee, director or officer of the Company or any of the Company Subsidiaries to severance pay, unemployment compensation or any other payment or benefit, (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due to, any Employee or former Employee, director or officer of the Company or any of the Company Subsidiaries, or (iii) require the Company to place in trust or otherwise set aside any amounts in respect of severance pay or any other payment or benefit.

(i) Except as set forth in Section 3.15(i) of the Company Disclosure Letter, since December 31, 2004, all payments, awards, grants or bonuses made or other property provided pursuant to any Company Benefit Plan, Contract or arrangement (written or otherwise) have been, or will be, fully deductible notwithstanding Sections 162(m) and 280G of the Code.

(j) Each Company Benefit Plan that is a “group health plan” (within the meaning of Section 5000(b)(1) of the Code) has been operated in compliance in all material respects with the group health plan continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA (“COBRA Coverage”) or similar state Law, Section 4980D of the Code and Sections 701 through 707 of ERISA, Title XXII of the U.S. Public Health Service Act and the provisions of the U.S. Social Security Act, to the extent such requirements are applicable. No Company Benefit Plan obligates the Company to provide benefits (whether or not insured) to any Employee or former Employee, consultant or other service provider of or to the Company following such individual’s termination of employment or consultancy, other than COBRA Coverage or coverage mandated by state Law. No Company Benefit Plan is funded through a “welfare benefit fund” as defined in Section 419 of the Code.

Section 3.16  Taxes.  Except as described in Section 3.16 of the Company Disclosure Letter:

(a) The Company and each Company Subsidiary has duly and timely filed or caused to be duly and timely filed all material Tax Returns required to be filed by or with respect to them (all such Tax Returns being accurate, correct and complete in all material respects) and has paid all Taxes shown on any such Tax Returns;

(b) The Company and each Company Subsidiary has duly paid all material Taxes that have been incurred or are due or claimed to be due from any of them, other than Taxes that (i) are not yet delinquent and have been fully and adequately reserved against under GAAP, or (ii) are being contested in good faith, have not been finally determined and have been fully and adequately reserved against under GAAP;

(c) There are no material foreign, federal, state or local Tax audits or administrative or judicial Tax proceedings or disputes pending or being conducted, or written claims asserted, for Taxes or assessments upon the Company or any Company Subsidiary for which the Company has not fully and adequately reserved against under GAAP;

(d) Except for statutory Liens for Taxes not yet delinquent, (i) there are no Liens for unpaid Taxes upon any of the assets of the Company or any Company Subsidiary, and (ii) no claim for unpaid Taxes has been made by any taxing authority that could give rise to any such Lien;

(e) Neither the Company nor any Company Subsidiary has agreed to or granted any extension or waiver of the statute of limitations period applicable to any Tax, or agreed to any extension of time with respect to a Tax assessment or deficiency, which (after giving effect to such extension or waiver) has not yet expired;

(f) No power of attorney granted by the Company or any Company Subsidiary with respect to any Tax is currently in force;

(g) Neither the Company nor any Company Subsidiary is a party to or is bound by any Tax sharing, Tax allocation or other agreement, Tax indemnification agreement or arrangement or similar written or oral agreement, arrangement, understanding or practice with respect to Taxes (other than such an agreement or arrangement exclusively between or among the Company and the Company Subsidiaries);

(h) The Company and each Company Subsidiary has complied in all material respects with all applicable Laws relating to the payment or withholding of Taxes and has, within the time and in the manner prescribed by applicable Law, withheld and paid over to the relevant Tax authority all Taxes required by applicable Law to have been withheld and paid;

(i) The Company has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code;

(j) Neither the Company nor any Company Subsidiary has distributed the stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed by Sections 355 or 361 of the Code;

(k) The Company and each Company Subsidiary has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Sections 6662 or 6662A of the Code. The Company has not engaged in, nor has any liability for the payment of any Tax resulting from another Person’s engagement in, any transactions described as a “reportable transaction” in Treasury Regulations Section 1.6011-4(b), including any transaction that is the same or substantially similar to a transaction which the IRS has determined to be a tax avoidance transaction or which the IRS has identified through a notice, Treasury Regulation or other form of published guidance as a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2);

(l) Neither the Company nor any Company Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted, or could result, individually or in the aggregate, upon the consummation of the transactions contemplated by this Agreement (i) in the payment of “excess parachute payments” within the meaning of Section 280G of the Code, or (ii) in an obligation to indemnify, gross-up or otherwise compensate any Person, in whole or in part, for any excise tax under Section 4999 of the Code that is imposed on such Person or any other Person; and

(m) Neither the Company nor any Company Subsidiary (i) is or has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or any group that has filed an affiliated, combined, consolidated or unitary Tax Return (other than the group of which the Company was the common parent), or (ii) has any liability for the Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

Section 3.17  Intellectual Property.

(a) The Company and the Company Subsidiaries collectively own all right, title and interest in, or have the valid right to use, all of the Company IP, free and clear of any Liens, and there are no obligations to, covenants to or restrictions from Third Parties affecting the Company’s or any Company Subsidiary’s use, enforcement, transfer or licensing of the Owned Company IP.

(b) The Owned Company IP and Licensed Company IP constitute all the Intellectual Property necessary and sufficient to conduct the businesses of the Company and the Company Subsidiaries as they are currently conducted, and as they have been conducted since December 31, 2008.

(c) The Owned Company IP and, to the Knowledge of the Company, Licensed Company IP, are valid and enforceable.

(d) Neither the Company nor any of the Company Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property of any Third Party.

(e) No Owned Company IP or Licensed Company IP is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property. To the Knowledge of the Company, no Third Party has infringed, misappropriated or otherwise violated any Owned Company IP.

Section 3.18  Labor Matters.

(a) Neither the Company nor any of the Company Subsidiaries is a party to, or bound by, any collective bargaining agreement or other Contract or understanding with a labor union or labor organization. No labor organization or group of Employees of the Company or of any of the Company Subsidiaries has made a demand for recognition or certification, and there are no representation or certification Proceedings or petitions seeking a representation proceeding currently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. There are no organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances or other material labor disputes pending or, to the Knowledge of the Company, threatened against or involving the Company or any of the Company Subsidiaries.

(b) Each of the Company and the Company Subsidiaries is in compliance in all respects with all applicable Laws and collective bargaining agreements respecting employment and employment practices, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages and hours and occupational safety and health, including the Immigration Reform and Control Act, and is not engaged in any unfair labor practice.

(c) Since December 31, 2006, (i) there has been no “mass layoff” or “plant closing” as defined by the Worker Adjustment and Retraining Notification Act of 1998 (the “WARN Act”) in respect of the Company or any of the Company Subsidiaries, and (ii) neither the Company nor any of the Company Subsidiaries has been affected by any transactions or engaged in layoffs or employment terminations sufficient in number to trigger application of any state, local, or foreign Law or regulation which is similar to the WARN Act.

Section 3.19  Environmental Matters.

(a) To the Knowledge of the Company, the Company and the Company Subsidiaries are and have been in compliance with all Environmental Laws, and are not in default or violation of, and have not received any notices of violation with respect to, any Environmental Laws in connection with the conduct of their respective businesses or the ownership or operation of their respective businesses, assets and Real Property.

(b) The Company and the Company Subsidiaries have obtained and hold all Environmental Permits that are necessary to own, lease or operate their properties, rights and other assets and are necessary for the lawful conduct of their respective businesses under and pursuant to each, and the Company and the Company Subsidiaries are and have been in compliance with all such Environmental Permits. Such Environmental Permits are in full force and effect, and there are no Proceedings pending or, to the Knowledge of the Company, threatened that seek the revocation, cancellation, suspension or adverse modification thereof. The consummation of the Merger, in and of itself, would not cause any revocation, modification or cancellation of any such Environmental Permit.

(c) Neither the Company nor any of the Company Subsidiaries has received any notice, demand, request for information, citation, summons or order, and there are no Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries or to which any of their assets are subject, arising out of or relating to (i) any remedial obligations under any applicable Environmental Law, (ii) violations by the Company or any of the Company Subsidiaries of any Environmental Law, (iii) personal injury or property damage claims relating to a Release of Hazardous Materials, or (iv) response, removal, or remedial costs under the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”) or any similar state Law.

(d) To the Knowledge of the Company, no portion of the Real Property or any other property formerly owned, leased or operated by the Company or any of the Company Subsidiaries is part of a site listed on the National Priorities List under CERCLA or any similar ranking or listing under any state Law.

(e) To the Knowledge of the Company, all Hazardous Materials generated by the Company and any of the Company Subsidiaries have been transported, stored, treated and disposed of by carriers or treatment, storage and disposal facilities authorized or maintaining valid permits under all applicable Environmental Laws.

(f) To the Knowledge of the Company, no Person has Released any Hazardous Materials on, at, or under the Real Property or any other property formerly owned, leased or operated by the Company or any of the Company Subsidiaries.

(g) The Company and the Company Subsidiaries have not generated, manufactured, stored, transported, treated, recycled, disposed of, Released or otherwise handled in any way any Hazardous Materials on, at, under, or about the Real Property or any other property formerly owned, leased or operated by the Company or any of the Company Subsidiaries, except in compliance with Environmental Laws.

(h) Neither the Company nor any of the Company Subsidiaries is currently operating or required to be operating the Company, the Company Subsidiaries, or any of their assets under any compliance order, schedule, decree or agreement, any consent decree, order or agreement, or corrective action decree, order or agreement issued or entered into under any Environmental Law.

(i) The Company and the Company Subsidiaries have provided Parent and Merger Sub with copies of all environmental audits, evaluations, assessments, studies, tests or other evaluations of the Real Property or any other property formerly owned, leased or operated by the Company or any of the Company Subsidiaries that are in the possession or subject to the control of the Company, the Company Subsidiaries, or any of their consultants, agents or representatives.

Section 3.20  State Takeover Laws.  The Company Board has unanimously approved this Agreement, the Offer, the Merger and the other transactions contemplated hereby and has taken all actions necessary so that no anti-takeover statute or regulation, including any affiliate transaction or control share acquisition, in each case under the FBCA, including Sections 607.0901 and 607.0902 of the FBCA, or other applicable Laws of the State of Florida (collectively, “Takeover Statutes”) shall be applicable to the execution, delivery or performance of this Agreement, the Offer, the consummation of the Merger and the other transactions contemplated by this Agreement.

Section 3.21  Insurance.  Section 3.21 of the Company Disclosure Letter lists all insurance policies of the Company or any of the Company Subsidiaries covering the assets, business, equipment, properties, operations, Employees, officers and directors of the Company and the Company Subsidiaries (collectively, the “Insurance Policies”). All of the Insurance Policies or renewals thereof are in full force and effect. There is no material claim by the Company or any of the Company Subsidiaries pending under any of the Insurance Policies as to which the Company has been notified that coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums due and payable under all of the Insurance Policies have been paid, and the Company and the Company Subsidiaries are otherwise in compliance with the terms of such policies. Neither the Company nor any Company Subsidiary has received written notice of termination of, or material premium increase with respect to, any Insurance Policy. Section 3.21 of the Company Disclosure Letter identifies each material insurance claim made by the Company or any of the Company Subsidiaries since the Company Balance Sheet Date and each pending material insurance claim.

Section 3.22  Interested Party Transactions.  Except for Contracts disclosed on Section 3.22 of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries is a party to any transaction or agreement with any Affiliate, shareholder that beneficially owns 5% or more of the Company Common Stock, or director or officer of the Company or, to the Knowledge of the Company, any Affiliate of any such owner, officer or director. No event has occurred since December 31, 2006 that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC that has not been so reported as required by Item 404 of Regulation S-K prior to the date hereof.

Section 3.23  Compliance with the U.S. Foreign Corrupt Practices Act and Other Applicable Anti-Corruption Laws.

(a) The Company and the Company Subsidiaries have complied with the U.S. Foreign Corrupt Practices Act of 1977 and all other applicable anti-corruption Laws.

(b) Neither the Company nor any of the Company Subsidiaries nor any director, officer, agent, Employee or representative of the Company or any of the Company Subsidiaries at the direction of or on behalf of the Company or any of the Company Subsidiaries has corruptly or otherwise illegally offered or given anything of value to: (i) any official, employee or representative of a Governmental Entity, any political party or official thereof, or any candidate for political office, or (ii) any other Person, in any such case while knowing, or having reason to know, that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any official, employee or representative of a Governmental Entity, any political party or official thereof, or candidate for political office for the purpose of the following: (x) influencing any action or decision of such Person, in his or her official capacity, including a decision to fail to perform his or her official function, (y) inducing such Person to use his or her influence with any Governmental Entity to affect or influence any act or decision of such Governmental Entity to assist in obtaining or retaining business or to secure an improper business advantage, or (z) where such payment would constitute a bribe, kickback or illegal or improper payment to assist the Company or any of the Company Subsidiaries in obtaining or retaining business for, or with, or directing business to, any Person or in securing any improper advantage.

(c) There have been no false or fictitious entries made in the books or records of the Company or any of the Company Subsidiaries relating to any illegal payment or secret or unrecorded fund and neither the Company nor any of the Company Subsidiaries has established or maintained a secret or unrecorded fund.

Section 3.24  Opinion of Financial Advisor; Brokers.  The Company has received a written opinion of Dresner Investment Services, Inc. (the “Company Financial Advisor”), dated as of the date hereof, to the effect that, as of the date hereof, and based upon and subject to the factors and assumptions set forth therein, the consideration to be received by the holders of Company Common Stock in the Offer and the Merger is fair from a financial point of view to such holders. Such opinion has not been amended or rescinded. The Company has furnished to Parent copies of all Contracts to which the Company or any Company Subsidiary and the Company Financial Advisor is a party pursuant to which the Company Financial Advisor would be entitled to any payment relating to the transactions contemplated by this Agreement. Other than the Company Financial Advisor, no broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

Section 3.25  No Discussions.  Neither the Company nor any Company Representative is engaged, directly or indirectly, in any discussions or negotiations with any other Third Party relating to any Alternative Proposal or Alternative Transaction. The Company has not, directly or indirectly, terminated or waived any rights under any confidentiality, “standstill,” non-solicitation or similar agreement with any Third Party to which the Company is or was a party or under which the Company has or had any rights.

Section 3.26  Vote Required.  If required under applicable Legal Requirements in order to permit the consummation of the Merger, the affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Shareholders Meeting (the “Required Company Shareholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve this Agreement, approve the Merger or consummate any of the other transactions contemplated by this Agreement.

Section 3.27  Compensation Arrangements.  On or prior to the date hereof, the Compensation Committee has (a) approved each Company Benefit Plan or other arrangement, understanding or agreement, and each amendment or supplement thereto or modification thereof, pursuant to which any payments have been or are to be made or benefits have been or are to be granted to any officer, director or employee of the Company or any of its Subsidiaries (collectively, the “Compensation Arrangements”) as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act, and (b) taken all other action necessary to satisfy the requirements of the nonexclusive safe harbor with respect to such Compensation Arrangements in accordance with Rule 14d-10(d)(2) under the Exchange Act (the approvals and actions referred to in clauses (a) and (b) above, the “Compensation Arrangement Approvals”); all payments made or to be made and benefits granted or to be granted pursuant to such Compensation Arrangements (i) were, or will be, paid or granted as compensation for past services performed, future services to be performed, or future services to be refrained from being performed, by such officer, director or employee, and (ii) were not, and will not, be calculated based on the number of securities tendered or to be tendered in the Offer by such director, officer or employee. The Company Board has determined that each of the members of the Compensation Committee are, and the members of the Compensation Committee are, “independent directors” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto.

Section 3.28  Company Information.  None of the information to be supplied by or on behalf of the Company for inclusion or incorporation by reference in (i) the Offer Documents or the Schedule 14D-9 will, at the date the Offer Documents or the Schedule 14D-9 are first mailed to the holders of Company Common Stock and at any time between the time the Offer Documents or the Schedule 14D-9 are mailed to the holders of Company Common Stock and the Acceptance Time (taking into account all amendments to the Offer Documents and Schedule 14D-9 filed by the Company subsequent to such mailing), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or (ii) any other document filed with any other regulatory agency in connection herewith will, at the time such document is filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or any of its Subsidiaries for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9 and, if applicable, for inclusion or incorporation by reference in the Proxy Statement). The Schedule 14D-9 (and, if applicable, Proxy Statement) will comply as to form in all material respects with the requirements of the Exchange Act.

Section 3.29  Full Disclosure.  This Agreement (including the Company Disclosure Letter) does not, and will not, (a) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (b) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the disclosure letter, dated as of the date of this Agreement and delivered to the Company in connection with the execution and delivery of this Agreement (the “Parent Disclosure Letter”), which disclosure shall be subject to Section 9.12, Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 4.1  Organization and Qualification; Subsidiaries.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of their respective jurisdiction of incorporation. Since its date of incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement.

Section 4.2  Authorization of Agreement; No Violation.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to creditors’ rights generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b) Neither the execution and delivery by Parent and Merger Sub of this Agreement nor the consummation by Parent and Merger Sub of the Offer or the Merger, will (with or without notice or lapse of time, or both) (i) contravene, conflict with, or result in any violation or breach of any of the provisions of Parent’s or Merger Sub’s certificate of incorporation or bylaws, or (ii) assuming that the Parent Consents are duly obtained, (A) violate any Law or Order applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any property or asset of Parent or Merger Sub under, any of the terms, conditions or provisions of any Contract to which Parent or Merger Sub is a party or by which it or any of their respective properties or assets are bound, except (in the case of clause (ii) above) for such matters which would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.3  Consents and Approvals.  Except for (a) any approvals or filings required by the HSR Act, (b) compliance with the applicable requirements of the Exchange Act, the Securities Act and any other state or federal securities Laws that may be required in connection with this Agreement and the transactions contemplated by this Agreement, (c) the filing of the Articles of Merger with the Secretary of State of the State of Florida pursuant to the FBCA, (d) the consents, notices and approvals set forth in Section 4.3 of the Parent Disclosure Letter (the consents referred to in clauses (a) through (d), the “Parent Consents”) and (e) such additional consents, notices and approvals, the failure of which to make or obtain would not reasonably be expected to have a Parent Material Adverse Effect, no consents or approvals of any Governmental Entity or any Third Party are necessary in connection with (i) the execution and delivery by Parent and Merger Sub of this Agreement and (ii) the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement.

Section 4.4  Parent Information.  None of the information to be supplied by or on behalf of Parent or any of its Subsidiaries for inclusion or incorporation by reference in (a) the Offer Documents or the Schedule 14D-9 will, at the date the Offer Documents or the Schedule 14D-9 are first mailed to the holders of Company Common Stock and at any time between the time the Offer Documents or the Schedule 14D-9 are mailed to the holders of Company Common Stock and the Acceptance Time (taking into account all amendments to the Offer Documents or the Schedule 14D-9 subsequent to such mailing), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or (b) any other document filed with any other regulatory agency in connection herewith will, at the time such document is filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; except that no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9 (and, if applicable, for inclusion or incorporation by reference in the Proxy Statement). The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act.

Section 4.5  Financing.  Parent has delivered to the Company true and complete copies of (a) the commitment letter, dated as of April 13, 2010 between Parent and Royal Bank of Canada (as may be amended, amended and restated or otherwise modified or replaced in accordance with Section 6.12, the “Debt Financing Commitment”), pursuant to which Royal Bank of Canada (acting alone or through or with affiliates selected by it) has agreed to lend up to $155,000,000 in senior secured and $47,500,000 in mezzanine debt financing (any such financings under the Debt Financing Commitment being collectively referred to herein as the “Debt Financing”) and (b) the commitment letters, dated as of April 7, 2010 between Parent and SV Life Sciences Advisors, LLC, Thoma Cressey Fund VIII, L.P., Salix Ventures II, L.P., and Salix Affiliates II, L.P. (the “Sponsors”) (the “Sponsor Financing Commitment” and, collectively with the Debt Financing Commitment, the “Commitment Letters”) pursuant to which the Sponsors have agreed to provide equity financing in the amount set forth in the Sponsor Financing Commitment in connection with the Debt Financing (the “Sponsor Financing”). The Commitment Letters have not been amended or modified prior to the date of this Agreement, and the respective commitments contained in the Commitment Letters have not been withdrawn or rescinded in any respect. The Commitment Letters are in full force and effect. There are no conditions precedent or other contingencies related to the funding of the full amount of the Debt Financing or the Sponsor Financing, other than as set forth in or contemplated by the Commitment Letters. The aggregate proceeds to be disbursed pursuant to the agreements contemplated by the Debt Financing Commitment and the Sponsor Financing Commitment, together with cash on hand and other funds available to Parent and Merger Sub, will be sufficient for Merger Sub to purchase the shares of Company Common Stock pursuant to the Offer and the Merger. As of the date of this Agreement, to the knowledge of Parent, there are no facts or circumstances that create a basis for Parent to believe that any of the conditions to the Debt Financing will not be satisfied or that the Debt Financing or the Sponsor Financing will not be available to Parent or Merger Sub at the Acceptance Time.

ARTICLE V

CONDUCT PRIOR TO THE EFFECTIVE TIME

Section 5.1  Conduct of Business Prior to the Effective Time.  Except as expressly contemplated or permitted by this Agreement or with the prior written consent of Parent, during the period from the date of this Agreement and continuing until the earlier of the Board Appointment Date or the termination of this Agreement, the Company shall, and shall cause each of the Company Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice and in compliance with all applicable Legal Requirements, (b) maintain and preserve intact its business organizations and business relationships, retain the services of its officers and Employees, and maintain its rights and Permits, and (c) take no action that would reasonably be expected to adversely affect or delay the ability of the Company, Parent or Merger Sub to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

Section 5.2  Company Forbearances.  During the period from the date of this Agreement and continuing until the earlier of the Board Appointment Date or the termination of this Agreement, except as set forth in Section 5.2 of the Company Disclosure Letter or except as expressly contemplated or permitted by this Agreement, the Company shall not, and shall not permit any of the Company Subsidiaries to, without the prior written consent of Parent:

(a) cause or permit any amendment, modification, alteration or rescission of the Company Articles, the Company Bylaws or the certificate of incorporation, bylaws or other charter or organizational documents of the Company Subsidiaries;

(b) adjust, split, combine or reclassify any of its capital stock;

(c) make, declare or pay any dividend or make any other distribution (whether in cash, stock or property), or directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (i) dividends or distributions by any wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary thereof, and (ii) the acceptance of shares of Company Common Stock in payment of the exercise price or withholding Taxes incurred by any holder in connection with the exercise of Company Options or the lapse of restrictions on Company Restricted Stock Units or Company Restricted Shares);

(d) grant any stock options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of the Company’s capital stock or other equity-based award with respect to shares of Company Common Stock under any of the Company Benefit Plans or otherwise, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;

(e) issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock, securities convertible into capital stock or other securities, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue, any such shares of capital stock, convertible securities or other securities, other than the issuance of shares of Company Common Stock pursuant to the exercise of Company Options or Company Restricted Stock Units outstanding as of the date of this Agreement or the Top-Up Option;

(f) sell, transfer, pledge, lease, license, mortgage, encumber or otherwise dispose of any of its material properties or assets, or cancel, release or assign any material amount of indebtedness to any Person or any material claims held by any Person, other than pursuant to Contracts in force at the date of this Agreement;

(g) incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any Third Party (other than any Company Subsidiaries) except in the ordinary course of business consistent with past practice that does not exceed, individually or in the aggregate, $200,000;

(h) (i) amend or otherwise modify, except in the ordinary course of business, or knowingly violate, in each case in any material respect, the terms of, any Material Contract, or (ii) create, renew or amend any agreement or Contract or, except as may be required by applicable Law, other binding obligation of the Company or the Company Subsidiaries containing (A) any material restriction on the ability of the Company or the Company Subsidiaries to conduct its business as it is presently being conducted, or (B) any material restriction on the ability of the Company or its affiliates to engage in any type of activity or business;

(i) make any capital expenditures, capital additions or capital improvements except for such expenditures, additions, or improvements that do not exceed $50,000 individually or $300,000 in the aggregate and are (i) in the ordinary course of business consistent with past practice or (ii) for de novo openings;

(j) except as required by existing written agreements or Company Benefit Plans existing as of the date hereof, (i) increase in any manner the compensation or benefits of any of the current or former directors, officers or employees of the Company or the Company Subsidiaries (together, the “Covered Employees”), (ii) pay any amounts to Covered Employees not required by any current plan or agreement (other than base salary in the ordinary course of business), (iii) become a party to, establish, amend, commence participation in, make any adjustment, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation (including any employee co-investment fund), severance, pension, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any Covered Employee (or newly hired employees), (iv) accelerate the vesting of any stock-based compensation or other long-term incentive compensation under any Company Benefit Plans, (v) (A) hire employees in the position of director or above, or (B) terminate the employment of any employee in the position of director or clinical administrator or above (other than due to terminations for cause), or (vi) take any action which could reasonably be expected to give rise to a “good reason” (or any term of similar import) claim;

(k) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any Person or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Company and the Company Subsidiaries (taken as a whole);

(l) implement or adopt any material change in its Tax accounting or financial accounting methods, principles or practices, except as may be required by applicable Law, GAAP, Regulation S-X or other Regulation promulgated by the SEC;

(m) enter into any new line of business or change in any material respect its business as currently conducted;

(n) transfer ownership, or grant any license or other rights, to any Person of or in respect of any material Company IP, other than grants of non-exclusive licenses pursuant to License Agreements entered into in the ordinary course of business consistent with past practice;

(o) make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity;

(p) take any action to exempt any Third Party or any action taken by any Third Party from any Takeover Statute or similarly restrictive provisions of its organizational documents or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any Third Parties;

(q) commence or settle any material claim, action or proceeding;

(r) take any action or fail to take any action that is intended or may reasonably be expected to result in any of the conditions to the Offer set forth in Annex I, or the Merger as set forth in Article VII, not being satisfied;

(s) file or amend any material Tax Return, make or change any material Tax election, or settle or compromise any material Tax liability, other than as required by Law; or

(t) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.2.

Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or the Company Subsidiaries’ operations prior to the Acceptance Time. Prior to the Acceptance Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.3  Third Party Proposals

(a) The Company shall not (and shall not resolve or propose to), directly or indirectly, and shall cause the Company Subsidiaries and each officer, director, Employee, agent and representative of the Company and each Company Subsidiary (including any accountant, attorney, investment banker, financial advisor or other representatives of the Company) (collectively, the “Company Representatives”) to not (and to not resolve or propose to), directly or indirectly: (i) solicit, initiate, encourage, induce, facilitate (including by way of furnishing information) or take any other action to facilitate the making, submission or announcement of any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including by way of a tender offer) or similar transactions involving the Company or any of the Company Subsidiaries that, if consummated, would constitute an Alternative Transaction (any of the foregoing, including any inquiries, proposals or, including the indication of any intention to propose any of the foregoing, being referred to herein as an “Alternative Proposal”), (ii) furnish any information regarding the Company or any of the Company Subsidiaries to any Person in connection with or in response to any Alternative Proposal or Alternative Transaction, (iii) conduct, engage in or participate in any discussions or negotiations regarding an Alternative Proposal or Alternative Transaction, or (iv) enter into any agreement regarding any Alternative Proposal or Alternative Transaction.

(b) Notwithstanding anything to the contrary in Section 5.3(a), prior to the Acceptance Time, Section 5.3(a) shall not prohibit the Company Board from furnishing non-public information regarding the Company or the Company Subsidiaries to, or entering into discussions or negotiations with, any Person in response to (and in connection with) an unsolicited bona fide Alternative Proposal that is submitted to the Company by such Person (and not withdrawn) if: (i) neither the Company, the Company Subsidiaries nor Company Representative shall have breached or taken any action inconsistent with any of the provisions of Section 5.3, (ii) the Company Board reasonably determines, after having taken into account the advice of the Company Financial Advisor and the Company’s outside legal counsel, that such Alternative Proposal constitutes, or is reasonably likely to result in, a Superior Proposal, (iii) the Company Board reasonably determines, after having taken into account the advice of the Company’s outside legal counsel, that such action is required in order for the Company Board to comply with its fiduciary obligations to the Company’s shareholders under applicable Law, (iv) at least two (2) Business Days prior to furnishing any such non-public information to, or entering into discussions or negotiations with, such Person, the Company gives Parent written notice of the identity of such Person and of the Company’s intention to furnish non-public information to, or enter into discussions or negotiations with, such Person, and the Company receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all non-public written and oral information furnished to such Person by or on behalf of the Company, a customary “standstill” provision, and such additional customary provisions no less favorable to the Company than the provisions of the Confidentiality Agreement, and (v) prior to or concurrently with furnishing any such non-public information to such Person, the Company furnishes such non-public information to Parent (to the extent such non-public information has not been previously furnished by the Company to Parent). Without limiting the generality of the foregoing, the Company acknowledges and agrees that any action inconsistent with any of the provisions set forth in the preceding sentence taken by any Company Representative, whether or not such Company Representative is purporting to act on behalf of the Company or any Company Subsidiary, shall be deemed to constitute a breach of Section 5.3(a) by the Company.

(c) If the Company, any Company Subsidiary or any Company Representative receives an Alternative Proposal or any request for non-public information prior to the Effective Time, then the Company shall promptly (but in no event later than 24 hours after receipt of such Alternative Proposal or request) advise Parent orally and in writing of such Alternative Proposal or request. Such notice shall set forth the identity of the Third Party making or submitting the Alternative Proposal or request, the material terms and conditions thereof, and, if available, any written documentation received from or on behalf of such Third Party setting forth such terms and conditions. The Company shall keep Parent fully informed, on a current basis, of any changes in the status of, and modification to, the terms of any such Alternative Proposal or request, and provide to Parent as soon as practicable (and in any event within 24 hours) after receipt or delivery copies of all correspondence and other written material sent or provided to the Company or any of the Company Subsidiaries from any Third Party with respect thereto, and notify Parent orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an Alternative Proposal pursuant to Section 5.3. The Company shall also provide Parent at least 48 hours prior written notice of any meeting of the Company Board at which the Company Board is reasonably expected to consider an Alternative Proposal. The Company shall not enter into any confidentiality or other agreement that would impede its ability to comply with its obligations under this Section 5.3(c).

(d) The Company shall, and shall ensure that the Company Subsidiaries, and cause all Company Representatives to, immediately cease and cause to be terminated, and shall not authorize or permit any of the Company Representatives to continue, any and all existing activities, encouragement, discussions or negotiations with any Third Party with respect to any of the foregoing, and shall (i) immediately direct all Third Parties who have been furnished confidential information regarding the Company or the Company Subsidiaries in consideration of or discussions with respect to an Alternative Proposal, Alternative Transaction or equity investment to promptly return or destroy (and confirm destruction of) all such information and shall use its reasonable best efforts to enforce its remedies under the applicable Contracts with such Third Party (or such Third Party’s Representative) and (ii) prohibit any Third Party from having access to any physical or electronic data rooms relating to a possible Alternative Proposal or Alternative Transaction. The Company further agrees not to, and to cause the Company Subsidiaries not to, waive, terminate, amend, modify or release any Third Party from, or permit the waiver, termination, amendment, modification or release of, or fail to enforce the confidentiality, “standstill” or similar provisions of any agreement to which the Company or the Company Subsidiaries is or may become a party or under which the Company or any of the Company Subsidiaries has or acquires any rights. The Company shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any Third Party to make an Alternative Proposal. Neither the Company nor the Company Board shall approve or take any action to render inapplicable to any Alternative Proposal or Alternative Transaction Sections 607.0901 or 607.0902 of the FBCA or any similar Takeover Statutes or any restrictive provision or any applicable anti-takeover provision in the Company Articles or the Company Bylaws.

(e) Except as permitted by Section 5.3(f) or Section 5.3(g), neither the Company Board nor any committee thereof shall (i) fail to make, withdraw, amend or modify, or publicly propose to withhold, withdraw, amend or modify, in a manner adverse to Parent or Merger Sub, the unanimous Company Board Recommendation, (ii) approve or recommend, or publicly propose to approve or recommend, or cause or permit the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or relating to, or that is intended to, contemplates or is reasonably likely to result in, an Alternative Transaction, other than a confidentiality agreement referred to in Section 5.3(b) (an “Acquisition Agreement”) or resolve, agree or propose to take any such action, (iii) approve, endorse, adopt or recommend, or publicly propose to approve, endorse, adopt or recommend, any Alternative Proposal or Superior Proposal, (iv) fail to recommend to the shareholders of the Company that they reject any tender offer or exchange offer for the Company Common Stock and reaffirm the unanimous Company Board Recommendation within ten (10) Business Days after the commencement of such offer (or, if earlier, prior to the Acceptance Time), (v) make any public statement inconsistent with the Company Board Recommendation, or (vi) resolve or agree to take any of the foregoing actions (any of the foregoing, an “Adverse Recommendation Change”).

(f) Notwithstanding anything to the contrary contained in Section 5.3(e), the Company Board may, at any time prior to the Acceptance Time, make an Adverse Recommendation Change and thereafter may cause the Company to terminate this Agreement in accordance with Section 8.1(h) and concurrently with such termination cause the Company to enter into a Superior Proposal Definitive Agreement in accordance and subject to compliance with the provisions of Section 8.1(h), if: (i) an unsolicited bona fide, written Alternative Proposal that did not otherwise result from a breach of the provisions of this Section 5.3 is made to the Company and is not withdrawn, (ii) the Company Board reasonably determines, after having taken into account the advice of the Company Financial Advisor, that such Alternative Proposal constitutes a Superior Proposal, (iii) the Company Board reasonably determines, after having taken into account the advice of the Company’s outside legal counsel, that in light of such Superior Proposal, an Adverse Recommendation Change is required in order for the Company Board to comply with its fiduciary obligations to the Company’s shareholders under applicable Legal Requirements, (iv) prior to effecting such Adverse Recommendation Change the Company Board shall have given Parent at least five (5) Business Days’ written notice: (A) that it has received a Superior Proposal not in violation of the provisions of this Section 5.3, (B) that it intends to make an Adverse Recommendation Change, and (C) specifying the material terms and conditions of such Superior Proposal, including the identity of the Person making such Superior Proposal (and attaching the most current and complete version of any written agreement or other document relating thereto) (it being understood and agreed that any modification thereto shall require a new five (5) Business Days’ advance written notice by the Company), (v) during any such five (5) Business Day notice period(s), if requested by Parent, the Company engages in good faith negotiations with Parent to amend this Agreement in such a manner that no Adverse Recommendation Change is legally required as a result of such Superior Proposal, and (vi) at the end of any such five (5) Business Day notice period, the Company Board reasonably determines that the failure to make an Adverse Recommendation Change would still constitute a breach of the fiduciary obligations of the Company Board to the Company’s shareholders under applicable Legal Requirements in light of such Superior Proposal

(taking into account any changes to the terms of this Agreement proposed by Parent as a result of the negotiations required by clause (v) or otherwise).

(g) Notwithstanding anything to the contrary contained in Section 5.3(e), the Company Board may, at any time prior to the Acceptance Time, make an Adverse Recommendation Change, if: (i) there shall occur or arise after the date of this Agreement a material event, material development or material change in circumstances that relates to the Company and the Company Subsidiaries (but does not relate to any Alternative Proposal) that was not known to, or reasonably foreseeable by, any of the Company or the Company Subsidiaries on or prior to the date of this Agreement (or if known, the consequences of which are not known to or reasonably foreseeable by the Company or the Company Subsidiaries as of the date hereof), which event, development or change in circumstance, or any material consequences thereof, becomes known to the Company or the Company Subsidiaries prior to the Acceptance Time (any such material event, material development or material change in circumstances unrelated to an Alternative Proposal being referred to as an “Intervening Event”), (ii) none of the Company, any Company Subsidiary or any Company Representative had knowledge, as of the date of this Agreement, that there was a reasonable possibility that such Intervening Event could occur or arise after the date of this Agreement, (iii) the Company provides Parent, at least five (5) Business Days prior to any meeting of the Company Board at which the Company Board will consider and determine whether such Intervening Event may require the Company to make an Adverse Recommendation Change pursuant to clause (i) of the definition of Adverse Recommendation Change, with a written notice specifying the date and time of such meeting, the reasons for holding such meeting and a reasonably detailed description of such Intervening Event, (iv) the Company Board reasonably determines, after having taken into account the advice of the Company’s outside legal counsel, that, in light of such Intervening Event, an Adverse Recommendation Change pursuant to clause (i) of the definition of Adverse Recommendation Change is required in order for the Company Board to comply with its fiduciary obligations to the Company’s Shareholders under applicable Legal Requirements, (v) no Adverse Recommendation Change pursuant to clause (i) of the definition of Adverse Recommendation Change has been made for five (5) Business Days after receipt by Parent of a written notice from the Company confirming that the Company Board has determined that the failure to make such an Adverse Recommendation Change in light of such Intervening Event would constitute a breach of its fiduciary obligations to the Company’s shareholders under applicable Legal Requirements, (vi) during such five (5) Business Day notice period, if requested by Parent, the Company engages in good faith negotiations with Parent to amend this Agreement in such a manner that no such Adverse Recommendation Change is legally required as a result of such Intervening Event, and (vii) at the end of such five (5) Business Day notice period, the Company Board reasonably determines that the failure to make such Adverse Recommendation Change would still constitute a breach of the fiduciary obligations of the Company Board to the Company’s Shareholders under applicable Legal Requirements in light of such Intervening Event (taking into account any changes to the terms of this Agreement proposed by Parent as a result of the negotiations required by clause (vi) or otherwise).

(h) Nothing contained in this Section 5.3 shall prevent the Company Board from complying with Rule 14d-9 and Rule 14e-2(a) under the Exchange Act with regard to an Alternative Proposal; provided that this Section 5.3(h) shall not be deemed to permit the Company Board to make an Adverse Recommendation Change or take any of the actions referred to in clause (ii) of Section 5.3(e) except, in each case, to the extent permitted by Section 5.3(f) and Section 5.3(g).

(i) The Company shall ensure that the Company Subsidiaries are aware of, and shall cause the Company Representatives to be aware of, the restrictions described in this Section 5.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1  Shareholders Meeting.

(a) If the approval of this Agreement by the Company’s shareholders is required by applicable Legal Requirements in order to consummate the Merger, the Company shall, as promptly as practicable following the later of the Acceptance Time or the expiration of any “subsequent offering period” provided in accordance with Rule 14d-11 under the Exchange Act, acting through the Company Board, take all action necessary under all applicable Laws to call, give notice of, convene and hold a meeting of the holders of Company Common Stock to vote on the approval of this Agreement (the “Shareholders Meeting”). The Company shall ensure that all proxies solicited in connection with the Shareholders Meeting are solicited in compliance with all applicable Laws, and shall, through the Company Board, recommend to its shareholders that they give the Required Company Shareholder Vote.

(b) If the approval of this Agreement by the Company’s Shareholders is required by applicable Legal Requirements in order to consummate the Merger, Parent and Merger Sub shall cause all shares of Company Common Stock owned by Parent, Merger Sub or any other Subsidiary of Parent to be voted in favor of the approval of this Agreement and consummation of the Merger at the Shareholders Meeting.

(c) Notwithstanding anything to the contrary contained in this Agreement, if Parent, Merger Sub or any other Subsidiary of Parent shall own, by virtue of the Offer or otherwise, at least 80% (in the aggregate) of the outstanding shares of Company Common Stock, the parties shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the Acceptance Time without a meeting of the holders of Company Common Stock, in accordance with Section 607.1104 of the FBCA.

Section 6.2  Proxy Statement.  If the approval of this Agreement by the Company’s Shareholders is required by applicable Legal Requirements in order to consummate the Merger, the Company shall, as promptly as practicable following the later of the Acceptance Time and the expiration of any subsequent offering period provided in accordance with Rule 14d-11 under the Exchange Act, prepare and file with the SEC the Proxy Statement, and shall: (i) cause the Proxy Statement to comply in all material respects with the applicable requirements of the Exchange Act and with all other applicable Legal Requirements, (ii) respond promptly to any comments received from the SEC or its staff, and (iii) cause the Proxy Statement to be mailed to the Company’s shareholders as promptly as practicable. The Company shall give Parent a reasonable opportunity to comment on the Proxy Statement, any correspondence with the SEC or its staff (including any staff comments on the Proxy Statement) or any proposed material to be included in or with the Proxy Statement prior to transmission to the SEC or its staff and shall not, except as may be required under the Exchange Act, transmit any such document or material to which Parent reasonably objects. The Company shall respond promptly to any comments received from the SEC or its staff with respect to the Proxy Statement, and shall correct promptly any information in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect. If the solicitation of the Company’s shareholders is required, the Company shall use commercially reasonable efforts to solicit, from the holders of Company Common Stock, proxies in favor of this Agreement and the Merger. If at any time prior to the Shareholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare such an amendment or supplement and, after obtaining the consent of Parent to such amendment or supplement (which consent shall not be unreasonably withheld, conditioned or delayed), shall promptly transmit such amendment or supplement to the Company’s shareholders.

Section 6.3  Access to Information; Confidentiality.

(a) The Company shall, and shall cause the Company Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of Parent (the “Parent Representatives”) (to the extent permitted under applicable Legal Requirements) reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, Contracts, commitments and records, and, during such period, the Company shall, and shall cause the Company Subsidiaries to, make available to Parent all information concerning its business, properties and personnel as Parent may reasonably request. The Company shall, and shall cause the Company Representatives to, permit Parent’s senior officers to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers of the Company responsible for the Company’s financial statements and the internal controls of the Company and the Company Subsidiaries to discuss such matters as Parent may reasonably deem necessary or appropriate. All information exchanged pursuant to this Section 6.3 shall be subject to the provisions of the Confidentiality Agreement. Without limiting the generality of any of the foregoing, the Company shall promptly provide Parent (upon its reasonable request and to the extent permitted under applicable Legal Requirements):

(i) copies of all material operating and financial reports prepared by the Company and the Company Subsidiaries for the Company’s senior management or for use in preparing the Company’s consolidated financial statements, including: (A) copies of the unaudited monthly consolidated balance sheets of the Company and the Company Subsidiaries and the related unaudited monthly consolidated statements of operations, statements of shareholders’ equity and statements of cash flows, and (B) copies of any forecasts, write-off reports, hiring reports and capital expenditure reports prepared for the Company’s senior management;

(ii) copies of any written materials or communications sent by or on behalf of the Company to its shareholders;

(iii) copies of any material notice, correspondence, document or other communication sent by or on behalf of any of the Company and the Company Subsidiaries to any party to any Material Contract or sent to any of the Company and the Company Subsidiaries by any party to any Material Contract (other than any communication that relates solely to routine commercial transactions between a Company and the Company Subsidiaries and the other party to any such Contract and that is of the type sent in the ordinary course of business and in accordance with past practices);

(iv) copies of any notice, report or other document filed with or sent to any Governmental Entity on behalf of any of the Company and the Company Subsidiaries in connection with the Offer or the Merger or any of the other transactions contemplated by this Agreement;

(v) copies of any material notice, report or other document received by any of the Company and the Company Subsidiaries from any Governmental Entity;

(vi) notice of any Proceeding commenced or, to the Company’s Knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of the Company Subsidiaries, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.13 or Section 3.14 or that related to the consummation of the transactions contemplated by this Agreement; and

(vii) notice of any inaccuracy of any representation or warranty or breach of covenant or agreement contained in this Agreement at any time during the term hereof that could reasonably be expected to cause the conditions set forth in Annex I not to be satisfied.

(b) All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the parties as of December 7, 2009 (the “Confidentiality Agreement”).

(c) No investigation by the Parent or any Parent Representative shall affect the representations and warranties of the Company set forth in this Agreement.

Section 6.4  Efforts; Regulatory Approvals.

(a) Subject to the terms and subject to the conditions set forth in this Agreement (including those contained in Section 6.4(c)), each of Parent and the Company shall, and shall cause their respective Subsidiaries to, use its commercially reasonable efforts to, take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the obtaining of all necessary consents or waivers from Third Parties, including the Company Consents, (ii) the obtaining of all necessary actions or no-actions, waivers, consents, authorization, Permits, Orders and approvals from, or any exemption by, any Governmental Entity and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Entity, and (iii) the execution and delivery of any additional instruments necessary to consummate the Offer and the Merger and to fully carry out the purposes of this Agreement. The parties hereto agree that they will consult with each other with respect to the obtaining of all Permits and consents of all Third Parties and Governmental Entities, and the expiration or termination of the applicable waiting period under the HSR Act and under any other Antitrust Law necessary or advisable to consummate the transactions contemplated by this Agreement. Each of Parent and the Company shall use its commercially reasonable efforts to resolve any objections that may be asserted by any Governmental Entity with respect to this Agreement, the Offer and the Merger or the other transactions contemplated by this Agreement, and the Company shall keep Parent apprised of the status of matters relating to completion of the transactions contemplated hereby.

(b) Subject to applicable Law relating to the exchange of information, each of Parent, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in Section 6.4(a) to obtain all requisite actions, no-actions, waivers, consents, authorizations, Permits, Orders, approvals, exemptions, and expirations or terminations of applicable waiting periods for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law, (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) keep the other party and its counsel informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated by this Agreement, and (iii) permit the other party and its counsel to review in advance any written communication intended to be given by it to, and consult with each other in advance of any meeting, discussion, telephone call or conference with, the FTC, the DOJ or any other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent not prohibited by the FTC, the DOJ or other Governmental Entity or other Person, give the other party and its counsel the opportunity to attend and participate in such meeting, discussion, telephone call and conference. In exercising the foregoing rights, each of the parties hereto shall act reasonably and as promptly as practicable. Neither Parent nor the Company shall commit to or agree with any Governmental Entity to stay, hold or extend any applicable working period under the HSR Act or other Antitrust Law without the prior written consent of the other. Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.4(b) as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express written permission is obtained in advance from the source of the materials (Parent or the Company as the case may be) or its legal counsel. Notwithstanding anything to the contrary in this Section 6.4(b), materials provided to the other party or its outside counsel may be redacted to remove references concerning the valuation of the Company Common Stock or the business of the Company and the Company Subsidiaries. For purposes of this Agreement, “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all Laws, Orders and judicial doctrines that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(c) Without limiting the generality of the undertakings pursuant to this Section 6.4, the parties hereto shall (i) provide or cause to be provided as promptly as practicable to Governmental Entities with regulatory jurisdiction over enforcement of any Antitrust Laws (each such Governmental Entity, a “Governmental Antitrust Authority”) information and documents requested by any Governmental Antitrust Authority or necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement, including preparing and filing any notification and report form and related material required under the HSR Act and any additional consents and filings under any Antitrust Laws as promptly as practicable following the date of this Agreement (but in no event more than fifteen (15) Business Days from the date hereof except by mutual consent confirmed in writing) and thereafter to respond as promptly as practicable to any request for additional information or documentary material that may be made under the HSR Act and any additional consents and filings under any Antitrust Laws, (ii) use their reasonable best efforts to take such actions as are necessary or advisable to obtain prompt approval of consummation of the transactions contemplated by this Agreement by any Governmental Entity, and (iii) use their commercially reasonable efforts to contest on the merits, through litigation in United States District Court and through administrative procedures in relation to other Governmental Entities, any objections or opposition raised by any Governmental Entity; provided, however, that nothing in this Section 6.4(c) shall require Parent to appeal any Order from a Governmental Entity.

(d) Except as otherwise provided in Section 6.4(b) with respect to Antitrust Counsel Only Material, Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their respective Subsidiaries, directors, officers, employees and shareholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice, application or other document made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Offer, the Merger and the other transactions contemplated by this Agreement.

(e) Parent and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated by this Agreement.

(f) Each of the Company, Parent and Merger Sub shall give (or shall cause their respective Subsidiaries to give) any notices to Third Parties, and use, and cause their respective Subsidiaries to use, their reasonable best efforts to obtain any Third-Party consents, including the Company Consents. Without limiting the generality of the foregoing, the Company shall give Parent the opportunity to participate in the defense of any Proceeding against the Company and its directors relating to the transactions contemplated by this Agreement and will obtain the prior written consent of Parent prior to settling or satisfying any such Proceeding.

(g) Notwithstanding anything in this Agreement to the contrary, in connection with the receipt of any necessary governmental approvals or clearances (including under any Antitrust Law), Parent shall not be required to sell, hold separate or otherwise dispose of or conduct its business in a specified manner, or permit the sale, holding separate or other disposition of, any assets or business of Parent, the Company or any of their respective Subsidiaries or the conduct of their business in a specified manner prior to or following the Closing Date.

Section 6.5  Public Disclosure.  Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement regarding the terms of this Agreement or any of the transactions contemplated by this Agreement, and neither shall issue any such press release or make any such statement without the prior approval of the other (which approval shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange, in which case the party proposing to issue such press release or make such public statement or disclosure shall consult with the other party about, and allow the other party reasonable time to comment on, such press release or announcement in advance of such disclosure, and the party will consider such comments in good faith; provided, however, that any subsequent public statement or disclosure that is consistent with a public statement or disclosure previously approved by the other party shall not require a further prior approval of such other party.

Section 6.6  Cooperation.  Upon the terms and subject to the conditions herein provided, except as otherwise provided in this Agreement (including Section 6.4), each of the parties agrees to use its commercially reasonable efforts to take or cause to be taken all action, to do or cause to be done and to assist and cooperate with the other parties in doing all things necessary, proper or advisable under applicable Law to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including: (a) the satisfaction of the conditions precedent to the obligations of the Company (in the case of Parent) or Parent and Merger Sub (in the case of the Company) to the Offer and the Merger, (b) the obtaining of applicable consents, waivers or approvals of any Third Party required under the terms of Material Contracts, (c) the defending of any proceeding challenging this Agreement or the performance of the obligations hereunder, and (d) the execution and delivery of such instruments, and the taking of such other actions, as any other party may reasonably request in order to carry out this Agreement.

Section 6.7  Employee Matters.

(a) From the Effective Time through at least December 31, 2010, Parent shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of employees (as a group) who are actively employed by the Company and the Company Subsidiaries on the Closing Date (the “Closing Date Employees”) that provide employee benefits and compensation opportunities which, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities (other than equity-based compensation) that were provided to such Closing Date Employees immediately prior to the Effective Time.

(b) To the extent that a Closing Date Employee becomes eligible to participate in an employee benefit plan maintained by Parent or any of its Subsidiaries, Parent shall (i) cause such employee benefit plan to recognize the service of such Closing Date Employee with the Company or the Company Subsidiaries (or their predecessor entities) for purposes of eligibility, participation, vesting, and benefit accrual under such employee benefit plan of Parent or any of its Subsidiaries (excluding the Company Stock Plans which shall be terminated by the Company without liability to Parent or the Company contemporaneously with the Effective Time), to the same extent such service was recognized immediately prior to the Effective Time under a comparable Company Benefit Plan in which such Closing Date Employee was eligible to participate immediately prior to the Effective Time; provided that such recognition of service shall not operate to duplicate any benefits of a Closing Date Employee with respect to the same period of service, and (ii) with respect to any health, dental, vision or other welfare plan of Parent or any of its Subsidiaries (other than the Company and the Company Subsidiaries) in which any Closing Date Employee is eligible to participate for the plan year in which such Closing Date Employee is first eligible to participate, use its reasonable best efforts (subject to applicable plan limitations) to (x) cause any pre-existing condition limitations or eligibility waiting periods under such Parent or Subsidiary plan to be waived with respect to such Closing Date Employee, to the extent such limitation would have been waived or satisfied under the Company Benefit Plan in which such Closing Date Employee participated immediately prior to the Effective Time, and (y) recognize any health, dental or vision expenses incurred by such Closing Date Employee in the year that includes the Closing Date (or, if later, the year in which such Closing Date Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental or vision plan of Parent or any of its Subsidiaries. Neither Parent nor Merger Sub shall take any action to deny COBRA benefits to any Closing Date Employee who is otherwise eligible for such benefits.

(c) The Company shall take all actions that may be requested by Parent in writing prior to the Acceptance Time with respect to (i) causing one or more Company Benefit Plans or arrangements with any payroll, benefits or human resources services provider to the Company to terminate or be amended as of the Closing Date, (ii) causing benefit accrual or entitlement under any Company Benefit Plan to cease as of the Closing Date, (iii) causing the continuation on and after the Closing Date of any insurance policy or arrangement relating to any Company Benefit Plan, and (iv) facilitating the merger of any Company Benefit Plan into any employee benefit plan maintained by Parent or any of its Subsidiaries.

(d) Nothing in this Section 6.7 shall be construed to limit the right of Parent or any of its Subsidiaries (including, following the Closing Date, the Company and the Company Subsidiaries) to amend or terminate any Company Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 6.7 be construed to prohibit the Parent or any of its Subsidiaries (including, following the Closing Date, the Company and the Company Subsidiaries) from terminating the employment of any particular Closing Date Employee following the Closing Date.

(e) Without limiting the generality of Section 9.9, the provisions of this Section 6.7 are solely for the benefit of the parties to this Agreement, and no current or former employee, director or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement, and nothing herein shall be construed as an amendment to any Company Benefit Plan or other employee benefit plan for any purpose.

Section 6.8  Indemnification of Directors and Officers.

(a) For six (6) years after the Effective Time, Parent shall cause the Surviving Corporation to maintain officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof, if any; provided that in satisfying its obligation under this Section 6.8(a), neither Parent nor the Surviving Corporation shall be obligated to pay annual premiums in excess of 225% of the annual premium payable by the Company for such policy (the “Current Premium”), which amount is set forth in Section 6.8(a) of the Company Disclosure Letter, and if such premiums for such insurance would at any time exceed 225% of the Current Premium, then the Surviving Corporation shall cause to be maintained policies of insurance that, in the Surviving Corporation’s judgment, provide the maximum coverage available at an annual premium equal to 225% of the Current Premium.

The Company shall be permitted to purchase a prepaid “tail” or runoff policy under the Company’s officers’ and directors’ liability insurance policy prior to the Closing; provided that the cost of such “tail” or runoff policy does not exceed 225% of the Current Premium, which policy may provide such directors and officers with coverage for an aggregate period of six (6) years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, in respect of the transactions contemplated by this Agreement, provided that the amount paid for such prepaid policy does not exceed 225% of the Current Premium. The provisions of the first sentence of this Section 6.8(a) shall be deemed to have been satisfied if a prepaid “tail” or runoff policy has been obtained prior to the Effective Time. If such a prepaid “tail” or runoff policy has been obtained prior to the Effective Time, the Surviving Corporation shall maintain such policies in full force and effect for their full term, and continue to honor the obligations thereunder.

(b) From and after the Effective Time, the Surviving Corporation will, and Parent will cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company and the Company Subsidiaries pursuant to: (i) each indemnification agreement in effect between the Company or any of the Company Subsidiaries and any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company or any of the Company Subsidiaries (the “Indemnified Parties”), and (ii) any indemnification provision and any exculpation provision set forth in the Company Articles or the Company Bylaws as in effect on the date of this Agreement. From the Effective Time through the sixth anniversary of the Effective Time, the certificate of incorporation and the bylaws of the Surviving Corporation shall contain, and Parent shall cause the certificate of incorporation and the bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and the Company Subsidiaries than are presently set forth in the Company Articles and the Company Bylaws and such provisions shall not be amended, repealed, or otherwise modified in any manner that could adversely affect the rights thereunder of any person benefited by such provisions. If, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Party delivers to the Company, the Surviving Corporation or Parent, as applicable, a written notice asserting a claim for indemnification under any of the provisions set forth in clauses (i) or (ii) above, then the claim asserted in such notice shall survive the sixth anniversary of the Effective Time until such time as such claim is fully and finally resolved.

(c) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.8.

Section 6.9  Section 16 Matters.  Prior to the Acceptance Time, the Company may approve, in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and in accordance with the Interpretative Letter dated January 12, 1999 issued by the SEC relating to Rule 16b-3, any dispositions of equity securities of the Company (including derivative securities with respect to equity securities of the Company) resulting from the transactions contemplated by this Agreement by each officer or director of the Company who is subject to Section 16 of the Exchange Act with respect to equity securities of the Company.

Section 6.10  Shareholder Litigation.  The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company or its officers or directors relating to any of the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent’s prior written consent.

Section 6.11  State Takeover Laws.  If any “control share acquisition,” “fair price,” “moratorium” or other anti-takeover statute becomes or is deemed to be applicable to the Company, Parent, or Merger Sub, with respect to the Offer, the Merger, the Support Agreements or any other transaction contemplated by this Agreement (other than any Alternative Transaction), then each of the Company, Parent, Merger Sub, and their respective board of directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such statute inapplicable to the foregoing. The Company and the Company Board shall not take any action to approve any

Alternative Proposal made by a Third Party for purposes of any state anti-takeover Law or to cause any state anti-takeover Law that would otherwise apply to any such Alternative Proposal to become inapplicable thereto.

Section 6.12  Financing.

(a) Parent and Merger Sub shall use their reasonable best efforts to arrange the Debt Financing on the terms and conditions described in the Debt Financing Commitment, including using their reasonable best efforts to (i) negotiate definitive agreements with respect thereto and (ii) to satisfy on a timely basis all conditions applicable to Parent in such definitive agreements that are within its control. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Financing Commitment, Parent shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources on comparable terms or terms not materially less favorable (as determined in the reasonable judgment of Parent) as promptly as practicable following the occurrence of such event. In connection with its obligations under this Section 6.12, Parent shall be permitted to amend, modify or replace the Debt Financing Commitment, provided that Parent shall not make, agree to or allow any modification to or replacement of the conditions precedent to the funding set forth in the Debt Financing Commitment in a manner more favorable to the parties providing the Debt Financing without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed). Parent shall give the Company prompt notice of any material breach by any party of the Debt Financing Commitment of which Parent becomes aware or any termination of the Debt Financing Commitment. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Debt Financing.

(b) The Company agrees to provide, and shall cause its Subsidiaries and its and their respective officers, employees, Company Representatives and advisors, including legal and accounting advisors, to provide, all reasonable assistance and cooperation (including with respect to timeliness) in connection with the arrangement of the Debt Financing as may be reasonably requested by Parent, including (i) participation in meetings, presentations (including management presentations), drafting sessions and due diligence sessions, (ii) no later than the Offer Commencement Date, furnishing Parent and its financing sources with financial and other pertinent information regarding the Company as may be reasonably requested by Parent, including projections, pro forma statements, all financial statements and other financial data and other pertinent information of the type required by Regulation S-X and Regulation S-K under the Securities Act, (iii) assisting in the preparation of (A) an offering document and other customary marketing materials for any of the Debt Financing and (B) materials for rating agency presentations, (iv) reasonably cooperating with the consummation of the Debt Financing and the syndication and marketing efforts for any of the Debt Financing, including obtaining any rating agency confirmations or approvals for the Debt Financing, (v) providing and executing documents as may be reasonably requested by Parent, including a certificate of the chief financial officer of the Company or any Company Subsidiary with respect to solvency matters, and consents of accountants for use of their reports in any materials relating to the Debt Financing, (vi) reasonably facilitating the pledging of collateral, (vii) using commercially reasonable efforts to obtain accountants’ comfort letters, legal opinions, surveys and title insurance, as reasonably requested by Parent, and (viii) taking all actions reasonably necessary for the Company or any Subsidiary to become the borrower or a guarantor under the Debt Financing prior to or simultaneously with the Closing; provided, however, in each case, that none of the Company or any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Debt Financing prior to the Effective Time; and provided further, that Parent shall reimburse the Company for reasonable and documented out-of-pocket expenses incurred in connection with such assistance and cooperation.

(c) All non-public or otherwise confidential information regarding the Company obtained by Parent or the Parent Representatives pursuant to Section 6.12(b) shall be kept confidential in accordance with the Confidentiality Agreement; provided, however, that Parent and Merger Sub and its Representatives shall be permitted to disclose information as necessary and consistent with customary practices in connection with the Debt Financing upon the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.13  Notification.

(a) From and after the date hereof until the Closing Date, each party hereto will promptly notify the other party hereto of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any condition to the Offer and the Merger and the other transactions contemplated by this Agreement not to be satisfied, and (ii) the failure of such party to comply with any covenant or agreement to be complied with by it pursuant to this Agreement which would be likely to result in any condition to the Offer and the Merger and the other transactions contemplated by this Agreement not to be satisfied. No delivery of any notice pursuant to this Section 6.13(a) will cure any breach of any representation or warranty of such party contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice. Without limiting the foregoing, the Company and Parent shall promptly advise each other of any change or event having a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable.

(b) From the date of this Agreement through the Closing Date, the Company will provide to Parent copies of all surveys, reports or deficiency notices concerning the Centers by the Medicare program, any state survey agency, and the applicable state Medicaid programs for the period commencing on the date hereof through the Closing Date.

Section 6.14  Resignation of Directors and Officers.  To the extent requested by Parent in writing prior to the Closing Date, the Company shall use its reasonable best efforts to obtain and deliver to Parent at the Closing, to be effective as of the Closing, duly signed resignations of each officer and director of the Company designated by Parent.

Section 6.15  NASDAQ Compliance; Delisting.  From the date of this Agreement and continuing until the earlier of the Board Appointment Date or the termination of this Agreement, the Company (a) shall remain in compliance with all applicable listing and corporate governance rules and regulations of NASDAQ, and (b) agrees not to take or permit to be taken on its behalf any action which would result in the shares of Company Common Stock no longer being listed on NASDAQ. From the Acceptance Time to the Closing Date, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law (including the Regulations of NASDAQ) to enable the delisting by the Surviving Corporation of the Company Common Stock from NASDAQ and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

Section 6.16  Payment of Company Expenses Upon Acceptance Time.  Promptly following the Acceptance Time, but in any event within three (3) Business Days of the Acceptance Time, Parent will cause the Company to pay all fees, costs and expenses incurred by the Company in connection with this Agreement and the transactions contemplated by this Agreement (including the fees, costs and expenses of its advisers, brokers, finders, agents, accountants, bankers and legal counsel and the transaction expenses set forth in Section 6.16 of the Company Disclosure Letter in accordance with the provisions set forth thereon).

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1  Conditions to Obligation of Each Party to Effect the Merger.  The respective obligations of each party to effect the Merger are subject to the satisfaction at or prior to the Closing of the following conditions:

(a) Shareholder Approval.  If required by applicable Legal Requirements in order to consummate the Merger, this Agreement shall have been duly approved by the Required Company Shareholder Vote;

(b) No Injunctions or Restraints; Illegality.  No temporary restraining Order, preliminary or permanent injunction, other Order issued by any Court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger substantially on the terms contemplated by this Agreement shall be in effect; nor shall there be any Law enacted, entered, or enforced which makes illegal, prevents or otherwise prohibits the consummation of any of the transactions contemplated by this Agreement, including the Merger; and

(c) Consummation of Offer.  Merger Sub shall have accepted for payment and paid for shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer.

ARTICLE VIII

TERMINATION

Section 8.1  Termination.  This Agreement may be terminated and the Offer and the Merger may be abandoned;

(a) by mutual written consent of Parent, Merger Sub and the Company, at any time prior to the Effective Time, in a written instrument authorized by their respective boards of directors (notwithstanding receipt of the Required Company Shareholder Vote);

(b) by either Parent and Merger Sub or the Company, at any time prior to the Effective Time (notwithstanding receipt of the Required Company Shareholder Vote), if any Governmental Entity shall have issued a final and non-appealable Order, decree or ruling or takes any other action having the effect of (i) permanently enjoining, restraining or otherwise prohibiting (A) the acquisition or acceptance for payment of, or payment for, the shares of Company Common Stock pursuant to the Offer, or (B) the consummation of the Merger, or (ii) making the acquisition or acceptance for payment of, or payment for, the shares of Company Common Stock pursuant to the Offer or the consummation of the Merger, illegal; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the issuance of such Order, decree or ruling or the taking of such action is attributable to the failure of such party to perform any covenant in this Agreement required to be performed by such party at or prior to the Effective Time;

(c) by either Parent and Merger Sub or the Company, if the Acceptance Time shall not have occurred on or prior to 11:59 p.m., Dallas, Texas time on January 31, 2011 (the “Outside Date”), provided, however, that: (i) a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if: (A) the failure of the Acceptance Time to occur on or prior to the Outside Date is attributable to the failure of an Offer Condition to be satisfied, and (B) the failure of such Offer Condition to be satisfied is attributable to a failure on the part of such party to perform any covenant in this Agreement required to be performed by such party at or prior to the Acceptance Time, and (ii) the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) unless the Company shall have made any payment required to be made to Parent pursuant to Section 8.3(a);

(d) by the Company at any time prior to the Acceptance Time if: (i) any of Parent’s representations or warranties contained in this Agreement shall be inaccurate as of the date of this Agreement or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or as of any subsequent date, all materiality qualifications limiting the scope of such representations and warranties shall be disregarded) and such inaccuracy has a Parent Material Adverse Effect, or (ii) Parent shall have failed to perform any of its covenants or agreements contained in this Agreement and such failure constitutes a Parent Material Adverse Effect; provided; however; that if: (A) any inaccuracy of any of Parent’s representations or warranties as of a date subsequent to the date of this Agreement or failure to perform Parent’s covenants or agreements is curable by Parent prior to the earlier of the Outside Date or thirty (30) days after the date on which Parent is notified by the Company in writing of such breach or failure to perform, and (B) Parent is continuing to exercise commercially reasonable efforts to cure such inaccuracy or failure to perform, then the Company may not terminate this Agreement under this Section 8.1(d) on account of such inaccuracy or failure to perform: (1) during such thirty (30) day (or shorter) period, or (2) after such thirty (30) day period, if such inaccuracy or failure to perform shall have been fully cured; provided, further, however; that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder;

(e) by Parent and Merger Sub at any time prior to the Acceptance Time if: (i) any of the Company’s representations or warranties contained in this Agreement shall be inaccurate as of the date of this Agreement or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in clause (a) of Annex I would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or as of any subsequent date any update of or modification to the Company Disclosure Letter made or purported to have been made on or after the date of this Agreement shall be disregarded), or (ii) the Company shall have failed to perform any of its covenants or agreements contained in this Agreement, such that the condition set forth in clause (b) of Annex I would not be satisfied; provided; however; that if: (A) any inaccuracy of any of the Company’s representations or warranties as of a date subsequent to the date of this Agreement or failure to perform the Company’s covenants or agreements is curable by the Company prior to the earlier of the Outside Date or thirty (30) days after the date on which the Company is notified by Parent in writing of such breach or failure to perform, and (B) the Company is continuing to exercise commercially reasonable efforts to cure such inaccuracy or failure to perform, then Parent and Merger Sub may not terminate this Agreement under this Section 8.1(e) on account of such inaccuracy or failure to perform: (1) during such thirty (30) day (or shorter) period, or (2) after such thirty (30) day period, if such inaccuracy or failure to perform shall have been fully cured; provided, further, however; that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if Parent is then in material breach of any of its representations, warranties, covenants or agreements hereunder;

(f) by either Parent and Merger Sub or the Company at any time prior to the Acceptance Time if the Offer shall have expired or shall have been terminated in accordance with the terms of this Agreement (including Annex I) without Merger Sub having accepted shares of Company Common Stock pursuant to the Offer; provided, however, that: (i) a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(f) if: (A) the failure of Merger Sub to accept shares of Company Common Stock for payment pursuant to the Offer is attributable to the failure of an Offer Condition to be satisfied, and (B) the failure of such Offer Condition to be satisfied is attributable to a failure, on the part of the party seeking to terminate this Agreement, to perform any covenant in this Agreement required to be performed by such party at or prior to the Acceptance Time, and (ii) the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(f) unless the Company shall have made any payment required to be made to Parent pursuant to Section 8.3(a);

(g) by Parent and Merger Sub at any time prior to the Acceptance Time, if (i) a Company Triggering Event shall have occurred, (ii) a Company Material Adverse Effect shall have occurred, or (iii) any event shall have occurred or circumstance shall have arisen that, in combination with any other events or circumstances, could reasonably be expected to have or result in a Company Material Adverse Effect;

(h) by the Company at any time prior to the Acceptance Time in order to accept a Superior Proposal and enter into a Superior Proposal Definitive Agreement, if (i) the Company and the Company Board shall have satisfied all of the notice, negotiation and other requirements set forth in Section 5.3 and the negotiation period(s) described therein shall have expired, (ii) the Company shall have made the payment required to be made to Parent pursuant to Section 8.3(a) and shall have paid to Parent the fee required to be paid to Parent pursuant to Section 8.3(c), and (iii) concurrently with such termination, the Company enters into the Superior Proposal Definitive Agreement upon termination of this Agreement pursuant to this Section 8.1(h); and

(i) by the Company after the Designated Date if: (i) the Acceptance Time shall not have occurred on or prior to the Designated Date, (ii) at the applicable Expiration Date following the Designated Date and at the time of termination of this Agreement, each of the conditions set forth in Annex I (other than the condition set forth in clause (m) of Annex I) shall have been satisfied or shall have been waived, and (iii) at the applicable Expiration Date following the Designated Date and at the time of termination of this Agreement, there exists an uncured Financing Failure that resulted in the Acceptance Time not occurring on or prior to the Designated Date.

The party desiring to terminate this Agreement pursuant to this Section 8.1 (other than pursuant to Section 8.1(a)) shall give notice of such termination to the other party or parties.

Section 8.2  Effect of Termination.  In the event of termination of this Agreement pursuant to Section 8.1, this Agreement shall become void and of no effect without liability of any party (or any equity holder, director, officer, employee, agent, consultant or Representative of such party) to each party hereto; provided, however, that (a) the provisions of Section 6.3(b); this Section 8.2; Section 8.3 and Article IX shall remain in full force and effect and survive any termination of this Agreement, and (b) nothing herein shall relieve any party hereto from any liability for damages resulting from any fraud or (subject to the provisions of Section 8.3(f)) willful and material breach of this Agreement.

Section 8.3  Expenses and Termination Fees.

(a) Subject to subsections (b), (c) and (f) of this Section 8.3, whether or not the Offer or the Merger is consummated, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement (including the fees, costs and expenses of its advisers, brokers, finders, agents, accountants, bankers and legal counsel) shall be paid by the party incurring such expense; provided, however, that Parent shall pay the filing fee for the premerger notification relating to the transactions contemplated by this Agreement under the HSR Act; and, provided further,

(i) that the Company and Parent shall share equally all fees and expenses, other than attorneys’ fees, incurred in connection with: (A) the filing, printing and mailing of the Offer Documents, Schedule 14D-9 and the Proxy Statement and any amendments or supplements thereto, and (B) the retention of any information agent, depositary or other service provider in connection with the Offer; and

(ii) in the event that this Agreement is terminated: (A)(1) by Parent pursuant to Section 8.1(e), and (2) at or prior to the time of such termination an Alternative Proposal shall have been disclosed, announced, commenced, submitted or made, or (B) by Parent pursuant to Section 8.1(g)(i) or by the Company pursuant to Section 8.1(h), then (without limiting any obligation of the Company to pay any fee payable pursuant to Section 8.3(b) or Section 8.3(c)), in each of clause (A) and (B) of this sentence, the Company shall make a non-refundable cash payment to Parent, at the time specified in the next sentence, in an amount equal to the aggregate amount of all fees and expenses (including all attorneys’ fees, accountants’ fees, financial advisory fees and filing fees) that have been paid or that may become payable by or on behalf of Parent in connection with the preparation and negotiation of this Agreement, the Support Agreements, the Debt Financing Commitment, the Sponsor Financing Commitment and otherwise in connection with the Offer, the Merger or any of the other transactions contemplated by this Agreement and the Support Agreements, subject to a maximum amount of $2,000,000 (it being understood, however, that Parent’s other remedies, if any, shall not be affected by any payments under this Section 8.3). In the case of termination of this Agreement by the Company pursuant to Section 8.1(h), any non-refundable payment required to be made pursuant to this clause (ii) of this Section 8.3(a) shall be made by the Company prior to or at the time of such termination; and in the case of termination of this Agreement by Parent pursuant to Section 8.1(e) or Section 8.1(g)(i), any non-refundable payment required to be made pursuant to this clause (ii) of this Section 8.1(a) shall be made by the Company within three (3) Business Days.

(b) If this Agreement is terminated by Parent pursuant to Section 8.1(e) and: (i) at or prior to the time of such termination an Alternative Proposal shall have been disclosed, announced, commenced, submitted or made, and (ii) within 12 months after the date of any such termination, an Alternative Transaction (whether or not relating to such Alternative Proposal) is consummated or a definitive agreement contemplating an Alternative Transaction (whether or not relating to such Alternative Proposal) is executed, then the Company shall pay to Parent, in cash at the earlier of the time such Alternative Transaction is consummated or the time such definitive agreement is executed, a non-refundable fee in the amount of $2,500,000.

(c) If this Agreement is terminated by Parent pursuant to Section 8.1(g)(i) or by the Company pursuant to Section 8.1(h), then the Company shall pay to Parent, in cash at the time specified in the next sentence (in addition to the amounts payable pursuant to Section 8.3(a)), a non-refundable fee in the amount of $2,500,000. In the case of termination of this Agreement by Parent pursuant to Section 8.1(g)(i), the fee referred to in the preceding sentence shall be paid by the Company within two (2) Business Days after such termination; and in the case of termination of this Agreement by the Company pursuant to Section 8.1(h), the fee referred to in the preceding sentence shall be paid by the Company at or prior to the time of such termination.

(d) If this Agreement is terminated by Parent, Merger Sub or the Company pursuant to Section 8.1(c) or Section 8.1(f) and (i) at or prior to the time of such termination an Alternative Proposal shall have been disclosed, announced, commenced, submitted or made, and (ii) within 12 months after the date of any such termination, an Alternative Transaction (whether or not relating to such Alternative Proposal) is consummated or a definitive agreement contemplating an Alternative Transaction (whether or not relating to such Alternative Proposal) is executed, then the Company shall pay to Parent, in cash at the earlier of the time such Alternative Transaction is consummated or the time such definitive agreement is executed, a non-refundable fee in the amount of $4,500,000.

(e) Each of Parent, Merger Sub and the Company acknowledges and agrees that the agreements contained in Sections 8.3(a), (b), (c), and (d) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Sub would not enter into this Agreement.

(f) If this Agreement is terminated by the Company pursuant to Section 8.1(i), the Parent shall pay to the Company in cash, within two (2) Business Days after such termination, a non-refundable fee in the amount of $6,000,000 (the “Reverse Termination Fee”). Notwithstanding anything to the contrary contained in this Agreement, if this Agreement is terminated as set forth in Section 8.1(i), the Company’s right to receive the Reverse Termination Fee pursuant to this Section 8.3(f) shall be the sole and exclusive remedy of the Company and the Company Subsidiaries and their respective shareholders and Affiliates against Parent or any of its Related Persons (as defined below) for, and the Company and the Company Subsidiaries (on their own behalf and on behalf of their respective shareholders and Affiliates) shall be deemed to have waived all other remedies (including equitable remedies) with respect to, (i) any failure of the Offer or the Merger to be consummated, (ii) any breach by Parent or Merger Sub of its obligation to consummate the Offer and the Merger or any other covenant, obligation, representation, warranty or other provision set forth in this Agreement. Upon payment of the Reverse Termination Fee pursuant to this Section 8.3(f), neither Parent nor any of its Related Persons shall have any further liability or obligation (under this Agreement or otherwise) relating to or arising out of this Agreement or any of the transactions contemplated by this Agreement, and in no event shall the Company or the Company Subsidiaries (and the Company shall ensure that their respective Affiliates do not) seek to recover any money damages or losses, or seek to pursue any other recovery, judgment, damages or remedy (including any equitable remedy) of any kind, in connection with this Agreement or the transactions contemplated by this Agreement. The parties agree that the Reverse Termination Fee and the agreements contained in this Section 8.3(f) are an integral part of the Offer and the Merger and the other transactions contemplated by this Agreement and that the Reverse Termination Fee constitutes liquidated damages and not a penalty. In addition, notwithstanding anything to the contrary contained in this Agreement, regardless of whether or not this Agreement is terminated, except for Parent’s obligation to pay the Company the Reverse Termination Fee if and when such Reverse Termination Fee becomes payable by Parent to the Company pursuant to this Section 8.3(f):

(1) neither Parent nor any of Parent’s Related Parties shall have any liability for (x) any inaccuracy in any representation or warranty set forth in Section 4.5 or any inaccuracy in any other representation or warranty relating to the Debt Financing (regardless of whether such representation or warranty refers specifically to the Debt Financing), or (y) any breach of any of the Parent Financing Covenants; and

(2) in the event of any Financing Failure, neither Parent nor any of Parent’s Related Parties shall have any liability of any nature (for any breach of this Agreement or otherwise) to the Company and the Company Subsidiaries or to any shareholder or Affiliate of the Company or the Company Subsidiaries.

Without limiting the generality of the preceding sentence and notwithstanding anything to the contrary contained in this Agreement, in no event shall the Company and the Company Subsidiaries (and the Company shall ensure that the Company and the Company Subsidiaries’ Affiliates do not) seek to recover any money damages or losses, or seek to pursue any other recovery, judgment, damages or remedy (including any equitable remedy) of any kind, in connection with any inaccuracy or breach of the type referred to in the preceding sentence or in connection with any Financing Failure (except that the Company may seek to recover the Reverse Termination Fee if and when such Reverse Termination Fee becomes payable by Parent to the Company pursuant to this Section 8.3(f). For purposes of this Section 8.3(f), “Related Persons” shall include: (i) the former, current and future directors, officers, employees, agents, stockholders, Parent Representatives, Subsidiaries, Affiliates and assignees of Parent, and (ii) any former, current or future director, officer, Affiliate or assignee of any Person described in the immediately preceding clause (i).

(g) If Parent or the Company fails to pay when due any amount payable pursuant to this Section 8.3, then: (i) such party shall reimburse the other party for all fees, costs and expenses (including legal fees, costs and expenses) incurred in connection with any action taken to collect payment and the enforcement by the other party of its rights under this Section 8.3, and (ii) such party shall pay to the other party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the party in full) at a rate per annum equal to 300 basis points over the

“prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1  Certain Defined Terms.  As used in this Agreement, the following terms have the following meanings:

“Acceptance Time” shall mean the first time at which Merger Sub accepts any shares of Company Common Stock for payment pursuant to the Offer.

“Acquisition Agreement” has the meaning set forth in Section 5.3(e).

“Adjusted Outstanding Share Number” has the meaning set forth in Section 1.1(a).

“Adverse Action” has the meaning set forth Section 1.3(d).

“Adverse Recommendation Change” has the meaning set forth Section 5.3(e).

“Affiliate” means with respect to any Person, a Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such Person.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Proposal” shall have the meaning set forth in Section 5.3(a).

“Alternative Transaction” means any of (i) a transaction pursuant to which any Third Party, directly or indirectly, acquires or would acquire more than 10% of the outstanding shares of the Company or any of the Company Subsidiaries or outstanding voting power or of any new series or new class of preferred stock that would be entitled to a class or series vote with respect to a merger with the Company or any of the Company Subsidiaries, whether from the Company or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, share exchange, consolidation or other business combination involving the Company or any of the Company Subsidiaries (other than the Offer and the Merger), (iii) any transaction pursuant to which any Third Party acquires or would acquire control of assets (including for this purpose the outstanding equity securities of any Company Subsidiary and securities of the entity surviving any merger or business combination including any of the Company Subsidiaries) of the Company or any of the Company Subsidiaries representing more than 10% of the fair market value of all the assets, net revenues or net income of the Company and the Company Subsidiaries, taken as a whole, immediately prior to such transaction, or (iv) any other consolidation, business combination, recapitalization or similar transaction involving the Company or any of the Company Subsidiaries other than the transactions contemplated by this Agreement.

“Antitrust Counsel Only Material” has the meaning set forth in Section 6.4(b).

“Antitrust Law” has the meaning set forth in Section 6.4(b).

“Articles of Merger” has the meaning set forth in Section 2.2(b).

“Assets” has the meaning set forth in Section 3.10(c).

“Board Appointment Date” has the meaning set forth in Section 1.3(a).

“Book Entry Shares” has the meaning set forth in Section 2.3(b).

“Business Day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the States of Texas or New York are required by Law or other Governmental Entity to be closed.

“Center” means any end-stage renal disease facility or dialysis facility owned or operated by the Company or any Company Subsidiary, but excluding any hospital-based dialysis program managed by the Company pursuant to a Contract with the operator of the applicable hospital.

“CERCLA” has the meaning set forth in Section 3.19(c).

“Certificates” has the meaning set forth in Section 2.10(a).

“Clayton Act” means the Clayton Antitrust Act of 1914, 15 U.S.C. §§ 12-27, as amended.

“Closing” has the meaning set forth in Section 2.2(a).

“Closing Date” has the meaning set forth in Section 2.2(a).

“Closing Date Employee” has the meaning set forth in Section 6.7(a).

“CMS” means the Centers for Medicare and Medicaid Services.

“COBRA” means Section 4980B of the Code and Sections 601-608 of the Code, both as amended.

“COBRA Coverage” has the meaning set forth in Section 3.15(j).

“Code” means the Internal Revenue Code of 1986, as amended, and the Regulations promulgated thereunder.

“Commitment Letters” has the meaning set forth in Section 4.5.

“Company” has the meaning set forth in the Preamble.

“Company Articles” means the Articles of Incorporation of the Company, as amended.

“Company Balance Sheet Date” has the meaning set forth in Section 3.8.

“Company Benefit Plan” means any “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, whether or not subject to the provisions of ERISA, the Company Stock Plans and any other employment, incentive (equity-based or otherwise), consulting, bonus, stock option, severance, retention, retirement, disability, insurance, deferred compensation, change in control or other compensatory plan, contract, policy or arrangement that is sponsored, maintained, administered or contributed to or required to be contributed to, or entered into or made by the Company or any Company Subsidiary or any ERISA Affiliate with or for the benefit of, or relating to, any current or former director, employee or other independent contractor, or consultant to, the Company or any Company Subsidiary and with respect to which the Company or any of the Company Subsidiaries or ERISA Affiliates may have any direct or indirect liability.

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in the Section 1.2(a).

“Company Bylaws” means the Amended and Restated Bylaws of the Company.

“Company Capitalization Date” has the meaning set forth in Section 3.3(a).

“Company Common Stock” has the meaning set forth in Section 2.3(a)(i).

“Company Compensation Approvals” has the meaning set forth in Section 3.27.

“Company Consents” has the meaning set forth in Section 3.5(a).

“Company Credit Agreement” means the Credit Agreement, dated as of October 24, 2005 among the Company, as borrower, and KeyBank National Association, as lender, as amended through the date of this Agreement.

“Company Disclosure Letter” has the meaning set forth in the first paragraph of Article III.

“Company Financial Advisor” has the meaning set forth in Section 3.24.

“Company IP” means all Intellectual Property owned, used, held for use or exploited by the Company or any of the Company Subsidiaries.

“Company Material Adverse Effect” means any change, event, violation, development, circumstance, effect or other matters which individually or in the aggregate have, or could reasonably be expected to have, a material adverse effect on (a) the business, condition, capitalization, assets, liabilities, operations or financial performance of the Company and the Company Subsidiaries taken as a whole, (b) the ability of the Company to consummate the Merger or any of the other transactions contemplated by this Agreement, or (c) Parent’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the shares of the Surviving Corporation; provided, however, that no change, event, violation, development, circumstance, effect or other matter which the Company can show by clear and convincing evidence relates to or results from the following shall constitute a Company Material Adverse Effect:

(i) changes in conditions affecting the renal care/dialysis services industries generally or the United States or global economy which the Company can show by clear and convincing evidence did not have a disproportionate impact on the Company;

(ii) changes in applicable Laws or the interpretation thereof after the date hereof (other than with respect to Laws or interpretations thereof related to the payment system for Medicare outpatient end-stage renal disease dialysis facilities, including (A) 74 FR 49922 (“Medicare Programs; End-Stage Renal Disease Prospective Payment System; Proposed Rule and Notice”), and (B) Section 153(b) of the Medicare Improvements for Patients and Providers Act, 42 U.S.C. § 1395rr(b)), which shall be included in determining whether a Company Material Adverse Effect shall have occurred), which the Company can show by clear and convincing evidence did not have a disproportionate impact on the Company;

(iii) changes in GAAP or other accounting standards, or authoritative interpretations thereof after the date hereof, which the Company can show by clear and convincing evidence did not have a disproportionate impact on the Company; and

(iv) a decrease in the market price of the shares of Company Common Stock; provided that the exception in this clause (iv) shall not prevent or otherwise affect a determination that any change or effect underlying such a decrease on market price has resulted in, or contributed to, a Company Material Adverse Effect.

“Company Option” has the meaning set forth in Section 2.6(a).

“Company Regulatory Agreement” has the meaning set forth in Section 3.6(c).

“Company Representatives” has the meaning set forth in Section 5.3(a).

“Company Restricted Share” has the meaning set forth in Section 2.6(c).

“Company Restricted Stock Unit” has the meaning set forth in Section 2.6(b).

“Company SEC Documents” has the meaning set forth in Section 3.6(d).

“Company Stock Plans” means the Dialysis Corporation of America 1999 Stock Incentive Plan and the Dialysis Corporation of America 2009 Omnibus Incentive Plan.

“Company Subsidiary” means any Subsidiary of the Company and “Company Subsidiaries” means all of the Subsidiaries of the Company.

“Company Triggering Event” shall be deemed to have occurred if: (a) the Company Board or any committee thereof shall have made an Adverse Recommendation Change, (b) the Company shall have failed to include in the Schedule 14D-9 the Company Board Recommendation, (c) the Company Board fails to reaffirm unanimously and publicly its recommendation of this Agreement, the Offer and the Merger, within five (5) Business Days (or, if earlier, prior to the Acceptance Time) after Parent requests in writing that such recommendation be reaffirmed publicly, (d) an Alternative Proposal is publicly announced by a Third Party, and the Company fails to issue a press release that reaffirms unanimously its recommendation of this Agreement, the Offer and the Merger, within five (5) Business Days (or, if earlier, prior to the Acceptance Time) after such Alternative Proposal is publicly announced, (e) the Company or any Company Representative shall have breached any of the provisions set forth in Section 5.3, or (f) any shareholder of the Company who has executed and delivered a Support Agreement shall have breached any provision of such Support Agreement.

“Compensation Arrangement” has the meaning set forth in Section 3.27.

“Compensation Arrangement Approvals” has the meaning set forth in Section 3.27.

“Compensation Committee” has the meaning set forth in Section 2.6(e).

“Compliance Certificate” means the form of certificate set forth in Section 3.13(h)(i) of the Company Disclosure Letter.

“Compliance Program” has the meaning set forth in Section 3.13(g).

“Confidentiality Agreement” has the meaning set forth in Section 6.3(b).

“Continuing Directors” has the meaning set forth in Section 1.3(b).

“Contracting Directors” has the meaning set forth in Section 1.3(b).

“Contract” means a note, bond, mortgage, indenture, deed of trust, license, lease, franchise, Permit, agreement, arrangement, commitment, understanding, bylaw, contract or other instrument or obligation.

“Control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

“Court” means any court or arbitration tribunal of the United States or any domestic state, and any political subdivision thereof.

“Covered Employees” has the meaning set forth in Section 5.2(j).

“Current Premium” has the meaning set forth in Section 6.8(a).

“Debt Financing” has the meaning set forth in Section 4.5.

“Debt Financing Commitment” has the meaning set forth in Section 4.5.

“Designated Date” means the date that is the first Business Day that is 45 days after the Offer Commencement Date.

“Dissenting Shareholders” has the meaning set forth in Section 2.5.

“Dissenting Shares” has the meaning set forth in Section 2.5.

“DOJ” has the meaning set forth in Section 6.4(b).

“Effective Time” has the meaning set forth in Section 2.2(b).

“Employee” means any individual employed by the Company or any Company Subsidiary.

“Employment Agreements” has the meaning set forth in the Recitals.

“Environmental Law” means all Legal Requirements relating to (a) the control of any potential pollutant or protection of the air, water or land, (b) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, and (c) exposure to hazardous, toxic or other substances alleged to be harmful, and includes (i) the terms and conditions of any Permit, and (ii) judicial, administrative, or other regulatory decrees, judgments, and orders of any Governmental Entity. The term “Environmental Laws” shall include, but not be limited to the following statutes and the regulations promulgated thereunder: the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq., the Superfund Amendments and Reauthorization Act, 42 U.S.C. § 11011 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., and any state, county, or local regulations similar thereto.

“Environmental Permits” means, with respect to any Person, all Permits relating to or required by Environmental Law and affecting, or relating in any way to, the business of such Person or any of its Subsidiaries.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the Regulations promulgated thereunder.

“ERISA Affiliate” means any Person (whether or not incorporated) that is (or at any relevant time was), together with a specified Person, treated as a single employer pursuant to Section 4001 of ERISA or Sections 414(b), (c), (m), (n) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the Regulations promulgated thereunder.

“Exchange Fund” has the meaning set forth in Section 2.9.

“Expiration Date” has the meaning set forth in Section 1.1(c).

“FBCA” has the meaning set forth in the Recitals.

“Federal Trade Commission Act” means 15 U.S.C. §§ 41-58, as amended.

“Financing Failure” means a refusal or other failure, for any reason, on the part of any Person that has executed the Debt Commitment Letter or any definitive financing document relating to the Debt Financing, or on the part of any other Person obligated or expected at any time to provide a portion of the Debt Financing, to provide a portion of such Debt Financing.

“FTC” has the meaning set forth in Section 6.4(b).

“GAAP” means accounting principles generally accepted in the United States consistently applied by a specified Person.

“Governmental Antitrust Authority” has the meaning set forth in Section 6.4(c).

“Governmental Entity” means any domestic, foreign or supranational government or subdivision thereof, administrative, governmental, prosecutorial or regulatory authority, agency, commission, Court, administrative contractor, tribunal or body or self-regulatory organization.

“Hazardous Materials” means any (a) toxic or hazardous materials or substances, (b) solid wastes, including asbestos, polychlorinated biphenyls, mercury, flammable or explosive materials, (c) medical waste, (d) radioactive materials, (e) petroleum or petroleum products (including crude oil), and (f) any other chemical, pollutant, contaminant, substance or waste that is regulated under any Environmental Law.

“HIPAA” has the meaning set forth in Section 3.13(f).

“HSR Act” has the meaning set forth in Section 3.5(a).

“Immediate Family Member” or “member of a physician’s immediate family” means husband or wife; birth or adoptive parent, child, or sibling; stepparent, stepchild, stepbrother, or stepsister; father-in-law, mother-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law; grandparent or grandchild; and spouse of a grandparent or grandchild.

“Indemnified Parties” has the meaning set forth in Section 6.8(b).

“Initial Expiration Date” has the meaning set forth in Section 1.1(c).

“Insurance Policies” has the meaning set forth in Section 3.21.

“Intellectual Property” means collectively, all intellectual property and other similar proprietary rights in any jurisdiction throughout the world, whether owned, used or held for use under license, whether registered or unregistered, including such rights in and to: (a) trademarks, service marks, brand names, certification marks, trade dress, logos, trade names and corporate names and other indications of origin, and the goodwill associated with any of the foregoing, (b) patents and patent applications, and any and all divisions, continuations, continuations-in-part, reissues, continuing patent applications, provisional patent applications, re-examinations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention, certificates of registration and like rights, and inventions, invention disclosures, discoveries and improvements, whether or not patentable, (c) trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory Law and common Law), business, technical and know-how information, non-public information, and confidential information and rights to limit the use or disclosure thereof by any Person, (d) all works of authorship (whether copyrightable or not), copyrights and proprietary rights in copyrighted works including writings, other works of authorship, and databases (or other collections of information, data works or other materials), (e) software, including data files, source code, object code, firmware, mask works, application programming interfaces, computerized databases and other software-related specifications and documentation, (f) designs and industrial designs, (g) Internet domain names, (h) rights of publicity and other rights to use the names and likeness of individuals, (i) moral rights, and (j) claims, causes of action and defenses relating to the past, present and future enforcement of any of the foregoing; in each case of (a) to (i) above, including any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any Governmental Entity in any jurisdiction.

“Intervening Event” has the meaning set forth in Section 5.3(g).

“IRS” means the United States Internal Revenue Service.

“Joint Venture Subsidiaries” has the meaning set forth in Section 3.13(b).

“Knowledge” means, with respect to the Company, the (a) actual knowledge of the individuals set forth in Section 9.1 of the Company Disclosure Letter and (b) the knowledge a prudent individual in such a position could be expected to discover or otherwise become aware after reasonable inquiry.

“Law” or “Laws” means any statute, law, code (including the Code) ordinance, Regulation, rule, guidance, Order, writ, injunction or decree of any state, commonwealth, federal, foreign, territorial or other court or Governmental Entity, subdivision, agency, department, commission, board, bureau or instrumentality of a Governmental Entity, including all decisions of Courts having the effect of Law in each such jurisdiction.

“Lease” has the meaning set forth in Section 3.10(c).

“Leased Real Property” has the meaning set forth in Section 3.10(b).

“Legal Requirement” means any federal, state, local, municipal, foreign or other Law, statute, constitution, principle of common Law, resolution, ordinance, code (including the Code), edict, decree, Regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity or NASDAQ.

“License Agreement” means any legally binding Contract, whether written or oral, and any amendments thereto (including license agreements, sub-license agreements, research agreements, development agreements, distribution agreements, consent to use agreements, customer or client contracts, coexistence, non assertion or settlement agreements), pursuant to which any interest in, or any right to use or exploit any Intellectual Property has been granted.

“Licensed Company IP” means the Intellectual Property owned by a Third Party that the Company or any of the Company Subsidiaries has a right to use or exploit by virtue of a License Agreement.

“Lien” means any mortgage, pledge, security interest, deed of trust, encumbrance, covenant, condition, restriction, option, lien or charge of any kind (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement, any lease in the nature thereof or the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction.

“Material Contract” has the meaning set forth in Section 3.11(a).

“Merger” has the meaning set forth in Section 2.1.

“Merger Consideration” has the meaning set forth in Section 2.3(a)(i).

“Merger Sub” has the meaning set forth in the Preamble.

“Minimum Condition” has the meaning set forth in Section 1.1(a).

“NASDAQ” means the Nasdaq Stock Market, Inc.

“Offer” has the meaning set forth in the Recitals.

“Offer Commencement Date” has the meaning set forth in Section 1.1(a).

“Offer Conditions” has the meaning set forth in Section 1.1(a).

“Offer Documents” has the meaning set forth in Section 1.1(d).

“Offer Price” has the meaning set forth in the Recitals.

“Offer to Purchase” has the meaning set forth in Section 1.1(d).

“Option Consideration” has the meaning set forth in Section 2.6(a).

“Order” means any judgment, order, stipulation, arbitration, decision, award, injunction, decree or regulatory restriction of any Court or Governmental Entity, federal, foreign, state or local.

“Outside Date” has the meaning set forth in Section 8.1(c).

“Owned Company IP” means the Intellectual Property that is owned by the Company or any of the Company Subsidiaries.

“Owned Real Property” means all of the real property and interests in real property identified in Section 3.10 of the Company Disclosure Letter, together with all buildings, structures, improvements, and fixtures thereon, together with all rights of way, easements, privileges and appurtenances pertaining or belonging thereto, including any right, title and interest of the Company or the Company Subsidiaries in and to any street or other property adjoining any portion of such property.

“Parent” has the meaning set forth in the Preamble.

“Parent Consents” has the meaning set forth in Section 4.3.

“Parent Disclosure Letter” has the meaning set forth in the first paragraph of Article IV.

“Parent Financing Covenants” means the covenants and obligations of Parent in Section 6.12 of this Agreement and all other covenants and obligations of Parent or Merger Sub in this Agreement that relate to the Debt Financing, regardless of whether such covenants and obligations refer specifically to the Debt Financing.

“Parent Material Adverse Effect” means any material adverse effect on the ability of Merger Sub’s ability to purchase and pay for shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer.

“Parent Representatives” has the meaning set forth in Section 6.3(a).

“Paying Agent” has the meaning set forth in Section 2.9.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permit” means any and all permits, licenses, authorizations, certificates, franchises, registrations or other approvals granted by any Governmental Entity.

“Permitted Encumbrances” means the following: (a) Liens for Taxes, assessments and other governmental charges not delinquent, (b) easements, leases, reservations or other rights of others in, or minor defects and irregularities in title to, property or assets of a specified Person or any of its Subsidiaries; provided that such easements, leases, reservations, rights, defects or irregularities do not materially impair the use of such property or assets for the purposes for which they are held, and (c) liens imposed by Law for payments not yet due.

“Person” means an individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, association or unincorporated organization, or any other form of business or professional entity, but does not include a Governmental Entity or Court.

“Physician Contracts” has the meaning set forth in Section 3.13(c).

“Proceeding” means any demand, suit, claim, litigation, arbitration, action, proceeding (including any civil, criminal, governmental, enforcement, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or any arbitrator or arbitration panel.

“Proxy Statement” means the proxy of the Company to be sent to the Company’s shareholders in connection with the Company Shareholders Meeting.

“Real Property” has the meaning set forth in Section 3.10(c).

“Regulation” means any rule or regulation of any Governmental Entity having the effect of Law.

“Regulation S-K” means 17 CFR § 229.10, et seq.

“Regulation S-X” means 17 CFR § 210.1-01, et seq.

“Related Persons” has the meaning set forth in Section 8.3(f).

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Representatives” means a party’s officers, directors, employees, accountants, consultants, legal counsel and other representatives.

“Required Company Shareholder Vote” has the meaning set forth in Section 3.26.

“Reverse Termination Fee” has the meaning set forth in Section 8.3(f).

“Schedule 14D-9” has the meaning set forth in Section 1.2(b).

“Schedule TO” has the meaning set forth in Section 1.1(d).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the Regulations promulgated thereunder.

“Shareholders Meeting” has the meaning set forth in Section 6.1(a).

“Shares” has the meaning set forth in Section 2.3(b).

“Sherman Act” means the Sherman Antitrust Act, 15 U.S.C. §§ 1-7, as amended.

“SOX” means the Sarbanes-Oxley Act of 2002, and the Regulations promulgated thereunder.

“Shareholders Meeting” has the meaning set forth in Section 6.1(a).

“Shares” has the meaning set forth in Section 2.3(b).

“Sponsor Financing” has the meaning set forth in Section 4.5.

“Sponsor Financing Commitment” has the meaning set forth in Section 4.5.

“Sponsors” has the meaning set forth in Section 4.5.

“Stark Law” has the meaning set forth in Section 3.13(d).

A “Subsidiary” of a specified Person means any corporation, partnership, limited liability company, joint venture or other legal entity of which the specified Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Superior Proposal” means any bona fide written proposal made by a Third Party (a) to acquire, directly or indirectly, 100% of the outstanding shares of Company Common Stock or 100% of the assets, net revenues or net income of the Company and the Company Subsidiaries, taken as a whole, and (b) which is otherwise on terms which the Company Board determines in its reasonable judgment (after consultation with its financial advisor and outside legal counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, that the proposal, (i) if consummated would result in a transaction that is more favorable, from a financial point of view, to the Company’s shareholders than the Offer and the Merger and the other transactions contemplated hereby and (ii) is reasonably capable of being completed, including to the extent required, financing which is then committed and is reasonably capable of being obtained without delay.

“Superior Proposal Definitive Agreement” means a binding, written, definitive Acquisition Agreement providing for the consummation of the transaction contemplated by such Superior Proposal.

“Support Agreements” shall have the meaning set forth in the Recitals.

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Takeover Statute” has the meaning set forth in Section 3.20.

“Tax” or “Taxes” means (a) any and all federal, state, provincial, county, local or foreign taxes or levies of any kind and any and all other like assessments, customs, duties, imposts, charges or fees, including income, gross receipts, ad valorem, value added, excise, real property, personal property, asset, sales, use, franchise, license, payroll, transaction, capital, capital gains, net worth, withholding, estimated, social security, utility workers’ compensation, severance, disability, wage, employment, production, unemployment compensation, occupation, premium, windfall profits, transfer, gains, alternative or add-on minimum, stamp, documentary, recapture, business license, business organization, environmental, profits, lease or other taxes or other charges imposed by or on behalf or payable to any Governmental Entity, together with any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any of the foregoing (whether or not disputed), (b) any liability for the payment of any item described in clause (a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or foreign Law, (c) any liability for the payment of any item described in clauses (a) or (b) as a result of any express or implied obligation to indemnify any other Person as a result of any obligations under any agreements or arrangements with any other Person with respect to such item, or (d) any successor liability for the payment of any item described in clauses (a), (b) or (c) of any other Person, including by reason of being a party to any merger, consolidation, conversion or otherwise.

“Tax Returns” means any and all reports, returns, declarations, statements, forms or other information required to be filed with or submitted to any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Third Party” means any Person or group other than Parent, Merger Sub or any Affiliate thereof.

“Top-Up Option” has the meaning set forth in Section 1.4(a).

“Top-Up Shares” has the meaning set forth in Section 1.4(a).

“Voting Debt” shall have the meaning set forth in Section 3.3(a).

“WARN Act” has the meaning set forth in Section 3.18(c).

Section 9.2  No-Survival.  None of the representations and warranties or any covenant to be performed prior to the Effective Time contained in this Agreement shall survive the Effective Time.

Section 9.3  Specific Performance.  Parent, Merger Sub and the Company agree that money damages would not be a sufficient remedy for any breach of this Agreement by the Company. It is hereby agreed that, prior to the termination of this Agreement pursuant to Section 8.1, the Parent and Merger Sub shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, and to enforce compliance with those covenants of the Company. In connection with any request for specific performance or equitable relief by the Parent and Merger Sub, the Company hereby waives any requirement for the security or posting of any bond in connection with such remedy. Such remedy shall not be deemed to be the exclusive remedy for breach of this Agreement but shall be in addition to all other remedies available at law or equity to the Parent and Merger Sub. The parties further agree that (a) by seeking the remedies provided for in this Section 9.3, Parent shall not in any respect waive its right to seek any other form of relief that may be available to it under this Agreement, including monetary damages in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 9.3 are not available or otherwise are not granted, and (b) nothing contained in this Section 9.3 shall require the Parent to institute any proceeding for (or limit the Parent’s right to institute any proceeding for) specific performance under this Section 9.3 before exercising any termination right under Article VIII (and pursuing damages after such termination) nor shall the commencement of any action pursuant to this Section 9.3 or anything contained in this Section 9.3 restrict or limit the Parent’s right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies under this Agreement that may be available then or thereafter. The Company acknowledges and agrees that the Company shall not be entitled to specific performance or injunctive or other equitable relief as a remedy for any breach of this Agreement by Parent or Merger Sub, to enforce compliance with any covenants of Parent or Merger Sub, or otherwise.

Section 9.4  Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given when delivered personally (including by courier or overnight courier with confirmation), telecopied (with confirmation), or delivered by an overnight courier (with confirmation) to the parties at the following addresses or sent by electronic transmission to the telecopier number specified below:

(a) If to the Parent or Merger Sub, to:

U.S. Renal Care, Inc.
2400 Dallas Parkway
Suite 350
Plano, Texas 75093
Attention: J. Christopher Brengard, Chief Executive Officer
Telecopier No.: (214) 736-2701

with a copy to:

Fulbright & Jaworski L.L.P.
2200 Ross Avenue
Suite 2800
Dallas, Texas 75201
Attention: James R. Griffin, Esq.
Telecopier No.: (214) 855-8200

(b) If to the Company, to:

Dialysis Corporation of America
1302 Concourse Drive
Suite 204
Linthicum, Maryland
Attention: Stephen W. Everett, President and Chief Executive Officer
Telecopier No.: (410) 694-0596

with a copy to:

Arent Fox LLP
1675 Broadway
New York, New York 10019
Attention: Michael S. Blass, Esq.
Telecopier No.: (212) 484-3990

or to such other address or telecopier number as any party may, from time to time, designate in a written notice given in a like manner.

Section 9.5  Amendments and Waivers.

(a) Subject to Section 1.3(d), any provision of this Agreement may be amended or waived prior to the Effective Time with the approval of the respective boards of directors of the Company and Parent (whether before or after the approval of this Agreement by the Company’s shareholders) if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that no such amendment or waiver shall be made or given after the adoption of this Agreement by the Company’s shareholders that requires the approval of the Company’s shareholders under applicable Law unless the required further approval is obtained.

(b) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

Section 9.6  Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a Court of competent jurisdiction declares that any term or provision hereof is illegal, void, invalid or unenforceable, the parties hereto agree that the Court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any illegal, void, invalid or unenforceable term or provision with a term or provision that is legal, valid and enforceable and that comes closest to expressing the intention of the illegal, void, invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such Court does not exercise the power granted to it in the prior sentence, the parties hereto shall replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the original economic, business and other purposes of such invalid or unenforceable term as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 9.7  Entire Agreement.  This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Company Disclosure Letter, the Parent Disclosure Letter, the Support Agreements, the Employment Agreements, and the Confidentiality Agreement, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NONE OF PARENT, MERGER SUB OR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY OTHER PARTY OR ANY OTHER PARTY’S REPRESENTATIVES OF ANY DOCUMENT OR OTHER INFORMATION WITH RESPECT TO ONE OR MORE OF THE FOREGOING.

Section 9.8  Assignment.  Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties; provided, however, that Parent and Merger Sub may transfer or assign its rights and obligations under this Agreement (including the Top-Up Option), in whole or in part or from time to time in part, to one or more of their Affiliates at any time, provided that such transfer or assignment shall not relieve Parent or Merger Sub of any of its obligations hereunder. Any assignment in violation of the foregoing shall be null and void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 9.9  No Third Party Beneficiaries.  Except for (a) the rights of the holders of shares of Company Common Stock to receive the Merger Consideration after the Effective Time, (b) the rights of holders of Company Options, Company Restricted Stock Units, and Company Restricted Shares pursuant to Section 2.6, and (c) the provisions of Section 6.8 (Indemnification of Directors and Officers) (which shall be to the benefit of the parties referred to in such section), this Agreement is not intended to and shall not confer upon any Person (other than the parties hereto) any rights or remedies hereunder.

Section 9.10  Governing Law; Exclusive Jurisdiction.

(a) THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY AND ALL DISPUTES BETWEEN THE PARTIES UNDER OR RELATING TO THIS AGREEMENT OR THE FACTS AND CIRCUMSTANCES LEADING TO ITS EXECUTION, WHETHER IN CONTRACT, TORT OR OTHERWISE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (WITHOUT REFERENCE TO SUCH STATE’S PRINCIPLES OF CONFLICTS OF LAW); PROVIDED, HOWEVER, THAT THE LAWS OF THE STATE OF FLORIDA SHALL GOVERN ANY MATTERS PERTAINING TO THE INTERNAL CORPORATE GOVERNANCE OF THE COMPANY, INCLUDING, THE INTERPRETATION OF THE COMPANY BOARD’S FIDUCIARY DUTIES TO THE COMPANY’S SHAREHOLDERS IN CONNECTION WITH THIS AGREEMENT, THE OFFER AND THE MERGER. THE DELAWARE COURT OF CHANCERY (AND IF THE DELAWARE COURT OF CHANCERY SHALL BE UNAVAILABLE, ANY DELAWARE STATE COURT AND THE FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE STATE OF DELAWARE) WILL HAVE EXCLUSIVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN THE PARTIES HERETO, WHETHER IN LAW OR EQUITY, BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY OR THE FACTS AND CIRCUMSTANCES LEADING TO ITS EXECUTION, WHETHER IN CONTRACT, TORT OR OTHERWISE. EACH OF THE PARTIES IRREVOCABLY CONSENTS TO AND AGREES TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS, AGREES THAT PROCESS MAY BE SERVED UPON THEM IN ANY MANNER AUTHORIZED BY THE LAWS OF THE STATE OF DELAWARE, AND HEREBY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (i) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (ii) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (iii) ANY LITIGATION COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM.

(b) The Company hereto irrevocably and unconditionally confirms and agrees that it has (i) taken all necessary action to appoint and maintain an agent in the State of Delaware as the Company’s agent for acceptance of legal process, and (ii) notified Parent and Merger Sub of the name and address of such agent. The Company hereto agrees that to the fullest extent permitted by Law, service of process may be made on the Company by prepaid certified mail, and that, to the fullest extent permitted by applicable Law, service made pursuant to this Section 9.10(b) shall have the same legal force and effect as if served upon the Company personally within the State of Delaware. For purposes of implementing the Company’s agreement to appoint and maintain an agent for service of process in the State of Delaware, the Company does hereby appoint The Corporation Trust Company as such agent.

Section 9.11  Waiver of Jury Trial.  THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT WHICH ANY PARTY MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY PROCEEDING, LITIGATION OR COUNTERCLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. IF THE SUBJECT MATTER OF ANY LAWSUIT IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY TO THIS AGREEMENT SHALL PRESENT AS A NON-COMPULSORY COUNTERCLAIM IN ANY SUCH LAWSUIT ANY CLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION

WITH THIS AGREEMENT. FURTHERMORE, NO PARTY TO THIS AGREEMENT SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL CANNOT BE WAIVED.

Section 9.12  Disclosure Letters.  Disclosure of any matter in any section of the Company Disclosure Letter or the Parent Disclosure Letter shall be deemed to be disclosed with respect to the (a) corresponding section of this Agreement and (b) any other Section of this Agreement to the extent that it is reasonably apparent that such disclosure is applicable to such other Section. The mere inclusion of an item in such Company Disclosure Letter or the Parent Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable.

Section 9.13  Interpretation; Rules of Construction.  When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The phrase “the date of this Agreement” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement. As used in this Agreement, (a) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation,” (b) the word “or” shall not be exclusive, (c) the words “hereof,” “herein,” “hereunder,” “hereto” and words of similar import refer to this Agreement as a whole (including any Exhibits and Schedules hereto) and not to any particular provision of this Agreement, (d) all references to any period of days shall be to the relevant number of calendar days unless otherwise specified, (e) all references to dollars or $ shall be references to United States dollars, and (f) all accounting terms shall have their respective meanings under GAAP. All terms defined in this Agreement will have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes (provided that, in the case of Contracts that are the subject of representations and warranties set forth herein, copies of all amendments, modifications, waivers, consents or supplements have been provided on or prior to the date of this Agreement to the party to whom such representations and warranties are being made). The parties hereto have participated jointly in the negotiating and drafting of this Agreement and, in the event an ambiguity or question of intent arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 9.14  Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

DIALYSIS CORPORATION OF AMERICA

By:	/s/ Stephen W. Everett
Name:     Stephen W. Everett

Title:	President and Chief Executive Officer

U.S. RENAL CARE, INC.

By:	/s/ J. Christopher Brengard
Name:     J. Christopher Brengard

Title:	Chief Executive Officer

URCHIN MERGER SUB, INC.

By:	/s/ J. Christopher Brengard
Name:     J. Christopher Brengard

Title:	President

[Signature Page to Agreement and Plan of Merger]

ANNEX I

Conditions to the offer

The obligation of Merger Sub to accept for payment and pay for shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer is subject to the satisfaction of the Minimum Condition and the additional conditions set forth in clauses (a) through (n) below. Accordingly, notwithstanding any other provision of the Offer or this Agreement to the contrary, Merger Sub shall not be required to accept for payment or (subject to any applicable Regulations of the SEC, including Rule 14e-1(c) under the Exchange Act) pay for, and may delay the acceptance for payment or (subject to any such Regulations) the payment for, any tendered shares of Company Common Stock, and may terminate the Offer at any scheduled Expiration Date or amend or terminate the Offer as otherwise permitted by this Agreement, if (i) the Minimum Condition shall not be satisfied by 12:00 a.m., Eastern Time, on the scheduled Expiration Date of the Offer, or (ii) any of the following additional conditions shall not be satisfied:

(a) (i) Each of the representations and warranties of the Company contained in Section 3.1, Section 3.4, Section 3.5(b), the third sentence of Section 3.7(b), Section 3.9(a), Section 3.20, Section 3.23, Section 3.24 and Section 3.27 shall be true and correct in all respects as of the date hereof and as of the Expiration Date with the same effect as though such representations and warranties had been made on and as of the Expiration Date (except to the extent that any of such representations and warranties expressly speaks only as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date);

(ii) the representations and warranties in Section 3.3 shall be true and correct in all respects (except for any de minimis inaccuracy), with the same effect as though such representations and warranties had been made on and as of the Expiration Date (except to the extent that any of such representations and warranties expressly speaks only as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for any de minimis inaccuracy) as of such earlier date);

(iii) disregarding any qualification or limitation as to materiality or Company Material Adverse Effect contained therein, each of the representations and warranties of the Company contained in the first, second and fourth sentences of Section 3.7(b) and each of the representations and warranties of the Company contained in Section 3.13 of this Agreement shall have been true and correct in all material respects on and as of the date hereof and shall be true and correct in all material respects on and as of the Expiration Date with the same effect as though such representations and warranties had been made on and as of the Expiration Date (except for representations and warranties that expressly speak only as of a specific date or time which need only be true and correct in all material respects as of such date or time); and

(iv) each of the other representations and warranties of the Company contained in this Agreement shall have been true and correct on and as of the date hereof and shall be true and correct on and as of the Expiration Date with the same effect as though such representations and warranties had been made on and as of the Expiration Date (except for representations and warranties that expressly speak only as of a specific date or time which need only be true and correct as of such date or time) except for such failures of representations and warranties to be so true and correct (for this purpose disregarding any qualification or limitation as to materiality or Company Material Adverse Effect), do not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) each covenant or agreement that the Company is required to comply with or to perform at or prior to the Acceptance Time shall have been complied with and performed in all material respects;

(c) since the date hereof, there shall not have been any Company Material Adverse Effect;

(d) the waiting period (or any extension thereof) applicable to the Offer or the Merger under the HSR Act shall have expired or been terminated;

(e) Parent shall have received a certificate executed by the Company’s Chief Executive Officer and Chief Financial Officer confirming that the conditions set forth in clauses (a), (b) and (c) of this Annex I have been duly satisfied;

AI-1

(f) no temporary restraining Order, preliminary or permanent injunction or other Order preventing the acquisition of or payment for shares of Company Common Stock pursuant to the Offer or preventing consummation of the Merger or any of the other transaction contemplated by this Agreement or the Support Agreements shall have been issued by any court of competent jurisdiction or other Governmental Entity and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Offer or the Merger or any of the other transactions contemplated by this Agreement that makes the acquisition of or payment for shares of Company Common Stock pursuant to the Offer, or the consummation of the Merger or any of the other transactions contemplated by this Agreement or the Support Agreements, illegal;

(g) there shall not be pending or threatened any Proceeding in which any Governmental Entity is or is threatened to become a party: (i) challenging or seeking to restrain or prohibit the acquisition of or payment for shares of Company Common Stock pursuant to the Offer or the consummation of the Merger or any of the other transactions contemplated by this Agreement or the Support Agreements, (ii) relating to the Offer, the Merger or any of the other transactions contemplated by this Agreement or the Support Agreements and seeking to obtain from Parent or the Company any damages or other relief that may be material to Parent or the Company, (iii) seeking to prohibit or limit in any material respect Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Company, (iv) that could materially and adversely affect the right or ability of Parent, or the Company, to own the assets or operate the business of the Company, or (v) seeking to compel the Company, Parent or any Subsidiary of Parent to dispose of or hold separate any shares of Company Common Stock or any material assets as a result of the Offer, the Merger or any of the other transactions contemplated by this Agreement;

(h) there shall not have occurred and be continuing: (i) any general suspension of trading in securities on The Nasdaq Global Select Market, or (ii) any declaration by a Governmental Entity of a banking moratorium in the United States or any suspension of payments in respect of banks in the United States;

(i) the Company Consents shall have been obtained;

(j) no Company Triggering Event shall have occurred;

(k) the Company shall have filed all reports, schedules, forms, registrations, statements, certifications and other documents required to be filed with the SEC since the date of this Agreement;

(l) neither the Chief Executive Officer nor the Chief Financial Officer of the Company shall have failed to provide any certification with respect to any Company SEC Documents filed (or required to be filed) with the SEC on or after the date of this Agreement;

(m) Parent shall have received the proceeds of the Financing; and

(n) this Agreement shall not have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Parent and Merger Sub and (except for the Minimum Condition) may be waived by Parent and Merger Sub, in whole or in part at any time and from time to time, in the sole discretion of Parent and Merger Sub. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

AI-2

ANNEX II

Persons Entering Into Employment Agreements

Thomas P. Carey
Stephen W. Everett
Thomas K. Langbein

AII-1